Exhibit 2.1

INVESTMENT AGREEMENT

AMONG

ZAIS GROUP PARENT, LLC,

HF2 FINANCIAL MANAGEMENT INC.

AND

MEMBERS OF ZAIS GROUP PARENT, LLC

DATED AS OF SEPTEMBER 16, 2014

Article I.	Definitions	1

1.01.	Definitions	1

1.02.	Interpretation; Effect	18

Article II.	Contribution and Issuance	19

2.01.	Contribution and Issuance of Units	19

2.02.	Closing; Deliverables	19

2.03.	Net Working Capital and Modified Cash Basis Earnings Adjustment; Estimated Closing Adjustment Amount	20

2.04.	Expense Payments Adjustment	22

2.05.	Release of Additional Founder Units	23

Article III.	Representations and Warranties of Founder Members	25

3.01.	Organization, Standing and Authority	25

3.02.	Authorization and Binding Effect	25

3.03.	Consents; Regulatory Filings; No Defaults	25

3.04.	Title	26

3.05.	Litigation	26

Article IV.	Representations and Warranties of the Company	26

4.01.	Organization, Standing and Authority	26

4.02.	Authorization and Binding Effect	27

4.03.	Consents; Regulatory Filings; No Defaults	27

4.04.	Capitalization and Subsidiaries	28

4.05.	Financial Statements	29

4.06.	Absence of Changes	31

4.07.	Contracts	31

4.08.	Permits	33

4.09.	Compliance with Laws	34

4.10.	Investment Advisory Activities	34

4.11.	Private Fund Clients	36

4.12.	Advisory Contracts and Clients	39

4.13.	ERISA Matters	40

4.14.	Specialized Entities and Transactions	40

4.15.	Litigation	43

(continued)

4.16.	Employee Benefit Plans	43

4.17.	Labor and Employment Matters	46

4.18.	Taxes	48

4.19.	Insurance	50

4.20.	Intellectual Property	50

4.21.	Books and Records	51

4.22.	Affiliate Transactions; Indemnification	52

4.23.	Risk Management Instruments	52

4.24.	Corrupt Practices	53

4.25.	Real Property	53

4.26.	Assets	53

4.27.	Safe Deposit Boxes and Bank Accounts	54

4.28.	No Brokers	54

4.29.	No Other Representations and Warranties	54

Article V.	Representations and Warranties of Investor	54

5.01.	Organization, Standing and Authority	55

5.02.	Authorization and Binding Effect	55

5.03.	Consents; Regulatory Filings; No Defaults	56

5.04.	Capitalization and Subsidiaries	56

5.05.	Litigation	57

5.06.	Compliance with Laws	58

5.07.	Corrupt Practices	58

5.08.	Affiliate Transactions	58

5.09.	Books and Records; Conduct of Business	59

5.10.	SEC Documents	59

5.11.	Financial Statements	59

5.12.	Investment Representation	60

5.13.	Resale Restrictions	60

5.14.	Trust Account	60

5.15.	No Brokers	60

5.16.	Employee Matters	61

5.17.	Indebtedness	61

-iii-

(continued)

5.18.	Listing	61

5.19.	Investor Contracts	61

5.20.	Taxes	61

5.21.	No Discussions	61

5.22.	No Other Representations and Warranties	61

Article VI.	Covenants	62

6.01.	Operations of the Company	62

6.02.	Conduct of Investor	65

6.03.	Access	65

6.04.	Consents	66

6.05.	Proxy Statement	66

6.06.	Press Releases	67

6.07.	Tax Matters	68

6.08.	Restrictive Covenants	69

6.09.	No Claim Against Trust Account	71

6.10.	Further Assurances	71

6.11.	Exclusivity	71

6.12.	Change of Name; Listing	72

6.13.	Indemnification; Directors’ and Officers’ Insurance	72

6.14.	Permitted Distributions	73

6.15.	Income Unit Plan	74

6.16.	Litigation	74

6.17.	Delivery of Restated Audited Financial Statements	74

Article VII.	Conditions to Closing	74

7.01.	Conditions to Obligations of Parties	74

7.02.	Conditions to Obligations of Investor	74

7.03.	Conditions to Obligations of the Company and the Founder Members	76

Article VIII.	Termination	77

8.01.	Termination	77

8.02.	Effect of Termination	78

Article IX.	Survival and Indemnification	78

9.01.	Indemnity by the Founder Members	78

-iv-

(continued)

9.02.	Indemnity by Investor	79

9.03.	Limitations of Liability	79

9.04.	Third Party Claims	80

9.05.	Expiration of Representations and Warranties; Scope of the Founder Members’ Liability; Investor’s Remedies	81

9.06.	Procedure for Indemnification – Direct Claims	81

9.07.	Materiality Qualifiers	81

9.08.	Indemnification Payments	81

9.09.	No Circular Recovery	82

9.10.	Mitigation; Insurance Proceeds	82

9.11.	Treatment of Indemnity Payments	82

9.12.	Exclusive Remedies	82

Article X.	Miscellaneous	83

10.01.	Waiver; Amendment	83

10.02.	Counterparts	83

10.03.	Governing Law	83

10.04.	Forum	83

10.05.	WAIVER OF JURY TRIAL	83

10.06.	Assignment	84

10.07.	Expenses	84

10.08.	Notices	84

10.09.	Entire Understanding	85

10.10.	Severability	85

10.11.	Specific Performance	86

10.12.	Parties in Interest	86

10.13.	Enforcement Post-Closing	86

10.14.	Representation	87

-v-

(continued)

Exhibits

Exhibit A -	New Operating Agreement
Exhibit B -	Amended and Restated Certificate of Incorporation
Exhibit C -	New Trust Agreement
Exhibit D -	Exchange Agreement
Exhibit E -	Registration Rights Agreement
Exhibit F -	Tax Receivable Agreement

-vi-

This INVESTMENT AGREEMENT, is made and entered into as of September 16, 2014 (this Agreement), by and among (a) ZAIS Group Parent, LLC, a Delaware limited liability company (the “Company”), (b) HF2 Financial Management Inc., a Delaware corporation (“Investor”) and (c) the current members of the Company (collectively, the “Founder Members”).

RECITALS

WHEREAS, on the date hereof, the Founder Members are the sole members, and own all the outstanding limited liability company interests, of the Company;

WHEREAS, the Company, through its Subsidiaries and Affiliates (each as defined below), is principally engaged in the business of providing Investment Services (as defined below) (the “Business”), including (a) acting as an investment manager, investment adviser or sub-adviser directly to institutional clients (including insurance companies, pension funds and endowments), on a managed account basis or otherwise (collectively, the “Direct Clients”), (b) acting as a trustee, general partner, manager, or managing member of, or acting as an investment manager, investment adviser, or sub-adviser to, hedge funds, fund of funds, and other pooled investment vehicles excepted from the definition of “investment company” under the Investment Company Act pursuant to Section 3(c) of the Investment Company Act (or similar provisions of Applicable Law of any jurisdiction other than the United States), the shares of or interests in which are privately offered and not registered under the Securities Act (or similar provisions of Applicable Law of any jurisdiction other than the United States) (collectively, the “Private Fund Clients”), (c) acting as an investment adviser to a ZAIS REIT Entity (as defined below) and (d) acting as an investment sub-adviser to BDC (as defined below); and

WHEREAS, in accordance with and subject to the terms and conditions set forth herein, at the Closing (as defined below), (a) the Company desires to issue to Investor, and Investor desires to accept from the Company in exchange for Investor’s contribution of the Closing Acquisition Consideration (as defined below) to the Company and its undertakings hereunder, a number of Class A Units of the Company (each, a “Unit”) as set forth herein; and (b) the Company, Investor and the Founder Members desire to enter into a Second Amended and Restated Limited Liability Company Agreement of the Company in the form of Exhibit A hereto (the “New Operating Agreement”), which sets out the rights, obligations and interest of the members with regard to the Company and the operation of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations and agreements contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I.

Definitions

1.01.         Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below, including for purposes of the Preamble and the Recitals hereof:

“1st Value Determination Event” means the first time the Total Class A Share Value is equal to or exceeds $12.50 per share of Class A Common Stock during the Additional Unit Period, which Total Class A Share Value shall be subject to adjustment pursuant to Section 3.2(c)(ii) of the New Operating Agreement.

“2nd Value Determination Event” means the first time the Total Class A Share Value is equal to or exceeds $15.00 per share of Class A Common Stock during the Additional Unit Period, which Total Class A Share Value shall be subject to adjustment pursuant to Section 3.2(c)(ii) of the New Operating Agreement.

“3rd Value Determination Event” means the first time the Total Class A Share Value is equal to or exceeds $18.00 per share of Class A Common Stock during the Additional Unit Period, which Total Class A Share Value shall be subject to adjustment pursuant to Section 3.2(c)(ii) of the New Operating Agreement.

“4th Value Determination Event” means the first time the Total Class A Share Value is equal to or exceeds $21.50 per share of Class A Common Stock during the Additional Unit Period, which Total Class A Share Value shall be subject to adjustment pursuant to Section 3.2(c)(ii) of the New Operating Agreement.

“Accounting Firm” has the meaning set forth in Section 2.03(d).

“Acquisition Proposal” has the meaning set forth in Section 6.11(a).

“Acquired Units” has the meaning set forth in Section 2.01(a).

“Additional Investor SEC Documents” has the meaning set forth in Section 5.10.

“Advisory Contract” means each Contract pursuant to which any Company Entity renders Investment Services, management, administration or any other services to any Client, including Direct Client Advisory Contracts, Private Fund Client Advisory Contracts, REIT Advisory Contracts and BDC Advisory Contracts.

“Affiliate” of any Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of Applicable Law.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Investor, substantially in the form attached hereto as Exhibit B.

2

 “Applicable Law” means any constitution, statute, law (including the common law and equity), ordinance, rule, regulation or administrative interpretation of any Governmental Authority or Self-Regulatory Organization or any Order, policy, guideline or other requirement, Permit, certificate of authority or approval of any Governmental Authority or Self-Regulatory Organization to which a Person or any of its assets, properties or business is subject at such time.

“Additional Founder Units” has the meaning set forth in Section 2.05(a).

“Additional Unit Period” has the meaning set forth in Section 2.05(a)(1).

“Audited Financial Statements” has the meaning set forth in Section 4.05(a).

“BDC” means Triton Pacific Investment Corporation.

“BDC Advisory Contracts” means each Contract pursuant to which any Company Entity renders Investment Services or management, administration or any other services to BDC.

“Bingham” has the meaning set forth in Section 10.14.

“Board of Directors” or “Board” means, with respect to any Person, the board of directors or trustees or such other similar governing body or group established pursuant to the Constituent Documents of such Person.

“Business” has the meaning set forth in the Recitals.

“Business Combination” has the meaning set forth in the Investor Charter.

“Business Day” means any day other than a Saturday or Sunday or a day in which banking institutions in New York, New York are authorized or required by law to close.

“CEA” means the Commodity Exchange Act of 1936, as amended.

“Certifications” has the meaning set forth in Section 5.10.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Claims” has the meaning set forth in Section 6.09.

“Class A Common Stock” means the Class A common stock of Investor, par value $0.0001 per share.

“Class B Common Stock” means the Class B common stock of Investor, par value $0.000001 per share.

“Client” or “Clients” means Persons to whom any Company Entity provides Investment Services, including Direct Clients, Private Fund Clients, BDC and ZAIS REIT Entities.

“CLO Issuer” means each issuer or co-issuer of each CLO Transaction.

3

“CLO Transaction” means each collateralized loan obligation or collateralized debt obligation offering of an issuer or co-issuer where any Company Entity is the collateral manager, portfolio manager or performs a similar role for such issuer or co-issuer.

“CLO Transaction Documents” means the indenture, management agreement and other transaction documents for each CLO Transaction.

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Acquisition Consideration” has the meaning set forth in Section 2.01(a).

“Closing Adjustment Amount” means an amount equal to “X” plus “Y” where “X” equals (1) the sum of (A) the excess, if any, of the Minimum Net Working Capital over the Net Working Capital as of the close of business on the Closing Date, plus (B) the Indebtedness of the Company Entities as of the close of business on the Closing Date plus (C) the amount of any unpaid Transaction Expenses that are not accrued as a liability in the Net Working Capital set forth in the Closing Adjustment Statement divided by (2) $10.50 (expressed as a number of Units) and “Y” equals the Modified Cash Basis Earnings Adjustment calculated using the data and calculations set forth in the Closing Adjustment Statement, in each case as finally determined pursuant to Section 2.03. An illustrative calculation of Closing Adjustment Amount is set forth on Schedule 1.01 of the Company Disclosure Schedule.

“Closing Adjustment Statement” has the meaning set forth in Section 2.03(b).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Closing Price” as of any particular date: (a) the closing sales price of the Class A Common Stock for such day on NASDAQ, or it the Class A Common Stock is not listed on NASDAQ, the principal national securities exchange on which the Class A Common Stock may at the time be listed; (b) if there have been no sales of the Class A Common Stock on such exchange on any such day, the average of the highest bid and lowest asked prices for the Class A Common Stock on such exchange at the end of such day; (c) if on any such day the Class A Common Stock is not listed on a domestic securities exchange, the closing sales price of the Class A Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Class A Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Class A Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day. If at any time the Class A Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Closing Price” of the Class A Common Stock shall be the fair market value per share as determined jointly by Investor, the Founder Member Representative (as defined in the New Operating Agreement) and the Required Independent Directors.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

4

“Company” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Employees” means any current employees, directors or officers of any Company Entity as of the date hereof.

“Company Entity” means each of the Company and each Subsidiary of the Company.

“Company Fundamental Representations” means Section 4.01, Section 4.02, Section 4.03, Section 4.04 and Section 4.28.

“Company Material Adverse Effect” means, with respect to the Company Entities, any fact, event, change, condition, occurrence, development, circumstance or effect that, individually or in the aggregate with other facts, events, changes, conditions, occurrences, developments, circumstances or effects:

(a)          is, or would reasonably be expected to be, material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company Entities and the Business, taken as a whole, or

(b)          would materially impair the ability of the Company or the Founder Members to perform their respective obligations under this Agreement or otherwise materially impede or delay the consummation of the Transactions;

provided that, in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (1) changes in general economic or in equity or debt market conditions, (2) changes in Applicable Laws or accounting requirements or principles which are utilized by the Company Entities, (3) changes generally affecting the investment advisory industry, (4) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (5) actions, or effects of actions, taken by any of the Company Entities that are required under the terms of this Agreement or at the written direction of Investor or its Affiliates, (6) natural disasters or “acts of God”, (7) any reduction in the level of Modified Cash Basis Earnings of the Company and its Subsidiaries to the extent reflected in the Modified Cash Basis Earnings Adjustment (provided that the underlying cause of any such reduction in item (7) may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (8) any failure by the Company Entities to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying cause of any such reduction in item (8) may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) or (9) any event, circumstance, change or effect set forth in Section 4.06 of the Company Disclosure Schedule; excluding in the case of clauses (1), (2), (3), (4) and (6), any such changes or effects that disproportionately affects or would reasonably be expected to disproportionately affect any of the Company Entities or the Business compared to other Persons engaged principally in the business of providing Investment Services in the United States.

5

“Confidentiality Agreement” means the letter agreement between ZAIS Group, LLC and Investor dated June 7, 2014.

“Consent” means any consent (including any implied or negative consent), approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority, Self-Regulatory Organization, beneficial owner of an interest in any account or Fund to which any Company Entity provides Investment Services.

“Constituent Documents” means the certificate of incorporation and bylaws of a corporation, the certificate of formation and the operating agreement of a limited liability company, the certificate of partnership and limited partnership agreement of any limited partnership, the trust agreement of any trust and the comparable documents of other entities in their relevant jurisdiction of organization.

“Contract” means, with respect to any Person, any oral or written agreement, indenture, debt instrument, contract, lease or other legally binding obligation to which such Person is a party or by which it is bound or to which any of its assets or properties are subject.

“Control Shares” means the twenty million (20,000,000) shares of Class B Common Stock, having no economic value but entitling the holder thereof to ten (10) votes per share.

“Control Shares Trust” means a trust to be established solely to hold Control Shares pursuant to a trust agreement substantially in the form attached hereto as Exhibit C and of which Christian Zugel shall be the initial sole trustee (the “New Trust Agreement”).

“Covered Person” has the meaning set forth in Section 4.22(c).

“CSSF” has the meaning set forth in Section 4.15(c)(1).

“Cut-Off Date” means the close of business on June 30, 2014.

“Damages” means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, Orders, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, experts, accountants, investigators and witnesses, incurred with any of the foregoing (including pursuing a claim of indemnification). Damages shall not include punitive, special, indirect, consequential or exemplary damages (unless such damages are actually paid to a third party by an Indemnified Party), including loss of future revenue or future income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any damages based on any type of multiple. Damages shall also be determined net of any Tax Benefits realized by the Indemnified Party arising from the incurrence or payment of any such Damages or the events giving rise thereto. For purposes hereof, “Tax Benefits” means any refund of Taxes paid (including via credit or offset in lieu of a refund) and any reduction in Taxes otherwise due and payable that, in either case, is actually received or realized or reasonably expected to be received or realized by the Indemnified Party, and that arises from the incurrence or payment of any Damages or the events giving rise thereto, calculated by taking into account, as to any applicable taxable period, all items of the Indemnified Party’s income, gain, loss, credit and deduction prior to taking into account the items associated with the payment or incurrence of Damages or the events giving rise thereto.

6

“Data Room” means the electronic data room established for purposes of the Transactions and maintained by the Company.

“Deductible Amount” has the meaning set forth in Section 9.03(a).

“Direct Clients” has the meaning set forth in the Recitals.

“Direct Client Advisory Contract” means each Contract pursuant to which any Company Entity renders Investment Services or management, administration or any other services to any Direct Client.

“Disputed Item” has the meaning set forth in Section 2.03(c).

“Dispute Notice” has the meaning set forth in Section 2.03(c).

“Eligible Accounts” has the meaning set forth in Section 6.14(a)(2).

“Employee Benefit Plan” or “Plan” has the meaning set forth in Section 4.16(a).

“Equivalent Units” has the meaning set forth in Section 9.08(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 4.16(a).

“Estimated Closing Adjustment Amount” means the sum of (i) the quotient (which shall be expressed as a number of Units) of (x) the sum of (A) the amount, if any, by which the Minimum Net Working Capital exceeds the Estimated Net Working Capital, plus (B) the Estimated Indebtedness plus (C) the Estimated Transaction Expenses divided by (y) $10.50 plus (ii) the Modified Cash Basis Earnings Adjustment calculated using the data and calculations set forth in the Estimated Closing Adjustment Statement. An illustrative calculation of Estimated Closing Adjustment Amount is set forth on Schedule 1.02 of the Company Disclosure Schedule.

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.03(a).

“Estimated Expense Payments” has the meaning set forth in Section 2.04(a).

7

“Estimated Expense Payments Adjustment” means an amount (which shall be expressed as a number of Units) equal to (x) the amount, if any, by which the Expense Payments exceed $10,000,000 divided by (y) $10.50, calculated using the data and calculations set forth in the Estimated Expense Payments Statement. An illustrative calculation of Estimated Expense Payments Adjustment is set forth on Schedule 1.01 of the Investor Disclosure Schedule.

“Estimated Expense Payments Statement” has the meaning set forth in Section 2.04(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.03(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.03(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.03(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, among Investor, the Company and the Founder Members, substantially in the form attached hereto as Exhibit D.

“Excluded Affiliate” has the meaning set forth in the definition of “Subsidiary”.

“Expense Payments” has the meaning set forth in Section 2.01(a).

“Expense Payments Adjustment” means the sum of the quotient (which shall be expressed as a number of Units) of (x) the amount, if any, by which the Expense Payments as finally determined pursuant to Section 2.04 exceed $10,000,000 divided by (y) $10.50, calculated using the data and calculations set forth in the Expense Payments Statement. An illustrative calculation of Expense Payments Adjustment is set forth on Schedule 1.02 of the Investor Disclosure Schedule.

“Expense Payments Disputed Item” has the meaning set forth in Section 2.04(c).

“Expense Payments Dispute Notice” has the meaning set forth in Section 2.04(c).

“Expense Payments Statement” has the meaning set forth in Section 2.04(b).

“FATCA” has the meaning set forth in Section 4.14(c)(4).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Founder Members” has the meaning set forth in the Preamble.

“Founder Members Designee” means Christian Zugel.

8

“Founder Members Fundamental Representations” means Section 3.01, Section 3.02, Section 3.03 and Section 3.04.

“Fund” means any investment company, mutual fund, business development company, partnership, fund, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, special purpose vehicle, hedge fund or other pooled investment vehicle, including any pooled investment vehicle that invests in real estate or interests in real estate, whether or not registered, or, as applicable, whether or not its shares are registered, under the Investment Company Act, Exchange Act or Securities Act (or similar provisions of Applicable Law of any jurisdiction other than the United States).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other federal, state or local governmental authority, entity or instrumentality thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“IFRS” means International Financial Reporting Standards, as adopted by the European Union.

“Immediate Family” means, with respect to any individual Person, (a) such Person’s spouse, parent, grandparent, children, grandchildren and siblings (in each case, whether by marriage or adoption), (b) such Person’s former spouses and current spouses of the individuals described in clause (a), and (c) estates, trusts, partnerships and other entities of which a material portion of the interest are held directly or indirectly by any of the foregoing individuals described in clause (a) or (b).

“Indebtedness” of any Person means (a) all liabilities for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), whether current or funded, secured or unsecured, (b) all obligations evidenced by bonds, debentures, notes, letters of credit or similar instruments, (c) all liabilities in respect of mandatorily redeemable or purchasable equity securities or securities convertible into equity securities, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) obligations under any interest rate, currency or other hedging agreement, (g) any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, solely to the extent such obligation is required to be treated as a capitalized lease under GAAP, or (h) guarantees, indemnities or other contingent liabilities or credit support obligations (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (g) above.

“Indemnified Party” has the meaning set forth in Section 9.04.

“Indemnifying Party” has the meaning set forth in Section 9.04.

“Information Technology” means Software and any tangible or digital computer systems (including computers, servers, workstations, routers, hubs, switches, networks, data communications lines, firmware, middleware and hardware), data or information subscription or access agreements and telecommunications systems, and all other information technology equipment, and all related documentation.

9

 “Initial Retained Units” means a number of Units equal to: (a) 7,000,000 minus (b) the Estimated Closing Adjustment Amount plus (c) the Estimated Expense Payments Adjustment.

“Intellectual Property” means all patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, domain names and copyrights; all registrations of and applications for any of the foregoing; all trade secrets and processes; all Software (including documentation and related object and, if applicable, source codes); and all goodwill associated therewith and all rights to sue for and remedies against past, present and future infringements of any of the above and rights of priority and protection of interests in any of the above under Applicable Law and all licenses for any of the aforementioned.

“Interests” means limited partnership interests, general partnership interests, limited liability company interests, shares of capital stock or other equity interests or proprietary interests.

“Interim Balance Sheet” has the meaning set forth in Section 4.05(a).

“Interim Financials” has the meaning set forth in Section 4.05(a).

“International Plan” has the meaning set forth in Section 4.16(h).

“Investigation Representations” means a breach of Section 4.09 with respect to Securities Laws that results in (whether prior to or after the Closing) an investigation, charge, Order, or Litigation by any Governmental Entity or Self-Regulatory Organization that results, or would reasonably be likely to result, in a material restriction on the Business or a material fine or penalty.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company” has the meaning set forth in Section 3 of the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Services” means any investment advisory or subadvisory, investment and fund administration, and other related services, including (a) the management of an investment account or Fund (or portions thereof or a group of investment accounts or Funds); (b) the giving of advice with respect to the investment or reinvestment of assets or funds (or any group of assets or funds); (c) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act; (d) rendering investment advice for a fee or other compensation, directly or indirectly, within the meaning of Section 3(21)(A)(ii) of ERISA or Section 4975 of the Code; or (e) acting as a trustee, general partner, manager, or managing member of any Person that is an Affiliate, including any affiliate as defined by the Investment Company Act, of the provider of the services described in items (a) through (d), including any Direct Client, Private Fund Client, ZAIS REIT Entity or BDC.

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“Investor” has the meaning set forth in the Preamble.

“Investor Charter” means the Amended and Restated Certificate of Incorporation of Investor.

“Investor Disclosure Schedule” has the meaning set forth in Article V.

“Investor Financials” has the meaning set forth in Section 5.11.

“Investor Fundamental Representations” means Section 5.01, Section 5.02, Section 5.03, Section 5.04 and Section 5.15.

“Investor SEC Documents” has the meaning set forth in Section 5.10.

“Investor Stockholder Approval” has the meaning set forth in Section 5.02(b).

“Investor Stockholder Meeting” has the meaning set forth in Section 5.02(b).

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry: (a) in the case of the Company and the Founder Members, of Christian Zugel, Michael Szymanski, Paul McDade, Ann O’Dowd and Karen Shapiro and (b) in the case of Investor, of R. Bruce Cameron, R. Bradley Forth and Seymour A. Newman.

“Leased Real Property” has the meaning set forth in Section 4.25.

“Liabilities” has the meaning set forth in Section 4.05(d).

“Liens” means any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, lien, option, right of first refusal, right of first refusal, option, transfer restriction, conditional sale or title retention agreement, claim, easement, encroachments or other encumbrance or restriction or limitation of any kind.

“Litigation” has the meaning set forth in Section 4.15(a).

“Material Contract” has the meaning set forth in Section 4.07(a).

“Maximum Amount” has the meaning set forth in Section 9.03(a).

“Measurement Period” has the meaning set forth in the definition of Total Class A Share Value.

“Minimum Net Working Capital” means $3,000,000.

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“Modified Cash Basis Earnings” means, for the 2014 calendar year, utilizing a cash method of accounting, the excess of revenue over expenses attributable to ZAIS Group, LLC and its Subsidiaries before depreciation and amortization, Transaction Expenses and employee compensation expenses related to the existing ZAIS Income Unit Plan as explained in footnote (a) to the Revised Forecast set forth in the illustrative calculation of Modified Cash Basis Earnings on Schedule 1.03 of the Company Disclosure Schedule.

“Modified Cash Basis Earnings Adjustment” means (x) the amount, if any, by which the Target Modified Cash Basis Earnings exceeds the Modified Cash Basis Earnings as of the close of business on the Closing Date divided by (y) $10.50, and shall be expressed as a number of Units. An illustrative calculation of Modified Cash Basis Earnings Adjustment is set forth on Schedule 1.04 of the Company Disclosure Schedule.

“Most Recent Audited Balance Sheet” has the meaning set forth in Section 4.05(b).

“Multiemployer Plan” has the meaning set forth in Section 4.16(g).

“Multiple Employer Plan” has the meaning set forth in Section 4.16(g).

“Nasdaq” means The Nasdaq Stock Market.

“Net Working Capital” means (a) the aggregate amount of all consolidated current assets of the Company Entities minus (b) the aggregate amount of all consolidated current liabilities of the Company Entities, in each case determined in accordance with GAAP consistently applied and using the accounting policies and principles employed in the preparation of the Most Recent Audited Balance Sheet, but in each case without giving effect to the payment of the Closing Acquisition Consideration and any actions taken on the Closing Date at the direction or for the benefit of Investor and excluding the current assets and current liabilities of any Excluded Affiliate. Notwithstanding the foregoing, the total amount of employee incentive compensation payments, pursuant to written agreements entered into prior to the date of this Agreement between a Company Entity and its employees and providing for payment of such incentive compensation over a three-year period, that would otherwise be taken into account as a current liability of the Company Entities for purposes of this definition of Net Working Capital shall be limited to fifty-five percent (55%) of such amount. An illustrative calculation of Net Working Capital is set forth on Schedule 1.05 of the Company Disclosure Schedule.

“New Equity Proceeds” means any proceeds or anticipated proceeds from the issuance of Interests in the Company to occur on the Closing Date or promptly thereafter, in each case on terms mutually agreed by the Company and Investor.

“New Operating Agreement” has the meaning set forth in the Recitals.

“New Trust Agreement” has the meaning set forth in the definition of “Control Shares Trust”.

“NFA” means the National Futures Association.

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“Order” means any settlement, stipulation, order, directive, writ, judgment, injunction, decree, ruling, decision, verdict, determination, censure, consent agreement or award of any court or of any Governmental Authority, Self-Regulatory Organization, mediator or arbitrator.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Performance Fees” means performance fees, performance allocations, incentive fees, incentive allocations or allocations or payments attributable to carried interests or similar payments.

“Permits” has the meaning set forth in Section 4.08.

“Permitted Liens” means, with respect to the Company Entities, (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business that are not yet delinquent or are being contested in good faith and for which collection is stayed and which amount is fully reserved on the Interim Balance Sheet, (b) liens for current Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and which amount is fully reserved on the Interim Balance Sheet, and (c) irregularities and defects of title which individually or in the aggregate do not interfere in any material respect with the conduct, operation or value of the Business or any of the Company Entities.

“Person” means any individual, bank, savings association, corporation, partnership (limited, general, exempted or otherwise), limited liability company, limited company, company, exempted company, société anonyme, unit trust, joint-stock company, trust or unincorporated organization.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Pre-Closing Tax Period” means all taxable periods ended on or before the Closing Date.

“Private Fund Clients” has the meaning set forth in the Recitals, which shall include, for the avoidance of doubt, SICAV.

“Private Fund Client Advisory Contract” means each Contract pursuant to which any Company Entity renders Investment Services or management, administration or any other services to any Private Fund Client.

“Private Fund Financial Statement” has the meaning set forth in Section 4.11(d).

“Proxy Documents” has the meaning set forth in Section 6.05(b).

“Proxy Statement” has the meaning set forth in Section 6.05(a).

“Qualified Plan” has the meaning set forth in Section 4.16(c).

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“Redemption” means the redemption of shares of Class A Common Stock by holders thereof in exchange for cash from the Trust Account in connection with the solicitation of proxies for the Investor Stockholder Meeting and in accordance with Section C of Article Fifth of the Investor Charter.

“Registered Intellectual Property” means Intellectual Property issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.

“Registration Rights Agreement” means the Registration Rights Agreement, between Investor and the Founder Members, substantially in the form attached hereto as Exhibit E.

“REIT” means a real estate investment trust.

“REIT Advisory Contract” means each Contract pursuant to which any Company Entity renders Investment Services or management, administration or any other services to a ZAIS REIT Entity.

“REIT Reports” has the meaning set forth in Section 4.14(a)(8).

“Required Approval Matters” has the meaning set forth in Section 6.05(a).

“Required Independent Directors” has the meaning set forth in Section 10.13.

“Restated Audited Financial Statements” has the meaning set forth in Section 4.05(b).

“Restated Financial Statements” has the meaning set forth in Section 4.05(b).

“Restated Unaudited Financial Statements” has the meaning set forth in Section 4.05(b).

“Restricted Period” means the period starting from the Closing Date and ending on the later of (x) the fifth anniversary of the Closing Date or (y) two years after Christian Zugel’s employment with the Company Entities is terminated for any reason.

“Representatives” has the meaning set forth in Section 6.03(a).

“Restricted Party” has the meaning set forth in Section 6.08(a).

“Retained Units” means the Initial Retained Units plus (i) the number of Units issued or transferred to the Founder Members pursuant to Section 2.03(f) and Section 2.04(f), if any, and minus (ii) the number of Units of Founder Members cancelled or transferred to Investor pursuant to Section 2.03(f) and Section 2.04(f), if any.

 “Rights” means, with respect to any Person, securities or obligations directly or indirectly convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, Interests of such Person, including phantom equity or profit participation rights.

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“Risk Management Instrument” has the meaning set forth in Section 4.23(a).

“Schedule of Members” has the meaning set forth in the New Operating Agreement.

“Scheduled Intellectual Property” has the meaning set forth in Section 4.20(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, and any state, foreign, provincial or other securities laws of any Governmental Authority.

“Self-Regulatory Organization” means any commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or, with respect to the Company Entities, to the jurisdiction of which the Company Entities or an Investment Company is otherwise subject and, with respect to Investor, to the jurisdiction of which Investor or its Subsidiaries is otherwise subject.

“SICAV” means the Specialized Investment Management SICV – SIF, a "société anonyme" under the laws of the Grand Duchy of Luxembourg.

“Similar Law” has the meaning set forth in Section 4.11(l).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means a taxable period beginning on or before the Closing Date, and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or if there are no such voting interests, 50% or more of the equity interests of such Person); provided that no Private Fund Client, Direct Client, BDC, CLO Issuer or ZAIS REIT Entity or any Subsidiaries of such Persons shall be considered a Subsidiary of the Company unless a majority of the economic interests of such Private Fund Client, Direct Client, BDC, CLO Issuer or ZAIS REIT Entity are owned by a Company Entity (each, an “Excluded Affiliate”).

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“Supplemental Payments” means, as applicable, (a) any “adviser pay”, “fee for services” or supplemental payments paid to financial intermediaries or other third-parties for (1) the performance of subadvisory services, the sale of investment management or advisory services, or the sale of shares or interests, to Clients or potential clients, or investors or potential investors, or (2) the ongoing maintenance of relationships with Clients or investors (including the performance of services with respect to such Clients or investors) whether as revenue sharing, or for shareholder services, recordkeeping services or other services (other than fees paid directly from the accounts of such Clients or investors or initially paid by the Subsidiaries of the Company and reimbursed by such Clients or investors), and (b) any amounts paid to finders or solicitors for finder, referral or solicitation services relating to Clients or potential clients, or investors or potential investors, including payments made by investment advisers or their Affiliates, including affiliates as defined by the Investment Company Act, in compliance with Rule 206(4)-3 under the Investment Advisers Act.

“Target” has the meaning set forth in Section 5.21.

“Target Modified Cash Basis Earnings” means $28,000,000.

“Tax” and “Taxes” means all United States federal, state, local or foreign taxes, assessments, charges, duties, fees, levies and other governmental charges, including gross or net income, franchise, capital stock, real property, personal property, profits, estimated, severance, occupation, production, capital gains, goods and services, environmental (including taxes under section 59A of the Code), stamp, alternative or add-on minimum, transfer, license, withholding, employment, payroll, social security (or similar), social contribution, unemployment compensation, disability, transfer, sales, use, registration, escheat, excise, gross receipts, value-added and any other similar taxes that may be imposed by the United States, or any state, county, local or foreign government or political subdivision or agency thereof and any charges, fines, interest or additions to such taxes or penalties imposed with respect thereto.

“Tax Benefits” has the meaning set forth in the definition of “Damages”.

“Tax Receivable Agreement” means the Tax Receivable Agreement, between Investor and the Founder Members, substantially in the form attached hereto as Exhibit F.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) required to be filed with a Governmental Authority with respect to any Tax or foreign financial account, including any attachment thereto, and including any amendment thereof.

“Third Party Claims” has the meaning set forth in Section 9.04.

“Total Class A Share Value” means the sum of (i) the average Closing Price of one share of Class A Common Stock during any period of twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which the Total Class A Share Value is being determined (provided, that if the Class A Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading) (such period, a “Measurement Period”), and (ii) the cumulative amount of dividends paid on each share of Class A Common Stock during the period beginning on the Effective Date and ending on the day prior to such Measurement Period.

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“Transactions” means the transactions contemplated by the Transaction Documents, as applicable.

“Transaction Documents” means this Agreement, the New Operating Agreement, Registration Rights Agreement, the Tax Receivable Agreement, the Exchange Agreement and the New Trust Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.07(b).

“Transaction Expenses” means all costs, fees and expenses incurred by or on behalf of any Company Entity or, to the extent payable by any Company Entity, of any Founder Member in connection with negotiating or implementing the Transaction Documents or the other documents to be executed and delivered in connection herewith and the Transactions or providing financial or other information required for, or drafting, reviewing or commenting on, the Proxy Documents or otherwise pursuant to the terms of this Agreement, including all legal, accounting, financial, tax, advisory and other consulting fees, and any applicable Taxes thereon that are the obligation of any Company Entity.

“Treasury Regulations” means regulations promulgated under the Code.

“Trust Account” means the segregated trust account at UBS Financial Services Inc. with the Trustee acting as trustee into which a portion of the proceeds received by Investor from its initial public offering have been deposited for the benefit of holders of Class A Common Stock (other than the sponsors and the founders of Investor).

“Trust Agreement” means the Investment Management Trust Agreement, dated as of March 21, 2013 between Investor and the Trustee, governing the funds held in the Trust Account, as amended from time to time in accordance with its terms.

“Trust Amount” has the meaning set forth in Section 5.14.

“Trustee” means Continental Stock Transfer & Trust Company.

“Uncollected Accounts” has the meaning set forth in Section 6.14(a)(2).

“Undistributed Eligible Account” has the meaning set forth in Section 6.14(b).

“Unit” has the meaning set forth in the Recitals.

“Value Determination Event” means each of the 1st Value Determination Event, the 2nd Value Determination Event, the 3rd Value Determination Event and the 4th Value Determination Event.

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“Value Determination Notice” has the meaning set forth in Section 2.05(b).

“Volcker Rule” means Section 13 of the Bank Holding Company Act, adopted pursuant to Section 619 of the Dodd-Frank Act, and the final regulations related thereto.

“WARN Act” has the meaning set forth in Section 4.17(f).

“Wrap Program” means a separately managed account/wrap fee program or other investment program intended to satisfy the safe harbor provided in Rule 3(a)-4 under the Investment Company Act.

“ZAIS REIT Entity” means each of ZAIS Financial Corp., a Maryland corporation, ZAIS Financial Partners, L.P., a Delaware limited partnership, and any other of their respective consolidated Subsidiaries.

1.02.       Interpretation; Effect.

(a)          In this Agreement, except as the context may otherwise require, references to:

(1)         the Preamble, Recitals, Sections, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Exhibit or Schedule to, this Agreement;

(2)         this Agreement, and the Exhibits and Schedules to it, are to be taken as a whole;

(3)         any Contract (including this Agreement and any Transaction Document) or Constituent Document are to the Contract or Constituent Document as amended, modified, supplemented or replaced from time to time;

(4)         any statute or regulation are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and any section of any statute or regulation includes any successor to the section; and

(5)         any Governmental Authority or Self-Regulatory Organization includes any successor to that Governmental Authority or Self-Regulatory Organization.

(b)          The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”. The term “ordinary course of business” means in the ordinary course of business consistent with the historical practices of the Company Entities. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. The term “or” is not exclusive.

(c)          References to “Dollars” and “$” mean United States Dollars.

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(d)          The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(e)          It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement. Accordingly, the parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.

Article II.

Contribution and Issuance

2.01.       Contribution and Issuance of Units. Pursuant to the terms and subject to the conditions set forth herein, at the Closing:

(a)          The Company shall issue to Investor, and Investor shall accept from the Company, free and clear of any Liens (other than restrictions arising under applicable Securities Laws or under the New Operating Agreement), a number of Units equal to the aggregate number of shares of Class A Common Stock outstanding immediately after giving effect to the Redemption (collectively, the “Acquired Units”) in exchange for a contribution of an amount in cash equal to the assets in the Trust Account immediately after giving effect to the Redemption less Investor’s aggregate costs, fees and expenses incurred in good faith in connection with or pursuant to the consummation of a Business Combination (including any deferred commissions payable to investment advisors) (the “Expense Payments”) (such net payment, the “Closing Acquisition Consideration”);

(b)          The Company, Investor and the Founder Members shall execute and deliver the New Operating Agreement, which Schedule of Members shall reflect that (1) the only members of the Company are Investor and the Founder Members and (2) Investor holds the Acquired Units and the Founder Members hold the Initial Retained Units; and

(c)          Concurrently and in connection with the foregoing, Investor shall cause to be transferred to the Founder Members, which shall, in turn, deliver to the Control Shares Trust, a stock certificate representing the Control Shares issued and outstanding as of the Closing Date.

2.02.       Closing; Deliverables.

(a)          Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the issuance of the Acquired Units (the “Closing”) shall take place at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022, at such time as Investor, the Company and the Founder Members Designee shall mutually agree, on the third Business Day following the later to occur of January 1, 2015 and the satisfaction or, if permissible, waiver, of the conditions set forth in Article VII, or at such other time and place as the parties hereto may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

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(b)          Closing Deliveries and Actions. Subject to the terms and conditions in this Agreement, at the Closing (1) the Company shall deliver all documents and certificates to be delivered pursuant to Section 7.02 and (2) Investor shall (A) pay, by wire transfer of immediately available funds to the account specified by the Company to Investor at least three Business Days before the scheduled Closing Date, an amount equal to the Closing Acquisition Consideration; and (B) deliver all documents and certificates to be delivered pursuant to Section 7.03.

2.03.       Net Working Capital and Modified Cash Basis Earnings Adjustment; Estimated Closing Adjustment Amount.

(a)          At least five Business Days prior to the scheduled Closing Date, the Company shall prepare in good faith and deliver to Investor a statement (the “Estimated Closing Adjustment Statement”) setting forth the Company’s reasonable, good-faith estimate of the Net Working Capital as of the close of business as of the Closing Date (the “Estimated Net Working Capital”), the Indebtedness of the Company Entities as of the close of business as of the Closing Date (the “Estimated Indebtedness”), the amount of any unpaid Transaction Expenses that are not accrued as a liability in the Estimated Net Working Capital in the Estimated Closing Adjustment Statement (the “Estimated Transaction Expenses”) and the Estimated Closing Adjustment Amount, which shall include a calculation of the estimated Modified Cash Basis Earnings in form substantially similar to the calculation of the Modified Cash Basis Earnings set forth on Schedule 1.03 of the Company Disclosure Schedule. The Estimated Closing Adjustment Statement shall be prepared in accordance with the applicable definitions set forth herein, together with supporting calculations in reasonable detail. Investor shall have the opportunity to review and comment on the Estimated Closing Adjustment Statement, including the calculations set forth therein, provided that such opportunity to review and comment shall not delay the scheduled Closing Date.

(b)          Within 90 days after the Closing Date, Investor shall prepare or cause to be prepared and delivered to the Founder Members Designee a statement (the “Closing Adjustment Statement”) setting forth the Net Working Capital and the Indebtedness of the Company Entities as of the close of business on the Closing Date, the amount of any unpaid Transaction Expenses that are not accrued as a liability in the Net Working Capital in the Closing Adjustment Statement and the Closing Adjustment Amount, which shall include a calculation of the Modified Cash Basis Earnings in such form set forth in the calculation of estimated Modified Cash Basis Earnings set forth in the Estimated Closing Adjustment Statement. The Closing Adjustment Statement shall be prepared in accordance with the applicable definitions set forth herein, together with supporting calculations in reasonable detail. Investor shall provide the Founder Members Designee and its Representatives reasonable access to all work papers and other information and documentation used in the calculations thereof and books and records of the Company as may be reasonably requested by the Founder Members Designee for purposes of assisting the Founder Members Designee and its Representatives in their review of the Closing Adjustment Statement.

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 (c)          The Founder Members Designee shall have 30 days after the delivery of the Closing Adjustment Statement to notify Investor of any objections to the calculation of the Closing Adjustment Amount. Any such notice (the “Dispute Notice”) delivered pursuant to this Section 2.03(c) shall specify each item or amount in dispute (a “Disputed Item”), together with a detailed written explanation of the reasons for disagreement with each such Disputed Item and shall set forth the Founder Members Designee’s alternative calculation of the Disputed Item based on such objections. To the extent not set forth in any such Dispute Notice, the Founder Members Designee shall be deemed to have agreed with the calculation of all other items and amounts contained in the Closing Adjustment Statement. Any Disputed Item shall be resolved in the manner set forth in Section 2.03(d).

(d)          If the Founder Members Designee and Investor shall be unable in good faith to resolve any Disputed Item within 45 days after delivery of a Dispute Notice pursuant to Section 2.03(c), Investor, on the one hand, and the Founder Members Designee, on the other, will jointly retain a mutually agreed upon, independent, qualified accounting firm of recognized national standing (an “Accounting Firm”) to resolve any remaining Disputed Items. The Accounting Firm’s services and authority to make a determination shall be limited in scope to the Disputed Items that have not been resolved and shall be based solely on presentations by the Founder Members Designee and Investor, and not independent review and made strictly in accordance with the terms of this Agreement and, in the case of a Disputed Item relating to Net Working Capital, GAAP consistently applied and using the accounting policies and principles employed in the preparation of the Most Recent Audited Balance Sheet. The Accounting Firm shall, within 60 days following its engagement, deliver to the Founder Members Designee and Investor a written report determining such Disputed Items (and only such Disputed Items), and its determinations will be conclusive and binding upon the parties thereto for the purposes of the Closing Adjustment Amount. The fees and disbursements of the Accounting Firm shall be borne by the Company.

(e)          If either (1) the Founder Members Designee does not notify Investor of its objections in accordance with the terms of Section 2.03(c) or (2) the Founder Members Designee acknowledges in writing that the Closing Adjustment Statement is accurate, the Closing Adjustment Statement shall be final and binding on all parties.

(f)          Upon the determination of Closing Adjustment Amount:

(1)         if the Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount, a number of Units equal to such difference that are held by the Founder Members shall be automatically transferred to Investor; and

(2)         if the Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, a number of Units equal to the lesser of (A) the absolute value of such difference or (B) the amount of the Estimated Closing Adjustment Amount shall be automatically transferred from Investor to the Founder Members.

The Schedule of Members shall be revised to reflect such reduction or addition (which shall be allocated among the Founder Members on a pro rata basis based on the number of Initial Retained Units held), as applicable, and the capital account associated with the transferred or added Units will be reallocated among the remaining Units or added Units held by the Founder Members, as applicable.

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(g)          Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.03 will be the exclusive mechanism for resolving any disputes regarding the Closing Adjustment Amount.

2.04.       Expense Payments Adjustment.

(a)          At least five Business Days prior to the scheduled Closing Date, Investor shall prepare in good faith and deliver to the Founder Members Designee a statement (the “Estimated Expense Payments Statement”) setting forth Investor’s reasonable, good-faith estimate of the Expense Payments as of the Closing Date (the “Estimated Expense Payments”) and the Estimated Expense Payments Adjustment. The Estimated Expense Payments Statement shall be prepared in accordance with the applicable definitions set forth herein, together with supporting calculations in reasonable detail. The Founder Members Designee shall have the opportunity to review and comment on the Estimated Expense Payments Statement including the calculations set forth therein, provided that such opportunity to review and comment shall not delay the scheduled Closing Date.

(b)          Within 90 days after the Closing Date, Investor shall prepare or cause to be prepared and delivered to Founder Members Designee a statement (the “Expense Payments Statement”) setting forth the Expense Payments as of the close of business on the Closing Date and the Expense Payments Adjustment. The Expense Payments Statement shall be prepared in accordance with the applicable definitions set forth herein, together with supporting calculations in reasonable detail. Investor shall provide the Founder Members Designee and its Representatives reasonable access to all work papers and other information and documentation used in the calculations of the Expense Payments Statement and books and records of Investor as may be reasonably requested by the Founder Members Designee for purposes of assisting the Founder Members Designee and its Representatives in their review of the Expense Payments Statement.

(c)          Founder Members Designee shall have 30 days after the delivery of the Expense Payments Statement to notify Investor of any objections to the calculation of the Expense Payments Adjustment. Any such notice (the “Expense Payments Dispute Notice”) delivered pursuant to this Section 2.04(c) shall specify each item or amount in dispute (a “Expense Payments Disputed Item”), together with a detailed written explanation of the reasons for disagreement with each such Expense Payments Disputed Item and shall set forth Founder Members Designee’s alternative calculation of the Expense Payments Disputed Item based on such objections. To the extent not set forth in any such Expense Payments Dispute Notice, Founder Members Designee shall be deemed to have agreed with the calculation of all other items and amounts contained in the Expense Payments Statement. Any Expense Payments Disputed Item shall be resolved in the manner set forth in Section 2.04(d).

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(d)          If the Founder Members Designee and Investor shall be unable in good faith to resolve any Expense Payments Disputed Item within 45 days after delivery of a Expense Payments Dispute Notice pursuant to Section 2.04(c), Investor, on the one hand, and the Founder Members Designee, on the other, will jointly retain the Accounting Firm to resolve any remaining Expense Payments Disputed Items. The Accounting Firm’s services and authority to make a determination shall be limited in scope to the Expense Payments Disputed Items that have not been resolved and shall be based solely on presentations by the Founder Members Designee and Investor, and not independent review and made strictly in accordance with the terms of this Agreement. The Accounting Firm shall, within 60 days following its engagement, deliver to the Founder Members Designee and Investor a written report determining such Expense Payments Disputed Items (and only such Expense Payments Disputed Items), and its determinations will be conclusive and binding upon the parties thereto for the purposes of the Expense Payments Adjustment. The fees and disbursements of the Accounting Firm shall be borne by the Company.

(e)          If either (1) Founder Members Designee does not notify Investor of its objections in accordance with the terms of Section 2.04(c) or (2) Founder Members Designee acknowledges in writing that the Expense Payments Statement is accurate, the Expense Payments Statement shall be final and binding on all parties.

(f)          Upon the determination of Expense Payments Adjustment:

(1)         if the Expense Payments Adjustment is greater than the Estimated Expense Payments Adjustment, a number of Units equal to such difference shall be automatically issued to the Founder Members; and

(2)         if the Expense Payments Adjustment is less than the Estimated Expense Payments Adjustment, a number of Units held by the Founder Members equal to the lesser of (A) the absolute value of such difference or (B) the amount of the Estimated Expense Payments Adjustment shall be automatically cancelled.

The Schedule of Members shall be revised to reflect such reduction or addition (which shall be allocated among the Founder Members on a pro rata basis based on the number of Initial Retained Units held), as applicable, and the capital account associated with the cancelled or added Units will be reallocated among the remaining Units or added Units held by Investor, as applicable.

(g)          Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.04 will be the exclusive mechanism for resolving any disputes regarding the Expense Payments Adjustment.

2.05.       Release of Additional Founder Units.

(a)          The parties hereto agree and acknowledge that, in connection with Investor’s contribution of the Closing Acquisition Consideration to the Company on the Closing Date, the number of Units issued to, and the relative percentage interests of, Investor and the Founder Members in the Company is based on a preliminary determination of the fair market value of the Company’s assets as of the Closing Date. The parties also hereby agree that such number of Units issued to, and the relative percentage interests of, Investor and the Founder Members determined in connection with Investor’s contribution of the Closing Acquisition Consideration made on the Closing Date by reference to the preliminary determination of the fair market value of the Company’s assets may be subsequently adjusted and shall be finally determined during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date by the Company’s release to the Founder Members up to an additional 2,800,000 Units (the “Additional Founder Units”), subject to the conditions set forth below:

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(1)         After the occurrence of the 1st Value Determination Event during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Additional Unit Period”), the Company shall release to the Founder Members 800,000 Additional Founder Units, to be distributed among the Founder Members as set forth on Exhibit A of the New Operating Agreement.

(2)         After the occurrence of the 2nd Value Determination Event during the Additional Unit Period, the Company shall release to the Founder Members 800,000 Additional Founder Units, to be distributed among the Founder Members as set forth on Exhibit A of the New Operating Agreement.

(3)         After the occurrence of the 3rd Value Determination Event during the Additional Unit Period, the Company shall release to the Founder Members 600,000 Additional Founder Units, to be distributed among the Founder Members as set forth on Exhibit A of the New Operating Agreement.

(4)         After the occurrence of the 4th Value Determination Event during the Additional Unit Period, the Company shall release to the Founder Members 600,000 Additional Founder Units, to be distributed among the Founder Members as set forth on Exhibit A of the New Operating Agreement.

(b)          The Founder Members Designee shall provide the Company written notice (a “Value Determination Notice”) within 30 days of a Value Determination Event, which notice shall include a calculation of the Total Class A Share Value. The Company shall review such calculation and use its commercially reasonable efforts to either confirm or dispute such calculation within ten Business Days of receipt of the Value Determination Notice; provided that any such confirmation or dispute shall require the approval of the Required Independent Directors. Within five Business Days of the confirmation or resolution of any dispute of such calculation, Investor shall cause the Company to issue the applicable number of Additional Founder Units (if any) to the Founder Members.

(c)          The Total Class A Share Value in the definition of each Value Determination Event and number of Additional Founder Units shall be subject to adjustment pursuant to Section 3.3 of the New Operating Agreement.

(d)          After the termination of the Additional Unit Period, no Additional Founder Units shall be released to the Founder Members; provided that the right to receive Additional Founder Units that are subject to an Value Determination Notice delivered in accordance with Section 2.05(b) shall survive until any disputes with respect to such Value Determination Notice are resolved in accordance with Section 2.05(b).

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Article III.

Representations and Warranties of Founder Members

Except as specifically disclosed in the disclosure schedules delivered to Investor concurrently with the execution and delivery of this Agreement on the date hereof (the “Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Company Disclosure Schedule shall be deemed to apply both to the corresponding Section or subsection of this Agreement and any other Section or subsection of this Agreement to the extent such information is reasonably apparent on its face to be so applicable to such other Section or subsection), each Founder Member hereby represents and warrants as to itself to Investor, as of the date hereof and as of the Closing Date, as follows:

3.01.       Organization, Standing and Authority. Such Founder Member is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. Such Founder Member has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Such Founder Member is not in default under or in violation of any provision of its Constituent Documents, each as amended to date, and all such documents are in full force and effect.

3.02.       Authorization and Binding Effect.

(a)          Such Founder Member has full legal power and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the Transactions by it have been duly and validly authorized by such Founder Member, and no corporate, limited liability, limited partnership or similar action or proceeding on the part of such Founder Member or its stockholders, members, partners, trustees or beneficiaries are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been duly executed and delivered by such Founder Member, and each of the other Transaction Documents to which such Founder Member will be a party will be duly executed and delivered by such Founder Member. Assuming due authorization, execution and delivery thereof by Investor, this Agreement is, and the other Transaction Documents will be, a valid and legally binding agreement and obligation of such Founder Member, enforceable against it in accordance with its terms, except as enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

3.03.       Consents; Regulatory Filings; No Defaults.

(a)          Other than as set forth on Schedule 3.03(a) of the Company Disclosure Schedule, no Consents of any Governmental Authority or Self-Regulatory Organization are required to be made or obtained by such Founder Member in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions.

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(b)          The execution, delivery and performance by such Founder Member of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by it of the Transactions will not (with or without the giving of notice, the passage of time or both):

(1)         violate, conflict with, or result in a breach or default under such Founder Member’s Constituent Documents;

(2)         materially violate any Applicable Law;

(3)         materially conflict with, require Consent under, or constitute a material violation or breach of or default under, or terminate, cancel or accelerate, or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of, or create any material obligation of such Founder Member under, any material Contract or material Permit to which such Founder Member is bound; or

(4)         result in the creation or imposition of any Lien on any material assets or properties of such Founder Member;

except in the case of clauses (3) and (4), as may result from any facts or circumstances relating solely to Investor or any of its Affiliates.

3.04.       Title. Such Founder Member is the record and beneficial owner of the Interests of the Company set forth opposite its name on Schedule 4.04(a) of the Company Disclosure Schedule, and such Founder Member has good and marketable title to such Interests, free and clear of all Liens (other than Liens imposed by applicable Securities Laws and the Constituent Documents of the Company).

3.05.       Litigation. There is no material Litigation pending or, to such Founder Member’s knowledge, threatened against it, its properties or any rights, including any Litigation against such Founder Member that challenges any Transaction Document or the Transactions. Founder Member is not subject to any Order that may prevent or delay the Transactions.

Article IV.

Representations and Warranties of the Company

Except as specifically disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Investor, as of the date hereof and as of the Closing Date, as follows:

4.01.       Organization, Standing and Authority. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each other Company Entity is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company Entity has all requisite power and authority to own, lease and operate its material properties and to carry on the Business as now conducted and is duly qualified to do business as a foreign entity in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for where the failure to be so licensed or qualified in a foreign jurisdiction, individually or in the aggregate, would not have a Company Material Adverse Effect. True and complete copies of the Constituent Documents of each Company Entity, each as currently in effect, have been made available to Investor in the Data Room prior to the date hereof. None of the Company Entities is in default under or in violation of any provision of its Constituent Documents, each as amended to date, and all such documents are in full force and effect.

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4.02.       Authorization and Binding Effect. The Company has full limited liability company power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the Transactions by it have been duly and validly authorized by the Company and no other limited liability company, manager, member or other action or proceeding on the part of the Company, its members or any Company Entity is necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been duly executed and delivered by Company, and each of the other Transaction Documents to which the Company will be a party will be duly executed and delivered by the Company. Assuming due authorization, execution and delivery thereof by the other parties thereto, this Agreement is, and the other Transaction Documents will be, a valid and legally binding agreement and obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

4.03.       Consents; Regulatory Filings; No Defaults.

(a)          No Consents of any Governmental Authority or Self-Regulatory Organization are required to be made or obtained by any Company Entity in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions.

(b)          The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the Transactions will not (with or without the giving of notice, the passage of time or both):

(1)         violate or conflict with, or result in a breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of or create any obligation of a Company Entity or a loss of any benefits to which a Company Entity is entitled under, any provision of the Constituent Documents of any Company Entity;

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(2)         materially violate any Applicable Law;

(3)         materially conflict with, require Consent under, or constitute a material violation or breach of or default under, or terminate, cancel or accelerate, or give rise to (or give rise to, after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of, or create any material obligation of a Company Entity or give rise to a loss of any material benefits to which a Company Entity is entitled under, any Material Contract, material Permit or material Advisory Contract; or

(4)         result in the creation or imposition of any Lien on any material assets or properties of any Company Entity or the Business except in the case of clauses (3) and (4), as may result from any facts or circumstances relating solely to Investor or any of its Affiliates.

4.04.       Capitalization and Subsidiaries.

(a)          Schedule 4.04(a) of the Company Disclosure Schedule sets forth the Interests of the Company and the owner (record or otherwise) of each Interest of the Company. All of the outstanding Interests of the Company have been validly issued, were not issued in violation of Applicable Law and are free of any preemptive or similar rights. None of the Interests of the Company are certificated. The Acquired Units will be duly authorized and validly issued when delivered to Investor, and Investor shall have good title to all of the Acquired Units free and clear of all Liens (except to the extent arising under applicable Securities Laws or under the New Operating Agreement).

(b)          Schedule 4.04(b) of the Company Disclosure Schedule sets forth each Subsidiary of the Company. Except as set forth on Schedule 4.04(b) of the Company Disclosure Schedule, ZAIS Group, LLC is wholly-owned by the Company and each of the other Subsidiaries is wholly-owned either directly or indirectly by ZAIS Group, LLC. All of the outstanding Interests of each Subsidiary of the Company have been validly issued, were not issued in violation of Applicable Law and are free of any preemptive or similar rights. Each applicable Company Entity has good title to all Interests of each Subsidiary of the Company free and clear of all Liens (except to the extent arising under applicable Securities Laws or the Constituent Documents of such Subsidiary of the Company).

(c)          Except as set forth on Schedule 4.04(a) or Schedule 4.04(b) of the Company Disclosure Schedule or pursuant to the Transaction Documents, (1) there are no Interests or Rights of any Company Entity, (2) there are no preemptive, repurchase rights, rights of first refusal, agreements, arrangements or commitments to issue or to sell any Interests of any Company Entity, (3) the Company Entities do not have any bonds, debentures, notes or other Indebtedness or obligations to holders which have the right to vote (or are convertible into, exercisable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of a Company Entity on any matter, and (4) there are no outstanding options to purchase or rights to receive in the future any Interests of any Company Entity, whether vested or unvested. Except as set forth on Schedule 4.04(c) of the Company Disclosure Schedule, there are no declared but unpaid dividends or distributions with respect to the Units or any Company Entity that is not wholly-owned directly or indirectly by the Company. Other than the Transaction Documents, there are no proxies, voting agreements, shareholder agreements, registration rights agreements or Contracts establishing any Liens with respect to any Interests in any Company Entity.

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(d)          Except for another Company Entity or such Private Fund Client for which a Company Entity serves as the investment manager, no Company Entity: (1) owns, directly or indirectly, any Interests or Rights in any Person; (2) serves as a general partner or limited partner of any partnership, as a managing member or member of any limited liability company or as a trustee of any trust; (3) except as set forth on Schedule 4.04(d) of the Company Disclosure Schedule, is a party to any joint venture, profit-sharing, or similar arrangement; or (4) except as set forth on Schedule 4.04(d) of the Company Disclosure Schedule, is obligated to make any contributions, make any investments, purchase Interests or Rights, effect any redemptions or repurchases, make any distributions or dividends or make any loans with respect to any Company Entity or Fund sponsored or serviced by any Company Entity.

4.05.       Financial Statements.

(a)          The Company has delivered or will deliver the following financial statements (the “Financial Statements”) to Investor: (1) the Company has delivered the audited consolidated statements of assets, liabilities and members’ equity of ZAIS Group, LLC and its Subsidiaries as of December 31, 2013, 2012, 2011, 2010 and 2009, and the related audited consolidated statements of revenues and expenses, changes in members’ equity and cash flows of the Company Entities for each of the fiscal years then ended, together with the auditor’s report and notes thereto (the “Audited Financial Statements”) and (2) the Company will deliver the unaudited statements of assets, liabilities and members’ equity of the Company Entities as of June 30, 2014 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of revenues and expenses, changes in members’ equity and cash flows of the Company Entities for the six-month period then ended (together with the Interim Balance Sheet, the “Interim Financials”). The Financial Statements have been or will be prepared in accordance with the books, records and financial accounts of the Company Entities. The Audited Financial Statements have been prepared on a modified cash basis accounting method consistently applied during the periods involved (except as may be indicated therein or in the notes thereto). The Interim Financials will be prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject to normal recurring year-end adjustments). Each statement of assets, liabilities and members’ equity in the Financial Statements presents or will present fairly, in all material respects, the financial position of the Company Entities as of its respective date; and each statement of revenues and expenses, changes in members’ equity and cash flows presents or will present fairly, in all material respects, the results of operations, changes in members’ equity and cash flows of the Company Entities for the period covered thereby.

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(b)          The Company will deliver to Investor (i) the restated audited consolidated statements of assets, liabilities and members’ equity of the Company Entities as of December 31, 2013 and 2012 and the end of any other fiscal year where audited financial statements for such fiscal year are required to be provided in the Proxy Statement pursuant to the applicable requirements of the Exchange Act, Regulation S-X and the rules and regulations of the SEC (the December 31, 2013 balance sheet being referred to herein as the “Most Recent Audited Balance Sheet”), and the related audited consolidated statements of revenues and expenses, changes in members’ equity and cash flows of the Company Entities for each of the fiscal years then ended, together with the auditor’s report and notes thereto (the “Restated Audited Financial Statements”) and (ii) the restated unaudited consolidated statements of assets, liabilities and members’ equity of the Company Entities as of the end of any fiscal year where financial information from the unaudited financial statements for such fiscal year are required to be provided in the Proxy Statement pursuant to the applicable requirements of the Exchange Act, Regulation S-X and the rules and regulations of the SEC, and the related unaudited consolidated statements of revenues and expenses, changes in members’ equity and cash flows of the Company Entities for each of the fiscal years then ended (the “Restated Unaudited Financial Statements”, collectively, with the Restated Audited Financial Statements, the “Restated Financial Statements”) . At the time of delivery to Investor, the Restated Financial Statements will have been (i) prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto) and (ii) prepared in accordance with the books, records and financial accounts of the Company Entities. Each statement of assets, liabilities and members’ equity in the Restated Financial Statements will present fairly, in all material respects, the financial position of the Company Entities as of its respective date; and each statement of revenues and expenses, changes in members’ equity and cash flows will present fairly, in all material respects, the results of operations, changes in members’ equity and cash flows of the Company Entities for the period covered thereby. The Restated Financial Statements required to be included in the Proxy Statement by Investor shall, when filed, mailed or distributed, as applicable, comply in all material respects with the applicable requirements of the Exchange Act, Regulation S-X and the rules and regulations of the SEC. No financial statements of any Person other than the Company Entities are required by GAAP to be included in the consolidated financial statements of the Company.

(c)          The Company Entities have designed and maintained systems of internal controls over financial reporting sufficient to provide reasonable assurances that (1) all transactions are executed in accordance with management’s general or specific authorization, (2) all transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain proper accountability for items, (3) access to the property and assets of a Company Entity is permitted only in accordance with management’s general or specific authorization, and (4) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2012, no complaints from any source regarding material accounting, internal accounting controls or auditing matters, and no concerns from any of the Company Employees regarding material questionable accounting or auditing matters, have been received from any Person by any of the Company Entities’ outside auditors, actuaries or attorneys, or on the hotline maintained by any of the Company Entities for such purposes.

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(d)          None of the Company Entities has any debt, obligation, or liability, absolute, fixed, contingent, or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim or any off-balance sheet financial obligation, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts, or other condition (“Liabilities”), except (1) those specifically reflected or reserved against on the Interim Balance Sheet (only to the extent so reflected or reserved against), (2) Liabilities of a type that are not required by GAAP to be accrued on a balance sheet, (3) Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet (none of which have, individually or in the aggregate, a material and adverse impact on the Business), or (4) Liabilities set forth on Schedule 4.05(d) of the Company Disclosure Schedule.

(e)          All accounts receivable (net of any allowances for doubtful accounts) of the Company Entities (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Interim Balance Sheet and have not yet been collected) represent valid obligations to the Company Entities arising from bona fide transactions entered into in the ordinary course of business. There are no Liens on such account receivables.

4.06.       Absence of Changes. Between December 31, 2013 and the date hereof, the Company Entities have conducted the Business in all material respects in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transactions) and there has not been, individually or in the aggregate, any Company Material Adverse Effect. Between December 31, 2013 and the date hereof, no Company Entity has taken any action that would have required the prior written consent of Investor under Section 6.01 if such action had been taken after the date hereof but prior to the Closing.

4.07.       Contracts.

(a)          Schedule 4.07 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which a Company Entity is a party as of the date hereof (each, a “Material Contract”):

(1)         any lease of real property;

(2)         any Contract that provides for payments by a Company Entity, or with respect to which any Company Entity makes or expects to make, either (A) annual payments of $100,000 or more, or (B) aggregate payments of $250,000 or more;

(3)         any employment, consulting, independent contractor, registered representative, retention, change in control, severance, agency and other compensation agreement and arrangement that provides for cash consideration in excess of $100,000, excluding at-will employment agreements that are terminable without penalty or payment by a Company Entity;

(4)         any partnership, limited liability company, joint venture or other similar agreement or arrangement, excluding Constituent Documents of wholly-owned Subsidiaries of the Company;

(5)         any executory Contract relating to the acquisition or disposition of any business, whether by merger, sale of equity, sale of assets or otherwise (including any asset purchase agreement, stock purchase agreement, merger agreement or other acquisition or divestiture agreement);

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(6)         any indenture, mortgage, promissory note, loan agreement or other Contract relating to Indebtedness, the deferred purchase price of property or interest rate, derivative, hedging or similar transactions;

(7)         any license or other Contract pursuant to which any Company Entity licenses (as licensor or licensee) Intellectual Property or Information Technology, excluding (A) licenses for off-the-shelf, commercially available Software or (B) licenses for immaterial Intellectual Property or Information Technology;

(8)         any Contract with a Governmental Authority or a Self-Regulatory Organization;

(9)         any Contract containing any exclusive dealing, non-competition, non-solicitation or similar covenants (other than non-disclosure or confidentiality agreements containing any exclusive dealing, non-competition, non-solicitation or similar covenants) that (i) limit the freedom of a Company Entity to compete in any line of business, (ii) restrict the geographical operations of a Company Entity, (iii) restrict hiring or engaging any Person, (iv) restrict soliciting any existing or potential clients or (v) grant “most favored nations” or similar status to any Person;

(10)        any Contract providing for Supplemental Payments;

(11)        any finder’s agreement or arrangement for soliciting, distributing, selling or promoting Investment Services or investments in Funds or Private Fund Clients or any agreement pursuant to which a Company Entity is obligated to make payments based on profits or revenues or any underwriting, placement agent or selling agreement;

(12)        any custody or sub-custody arrangement, transfer agent agreement, sub-advisory agreement, administrative and accounting agreement, shareholder services agreement, distribution agreement, securities lending agreement, prime brokerage or other brokerage-related agreement or similar agreement;

(13)        any soft dollar arrangement or agreement;

(14)        any material Contracts with pricing agencies, market data providers or record retention companies;

(15)        any Contract imposing a Lien (other than Permitted Liens) on any material assets or line of business of a Company Entity;

(16)        any Contract in which any Company Entity has directly or indirectly guaranteed any material Liabilities of any other Person;

(17)        any power of attorney given by a Company Entity; and

(18)        any other Contract, the termination of which would be material to the Company Entities, taken as a whole.

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(b)          A true and complete copy of each such written Material Contract (and all schedules, exhibits and amendments thereto) and a summary of the material provisions of any oral Material Contract have been delivered or otherwise made available to Investor in the Data Room prior to the date hereof.

(c)          Each Company Entity has performed in all material respects all of the obligations set forth in, and is not in breach or violation of, or default under, any Material Contract, and (1) to the Company’s Knowledge, no event exists that with notice, the passage of time or both would result in a violation or breach by a Company Entity of any of the terms or provisions of, constitute (with or without notice, lapse time, or both) a default under, give rise to any material penalty, right of amendment, termination, cancellation, diminution, payment or acceleration under, require the consent of a counterparty or third party under or give any Person a right to declare a default under, any Material Contract, (2) to the Company’s Knowledge, no other party to any Material Contract is in material default thereunder, (3) no Company Entity has received any repudiation, claim of default under or cancellation of any Material Contract or notice of an intent not to renew such Material Contract, and (4) each Material Contract is in full force and effect in all material respects, and (assuming due authorization, execution and delivery thereof by the counterparties thereto) constitutes the valid and legally binding obligation of each party thereto, except as enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

4.08.       Permits. ZAIS Group, LLC is and has, since its inception, been duly registered as an investment adviser under the Investment Advisers Act. Only those Company Entities listed on Schedule 4.08 of the Company Disclosure Schedule currently rely on the investment adviser registration of ZAIS Group, LLC with the intent to conduct a single advisory business, and each such Company Entity satisfies the conditions necessary to so rely as specified by relevant SEC staff no-action relief and related guidance. Other than ZAIS Group, LLC and the Company Entities listed on Schedule 4.08 of the Company Disclosure Schedule, no other Company Entity is required to be registered as an investment adviser under the Investment Advisers Act or to file reports with the SEC as an Exempt Reporting Adviser. Each Company Entity has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted (including any requirement to be duly registered as an investment adviser under the Investment Advisers Act or otherwise be duly approved or authorized by any Governmental Authority and/or Self-Regulatory Organization to perform regulated financial activities) (collectively, “Permits”) and the Company has no Knowledge of any proceeding to terminate, suspend, limit or adversely modify any such registration or Permit. Schedule 4.08 of the Company Disclosure Schedule sets forth a list of each material Permit. Each of the Subsidiaries of the Company is and has, since its inception, been engaged solely in the business of providing Investment Services. Each Person employed by a Company Entity who is required to be registered as an investment adviser representative, registered representative or salesperson with the SEC, the securities commission of any state or any Self-Regulatory Organization, or is otherwise required to be approved or licensed by or registered with any Governmental Authority, is so registered or approved as such and, to the Company’s Knowledge, such registration or approval is in full force and effect and there are no proceedings to terminate, suspend, limit or adversely modify any such registration or approval. A list of all such registrations and approvals is set forth on Schedule 4.08 of the Company Disclosure Schedule. None of the Subsidiaries of the Company is, or upon completion of the Transactions will be, required to be registered as (a) a broker-dealer under Section 15 of the Exchange Act, (b) a transfer agent under Section 3(a)(25) of the Exchange Act, or (c) a public company under Section 12 of the Exchange Act.

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4.09.       Compliance with Laws.

(a)          The Company Entities are, and since January 1, 2012 have been, in compliance with all Applicable Laws in all material respects. Each Company Entity has not been charged with or received, at any time since January 1, 2012, any written notice from any Governmental Authority or Self-Regulatory Organization alleging any material violation of, or failure to comply with, any Applicable Law and, to the Company’s Knowledge, no Company Entity is under investigation with respect to the material violation of any Applicable Law.

(b)          No Company Entity or any officer or director, or to the Company’s Knowledge, any employee of a Company Entity is subject to any pending or, to the Company’s Knowledge, threatened investigation or disciplinary or administrative proceedings by any Governmental Authority or Self-Regulatory Organization. No Company Entity is a party to any commitment letter or similar undertaking to or a recipient of any supervisory letter from, or has adopted any resolutions at the request of, any Governmental Authority or Self-Regulatory Organization, or been advised in writing since January 1, 2012 by any Governmental Authority or Self-Regulatory Organization that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any such letter or undertaking.

(c)          Since January 1, 2011, each Company Entity has filed, and delivered to its clients and investors (as necessary), on a timely basis and in a proper manner, and paid the associated fees and assessments for, all registration statements and disclosure documents on Form ADV and comparable other filings and deliverables required under Applicable Law. The Company has delivered to Investor in the Data Room prior to the date hereof, true and complete copies of the currently effective Form ADV for ZAIS Group, LLC, as amended to date, and all foreign registration forms for each Company Entity, each likewise as amended to date. The information contained in such forms was true and complete in all material respects at the time of filing, and, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the Company Entities have made all amendments to such forms (and deliveries of any such amendments) as they are required to make under Applicable Law.

4.10.       Investment Advisory Activities.

(a)          No Company Entity is subject to any limitation imposed by any of its Permits that materially restricts the provision of Investment Services currently provided or conducted by such Company Entity or by any Persons rendering Investment Services on behalf of such Company Entity, except to the extent provided by Applicable Law.

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(b)          Except as set forth on Schedule 4.10(b) of the Company Disclosure Schedule, no Person other than properly licensed and registered full-time employees of a Company Entity (i) renders Investment Services to or on behalf of the Company Entities (other than administrative, custodial and similar services provided by third parties with respect to certain Private Fund Clients) or (ii) solicits Clients or potential clients with respect to the provision of Investment Services by the Company Entities and no Founder Member nor any Affiliate or Immediate Family of a Founder Member provides Investment Services other than through the Company Entities.

(c)          Each of the Company Entities has adopted and implemented written policies and procedures reasonably designed to prevent violation, by it and its supervised persons, of the Securities Laws as required under Applicable Law, including Rule 206(4)-7 under the Investment Advisers Act or, in the case of a Subsidiary domiciled in a country other than the United States, as required by any Applicable Laws. The Company has reviewed, no less frequently than annually, the adequacy of such policies and procedures of itself and each Company Entity and the effectiveness of their implementation.

(d)          ZAIS Group, LLC has designated a chief compliance officer responsible for, inter alia, administering the policies and procedures required under the Securities Laws, or, in the case of a Subsidiary domiciled in a country other than the United States, as required by any Applicable Laws. Each Company Employee has executed an acknowledgement that he or she is bound by the terms of the code of ethics and insider trading policies of such entity. Set forth on Schedule 4.10(d) of the Company Disclosure Schedule is a list of all material violations of such policies and procedures since January 1, 2011.

(e)          Each of the Company Entities has, in the conduct of the Business, at all times, rendered Investment Services in material compliance with all applicable requirements as to portfolio composition and portfolio management, including the terms of any and all Advisory Contracts, any written instructions from its Clients, any policies and procedures adopted by its Clients, the organizational and offering documents of its Clients, any applicable filings (including the Form ADV of ZAIS Group, LLC), Board directives and Applicable Law.

(f)          None of the Company, a Company Entity listed on Schedule 4.08 of the Company Disclosure Schedule or, to the Knowledge of the Company, a Person “associated” (as defined under the Investment Advisers Act) with the Company or a Company Entity listed on Schedule 4.08 of the Company Disclosure Schedule has been convicted of any crime or is or has engaged in any conduct of the type described in Section 9(a) of the Investment Company Act or that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act, and there is no proceeding or investigation pending or, to the Knowledge of the Company, threatened by a Governmental Authority or Self-Regulatory Organization that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation.

(g)          For purposes of this Section 4.10 only, any use of the term “Affiliate” shall also include any affiliate as defined by the Investment Company Act.

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4.11.       Private Fund Clients.

(a)          Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each Private Fund Client. Except with respect to such Private Fund Clients and except as described in Schedule 4.11(a) of the Company Disclosure Schedule, no Company Entity currently acts as investment adviser, investment sub-adviser, commodity pool operator, commodity trading advisor, general partner, managing member, manager or sponsor or in any similar capacity to any Fund that is exempt from registration as an investment company under the Investment Company Act and any other comparable Applicable Law. As to each Private Fund Client, there has at all times been in full force and effect an Advisory Contract pursuant to which a Company Entity has performed investment management, advisory or sub-advisory services for such Private Fund Client, and each Contract pursuant to which a Company Entity has received compensation or allocations of gain or income respecting their activities in connection with any of the Private Fund Clients has been duly approved and performed in accordance with the applicable Constituent Documents and Applicable Law. There are no existing material defaults under or violations of the Constituent Documents of any Private Fund Client. Each such Constituent Document is in full force and effect. The Company has provided to Investor in the Data Room prior to the date hereof true and complete copies of (1) the Constituent Documents for each Private Fund Client, (2) each form of subscription agreement and private placement memorandum, information memorandum, prospectus or other offering document (as applicable) of each Private Fund Client, including any amendments or supplements thereto, (3) all side letters with any investor in a Private Fund Client, including every letter or other written communication that provides specific benefits or other treatment to such investor, and (4) all material information and documents related to the Funds that are required to be reported to and filed with, or received from, any Governmental Authority and Self-Regulatory Organization.

(b)          Each Private Fund Client that is a juridical entity has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Private Fund Client that is a trust has been duly organized and is validly existing and has all requisite power and authority to own, lease and operate its material properties and to carry on its business as now conducted. Each Private Fund Client is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law, except for any failure to be so qualified, licensed or registered that, individually and in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All outstanding Interests of each Private Fund Client (1) have been issued, offered and sold in compliance with Applicable Law in all material respects and (2) have been duly authorized and validly issued and are fully paid and (if applicable) non-assessable.

(c)          The private placement memorandum, information memorandum, prospectus or other offering document (as applicable) of each Private Fund Client has at all times since the original offering of Interests in such Private Fund Client complied with, and been provided to potential investors in accordance with, all Applicable Laws, and has not contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading, in each such case at all such times as any such applicable offering document was delivered to investors or potential investors in such Private Fund Client. Each investor or potential investor in a Private Fund Client has been delivered an applicable offering document relating to such Private Fund Client as required by Applicable Law (and in any event prior to subscribing for, or otherwise making an investment decision with respect to, Interests in such Private Fund Client).

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(d)          For each Private Fund Client, the Company has provided to Investor in the Data Room prior to the date hereof true and complete copies of the (1) audited balance sheet of such Private Fund Client and the related statements of income, equity and cash flows for such Private Fund Client’s 2013 fiscal year and (2) audited balance sheet of such Private Fund Client and the related statements of income, equity and cash flows for such Private Fund Client’s 2012 fiscal year (each hereinafter referred to as a “Private Fund Financial Statement”). Such Private Fund Financial Statements present fairly the financial position, results of operations and cash flows of the Private Fund Clients as at and for the respective periods then ended, and have been prepared in accordance with GAAP or IFRS, as applicable.

(e)          No Company Entity is liable in connection with, on behalf of, or for, any obligation of any of the Private Fund Clients (except as set forth in the applicable Constituent Document or Private Fund Client Advisory Contract or in the case of a general partner of a Private Fund Client, with respect to general partner liability to the extent imposed by Applicable Law), and no Company Entity is in a position in which it may become so liable, including on any insolvency, liquidation, transformation, amalgamation, merger or split-up of any Private Fund Client. Each Private Fund Client has sufficient collateral to support its borrowing.

(f)          Each Private Fund Client has (as applicable) a separate prime broker, custodian or trustee which is a third-party entity independent of the Company Entities, which provider and service is identified on Schedule 4.11(f) of the Company Disclosure Schedule for each Private Fund Client, together with the relevant agreement related thereto. The Company has provided to Investor in the Data Room prior to the date hereof true and complete copies of all such agreements and any amendments or supplements thereto.

(g)          There are no unfunded capital commitments or outstanding capital contributions with respect to any Private Fund Client.

(h)          Each Private Fund Client has obtained all Permits and made all filings, applications and registrations with all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit such Private Fund Client to carry on its respective business as presently conducted and offer its Interests for investment, and all such Permits, filings, applications and registrations are in full force and effect, as applicable.

(i)          Each Private Fund Client has operated, and its Interests have at all times been offered, in compliance in all material respects with its offering documents and all Applicable Law, and consummation of the Transactions will not result in any violation of Applicable Law.

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(j)          No Private Fund Client, Company Entity or, to the Knowledge of the Company, Person “associated” (as defined under the Investment Advisers Act) with the Company or a Company Entity is subject to any cease-and-desist or other order issued by, or a party to any consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Authority or Self-Regulatory Organization and the Company is not on notice of the pendency of any such order. No Private Fund Client or Company Entity is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any Governmental Authority or any Self-Regulatory Organization relating to any aspect of the business, properties or assets of such Private Fund Client, including those which could give rise to an affirmative answer to any of the questions in Item 11, Part 1A, Item 9 of Part 2A or Item 3 of Part 2B of the Form ADV of ZAIS Group LLC, except as disclosed in response to such Items.

(k)         No Private Fund Client, Company Entity or, to the Knowledge of the Company, Person “associated” (as defined under the Investment Advisers Act) with the Company or a Company Entity has been charged or, to the Company’s Knowledge, threatened with or under investigation with respect to, any material violation of any provision of any Applicable Law, including any Securities Law or regulation applicable to the business, properties or assets of such Private Fund Client or Company Entity, affecting such Private Fund Client, or the Transactions, or which could give rise to an affirmative answer to any of the questions in Item 11, Part 1A, Item 9 of Part 2A or Item 3 of Part 2B of the Form ADV of ZAIS Group LLC, except as disclosed in response to such Items.

(l)          Each Private Fund Client: (1) offers its securities on a basis exempt from registration of its securities under the Securities Act, the Exchange Act and applicable Securities Laws, (2) is exempt from the registration requirements of the Investment Company Act, (3) is not treated as holding “plan assets” as described in Section 3(42) of ERISA and U.S. Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA, (4) is not subject to any law similar to the fiduciary provisions of ERISA or the prohibited transaction provisions of the Code (“Similar Law”), and (5) is otherwise in compliance in all material respects with its Constituent Documents and Applicable Law.

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4.12.       Advisory Contracts and Clients.

(a)          Schedule 4.12(a) of the Company Disclosure Schedule sets forth a true and complete listing of (1) each Client as of the date hereof, indicating (A) which Company Entity it is a Client of, (B) whether such Client is a Private Fund Client, REIT, business development company as defined in the Investment Company Act, or Direct Client, and (C) any arrangement between a Company Entity and another Person (other than the Client) by which a Company Entity pays or receives a fee in connection with the solicitation or provision of Investment Services or placement of interests in a Private Fund Client to such Client; (2) each Advisory Contract, and all amendments thereto, in effect on the date hereof between a Company Entity and any Client or any other Person; (3) the amount of assets under management of each Client as of the Cut-Off Date, both with and without regard to the elimination of duplication, (4) the applicable fee rates, including investment management fees and any Performance Fees (along with the basis for the calculation of such Performance Fees), attributable to each Client as of the Cut-Off Date and any fee adjustments implemented since such date or proposed to be instituted, and (5) any Supplemental Payments to be made in connection with any Advisory Contracts or by any of the Company Entities. Except as set forth on Schedule 4.12(a) of the Company Disclosure Schedule, to the Company’s Knowledge, no Client has expressed an intention to terminate or reduce in any material respect its investment relationship with the Company Entities, or adjust the fee schedule with respect to any Advisory Contract in a manner which would materially reduce the fee to the Company Entities either directly or by any material increase in Supplemental Payments. No such termination, reduction or adjustment, or suspension of the investment relationship between the Client and the Company Entities will result from the execution of the Transaction Documents, Constituent Documents of the Company Entities or the consummation of the Transactions. Each Client that is a “restricted person” as determined in accordance with FINRA Rule 5130 or a “covered person” as determined in accordance with FINRA Rule 5131 is designated as such on Schedule 4.12(a) of the Company Disclosure Schedule. None of the Company Entities provides Investment Services to any 529 Plans or Wrap Programs.

(b)          Each Advisory Contract is in full force and effect, and each Advisory Contract and any subsequent renewal has been duly authorized, executed and delivered by the applicable Company Entity and, to the Company’s Knowledge, each other party thereto, in compliance with any Applicable Law, and, is, and will continue to be following the consummation of the Transactions, (assuming due authorization, execution and delivery thereof by the counterparties thereto) a legal, valid and binding agreement of such Company Entity and, to the Company’s Knowledge, each other party thereto, enforceable in accordance with its terms except as enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(c)          There does not exist under any Advisory Contract any event of default or event or condition that, after notice or lapse of time or both, would (1) constitute an event of default thereunder on the part of a Company Entity or, to the Company’s Knowledge, on the part of any other party thereto or (2) permit termination, modification, suspension or acceleration by a Company Entity or such other party to the Advisory Contract prior to the date hereof. True and complete copies of each Advisory Contract for each Client, including the fee schedule of any such Advisory Contracts, have been made available to Investor in the Data Room prior to the date hereof. There are no material disputes pending with or, to the Company’s Knowledge, threatened by any Client under the terms of any Advisory Contract.

(d)          Each of the Company Entities has reviewed each of its respective Clients and any investors in Interests of its Clients, as applicable, in accordance with applicable anti-money laundering laws and regulations.

(e)          No Company Entity serves as investment adviser, pursuant to an investment advisory contract or otherwise, to an affiliated Fund which is registered or required to be registered as an Investment Company, and except for BDC, no Company Entity provides investment sub-advisory or other Investment Services, pursuant to an investment sub-advisory contract or otherwise, to any Fund which is registered or required to be registered as an Investment Company and no Company Entity will so serve prior to the Closing.

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4.13.       ERISA Matters. No Company Entity provides or has provided Investment Services or other services, including those with respect to which any Company Entity has acted as a fiduciary (within the meaning of Title I of ERISA, Section 4975 of the Code or any Similar Law) to any Client which is: (1) an employee benefit plan which is subject to Title I of ERISA; (2) a plan subject to Section 4975 of the Code; (3) a plan subject to Similar Law or (4) an entity deemed to hold the “plan assets” of plans described in (1), (2) or (3) above pursuant to Section 3(42) of ERISA and applicable regulations of the Department of Labor, Similar Law or otherwise.

4.14.       Specialized Entities and Transactions.

 (a)          REIT.

(1)         Each ZAIS REIT Entity is duly organized and existing in good standing under the laws of the state of its incorporation or formation, as applicable, and has in all material respects the requisite corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets and the Company has no Knowledge of any proceeding to terminate, suspend, limit or adversely modify any such powers. Each ZAIS REIT Entity is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(2)         Neither the ZAIS REIT Entities nor ZAIS REIT Management, LLC is in material default in the performance, observation and fulfillment of any of the terms or conditions of its Constituent Documents. None of the ZAIS REIT Entities or the Company Entities has received written notice, nor, to the Company’s Knowledge, has any service provider received written notice, of any written complaint from a holder of an Interest in a ZAIS REIT Entity, Governmental Authority, Self-Regulatory Organization or other Person related to noncompliance by the ZAIS REIT Entities with Applicable Law, in each case since January 1, 2012.

(3)         ZAIS Financial Corp. is and at all times since its commencement of operations has been organized and operated in conformity with the requirements for qualification as a REIT under the Code. All Tax Returns required to be filed by the ZAIS REIT Entities have been duly and timely filed under Applicable Laws and regulations. All Taxes owed by the ZAIS REIT Entities have been duly and timely paid and no tax liens are currently in existence other than liens for taxes not yet due and payable.

(4)         To the Company’s Knowledge, there is no pending or threatened Litigation that could materially and adversely affect the business, operations and activities of any of the ZAIS REIT Entities.

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(5)         The ZAIS REIT Entities are, and at all times since January 1, 2012 have been, in compliance in all material respects with all Applicable Laws.

(6)         Except as set forth on Schedule 4.14(a)(6) of the Company Disclosure Schedule, all Interests issued by a ZAIS REIT Entity were and continue to be properly registered under the Securities Laws, the offering and sale of any such interests complies with all Applicable Law in all material respects, and all outstanding shares of ZAIS Financial Corp. have been duly authorized and are fully paid and non-assessable.

(7)         Each ZAIS REIT Entity holds, and at all times since January 1, 2012 has held, all material Permits necessary to conduct its current operations, business, and activities. To the Company’s Knowledge, each Person engaged by, a ZAIS REIT Entity and any agent thereof who is required to be registered with, or licensed or otherwise approved by a Governmental Authority or Self-Regulatory Organization to conduct the Person’s business on behalf of a ZAIS REIT Entity, is so registered, licensed or approved as such and such registration, license or approval is in full force and effect. The Company has no Knowledge of any proceeding or other action to terminate, suspend, limit or adversely modify any such Permit of a ZAIS REIT Entity or registration, license or approval of its employees and agents that would restrict, limit or impair in any material way the ability of a ZAIS REIT Entity to conduct its business, operations and activities.

(8)         Since their formation, the ZAIS REIT Entities have (i) timely filed all required regulatory filings, including periodic reports and other filings required under the Exchange Act or any other Securities Law, and (ii) timely filed, in all material respects, any other material forms, reports, and documents required to be filed under Applicable Law with any applicable Governmental Authority or any Self-Regulatory Organization (the “REIT Reports”). As of their respective dates, the REIT Reports were prepared in accordance with the requirements of all Applicable Law in all material respects.

(9)         Each REIT Advisory Contract and other Contract that is material to the operations of the ZAIS REIT Entities to which a ZAIS REIT Entity is a party or beneficiary has been duly authorized, executed and delivered by such ZAIS REIT Entity in compliance with any Applicable Law in all material respects and, assuming the due authorization, execution and delivery thereof by the other parties thereto, is a valid and binding agreement of such ZAIS REIT Entity, is in full force and effect and is enforceable against such ZAIS REIT Entity and, to the Company’s Knowledge, each counterparty thereto in accordance with its terms, except as enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(b)          Collateralized Loan Obligations.

(1)         Schedule 4.14(b)(1) of the Company Disclosure Schedule sets forth a true and complete listing of each CLO Transaction. Each CLO Transaction set forth on Schedule 4.14(b)(1) of the Company Disclosure Schedule is in compliance in all material respects with all laws and regulations that are or will be governing such transactions, and no CLO Issuer is a “banking entity” as defined by the Volcker Rule.

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(2)         Schedule 4.14(b)(2) of the Company Disclosure Schedule sets forth a description of the fees payable to any of the Company Entities with respect to each CLO Transaction, including any Performance Fees and indicating the amount of Performance Fees that are payable as of the date of this Agreement.

(3)         The Company’s execution and performance of this Agreement and any other Transaction Document will not affect in any material respect any Company Entity’s role as manager under each CLO Transaction or the fees payable thereunder.

(4)         Each CLO Issuer (A) offers its securities on a basis exempt from registration of its securities under the Securities Act, the Exchange Act and applicable Securities Laws, (B) is exempt from the registration requirements of the Investment Company Act, (C) is not treated as holding “plan assets” as described in Section 3(42) of ERISA and U.S. Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA, (D) is not a benefit plan or subject to any Similar Law, and (E) is otherwise in compliance in all material respects with its Constituent Documents and Applicable Law.

(c)          Specialized Investment Management SICV SIF.

(1)         All authorizations for the operation of the business of the SICAV and for the holding of any relevant assets have been obtained, are in full force and effect and have been and are being complied with in all material respects, including compliance with the relevant authorizations from the Commission de Surveillance du Secteur Financier (the “CSSF”) to be authorized, and listed as such on the official list of the CSSF, as a specialized investment fund under the Luxembourg law of 13 February 2007, as amended, and the activities of the SICAV are carried out in compliance with such authorization;

(2)         the SICAV has the capacity and authority to own its assets, to appoint investment advisers (as further described under the SICAV Prospectus dated October 2013) and to carry on its business and the SICAV holds all relevant Permits to perform its activities from the CSSF;

(3)         the SICAV does not qualify as an "alternative investment fund" or "AIF" within the meaning of article 1 (39) of the Luxembourg Law of 12 July 2013 on Alternative Investment Fund Managers; and

(4)         each of the SICAV’s sub-funds is classified under the U.S. Foreign Account Tax Compliant Act (“FATCA”) as a “registered deemed compliant foreign financial institution” and as a reporting financial institution under the subsequent agreement that has been signed between the Government of the United States of America and the Government of the Grand Duchy of Luxembourg to Improve International Tax Compliance and to Implement FATCA.

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4.15.       Litigation.

(a)          Except as set forth on Schedule 4.15 of the Company Disclosure Schedule and any Litigation brought by stockholders of Investor, there is, and since January 1, 2012 has been, no material litigation, proceeding, investigation or controversy, including administrative proceedings by a Governmental Authority or Self-Regulatory Organization, relating to any Fund or Direct Client account and involving the Company or its Affiliates (“Litigation”) pending or, to the Company’s Knowledge, threatened against (1) any Company Entity or any properties or rights of any Company Entity or (2) to the Company’s Knowledge, any present or former officer, director or employee of any Company Entity acting in his or her capacity as such who has a right to seek indemnification from the applicable Company Entity.

(b)          There are, and since January 1, 2012, have been, no Orders in favor of or naming any of the Company Entities or, to the Company’s Knowledge, any of their respective Affiliates, directors, managers, officers or employees, as applicable, relating to the performance of their duties in such capacities or against or affecting their properties. No Company Entity is in default with respect to any Order.

4.16.       Employee Benefit Plans.

(a)          Except for the arrangements set forth on Schedule 4.16(a) of the Company Disclosure Schedule, the Company Entities do not now maintain or contribute to, and do not have any liability, actual or contingent, to or in respect of, or any obligation under, any plan, program, policy or arrangement providing pension, profit-sharing, change in control, deferred compensation, bonus or incentive compensation, stock option or other equity-based compensation, phantom equity, severance, group or individual health, dental, medical, disability, life insurance, tuition, paid time off, survivor or other pension, welfare, equity compensation or fringe benefits, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, including but not limited to by reason of any Company Entity being or having been treated as a single employer with any other Person (any such Person, an “ERISA Affiliate”) under Section 414 of the Code or Section 4001(b) of ERISA. Each of the arrangements set forth on Schedule 4.16(a) of the Company Disclosure Schedule is herein referred to as an “Employee Benefit Plan” or “Plan”.

(b)          The Company has heretofore made available in the Data Room (or otherwise in electronic form) true and complete copies of each Employee Benefit Plan (or if any Plan is not written, an accurate description of the material terms thereof), and with respect to each Plan, true and complete copies of (1) any associated trust, funding, custodial, insurance and service agreements, (2) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions and any summaries of material modifications thereto) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, (3) the most recently received IRS determination or opinion letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan, and pending requests relating to any of the foregoing, (4) any material written policies or procedures used in the administration of such Plan, and (5) any material communications with the Department of Labor or the Internal Revenue Service or any other Governmental Authority in the current or any of the three (3) preceding calendar years.

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(c)          Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Plan and with the requirements prescribed (in connection with a Plan that is a tax-qualified pension plan or welfare benefit plan as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”) and each trust or other entity intended to qualify as a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code and associated with any Employee Benefit Plan is expressly identified as such on Schedule 4.16(a) of the Company Disclosure Schedule and has been determined to be so qualified by the Internal Revenue Service (or, where there is no determination letter but the Qualified Plan is based upon a master or prototype or volume submitter form, the sponsor of such form has received a current opinion or advisory letter as to the form upon which the Qualified Plan sponsor is entitled rely under applicable Internal Revenue Service procedures) and nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(d)          Except as set forth on Schedule 4.16(d) of the Company Disclosure Schedule,

(1)         there are no pending or threatened legal actions, proceedings or investigations, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the Company’s Knowledge, any fiduciary or service provider thereof and, to the Company’s Knowledge, there is no basis for any such legal action, proceeding or investigation;

(2)         no Employee Benefit Plan is or has at any time been subject to Section 302 or Title IV of ERISA or Section 412 of the Code;

(3)         no Employee Benefit Plan nor any Person who is a party in interest in respect of an Employee Benefit Plan within the meaning of Section 3(14) of ERISA with respect thereof has engaged in a prohibited transaction which could subject any Company Entity directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(4)         to the Company’s Knowledge, no communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Employee Benefit Plan; provided, however, that in no event shall an Employee Benefit Plan be considered a communication or disclosure;

(5)         no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Subtitle B, Part 6 of ERISA;

(6)         each Employee Benefit Plan that is a “welfare plan,” as defined in Section 3(1) of ERISA, whether or not subject to ERISA, is fully insured;

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(7)         no Company Entity has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan;

(8)         no Company Entity has undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may imposed by applicable law, and without penalty or cost (other than routine administrative costs); and

(9)         no Company Entity has any liability, including under any Employee Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee, or vice-versa.

(e)          With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company Entities, under the terms of each such Plan or applicable law (determined without regard to any waiver of legally applicable funding requirements), as applied through the Closing Date. The fair market value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, equals or exceeded the present value of all benefits liabilities under that Plan. None of the assets of any Employee Benefit Plan include any capital stock or other securities issued by any Company Entity or any ERISA Affiliate.

(f)          The execution of this Agreement and the consummation of the Transactions will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), (1) result in any payment (whether of severance pay or otherwise) or benefit becoming due from or under any Employee Benefit Plan to any current or former director, officer, consultant or employee of any Company Entity, (2) result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee (including any bonus, golden parachute, retirement, severance, change of control payment, or other benefit or enhanced benefit), or (3) result in the payment of any “excess parachute payment” (within the meaning of Code Section 280G.

(g)          No Employee Benefit Plan is a multiemployer plan within the meaning of Section 4001 of ERISA (a “Multiemployer Plan”) or is a plan described in Sections 4063 or 4064 of ERISA (a “Multiple Employer Plan”), and neither the Company Entities nor any ERISA Affiliate has in the past contributed to or had any obligation to contribute to any Multiemployer Plan or any Multiple Employer Plan.

(h)          Each Employee Benefit Plan subject to the laws of any jurisdiction outside of the United States (an “International Plan”) is separately identified on Schedule 4.16(h) of the Company Disclosure Schedule. Each International Plan (1) if intended to qualify for special tax treatment, meets all requirements for such treatment; (2) is fully funded and has been fully accrued for on the Financial Statements; and (3) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

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4.17.       Labor and Employment Matters.

(a)          Schedule 4.17(a) of the Company Disclosure Schedule sets forth with respect to each Company Employee (including any Company Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave or on layoff status subject to recall) (1) the name of such Company Employee, the date as of which such Company Employee was originally hired by the applicable Company Entity and whether the Company Employee is on an active or inactive status; (2) such Company Employee’s title or position; (3) whether such Company Employee is classified as exempt or non-exempt under the Fair Labor Standards Act of 1938 and other Applicable Law; (4) such Company Employee’s annualized compensation as of the date hereof including 2014 base salary, 2013 total incentive compensation award (which includes cash paid to such Company Employee and any retention or bonus accruals payable to him or her in the future); and (5) the Company Entity or other Person at which such Company Employee is employed and such employee’s regular work location.

(b)          Except as set forth in Schedule 4.17(b) of the Company Disclosure Schedule, the Company Entities do not retain the services of individuals who are classified as consultants, contract labor or independent contractors, and have not done so since January 1, 2012. None of the Company Entities has any material liability under Applicable Law arising out of improperly classifying any service provider as a consultant, contract laborer or independent contractor, and no such service provider is entitled to any material compensation or benefits that he or she has not been afforded under any Applicable Law or Employee Benefit Plan due to such classification.

(c)          Except as set forth on Schedule 4.17(c) of the Company Disclosure Schedule, the employment of each of the Company Employees is terminable by the Company at will, and none of the Company Entities has any obligation to provide any particular form or period of notice prior to terminating the employment of any of the Company Employees or pay severance upon termination. None of the Company Entities has, and to the Company’s Knowledge, no other Person has, promised or otherwise provided any assurances (contingent or other), to any Company Employee, consultant or contractor of any of the Company Entities, of any terms or conditions of employment following the Closing.

(d)          Except as set forth in Schedule 4.17(d) of the Company Disclosure Schedule, (1) none of the Company Employees has given any of the Company Entities written notice terminating his or her employment with any of the Company Entities, or terminating his or her employment in connection with the Closing; (2) none of the Company Entities has a present intention to terminate the employment of any Company Employee; (3) to the Company’s Knowledge, no Company Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement or other restrictive covenant with any Person, or subject to any court order, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for any of the Company Entities, or (B) any of the Company Entities’ business or operations; and (4) to the Company’s Knowledge, no Company Employee, contractor or consultant is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant with any Person relating to the right of any such Company Employee, contractor or consultant to be employed or retained by any of the Company Entities.

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(e)          (1)         There are no collective bargaining agreements to which any of the Company Entities are parties with respect to any Company Employees, and (2) (A) no labor union, labor organization, or any other type of employee representative body represents or, to the Company’s Knowledge, claims to represent any Company Employees or group of Company Employees, none of the Company Entities has received any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Company Employees, and none of the Company Entities has any duty to bargain with any labor organization, (B) there are no, and since January 1, 2012, there have been no organizational campaigns or petitions seeking recognition of a bargaining unit in the Company Entities or other unionization activities, (C) there are no strikes, walk outs or work stoppages, lockouts, unfair labor practice charges or other labor dispute pending or, to the Company’s Knowledge, threatened with respect to any Company Employees, and (D) no strikes, walk outs, work stoppages, lockouts, unfair labor practice charges or other labor dispute has occurred with respect to any Company Employees or former employees of any of the Company Entities since January 1, 2012.

(f)          Each of the Company Entities is and has since January 1, 2012 been in compliance in all material respects with all Applicable Law respecting employment and employment practices, including wage and hour, immigration, civil rights, equal employment opportunity, privacy, safety and health, workers’ compensation, the classification of employees as exempt from overtime, leased or temporary, the classification of consultants and independent contractors, the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local Laws (collectively, the “WARN Act”), and the collection and payment of withholding, social security and any other applicable Taxes relating to Company Employees and former employees of any of the Company Entities. Since January 1, 2012, there has not been any, and currently there is no, complaint, charge, claim, investigation, audit or agency proceeding pending before any Governmental Entity, or, to the Company’s Knowledge, threatened against any of the Company Entities, with respect to the employment practices of the Company Entities or involving any Person who has provided services to any of the Company Entities as an employee or contractor. There is no claim for workers’ compensation benefits or similar benefits in connection with any work-related illness or injury, pending or, to the Company’s Knowledge, threatened against, or in connection with work performed for, any of the Company Entities. There is no disputed claim for unemployment compensation pending or, to the Company’s Knowledge, threatened against, or in connection with work performed for, any of the Company Entities.

(g)          None of the Company Entities is delinquent with respect to, or has it failed to pay, any of the Company Employees for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments to which they would be entitled under Applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals. None of the Company Entities is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employees or any other Person (other than Company Employees) for any of the Company Entities (other than routine payments to be made in the normal course of business and consistent with past practice). None of the Company Entities is delinquent with respect to, or has failed to pay in any material respects, any of the consultants, contractors or any other Person (other than Company Employees) who performed services for any of the Company Entities, for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments to which they would be entitled under Applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals, if any.

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(h)          Schedule 4.17(h) of the Company Disclosure Schedule sets forth all of the Company Employees that require a visa, work permit or other authorization to work in the United States. Each of the Company Entities and, to the Company’s Knowledge, each Company Employee, is in compliance with all applicable visa and work permit requirements. No visa or work permit held by a Company Employee will expire during the six (6) month period beginning on the date of this Agreement.

(i)          None of the Company Entities has implemented any plant or office closing, transfer, mass layoff or other event triggering any duty under the WARN Act with respect to any Company Employees or former employees of any of the Company Entities, and none of the Company Entities has taken any action or failed to take any action in connection with the transactions contemplated by this Agreement that could give rise to any liability or other obligation under the WARN Act.

4.18.       Taxes. Except as set forth in Schedule 4.18 of the Company Disclosure Schedule:

(a)          The Company has properly been treated as a partnership (and not as a publicly-traded partnership) for U.S. federal and New Jersey income Tax purposes for all taxable periods of its existence, and ZAIS Group, LLC has properly been treated as either a partnership (and not as a publicly-traded partnership) or as an entity disregarded as separate from its owner for such purposes for all taxable periods of its existence.

(b)          All income Tax Returns and all material other Tax Returns required to be filed by each Company Entity have been duly and timely filed in accordance with Applicable Laws and regulations. All material Taxes owed by each Company Entity (whether or not shown on such Tax Returns) have been duly and timely paid in accordance with Applicable Law.

(c)          None of the Tax Returns described in subsection (b) above has been audited by the IRS or any other Governmental Authority. None of the Company Entities has received any written notice of assessment or proposed assessment or adjustment in connection with any such Tax Returns that has not been settled or satisfied, and there are no current or pending Tax audits, investigations, claims, examinations or proceedings in respect of Taxes asserted against any of the Company Entities. No taxing authority in a jurisdiction in which any Company Entity does not file Tax Returns has asserted in writing that such Company Entity is or may be required to pay Taxes or file Tax Returns with that jurisdiction.

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(d)          There are no currently effective extensions or waivers regarding the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes from any Company Entity. The Company has delivered to Investor in the Data Room prior to the date hereof true and complete copies of all federal, state and local income Tax Returns filed with respect to each of the Company Entities for 2013.

(e)          There are no Tax Liens on any assets or properties of any of the Company Entities, other than Permitted Liens.

(f)          All material Taxes required to be withheld, collected or deposited by any Company Entity have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g)          None of the Company Entities (1) is or has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return, or of any similar group filing any consolidated, combined, unitary or other group return under any corresponding or similar provision of state, local or foreign income Tax law or (2) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as a transferee or successor, or, except in connection with ordinary course commercial dealings, by contract.

(h)          No power of attorney granted by or with respect to any of the Company Entities relating to Taxes is currently in force. None of the Company Entities is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement.

(i)          None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (3) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (4) installment sale or open transaction disposition made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(j)          Since the date of the Interim Balance Sheet, no Company Entity has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(k)          None of the Company Entities has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

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(l)          None of the Company Entities has engaged in any transaction that it has determined would give rise to (1) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (3) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (4) any similar obligation under any predecessor or successor law or regulation or comparable provision of state or local law.

4.19.       Insurance. Schedule 4.19 of the Company Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by a Company Entity. With respect to the Business, the Company Entities are insured with reputable insurers against such risks and in such amounts as is consistent with industry practices. All of the policies, binders and bonds are in full force and effect, all premiums thereon have been paid, no Company Entity is in default thereunder or, to the Company’s Knowledge, has taken any action or failed to take any action that would constitute a breach or default (with or without notice or lapse of time or both) thereunder, and no Company Entity has received any written or oral notice of cancellation or termination with respect to any such policy, binder or bond. There is no material claim by or with respect to a Company Entity pending under any of such insurance policies, binders or bonds as to which coverage has been denied or disputed by the underwriters of such policy, binder or bond or in respect of which such underwriters have reserved their rights.

4.20.       Intellectual Property.

(a)          Schedule 4.20(a) of the Company Disclosure Schedule sets forth all Registered Intellectual Property owned or licensed by a Company Entity, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (the “Scheduled Intellectual Property”). The Scheduled Intellectual Property constitutes all Registered Intellectual Property used or held for use by each of the Company Entities in connection with or otherwise material to the Business. The Scheduled Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure full protection under Applicable Law. Such registrations, filings or issuances remain in full force and effect.

(b)          As applicable, the Company Entities own or have a valid license to use, the Scheduled Intellectual Property, free from Liens (except for Permitted Liens).

(c)          The use of the Scheduled Intellectual Property in the Business as it is currently conducted does not infringe any third party’s right, and no claim or demand has been made or, to the Company’s Knowledge, threatened to that effect. To the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating the rights of the Company Entities with respect to the Scheduled Intellectual Property. The consummation of the Transactions will not impair the Company Entities’ rights to use the Scheduled Intellectual Property on the same terms and conditions as in effect before the Closing.

(d)          The Company Entities have established and maintained a commercially reasonable security program, including the use of technology, practices, procedures and processes meeting or exceeding industry standards that are designed to protect the integrity of the transactions executed through its systems, including using encryption or other security protocols and techniques when appropriate.

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(e)          The Company Entities have established adequate and reasonable measures and, to the Company’s Knowledge, currently meet all material legal requirements, regarding data security, privacy and the use of data and information. The Company Entities have established adequate and reasonable measures pertaining to: (1) the protection of trade secret information in its possession, custody or control; (2) the protection of the confidentiality, integrity and security of their computer systems, databases, and websites (and all information, transactions and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption in conformance with financial industry generally accepted good data processing and security practices; and (3) the collection, use, importation, or exportation of personally identifiable information. To the Company’s Knowledge, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access or unauthorized use of any data or information of the Company Entities since January 1, 2012.

(f)          The Company Entities have used their reasonable best efforts to protect the integrity and confidentiality of all trade secrets and other confidential information material to the Company Entities. To the Company’s Knowledge, there have been no unauthorized disclosures of any trade secrets of the Company Entities and all disclosures of trade secrets have been made pursuant to confidentiality agreements commercially reasonable in form and substance and effective to protect the proprietary nature of such trade secrets. To the Company’s Knowledge, there have been no breaches of any such confidentiality agreements.

(g)          All copyrights comprising the Intellectual Property consist exclusively of (1) “works made for hire” as that term is used in Title 17 of the United States Code, (2) works developed by independent contractors or consultants engaged by the Company Entities who have assigned to the Company Entities their entire right, title and interest in and to the copyrights in such works (other than copyrights owned by the independent contractor or consultant or obtained by the independent contractor or consultant from other Persons, in each case prior to the development of the work for the Company Entities pursuant to valid and enforceable written contracts) or (3) copyrights acquired from other Persons who have assigned such copyrights to the Company Entities.

(h)          The Company Entities are in possession of the source code and object code for all Software owned by the Company, and copies of all other materials related thereto where available, including documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as currently used in, or currently under development for, the Business.

4.21.         Books and Records. The books and records of the Company Entities have been maintained in all material respects in accordance with Applicable Law, including Securities Laws, and accurately present and reflect, in all material respects, the Business and all transactions and actions related thereto, including all actions taken by the manager, board of directors, trustee or other governing body.

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4.22.       Affiliate Transactions; Indemnification.

(a)          Schedule 4.22(a) of the Company Disclosure Schedule lists the Contracts, transfers of assets or liabilities or other transactions (including Indebtedness, guarantees, keep-well arrangements, credit support arrangements or other similar arrangements), whether or not entered into in the ordinary course of business, that are pending or in effect or involve continuing liabilities or obligations of any Company Entity (1) for the benefit of any director, officer or Affiliate of a Company Entity or any Affiliate (or any Person that is an affiliate as defined by the Investment Company Act) or Immediate Family of a Founder Member or (2) with respect to which any director, officer or Affiliate of a Company Entity or any Affiliate (or any Person that is an affiliate as defined by the Investment Company Act) or Immediate Family of a Founder Member is a party or whose assets or properties are otherwise bound or affected, excluding in each case Contracts and transactions solely between Company Entities and any transactions contemplated by the terms of this Agreement.

(b)          Except as disclosed in Schedule 4.22(b) of the Company Disclosure Schedule, no officer or director of a Company Entity or an Affiliate, including any Person that is an affiliate as defined by the Investment Company Act, or Immediate Family of a Founder Member that is not a Company Entity serves as a director, officer, employee, agent or representative of a Person that is a supplier, or competitor of, or has a Material Contract with, a Company Entity.

(c)          Other than pursuant to the provisions of their Constituent Documents and except as set forth on Schedule 4.22(c) of the Company Disclosure Schedule, none of the Company Entities is a party to any indemnification agreement with any of its managers, members, officers, directors, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of any Company Entity (a “Covered Person”), and there are no claims for which any Covered Person would be entitled to indemnification by any of the Company Entities if such provisions were deemed in effect.

4.23.       Risk Management Instruments.

(a)          Schedule 4.23(a) of the Company Disclosure Schedule describes all interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar risk management arrangements in effect that were entered into by a Company Entity for its own account, or for the account of one or more Clients with respect to which a Company Entity has any rights or obligations (each, “Risk Management Instrument”).

(b)          Each Risk Management Instrument:

(1)         was entered into in accordance with Applicable Law and with counterparties believed to be financially responsible and creditworthy at the time; and

(2)         is (assuming due authorization, execution and delivery thereof by the counterparties thereto) in full force and effect and constitutes the valid and legally binding obligation of each Company Entity and, to the Company’s Knowledge, each other party to it, and is enforceable against such Company Entity and, to the Company’s Knowledge, each other party to it in accordance with its terms (except as enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

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(c)          There is no event of default or, to the Company’s Knowledge, event or condition that, after notice or lapse of time or both, would constitute an event of default, under a Risk Management Instrument on the part of a Company Entity or, to the Company’s Knowledge, on the part of any other party to such Risk Management Instrument.

4.24.       Corrupt Practices.

(a)          No Company Entity or, to the Company’s Knowledge, any director, officer, member, manager or employee of a Company Entity has been convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate tax laws, embezzlement or other fraudulent conversion or misappropriation of property that would require disclosure on Item 11 of Part I of its Form ADV.

(b)          No Company Entity or, to the Company’s Knowledge, any director, officer, member, manager or employee of a Company Entity has made any contribution or expenditure, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by Applicable Law. No Company Entity (or political action committee controlled by a Company Entity) has offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority or any fiduciary of a Client.

4.25.       Real Property. Except as set forth on Schedule 4.25 of the Company Disclosure Schedule, no Company Entity owns any real property. Schedule 4.25 of the Company Disclosure Schedule sets forth a list of all real property leased by a Company Entity (the “Leased Real Property”). No Company Entity (1) is in material breach or default under any of the real property leases to which it is a party or (2) has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion thereof. Each lease set forth on Schedule 4.25 is not subject to any Liens other than Permitted Liens. The Company Entities have not received any notice that either the whole or any material portion of any Leased Real Property is to be condemned, requisitioned or otherwise taken by any public authority.

4.26.       Assets.

(a)          The Company Entities have good and marketable title to, or in the case of leased property and assets have valid and enforceable leasehold interests in, all material property and assets (whether real or personal) reflected on the Interim Balance Sheet (other than assets of any Excluded Affiliate consolidated on the Balance Sheet) or acquired after the date of the Interim Balance Sheet, free and clear of all Liens (other than Permitted Liens).

(b)          The tangible assets of the Company Entities (other than assets of any Excluded Affiliate consolidated on the Balance Sheet), taken as a whole are in working condition for their current uses by the Company Entities. There are no developments affecting any such property or assets pending or, to the Company’s Knowledge threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. Without consideration of the assets of any Excluded Affiliate consolidated on the Balance Sheet, the property and assets owned or leased by the Company Entities or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the Businesses and are adequate to conduct such businesses as currently conducted.

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4.27.       Safe Deposit Boxes and Bank Accounts. Schedule 4.27 of the Company Disclosure Schedule lists the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which a Company Entity maintains safe deposit boxes or lock boxes or bank accounts and the names of all Persons authorized to have access to such boxes and accounts.

4.28.       No Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Founder Members, any Company Entity or any of their Affiliates who might be entitled to any fee or commission in connection with the Transactions.

4.29.       No Other Representations and Warranties. Except for the representations and warranties contained in Article III and Article IV and in any certificate or agreement delivered pursuant hereto (upon which Investor shall be entitled to rely regardless of any knowledge or investigation by or on behalf of Investor), neither the Company, the Company Entities, the Founder Members nor any other Person on behalf of the Company or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company or any Company Entity or with respect to any other information provided to Investor or its Affiliates or Representatives, and the Company disclaims any such representation or warranty. Except for the specific representations and warranties contained in Article III and this Article IV (as modified by the Company Disclosure Schedule) and in any certificate or agreement delivered pursuant hereto, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Investor or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Investor by any director, officer, employee, agent, consultant, or other Representative of the Company, the Company Entities, the Founder Members or any of their respective Affiliates, and whether or not included in the Data Room), and neither the Company nor any other Person will have or be subject to any liability or obligation to Investor or any other Person (other than liability for fraud) resulting from the distribution to Investor or any such party’s use of, or reliance upon, any such information.

Article V.

Representations and Warranties of Investor

Except as specifically disclosed in the disclosure schedules delivered to the Company concurrently with the execution and delivery of this Agreement on the date hereof (the “Investor Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Investor Disclosure Schedule shall be deemed to apply both to the corresponding Section or subsection of this Agreement and any other Section or subsection of this Agreement to the extent such information is reasonably apparent on its face to be so applicable to such other Section or subsection), Investor hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

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5.01.       Organization, Standing and Authority. Investor is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Investor has all requisite power and authority to own, lease and operate its material properties and to carry on its Business as now conducted and is duly qualified to do business as a foreign entity in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for where the failure to be so licensed or qualified in a foreign jurisdiction would not prevent or materially delay the consummation of the Transactions. True and complete copies of the Constituent Documents of Investor have been delivered to the Company. Investor is not in default under or in violation of any provision of its Constituent Documents, each as amended to date, and all such documents are in full force and effect.

5.02.       Authorization and Binding Effect.

(a)          Subject to receipt of the Investor Stockholder Approval, Investor has full corporate power and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the Transactions by it have been duly and validly authorized by the Board of Directors; and other than the Investor Stockholder Approval, no other corporate action or proceeding on the part of Investor or its stockholders are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been duly executed and delivered by Investor, and each of the other Transaction Documents to which Investor will be a party will be duly executed and delivered by Investor. Assuming due authorization, execution and delivery thereof by the counterparties thereto, this Agreement is, and the other Transaction Documents will be, a valid and legally binding agreement and obligation of Investor, enforceable against it in accordance with its terms, except as enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(b)          The affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock that are voted at a duly held stockholders meeting (the “Investor Stockholder Meeting”) to approve the Business Combination contemplated by this Agreement and any other document or actions related to the Transactions is the only vote of any of Investor’s capital stock necessary in connection with the Closing (the “Investor Stockholder Approval”).

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(c)          At a meeting duly called and held, Investor’s board of directors (including a majority of Investor’s independent directors) has: (1) determined that this Agreement, each Transaction Document to which Investor is a party and the Transactions are fair to and in the best interests of Investor’s stockholders; (2) approved and adopted this Agreement, each Transaction Document to which it is a party and the Transactions; (3) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account; and (4) resolved to recommend to stockholders adoption of this Agreement.

5.03.       Consents; Regulatory Filings; No Defaults.

(a)          Except as set forth on Schedule 5.03(a) of the Investor Disclosure Schedules, no Consents of any Governmental Authority or Self-Regulatory Organization are required to be made or obtained by Investor in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions.

(b)          Subject to obtaining Investor Stockholder Approval and the Consents referred to in Section 5.03(a), the execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the Transactions will not (with or without the giving of notice, the passage of time or both):

(1)         violate or conflict with, or result in a breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of or create any obligation of Investor or a loss of any benefits to which Investor is entitled under, any provision of the Constituent Documents of Investor;

(2)         materially violate any Applicable Law;

(3)         materially conflict with, require Consent under, or constitute a material violation or breach of or default under, or terminate, cancel or accelerate, or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of, or create any material obligation under or give rise to a loss of any material benefits to which Investor is entitled under, any material Contract or Permit; or

(4)         result in the creation or imposition of any Lien on any material assets or properties of Investor;

except in the case of clauses (3) and (4), as may result from any facts or circumstances relating solely to the Founder Members, Company Entities or their respective Affiliates.

5.04.       Capitalization and Subsidiaries.

(a)          The authorized capital stock of Investor consists of (1) 180,000,000 shares of Class A Common Stock, (2) 20,000,000 shares of Class B Common Stock and (3) 2,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, there were outstanding 23,592,150 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock and no shares of preferred stock. All outstanding shares of Class A Common Stock and Class B Common Stock have been validly issued and are fully paid and nonassessable, were not issued in violation of Applicable Law and are free of any preemptive or similar rights.

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(b)          Except as set forth in Section 5.04(a) or the Investor Charter or as contemplated by the Transaction Documents, (1) there are no Interests or Rights of Investor, (2) there are no preemptive, repurchase rights, rights of first refusal, agreements, arrangements or commitments to issue or to sell any Interests of Investor, (3) Investor does not have any bonds, debentures, notes or other Indebtedness or obligations to holders which have the right to vote (or are convertible into, exercisable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of Investor on any matter and (4) there are no outstanding options to purchase or rights to receive in the future any Interests of any Investor, whether vested or unvested. Investor has no Subsidiaries. At Closing, Investor shall have reserved for issuance a sufficient number of shares of Class A Common Stock to satisfy the exchange rights granted under the Exchange Agreement with respect to the Initial Retained Units.

(c)          Except for the Redemption (if any), Investor has never declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, nor has Investor redeemed, repurchased or otherwise reacquired any shares of its capital stock or other security other than repurchases at the lower of cost or the current fair market value thereof from former employees in accordance with the terms of such employees’ purchase agreements.

(d)          Except for a stock incentive plan on terms mutually agreed by Investor and the Company that will be subject to Investor Stockholder Approval or as set forth in the Investor SEC Documents, Investor has no stock plan, stock purchase agreement, stock option agreement, employment agreement or other Contract between Investor and any holder of any equity securities or rights to purchase equity securities that provides for acceleration or other changes in the vesting provisions, Investor’s repurchase rights or other terms of such Contract as the result of: (i) termination of employment (whether actual or constructive); (ii) any merger, consolidation, business combination, reorganization or similar transaction involving Investor; or (iii) the occurrence of any other event or combination of events.

(e)          No issued and outstanding shares of any of the capital stock of Investor are held by Investor in its treasury.

5.05.       Litigation.

(a)          There is, and since its inception has been, no Litigation pending or, to Investor’s Knowledge, threatened against (1) Investor or any properties or rights of Investor or (2) to Investor’s Knowledge, any present or former officer, director or employee of Investor acting in his or her capacity as such who has a right to seek indemnification from Investor, which in either case (x) if adversely determined, would have a material adverse effect on the operations or business of Investor or (y) would affect the legality, validity or enforceability of this Agreement or the other Transaction Agreement or the consummation of the transactions contemplated hereby or thereby or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

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(b)          There are, and since its inception have been, no Orders in favor of or naming Investor or, to Investor’s Knowledge, any of its Affiliates, directors, managers, officers or employees, as applicable, relating to the performance of their duties in such capacities or against or affecting Investor’s properties. Investor is not in default with respect to any Order.

5.06.       Compliance with Laws.

(a)          Investor is, and since its inception has been, in compliance with all Applicable Laws (including Securities Laws) in all material respects. Except as set forth in Schedule 5.06 of the Investor Disclosure Schedule, Investor has not been charged with or received, at any time since its inception, any written notice from any Governmental Authority or Self-Regulatory Organization alleging any material violation of, or failure to comply with, any Applicable Law and, to Investor’s Knowledge, Investor is not under investigation with respect to the material violation of any Applicable Law.

(b)          Neither Investor nor, to Investor’s Knowledge, any officer, director or employee of Investor is subject to any pending or, to Investor’s Knowledge, threatened investigation or disciplinary or administrative proceedings by any Governmental Authority or Self-Regulatory Organization. Investor is not a party to any commitment letter or similar undertaking to or a recipient of any supervisory letter from, or has adopted any resolutions at the request of, any Governmental Authority or Self-Regulatory Organization, or been advised in writing since its inception by any Governmental Authority or Self-Regulatory Organization that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any such letter or undertaking.

5.07.       Corrupt Practices.

(a)          Neither Investor or, to Investor’s Knowledge, any director, officer, member, manager or employee of Investor has been convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate tax laws, embezzlement or other fraudulent conversion or misappropriation of property that would require disclosure on Item 11 of Part 1 of Form ADV.

(b)          Neither Investor nor, to Investor’s Knowledge, any director, officer, member, manager or employee of Investor has made any contribution or expenditure, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by Applicable Law. Investor has not (and no political action committee controlled by Investor has) offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority.

5.08.       Affiliate Transactions. Except as otherwise disclosed in Investor SEC Documents filed prior to the date hereof, Schedule 5.08 of the Investor Disclosure Schedule lists the Contracts, transfers of assets or liabilities or other transactions (including Indebtedness, guarantees, keep-well arrangements, credit support arrangements or other similar arrangements), whether or not entered into in the ordinary course of business, that are pending or in effect or involve continuing liabilities or obligations of Investor (a) for the benefit of any director, officer or Affiliate of Investor or (b) with respect to which any director, officer or Affiliate of Investor is a party or whose assets or properties are otherwise bound or affected.

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5.09.       Books and Records; Conduct of Business. The books and records of Investor accurately present and reflect, in all material respects, Investor’s operations and all transactions and actions related thereto, including all actions taken by the board of directors and stockholders of Investor. Investor does not now conduct and has not ever conducted any business or operations and has not engaged in any other material transaction other than valuation and pursuit of a Business Combination.

5.10.       SEC Documents. Investor has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Investor with the SEC since Investor’s registration under the Exchange Act or the Securities Act to the date of this Agreement, together with any amendments, restatements or supplements thereto (collectively, the “Investor SEC Documents”). As of its filing date, each Investor SEC Document complied, and the forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (collectively, the “Additional Investor SEC Documents”) will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002. Assuming all applicable information relating to the Company Entities, the Founder Members or their Affiliates is provided to Investor in a timely manner, all Additional Investor SEC Documents will be timely filed. All Investor SEC Documents, Additional Investor SEC Documents, any material correspondence from or to the SEC or Nasdaq relating to the registration or listing of the Class A Common Stock and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 with respect to any of the foregoing after March 27, 2013 (collectively, the "Certifications") have been delivered to the Company in the form filed with the SEC or are available on EDGAR. The Investor SEC Documents at the time filed did not contain, and the Additional Investor SEC Documents will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made. Investor has not filed any confidential material change report with any Governmental Authorities that remains confidential. The Certifications are each true and correct. Investor maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of Investor, except as set forth in Schedule 5.10 of the Investor Disclosure Schedule, each director and executive officer of Investor has filed with the SEC on a timely basis all statements required with respect to Investor by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.10, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. No representation or warranty is being given with respect to any information relating to the Company Entities or the Founder Members or their Affiliates contained in the Additional Investor SEC Documents.

5.11.       Financial Statements. The financial statements and notes contained or incorporated by reference in the Investor SEC Documents (“Investor Financials”) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Investor as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

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5.12.       Investment Representation. Investor acknowledges that the Acquired Units are not registered or qualified under the Securities Laws of any jurisdiction and that it is acquiring the Acquired Units for its own account, not as a nominee or agent, for investment, and not with a view to distribution thereof. Investor (a) is a sophisticated investor with knowledge and experience in financial and business matters, (b) is capable of evaluating the risks and merits of the acquisition of the Acquired Units and (c) has the capacity to protect its own interests and to bear the risk of loss of its entire investment in the Acquired Units.

5.13.       Resale Restrictions. Investor acknowledges that the Acquired Units have not been, and the Acquired Units will not be, upon the Company’s issuance and Investor’s acceptance of the Acquired Units, registered or qualified under any Securities Laws of any jurisdiction, and the Acquired Units must be held indefinitely unless a subsequent disposition thereof is registered or qualified under applicable Securities Law or is exempt from such registration or qualification.

5.14.       Trust Account. As of the date hereof, Investor has approximately $184,747,500 (the “Trust Amount”) in the Trust Account, with such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and being held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Except as set forth on Schedule 5.14 of the Investor Disclosure Schedule, there are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) with respect to the Trust Agreement. Prior to the Closing, except as otherwise provided in the Trust Agreement or Investor Charter, none of the funds held in the Trust Account may be released except (x) to pay income, franchise and other Tax obligations owed by Investor and to pay expenses related to investigating and selecting a target business and other working capital requirements and (y) to purchase shares of Class A Common Stock in accordance with the provisions of the Investor Charter, as set forth in the Investor SEC Documents. Except as set forth on Schedule 5.14 of the Investor Disclosure Schedule, following the Closing and notice thereof to the Trustee in accordance with the procedures set forth in the Trust Agreement, the Trustee shall be obligated to release as promptly as practicable all funds held in the Trust Account to Investor, and, thereafter, the Trust Account shall terminate in accordance with the terms of the Trust Agreement.

5.15.       No Brokers. Except for any fees which may be due and owing to Early Bird Capital Inc. and Sandler O’Neill & Partners, L.P., which will be paid by Investor from the Trust Account, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Investor or any of its Affiliates who might be entitled to any fee or commission in connection with the Transactions.

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5.16.       Employee Matters. Investor has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Investor’s officers and directors in connection with activities on Investor’s behalf in an aggregate amount not in excess of the amount of cash held by Investor outside of the Trust Account, Investor does not have any unsatisfied liability with respect to any employee, officer or director. Investor does not maintain, sponsor or have any liability or potential liability with respect to any Employee Benefit Plan.

5.17.       Indebtedness. Investor does not have any Indebtedness.

5.18.       Listing. The Class A Common Stock is listed on Nasdaq. There is no action or proceeding pending or, to Investor’s Knowledge, threatened against Investor by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Class A Common Stock on Nasdaq.

5.19.       Investor Contracts. Except as set forth on Schedule 5.19 of the Investor Disclosure Schedule or in the Investor SEC Documents, Investor is not a party to any material Contract (other than nondisclosure agreements to which Investor is a party that were entered into in the ordinary course of its business).

5.20.       Taxes. Investor has filed all material Tax Returns required to be filed by it and timely paid all Taxes required to be paid by it (whether or not shown on such Tax Returns). At no time has Investor incurred any material liability for Taxes other than in respect of earnings on investment of the Trust Amount (whether directly, as successor or transferee, by contract or otherwise) and Delaware franchise taxes or been audited by any taxing authority or otherwise contacted by any taxing authority in respect of any Tax Return or liability for Taxes.

5.21.       No Discussions. Other than discussions and negotiations relating to the Transactions, Investor is not actively pursuing with any other Person (each, a “Target”) (a) a sale or exclusive license of all or substantially all of any Target’s assets to Investor or any of its Affiliates, (ii) any merger, consolidation or other business combination transaction with respect to any Target, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by Investor or any of its Affiliates of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Target.

5.22.       No Other Representations and Warranties. Except for the representations and warranties contained in Article V and in any certificate or agreement delivered pursuant hereto (upon which the Founder Members shall be entitled to rely regardless of any knowledge or investigation by or on behalf of the Founder Members or the Company), none of Investor nor any other Person on behalf of Investor or any of their respective Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Investor or with respect to any other information provided to the Company, the Company Entities or the Founder Members, and Investor disclaims any such representation or warranty. Except for the specific representations and warranties contained in this Article V (as modified by the Investor Disclosure Schedule) and in any certificate or agreement delivered pursuant hereto, Investor hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, the Company Entities, the Founder Members or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or other Representative of Investor or any of their respective Affiliates), and neither Investor nor any other Person will have or be subject to any liability or obligation to the Company, the Company Entities, the Founder Members or any other Person (other than liability for fraud) resulting from the distribution to the Company or any such party’s use of, or reliance upon any such information.

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Article VI.

Covenants

6.01.       Operations of the Company.

(a)          The Company agrees that, between the date of this Agreement and the Closing, it shall, and shall cause each of its Subsidiaries to, (1) conduct the Business only in the ordinary course of business, except as required pursuant to this Agreement, (2) maintain in effect all material Permits and other approvals of Governmental Authorities and Self-Regulatory Organizations necessary to carry on the Business in the ordinary course of business, (3) manage its Net Working Capital (including the timing of collection of accounts receivables and management fees and payment of accounts payable) in the ordinary course of business, (4) continue to make capital expenditures in the ordinary course of business and (5) use commercially reasonable efforts to preserve intact its present business organizations and relationships, preserve its rights, franchises, goodwill and relations with its employees and its material Clients, vendors and service providers.

(b)          Except as set forth in Schedule 6.01(b) of the Company Disclosure Schedule or as otherwise consented to by Investor in writing (which consent shall not be unreasonably withheld or delayed), from the date of this Agreement to the Closing, the Company shall not, and shall not permit its Subsidiaries, to:

(1)         amend its Constituent Documents;

(2)         (A) issue, deliver or sell, or authorize the issuance, delivery or sale of any Interests or Rights of any Company Entity (other than the issuance of Interests to Investor pursuant to this Agreement or the sale of Interests between or among the Founder Member), (B) amend the terms of any Interests or Rights of any Company Entity (whether by merger, consolidation or otherwise) or (C) split, combine or reclassify any Interests or Rights of any Company Entity;

(3)         purchase, redeem or otherwise acquire (or offer to do so) any Interests or Rights, excluding a redemption of Interests by a Private Fund Client in accordance with the terms of its Constituent Documents;

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(4)         commit to expend funds for capital expenditures that would be made after the Closing of more than $1,000,000 in the aggregate;

(5)         (A) acquire any Person or business by merger or consolidation or purchase any Interests or Rights in a transaction or series of related transactions, (B) purchase any material assets outside of the ordinary course of business, or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

(6)         sell, license, transfer or otherwise dispose of, or create, suffer the imposition of, or assume a Lien (other than Permitted Liens) on, any material asset (including any material Intellectual Property owned or licensed by a Company Entity), other than obsolete assets;

(7)         (A) other than amendments, waivers, modifications, cancellations or terminations occurring in the ordinary course of business, undertake any amendment, modification, waiver, cancellation or termination of any Material Contract or Advisory Contract (other than in connection with a liquidation of a Fund set forth on Schedule 6.01(b) of the Company Disclosure Schedule) or (B) enter into any Contract that would have been considered a Material Contract if entered into prior to the date of this Agreement (except for entry into Contracts in the ordinary course of business (excluding Contracts described in Section 4.07(a)(3), which shall be subject to Section 6.01(b)(12)));

(8)         incur long-term Indebtedness in excess of $1,000,000 in the aggregate;

(9)         settle, compromise or cancel any Indebtedness owing to it;

(10)        settle, compromise or cancel any Litigation or other claim against any Company Entity, excluding settlements for monetary damages only in an amount not to exceed $50,000 net of insurance proceeds to the Company Entities;

(11)        change any material accounting principles, policies, practices or related methodologies;

(12)        except as required by or to better conform with Applicable Law (including as necessary or appropriate to secure or maintain favorable Tax treatment) or the terms of an Employee Benefit Plan as in effect on the date hereof, (A) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus or change in control agreement resulting in payments (or, with respect to such amendments, increase in payments) by the Company Entities to, Company Employees, in excess of $1,000,000 in the aggregate, (B) materially increase the compensation or benefits provided to any Company Employee, (C) grant any Interests-based or phantom equity awards to any Company Employee, (D) establish, adopt, enter into or amend any Employee Benefit Plan (other than in connection with the Company’s ordinary open enrollment process with respect to the Company’s medical and dental plans) or enter into any collective bargaining or other labor agreement, (E) hire any employees with a starting base compensation of $200,000 or more, (F) terminate the employment of any Company Employee with base compensation of $200,000 or more other than for cause or (G) terminate the employment of any key personnel which may result in the suspension of any investment period or Advisory Contract;

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(13)        adopt or change any material accounting method in respect of Taxes except as may be required by Applicable Law, make or change any material Tax election, prepare any material Tax Returns in a manner which is inconsistent with the past practices of the Company or the applicable Subsidiary with respect to the treatment of items on such Tax Returns, incur any material liability for Taxes other than in the ordinary course of business, enter into any closing agreement, settle any material Tax Claim or assessment, file any amendment to any federal, state or other material Tax Return, surrender any right to claim a Tax refund, offset or other reduction in a Tax liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(14)        permit any existing property and casualty, errors and omissions, liability or any other insurance policies to expire or terminate without obtaining replacement policies with substantially similar coverage;

(15)        permit an employee of a Company Entity, any Founder Member or any Affiliate (including any affiliate defined by the Investment Company Act) or Immediate Family of a Founder Member to provide Investment Services except (A) as part of his employment with a Company Entity; or (B) managing his own investments or the investments of his Immediate Family;

(16)        adopt a plan or agreement of complete or partial liquidation or dissolution;

(17)        with the exception of distributions to members of the Company in respect of Taxes permitted under the existing operating agreement of the Company, make any payments, or accrue any Liability, with respect to or under any Tax sharing, Tax indemnity, Tax allocation of similar contract (whether or not written) with, or for the benefit of, any Company Entity or any of its Affiliates;

(18)        enter into any transaction that would be required to be disclosed under Section 4.22;

(19)        make or declare any dividends or distributions payable to members of the Company after giving effect to which the Net Working Capital would be less than the Minimum Net Working Capital;

(20)        liquidate a Fund;

(21)        undertake any other action that would be reasonably likely to materially adversely impede consummation of the Transactions; or

(22)        agree or commit to take any of the actions described in this Section 6.01.

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6.02.       Conduct of Investor. Investor agrees that, between the date of this Agreement and the Closing, except as set forth in Schedule 6.02 of the Investor Disclosure Schedule, it shall (a) conduct its business and operations only in the ordinary course of business except as necessary to perform its obligations under the Transaction Documents and to effectuate the Transactions, (b) maintain in effect all of its material Permits and other approvals of Governmental Authorities, (c) except as required pursuant to this Agreement, not amend its Constituent Documents or the Trust Agreement, (d) not issue any shares of capital stock or any other Interests or Rights (other than in connection with New Equity Proceeds), (e) not create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other Interest in any Person, or merge or consolidate with, or purchase any assets of, any Person, (f) not incur any Indebtedness (excluding the Redemption), (g) not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other assets) or payment with respect to any shares of capital stock or other securities (or set any record date therefor) (excluding the Redemption), (h) as applicable, not split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other securities out of the ordinary course of business (excluding the Redemption), (i) not engage in any transactions with Investor’s Affiliates or its or its Affiliates’ officers, directors, managers or employees outside the ordinary course of business, (j) not enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the Consent of any other party to such Contract in connection with the Transactions, (l) not change any of its methods of accounting or accounting practices in any material respect, (m) not undertake any other action that would be reasonably likely to materially adversely impede consummation of the Transactions, (n) not enter into any agreement, understanding or arrangement with respect to the voting of the Class A Common Stock or (o) not agree or commit to take any of the actions described in this Section 6.02.

6.03.       Access.

(a)          From the date hereof to the Closing Date (or termination of this Agreement), and to the extent reasonably necessary in connection with the consummation of the Transactions, the Company shall, and shall cause each Company Entity to, provide to Investor (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) (1) reasonable access, during normal business hours upon prior notice and in a manner so as to not interfere with the business of the Company Entities, to all properties, offices and other facilities, information, books, records, documents and Contracts which Investor may reasonably request regarding the business, properties, contracts, assets, liabilities, Company Employees or other aspects of the Business and (2) reasonable access, during normal business hours upon prior notice and in a manner so as to not interfere with the Business, to employees of the Company Entities.

(b)          Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to provide access to or disclose information to Investor or its Representatives where such access or disclosure would jeopardize the attorney-client privilege in favor of any Company Entity (provided that the Company Entity shall enter into a joint-defense agreement with Investor) or violate in any material respect any Applicable Law (including any Applicable Law regarding the privacy of customers). In any such event the parties will make appropriate substitute disclosure arrangements to the extent possible in the circumstances.

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6.04.       Consents.

(a)          The parties shall cooperate with each other and use commercially reasonable efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as reasonably practicable all Permits and all Consents of any Governmental Authority, Self-Regulatory Organization or third party that are necessary to consummate the Transactions, including furnishing any information with respect to itself or its Affiliates, including affiliates as defined by the Investment Company Act, that may be reasonably necessary in connection with any statement, filing, notice or application with respect to a Consent.

(b)          To the extent permitted by Applicable Law, Investor and the Company shall, to the extent related to the Business, deliver to the other promptly after the filing or receipt thereof a true and complete copy of each document related to the Transactions filed by it or any of its Subsidiaries or Affiliates with any Governmental Authority or Self-Regulatory Organization.

(c)          The Company shall use commercially reasonable efforts to notify the Clients (including Private Fund Clients) of the Transactions, and to obtain any required Client approvals prior to the Closing. Investor agrees to use commercially reasonable efforts to assist the Company in obtaining such approvals.

(d)          Notwithstanding anything to the contrary in this Agreement, in no event shall the obligations of the parties hereto set forth in this Section 6.04 be deemed to include (1) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority or Self-Regulatory Organization imposing any material restrictions or obligations on any party, (2) agreeing to hold, divest, discontinue or limit any assets, businesses or interests of Investor, the Company Entities or any of their Affiliates; or (3) any requirement that Investor, the Company or any of their respective Affiliates undertake a financial commitment or obligation of any kind, excluding de minimis payments.

6.05.       Proxy Statement.

(a)          As promptly as practicable after the date hereof, Investor shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Investor’s stockholders to obtain the Investor Stockholder Approval at the Investor Stockholder Meeting and providing holders of Class A Common Stock the opportunity to have their shares of Class A Common Stock redeemed in connection with the stockholder vote on the Required Approval Matters in accordance with Investor Charter, Applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. In the Proxy Statement, Investor shall seek approval of the following matters (the “Required Approval Matters”): (1) approval of this Agreement and the Transactions, (2) approval of the Amended and Restated Certificate of Incorporation, (3) such other matters as the Company and Investor mutually determine to be necessary or appropriate to effect the Transactions and (4) the adjournment of the Investor Stockholder Meeting, if necessary or desirable in the reasonable determination of Investor. As promptly as practicable after approval of the Proxy Statement by the SEC (but in any event, within three (3) Business Days), Investor shall commence mailing the Proxy Statement to its stockholders and, as promptly as practicable thereafter, Investor shall use commercially reasonable efforts to hold the Investor Stockholder Meeting and to solicit from each of Investor’s stockholders a proxy or vote in favor of proposals to approve the Required Approval Matters.

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(b)          The Company and the Founder Members shall promptly provide to Investor all information concerning the Company Entities and the Founder Members that may be required by Applicable Law or Nasdaq or reasonably requested by Investor for inclusion in the Proxy Statement or in response to any comments of the SEC or its staff with respect to the Proxy Statement or any other supplements, amendments or proxy soliciting materials (collectively, the “Proxy Documents”). Investor shall provide drafts of the Proxy Statement to the Company within a reasonable time prior to filing for review and comment by the Company, and Investor shall consider in good faith any comments of the Company. All information provided by the Company, the Founder Members or Investor for inclusion in the Proxy Statement or Proxy Documents shall not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, a party hereto discovers that any such information contains a misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Investor and disseminated to the stockholders of Investor; provided, however, that no information received by any party hereto pursuant to this Section 6.05(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedule or Investor Disclosure Schedule.

(c)          No amendment or supplement to the Proxy Statement will be made by Investor without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (provided that such approval shall not be required for any amendment or supplement that is required by the SEC or Applicable Law), and Investor shall promptly transmit any such amendment or supplement to its stockholders, if at any time prior to the Investor Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. Investor will advise the Company promptly after the Proxy Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)          When filed, the Proxy Statement and Proxy Documents shall comply in all material respects with the requirements of the Exchange Act and Nasdaq.

6.06.       Press Releases. Each party hereto agrees that it will not (nor will any of their respective Affiliates), without the prior approval of the other parties hereto which shall not be unreasonably withheld or delayed, issue any press release or written statement for general circulation relating to this Agreement or the Transactions, except as otherwise required by Applicable Law or by any rule or regulation of any Governmental Authority or Self-Regulatory Organization. This Section 6.06 shall not apply to the Proxy Statement or any Proxy Documents.

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6.07.       Tax Matters.

(a)          Tax Treatment; Apportionment of Tax Items. The parties hereto acknowledge and agree that (1) Investor’s contribution of the Closing Acquisition Consideration to the Company shall be treated as a tax-free contribution of property to a partnership under Section 721(a) of the Code and (2) all items of income, gain, loss, expense and deduction of the Company for the taxable year that includes the Closing Date shall be apportioned using the interim closing of the books method described in the Treasury Regulations under Section 706 of the Code and, with respect to items required to be allocated pursuant to Section 481 of the Code, as set forth in the New Operating Agreement. Investor (in its capacity as Managing Member) shall cause the Company and each direct and (to the extent owned through pass-through or disregarded entities) indirect Subsidiary treated as a partnership to make the election under Section 754 of the Code and Treasury Regulations thereunder (or comparable provisions of state, local or foreign Law).

(b)          Transfer Taxes. The Company shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer, and other similar taxes and fees (“Transfer Taxes”) if any, arising out of or in connection with the transactions contemplated hereby. The Founder Members and Investor shall cooperate in connection with the preparation and filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes. The Founder Members and Investor will make available to each other, and to any Taxing authority, and Investor (in its capacity as Managing Member) will cause each of the Company Entities to make available as reasonably requested, all information, records or documents relating to the liability or potential liability for such Transfer Taxes and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

(c)          Cooperation. The Company, Investor and the Founder Members shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and the conduct of any Tax proceedings related to the Company Entities. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)          Tax Refunds. The Founder Members shall be entitled to any refunds of Taxes received by the Company Entities (along with any interest paid with respect thereto by the relevant taxing authority) in respect of any Pre-Closing Tax Period and, in the case of any taxable period that begins before the Closing Date and ends after the Closing Date, any refunds of Taxes (along with any interest paid with respect thereto by the relevant taxing authority) that are properly attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date. The Company shall cause an amount equal to any such refunds (including interest) received by or otherwise used by any Company Entity as a credit against Tax otherwise due and payable after the Closing Date to be paid promptly to the Founder Members Designee on behalf of the Founder Members.

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6.08.       Restrictive Covenants.

(a)          Acknowledgements. Each of Christian Zugel and, to the extent that Sonia Zugel becomes trustee of the Control Shares Trust, Sonia Zugel (each, a “Restricted Party”) acknowledges that: (1) he or she has Knowledge of confidential information, proprietary information and trade secrets relating to the Company Entities, the Business and the Clients; (2) the products and services comprising the Business are, or may be, marketed throughout the United States and internationally; (3) the Business competes with other businesses that are or could be located in any part of the United States or internationally; (4) Investor has required the covenants set forth in this Section 6.08 as a condition to Investor entering into this Agreement; (5) the covenants set forth in this Section 6.08 are reasonable and necessary to protect and preserve the Business and to protect the goodwill of the Company Entities that is being acquired by Investor; and (6) Investor will be irreparably harmed and damaged if the covenants in this Section 6.08 are breached.

(b)          Restrictive Covenants. During the Restricted Period, each Restricted Party shall not, and shall cause his or her Affiliates to not, directly or indirectly:

(1)         invest in, own, manage, operate, finance, control, be employed by, or participate in the ownership, management, operations, financing or control of, lend its name or a similar name to, lend its credit to, render services or advice to, or otherwise assist, any Person (other than a Company Entity) that that engages in, owns, invests in, operates, manages or controls, any venture, business, or enterprise engaged in the providing Investment Services with respect to mortgage, government, corporate or other credit products, including residential whole loans, residential mortgage-based securities, asset-based securities, commercial real estate, commercial whole loans, commercial mortgage-based securities, investment grade government or corporate credit, high yield government or corporate credit or structured government or corporate credit vehicles or with respect to other products that compete with the Business in the United States, Asia or Europe; provided that a Restricted Party may (A) own no more than 3% of any class of securities of any Person traded on any national securities exchange and no more than 5% of any class of securities of any Person whose securities are not traded on any national securities exchange (so long as such securities do not constitute more than 5% of the overall equity or voting power of such Person) and (B) may provide investment advice for managing the assets of itself or members of its Immediate Family; and provided further that, notwithstanding any terms to the contrary in this Section 6.08, Christian Zugel may continue to (i) own the securities of ZAIS Investments 2006, LLC that Christian Zugel owns as of the date hereof and (ii) manage the investments of and provide other services to ZAIS Investments 2006, LLC in the ordinary course of business.

(2)         solicit, hire or employ, or otherwise engage (or assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor or otherwise, any employee of a Company Entity who was employed or engaged by a Company Entity within one year of the Closing Date, or in any way interferes with any such Person’s contractual arrangements or relationship with any of the Company Entities;

(3)         solicit or accept (or assist any other Person in soliciting) the business of, or provide (or assist any other Person (except the Company Entities) in providing) Investment Services to, any current, former or prospective Client of any of the Company Entities;

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(4)         otherwise induce or attempt to induce (or assist any other Person in inducing) any current, former or prospective Client to cease doing business with a Company Entity, or in any way interfere with the relationship between any current, former or prospective Client and a Company Entity;

(5)         accept employment, as an employee, independent contractor or otherwise, at a Person other than the Company Entities where a current or former member of the management team of a Company Entity is already employed or expected to be employed, as an employee, independent contractor or otherwise; or

(6)         publish or communicate to any Person any remarks, comments or statements that disparage, impugn the character, honesty, integrity, reputation, morality or business acumen or abilities of any Company Entity, any management employee, Investor or Affiliates of any Company Entity or Investor, provided that the foregoing does not preclude the making of truthful statements in connection with any Litigation; or

(7)         disclose, reveal, communicate, divulge or convey to any third party, any non-public, confidential or proprietary information of a Company Entity; provided that such information may be disclosed to the extent required under legal process or requested by a Governmental Authority or Self-Regulatory Organization; provided further that such Restricted Party shall notify Investor and shall cooperate with Investor to limit or prevent such disclosure.

(c)          Severability of Covenants. If any of the covenants set forth in this Section 6.08 is held to be unreasonable, unenforceable, arbitrary or against public policy, such covenants will be interpreted or deemed to be reformed to provide for the maximum activity, duration, geographical area or other limitations permitted by Applicable Law. The covenants set forth in this Section 6.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other.

(d)          Remedies. Each Restricted Party acknowledges that in the event of a breach of Section 6.08 by such party, money damages would be inadequate and Investor would have no adequate remedy at law. Accordingly, each Restricted Party agrees that Investor shall have the right, in addition to any other rights and remedies existing in its favor with respect to any such breach, to enforce its rights and such Restricted Party’s obligations under this Agreement not only by a claim for any Damages under Article IX but also by an action or actions for specific performance, injunction or other equitable relief, without posting any bond or security. Without limiting the foregoing, in the case of a breach or threatened breach of Section 6.08, in addition to a claim for any Damages under Article IX, Investor shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach, or otherwise to enforce specifically the provisions, of this Section 6.08.

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6.09.       No Claim Against Trust Account. Each Founder Member and the Company acknowledges that the Trust Account was established in connection with Investor’s initial public offering and is held for the sole benefit of Investor’s stockholders. Each Founder Member and the Company acknowledges that Investor has made certain assurances to Investor’s stockholders regarding the security of the Trust Account against claims of creditors. Each Founder Member and the Company on behalf of themselves and their respective stockholders, members, Representatives, associates, Affiliates, heirs, successors and assigns hereby waives all rights, title, interest or claim of any kind (“Claims”) in or to any assets in the Trust Account it has or may have in the future, including any and all rights to seek access to the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom in connection with the Redemption for any Claim it may have against Investor or any of its Affiliates, stockholders or Representatives for any reason whatsoever, including a breach of this Agreement, the other Transaction Documents, the Confidentiality Agreement or any other Contract entered into with any of the parties hereto or their Affiliates or any negotiations, agreements or understandings with any of the parties hereto (whether in the past, present or future). This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of each Founder Member and the Company, and shall be binding on each Founder Member and the Company and their respective stockholders, members, Representatives, associates, Affiliates, heirs, successors and assigns. Each Founder Member and the Company acknowledges that it benefits from this Agreement and that Investor is entering into this Agreement in reliance upon this Section 6.09. In the event that a Founder Member or the Company commences any claim or Litigation in violation of this Section 6.09, Investor shall be entitled to recover from the Founder Members or the Company, as the case may be, the associated legal fees and costs in connection with any such action, excluding in the case of any successful Litigation with a judgment that Investor committed fraud, it being expressly understood that the Founder Members have no obligation whatsoever to advance legal fees and costs of Investor in defending any Litigation alleging that Investor committed fraud. This Section 6.09 shall survive the termination of this Agreement.

6.10.       Further Assurances. From the date hereof until the Closing (or termination of this Agreement), consistent with the terms and conditions hereof, each Founder Member, the Company and Investor shall and shall cause each of their respective Subsidiaries to, and shall use reasonable best efforts to cause their Affiliates to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other actions as a party may reasonably require in order to carry out any of the Transactions. Following the Closing, the parties hereto shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by Applicable Law with respect to the Transactions.

6.11.       Exclusivity.

(a)          Each Founder Member and the Company, on behalf of itself and its Affiliates, agrees that between the date of this Agreement and the Closing (or the termination of this Agreement), that neither it nor any of their respective Representatives or Affiliates shall directly or indirectly solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations or enter into any agreement with, any Person (other than Investor and its Representatives) in connection with an acquisition of all or any material portion of the assets of, an acquisition of an equity interest in, or a merger or business combination or similar transaction involving any Company Entity or the Business or the sale of any Interests of the Company held by such Founder Member (an “Acquisition Proposal”). The Founder Members and the Company shall promptly inform Investor of the receipt of any Acquisition Proposal or any inquiry regarding an Acquisition Proposal, including providing copies of all documents with respect thereto.

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(b)          Each of the Company and the Founder Members shall (and will ensure that its Representatives and Affiliates) immediately end any activities (including discussions or negotiations with any Persons) conducted before the date of this Agreement with respect to an Acquisition Proposal and use commercially reasonable efforts to have these Persons promptly return or destroy materials that were provided to them on behalf of a Founder Member or the Company. Each of the Company and the Founder Members shall not (and will ensure that its Representatives and Affiliates do not) amend, waive or terminate, or otherwise release a Person from, a confidentiality or similar agreement relating to the Business in effect on the date hereof.

(c)          Investor, on behalf of itself and its Affiliates, agrees that between the date of this Agreement and the Closing (or the termination of this Agreement), that neither it nor any of their respective Representatives or Affiliates shall directly or indirectly solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations or enter into any agreement with, any Person (other than the Company and Founder Members and their respective Representatives) in connection with a potential Business Combination. Investor shall promptly inform the Company of the occurrence of any of the foregoing events, including providing copies of all documents with respect thereto, if permitted under Applicable Law. Investor shall (and will ensure that its Representatives and Affiliates) immediately end any activities (including discussions or negotiations with any Persons) conducted before the date of this Agreement with respect to a Business Combination.

6.12.       Change of Name; Listing. Prior to the Closing, Investor shall apply for a new ticker symbol with Nasdaq that reflects the name “ZAIS Group Holdings, Inc.” contingent on obtaining Investor Stockholder Approval and shall undertake commercially reasonable efforts to adopt the new name. From the date of this Agreement through the Closing, Investor shall use reasonable best efforts to remain listed as a public company on Nasdaq.

6.13.       Indemnification; Directors’ and Officers’ Insurance. Investor hereby agrees and covenants as to the following, from and after the Closing:

(a)          Investor shall provide, or shall cause to be provided, to each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or director of Investor or any Company Entity or any of their respective Subsidiaries rights to indemnification, advancement of expenses and exculpation from liability which are at least as favorable to such individuals as the rights to advancement of expenses and exculpation from liability set forth in the Constituent Documents of such Person.

(b)          Prior to the Closing, the Founder Members shall purchase a tail policy for the Company’s then-current directors’ and officers’ liability insurance, and the cost of such premium shall be a Transaction Expense. Prior to the Closing, Investor shall purchase a tail policy for Investor’s then-current directors’ and officers’ liability insurance, and the cost of such premium shall be part of the Expense Payments.

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(c)          If Investor or the Company or any of their successors or assigns (1) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Investor or the Company, as the case may be, assume the obligations set forth in this Section 6.13.

6.14.       Permitted Distributions. Notwithstanding anything herein to the contrary:

(a)          Prior to the Closing, the Company shall be permitted to make a distribution to the Founder Members of:

(1)         all assets and properties of the Company other than the Company’s equity interest in ZAIS Group, LLC, including the Company’s interest in ZAIS Value-Added Real Estate Fund, the Company’s limited partnership interest in The ZAIS Atlas Fund and any cash or cash equivalents held by the Company (including any cash and cash equivalents the Company shall have caused ZAIS Group, LLC to have distributed to the Company at any time on or prior to the Closing Date); and

(2)         via assignment, the right to any accrued but uncollected fees and accounts receivable of ZAIS Group, LLC existing as of the Closing Date (“Uncollected Accounts”) equal in amount to the excess, if any, of Net Working Capital over Minimum Net Working Capital as of the Closing Date (“Eligible Accounts”).

(b)           If the Company fails to distribute an Eligible Account to the Founder Members as permitted by clause (a)(2) above prior to the Closing, whether because doing so was not possible or practical or for any other reason (any such Eligible Account, an “Undistributed Eligible Account”):

(1)         the amount of such Undistributed Eligible Account shall be credited to the Founder Members’ Capital Accounts (as such term is defined in the New Operating Agreement) pro rata in accordance with each Founder Members’ relative Founder Member Percentage (as such term is defined in the New Operating Agreement) as of the Closing Date;

(2)         items of taxable income or gain attributable to and in the amount of such Undistributed Eligible Account shall be allocated pursuant to Section 5.2 of the New Operating Agreement (to the extent not otherwise or previously includible in the income of the Founder Members); and

(3)         the Company shall make a special distribution of such amount to the Founder Members pursuant to Section 5.18 of the New Operating Agreement.

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6.15.       Income Unit Plan. The ZAIS Group, LLC Income Unit Plan (including all income units issued thereunder) shall be cancelled and terminated effective immediately prior to the Closing in a manner and on terms acceptable to Investor. In connection with such cancellation and termination, the Company shall obtain a waiver and release from each participant of the ZAIS Group, LLC Income Unit Plan in a form acceptable to Investor.

6.16.       Litigation. Between the date hereof and the Closing Date, Investor shall not initiate, compromise or settle any Litigation without making reasonable efforts to first consult with the Company with respect to such matter.

6.17.       Delivery of Restated Audited Financial Statements. The Restated Audited Financial Statements for 2012 and 2013 and the Interim Financials will be delivered to Investor no later than October 15, 2014.

Article VII.

Conditions to Closing

7.01.       Conditions to Obligations of Parties. Unless waived in writing by the parties hereto, the obligation of each party hereto to consummate the Transactions to be consummated at the Closing is conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

(a)          No Injunction. There shall be no Applicable Law or Order issued or promulgated by any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits, whether on a temporary, preliminary or permanent basis, the consummation of the Transactions contemplated by this Agreement or any Litigation commenced by a Governmental Authority against any party hereto that would reasonably be expected to have the same effect.

(b)          Regulatory Authorizations. All Consents of a Governmental Authority necessary to consummate the Transactions shall have been obtained.

(c)          Stockholder Approvals. Investor Stockholder Approval shall have been obtained.

(d)          Net Tangible Assets. Investor shall have at least $5,000,001 of net tangible assets after giving effect to the Redemption and payment of the Expense Payments.

7.02.       Conditions to Obligations of Investor. Unless waived in writing by Investor, the obligation of Investor to consummate the Transactions to be consummated at the Closing is conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

(a)          Accuracy of Founder Members Representations and Warranties. (1) Each of the Founder Member Fundamental Representations shall be true and complete as of the date of this Agreement and as of the Closing Date as if made on the Closing Date; and (2) each of the other representations and warranties of the Founder Members shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except, in each case, those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b)          Accuracy of Representations and Warranties. (1) Each of the Company Fundamental Representations shall be true and complete as of the date of this Agreement and as of the Closing Date as if made on the Closing Date; and (2) each of the other representations and warranties of the Company set forth in this Agreement shall be (A) true and complete as of the date of this Agreement and (B) true and complete as of the Closing Date as if made on the Closing Date (in each case without giving effect to any limitation or qualification as to “materiality”, “Company Material Adverse Effect” or other materiality qualifier set forth in such representations and warranties), except to the extent that the failure of such representations and warranties referred to in each of (1) and (2) to be true and complete would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (provided that, in the case of each of (1) and (2), if any representations and warranties address matters only as of a specified date, the accuracy shall be determined as of that specified date).

(c)          Compliance with Covenants. Each of the Company and the Founder Members shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings and covenants required under this Agreement to be performed by it at or prior to the Closing.

(d)          Certificate. The Company and the Founder Members shall have delivered to Investor a certificate in form and substance reasonably satisfactory to Investor dated the Closing Date and signed by a duly authorized officer of the Company and each of the Founder Members certifying that the conditions set forth in Section 7.02(a), (b), (c) and (e) have been satisfied.

(e)          Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Company Material Adverse Effect, unless cured prior to Closing.

(f)          Consents. The Company shall have delivered to Investor the Consents, each in a form reasonably satisfactory to Investor, listed on Schedule 7.02(f) of the Company Disclosure Schedule.

(g)          Agreements. The Company and the Founder Members shall have delivered executed versions of the following Transaction Documents

(1)         Exchange Agreement;

(2)         New Operating Agreement;

(3)         Tax Receivable Agreement; and

(4)         Registration Rights Agreement.

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(h)          Affiliated Transactions. The transactions set forth on Schedule 7.02(h) of the Company Disclosure Schedule shall have been terminated.

7.03.       Conditions to Obligations of the Company and the Founder Members. Unless waived in writing by the Company, the obligation of the Company and the Founder Members to consummate the Transactions to be consummated at the Closing is conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

(a)          Accuracy of Investor Representations and Warranties. (1) Each of the Investor Fundamental Representations shall be true and complete as of the date of this Agreement and as of the Closing Date as if made on the Closing Date; and (2) each of the other representations and warranties of Investor set forth in this Agreement shall be true and complete (in each case without giving effect to any limitation or qualification as to “materiality”, “material adverse effect” or other materiality qualifier set forth in such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and complete would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Investor’s ability to consummate the Transactions (provided that, in the case of each of (1) and (2), if any representations and warranties address matters only as of a specified date, the accuracy shall be determined as of that specified date).

(b)          Compliance with Covenants. Investor shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings and covenants required under this Agreement to be performed by it at or prior to the Closing.

(c)          Certificate. Investor shall have delivered to the Company a certificate in form and substance reasonably satisfactory to the Company dated the Closing Date and signed by a duly authorized officer of Investor certifying that the conditions set forth in Section 7.03(a) and (b) have been satisfied.

(d)          Resignation of Directors and Officers. Investor shall have delivered resignations of the executive officers of Investor and resignations of the members of Investor’s Board, in each case whom the Company has specified in a written notice to Investor at least three Business Days prior to the Closing Date (provided that at least one member of Investor’s Board shall not be required to resign).

(e)          Cash Amount. After giving effect to the Redemption and the Expense Payments, the sum of the (1) amount of cash in the Trust Account, (2) any other available cash of Investor and (3) any New Equity Proceeds shall equal at least $100,000,000.

(f)          Listing. The Class A Common Stock shall be listed on Nasdaq at and upon Closing.

(g)          Restated Investor Constituent Documents. The Investor Charter shall be amended and restated substantially in the form attached hereto as Exhibit B and the Bylaws of Investor shall be amended and restated in the form to be agreed by Investor and the Founder Members Designee.

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(h)          Trust Account. Investor shall have made appropriate arrangements to have all Trust Account funds available, subject to the terms of this Agreement, disbursed to Investor as promptly as practical following the Closing.

(i)          Agreements. Investor shall have delivered to the Company and the Founder Members executed versions of the following Transaction Documents:

(1)         Exchange Agreement;

(2)         New Operating Agreement;

(3)         Tax Receivable Agreement; and

(4)         Registration Rights Agreement.

Article VIII.

Termination.

8.01.       Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)          By the mutual consent of Investor, on the one hand, and the Company, on the other hand, in a written instrument;

(b)          By Investor (provided, that Investor is not then in material breach of any this Agreement), in the event of a breach by the Company or the Founder Members of any representation, warranty, covenant or agreement contained herein which, individually or in the aggregate with all other such breaches, would cause the failure of the conditions set forth in Section 7.02(a), (b) or (c) to be satisfied, which, in each case is either incurable or in the case of a breach that is curable is not cured within 15 days after written notice of such breach has been furnished to the Company;

(c)          By the Company (provided, that the Company and the Founder Members are not then in material breach of any this Agreement), in the event of a breach by Investor of any representation, warranty, covenant or agreement contained herein which, individually or in the aggregate with all other such breaches, would cause the failure of the conditions set forth in Section 7.03(a) or (b) to be satisfied, which, in each case is either incurable or in the case of a breach that is curable is not cured within 15 days after written notice of such breach has been furnished to Investor;

(d)          By either Investor or the Company, in the event that the Closing has not occurred on or before March 21, 2015 unless the failure to so consummate by such time is due to a material breach of this Agreement by the party seeking to terminate;

(e)          By either Investor or the Company, if any Applicable Law or Order has been issued or promulgated by any court or Governmental Authority of competent jurisdiction that restrains or prohibits the consummation of the Transactions, which Applicable Law or Order has become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(e) shall have used its reasonable best efforts to have such Applicable Law or Order vacated or denied; or

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(f)          By either Investor or the Company if this Agreement shall fail to receive the Investor Stockholder Approval at the Investor Stockholder Meeting (subject to any adjournment or recess of the meeting).

8.02.       Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, this Agreement shall forthwith become wholly void and of no further force and effect and all further obligations of the parties hereto or of their respective officers, directors or employees with respect to any obligation under this Agreement shall terminate without further liability except (a) for the obligations under Section 6.06, Section 6.09 and Article X, which shall survive in its entirety any termination of this Agreement and shall remain in full force and effect, and (b) that such termination shall not constitute a waiver or bar by any party hereto of any rights or remedies at law or in equity it may have for damages caused by reason of a knowing or willful breach of this Agreement by the other party hereto.

Article IX.

Survival and Indemnification

9.01.       Indemnity by the Founder Members. From and after the Closing, subject to the limitations set forth in this Article IX, each Founder Member shall (subject to Section 9.08) severally and not jointly indemnify and hold harmless Investor and the Company Entities (collectively, the “Investor Indemnitees”) from and against any and all Damages related to or arising directly or indirectly out of:

(a)          any breach or violation of any representation or warranty made by the Company or such Founder Member in this Agreement or any certificate delivered pursuant to this Agreement;

(b)          (1) any breach or violation of any agreement or covenant of such Founder Member contained in this Agreement or (2) any breach or violation of any agreement or covenant of the Company contained in this Agreement required to be performed at or prior to the Closing;

(c)          any Indebtedness of a Company Entity as of the Closing;

(d)          any unpaid Transaction Expenses that are not accrued as a current liability on the Closing Adjustment Statement (as finally determined pursuant to Section 2.03); and

(e)          without duplication of Sections 9.01(a) to (d), any Taxes owed by any of the Company Entities in respect of any Tax period ended on or prior to the Closing Date and the portion of any Straddle Period through the Closing Date; provided, that for purposes of applying this Section 9.01(e), the parties shall use appropriate methods to allocate liability in respect of any Taxes of each of the Company Entities attributable to any Straddle Period, which appropriate methods shall include the following: (A) for any income Taxes or any transactional Taxes, including Taxes based on sales or revenue, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined using a closing of the books method assuming that the applicable Straddle Period consists of two Taxable periods, one ending at the close of the Closing Date and one beginning at the opening of the day after the Closing Date, and (B) for any Taxes based on net worth, capital, intangibles, or similar items, and for any real estate Taxes or other property or tangible asset based Taxes, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined on a per-diem basis taking into account the number of days in the Straddle Period through and including the Closing Date and the number of days in the entire Straddle Period; and provided further, that indemnification with respect to Taxes shall be required only to the extent that the relevant Taxes exceed the amount taken into account in determining Net Working Capital or taken into account as a Founder Member Payable under the New Operating Agreement, as the case may be.

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For purposes of this Section 9.01, severally means that each Founder Member shall be liable for a portion of the indemnification obligations equal to the number of Retained Units held by such Founder Member divided by the aggregate number of Retained Units.

9.02.       Indemnity by Investor. From and after the Closing, subject to the limitations set forth in this Article IX, Investor agrees to indemnify and hold harmless the Founder Members from and against any and all Damages related to or arising directly or indirectly out of:

(a)          any breach or violation of any representation or warranty made by Investor in this Agreement or any certificate delivered pursuant to this Agreement; or

(b)          any breach or violation of any agreement or covenant of Investor contained in this Agreement.

9.03.       Limitations of Liability.

(a)          Except in the case of fraud or intentional misrepresentation, with respect to matters governed by Sections 9.01(a) and 9.02(a), (1) the Investor Indemnitees’ or Founder Members, as the case may be, right to indemnification shall not exceed $15,000,000 (the “Maximum Amount”) and (2) the Investor Indemnitees or Founder Members, as the case may be, shall not be entitled to seek indemnification until the aggregate amount of all Damages for which indemnification is sought from the Founder Members (in the aggregate) or Investor Indemnitees, as applicable, exceeds $750,000 (the “Deductible Amount”), and then only to the extent of any such excess); provided that the obligation to indemnify the Investor Indemnitees or the Founder Members, as applicable, in respect of any Damages resulting from a breach of any Company Fundamental Representations, Founder Members Fundamental Representations, any Investor Fundamental Representations, the Investigation Representations or Section 4.18 shall not be subject to the Maximum Amount or the Deductible Amount.

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9.04.       Third Party Claims. In the event that any Investor Indemnitee or any Founder Member (such Person making a claim, the “Indemnified Party”) desires to make a claim against a Founder Member or Investor, respectively (the “Indemnifying Party”) under this Article IX in connection with any proceeding or demand at any time instituted against or made upon the Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto. The Indemnifying Party shall have fifteen (15) Business Days after receipt of such notice to notify the Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided, however, that (a) the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, (b) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification, (c) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (such consent not be unreasonably withheld, conditioned or delayed) unless (1) there is no finding or admission of any violation of laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (d) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Notwithstanding the foregoing, in no event shall the Indemnifying Party be entitled to assume the defense of any such Third Party Claim if (a) the Indemnified Party shall have given the Indemnifying Party written notice that its counsel has determined that a bona fide conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable or (b) such Third Party Claim if adversely determined, could reasonably be expected to result in Damages (along with claims for any other related or unrelated Damages), in excess of the Maximum Amount or a Company Material Adverse Effect; (it being understood and agreed that in any such case the Indemnifying Party may participate in the defense of such Third Party Claim with its own counsel at its own expense). To the extent that the Indemnified Party assumes the defense of a Third Party Claim pursuant to the immediately preceding sentence, the Indemnifying Party shall have no obligation to pay the expenses of more than one law firm representing the Indemnified Party in such Third Party Claim and, to the extent reasonably necessary, one firm per applicable local jurisdiction. If the Indemnifying Party fails to notify the Indemnified Party within 15 Business Days after receipt from the Indemnified Party of notice of a Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party. In no event may an Indemnified Party settle any Third Party Claim without the consent of the Indemnifying Party (such consent not be unreasonably withheld, conditioned or delayed).

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9.05.       Expiration of Representations and Warranties; Scope of the Founder Members’ Liability; Investor’s Remedies. Except in the case of fraud or intentional misrepresentation, all representations and warranties and related indemnification obligations in respect of any breach thereof of the parties contained in this Agreement or in any Schedule hereto, or any certificate, document, or other instrument delivered in connection herewith, shall survive the Closing until the eighteen month anniversary of the Closing Date; except that (a) the Company Fundamental Representations, Founder Members Fundamental Representations and the Investor Fundamental Representations shall survive until the sixth anniversary of the Closing Date and (b) Section 4.18 and Section 5.10 shall survive 90 days after the termination of the applicable statute of limitations; provided that with respect to any claims of a breach of a representation or warranty made prior to the expiration of the survival period shall survive until such claim is resolved. The covenants and agreements contained in this Agreement to be performed or complied with will survive until performed in accordance with the terms herein.

9.06.       Procedure for Indemnification – Direct Claims. In the event of any claims for indemnification under this Article IX other than Third Party Claims, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such claim. If within thirty (30) days of receipt of such notice, the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof within ten (10) days after the expiration of such period.

9.07.       Materiality Qualifiers. For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without giving effect (for the sole purpose of determining the amount of Damages attributable thereto) to any qualifications as to materiality or Material Adverse Effect (or any similar qualification) set forth therein.

9.08.       Indemnification Payments.

(a)          All indemnification payments hereunder by Investor in favor of the Founder Members shall be payable by Investor as the Indemnifying Party to such Indemnified Parties in immediately available funds; and

(b)          All indemnification payments hereunder by the Founder Members in favor of the Investor Indemnitees as the Indemnified Parties shall be payable to such Indemnified Parties by the Founder Members as the Indemnifying Parties solely in the form of, and via a transfer, of Equivalent Units as follows:

(1)         up to $7,500,000 in Damages shall be paid by the Indemnifying Parties (severally and not jointly) utilizing Retained Units as Equivalent Units, proportionate to their interests in Retained Units as of the Closing Date; and

(2)         all other indemnification payments shall be paid by the Indemnifying Parties (severally and not jointly) solely utilizing Additional Founder Units as Equivalent Units, proportionate to their interests in Retained Units as of the Closing Date.

(c)          Upon payment by an Indemnifying Party of its indemnification obligations under clause (b) above through the transfer of Equivalent Units, the Schedule of Members shall be automatically revised to reflect a reduction of the number of Units held by the Indemnifying Party equal to such Equivalent Units and an increase of the number of Units held by the Indemnified Party equal to the Equivalent Units. For the avoidance of doubt, under no circumstance will any Investor Indemnitee have recourse pursuant to any claims made under this Article IX to any assets of any Founder Member other than Equivalent Units of such Founder Member as and to the extent set forth above, provided that, solely at the option of a Founder Member, such Founder Member may make a payment of cash in substitution for a transfer of Equivalent Units. “Equivalent Units” means a number of Units (whether held by a Founder Member as of the time of a Claim hereunder, or by a transferee of such Founder Member that is an Affiliate or Immediate Family) equal to (a) the amount of Damages divided by the Closing Price as of the date of the determination of Damages multiplied by (b) the Exchange Ratio (as defined in the New Operating Agreement).

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9.09.       No Circular Recovery. Each Founder Member hereby agrees that it will not make, and hereby waives (and shall cause its Affiliates not to make and waive), any claim for indemnification, subrogation, contribution, advancement, or other claim against Investor or any Company Entity by reason of the fact that such Founder Member or Affiliate was a controlling person, director, employee, shareholder, member or Representative of a Company Entity or was serving as such for another Person at the request of a Company Entity (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to Applicable Law, Governing Document, Contract or otherwise) with respect to any claim brought by Investor under this Agreement, the Transaction Documents or the Transactions.

9.10.       Mitigation; Insurance Proceeds. Each Indemnified Party will take and will cause their respective controlled Affiliates to take all commercially reasonable steps to mitigate to the extent such Indemnified Party knows that the failure to so mitigate will result in additional, material Damage. Payments by an Indemnifying Party pursuant to this Article IX in respect of any Damages shall be limited to the amount of any Damages that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (net of any costs associated to recover such proceeds, including increases in premiums and chargebacks). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies. Any such recovered insurance proceeds received by an Indemnified Party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party; provided, that the Indemnified Party shall not be obligated to pay over any such recovered insurance proceeds in excess of the amount paid by the Indemnifying Party to the Indemnified Party with respect to such claim.

9.11.       Treatment of Indemnity Payments. The parties agree that, for Tax purposes, unless otherwise required by Applicable Law, any indemnification payments made pursuant to this Article IX shall be treated as adjustments to the amount of the Closing Date Acquisition Consideration contributed by Investor and such agreed treatment shall govern for purposes of this Agreement.

9.12.       Exclusive Remedies. Subject to Sections 2.03, 2.04 and 10.11, the parties hereto acknowledge and agree that their sole and exclusive remedy after the Closing with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.12 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of any fraud by any party hereto.

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Article X.

Miscellaneous

10.01.      Waiver; Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Investor, the Founder Members and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.02.      Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

10.03.      Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without giving effect to any conflicts of laws provisions.

10.04.      Forum. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Transactions shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any of the Transactions, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by Applicable Law.

10.05.      WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY AND ALL RIGHTS THE PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH IT.

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10.06.      Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided that Investor may assign its interests in this Agreement and its rights hereunder to the purchaser of Investor or the Company or substantially all of the assets of the Company or Investor. Any purported assignment in contravention of this provision shall be null and void ab initio.

10.07.      Expenses. Except as otherwise expressly provided in this Agreement, Investor, on the one hand, and the Company and the Founder Members, on the other hand, shall each bear its own direct and indirect costs associated with the Transactions.

10.08.      Notices. All notices or other communications hereunder to a party shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery against proper receipt shall be effective upon delivery, (ii) if delivered by registered or certified mail (return receipt requested) or by a national courier service shall be effective upon receipt or (iii) if sent by facsimile or email shall be effective on (x) the date of dispatch if such communication was dispatched during business hours (9 a.m. to 5 p.m. in the Eastern Time Zone) or (y) the next business day if such communication was dispatched during non-business hours; provided that the facsimile is promptly confirmed by written confirmation by registered mail thereof, to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company or a Founder Member, to:

ZAIS Group, LLC
Two Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attention:	Christian Zugel and Howard Steinberg
Facsimile:	(732) 747-7619
Email:	christian.zugel@zaisgroup.com and
howard.steinberg@zaisgroup.com

With a copy to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173
Attention:	Thomas Giegerich
Facsimile:	(212) 547-5444
Email:	tgiegerich@mwe.com

and

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McDermott Will & Emery LLP
The McDermott Building
500 North Capitol Street, N.W.
Washington , DC 20001
Attention:	Thomas Conaghan
Facsimile:	(202) 756-8087
Email:	tconaghan@mwe.com

If to Investor, to:

HF2 Financial Management Inc.
999 18th Street, Suite 3000
Denver, Colorado 80202
Attention:	R. Bradley Forth
Facsimile:	(646) 224-8222
Email:	bforth@hf2financial.com

With a copy to:

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Attention:	Floyd I. Wittlin
Facsimile:	(212) 702-3624
Email:	Floyd.wittlin@bingham.com

and

Bingham McCutchen LLP
355 South Grand Avenue
Suite 4400
Los Angeles, California 90071
Attention:	Janice Liu
Facsimile:	(213) 830-8770
Email:	Janice.liu@bingham.com

10.09.     Entire Understanding. This Agreement, the Transaction Documents, and the Confidentiality Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all other oral or written agreements heretofore made, including the Term Sheet, dated July 24, 2014 between Investor and ZAIS Group, LLC.

10.10.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision, or the application thereof, in any other jurisdiction.

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10.11.     Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.

10.12.     Parties in Interest. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except for the rights and remedies of the Investor Indemnitees set forth in Article IX and Section 10.13, nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any Person other than the parties hereto and their successors or permitted assigns.

10.13.     Enforcement Post-Closing. From and after the Closing, prior approval by the Required Independent Directors shall be required to approve the taking of any action by Investor under this Agreement (or the failure to enforce the rights of Investor under this Agreement), including the exercise of the power to: (i) prepare the Closing Adjustment Statement and the Expense Payments Statement and calculate the Closing Adjustment Amount and the Expense Payments Adjustments and pursue any indemnification claims by Investor Indemnitees pursuant to Article IX; (ii) pursue any remedy for a breach of this Agreement by a Founder Member under this Agreement (or waive a breach of this Agreement by any such party); (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such indemnification claims; or (iv) approve or waive any provision of this Agreement. Without limiting the foregoing, the Required Independent Directors shall have the authority and power to act on behalf of Investor to take any action to enforce the rights and remedies of Investor under this Agreement including the matters referred to in clauses (i) through (iii) of the preceding sentence. Any action taken in accordance with the provisions of this Section 10.13 by the Required Independent Directors shall be at the cost and expense of the Company (including the hiring of legal counsel and the incurring of legal fees and costs) and the Required Independent Directors shall be indemnified and held harmless by the Company from and against any Damages incurred or suffered on the part of the Required Independent Directors arising out of, relating to or in connection with the actions taken pursuant to this Section 10.13, other than in the case of fraud or willful misconduct. The “Required Independent Directors” means (i) R. Bradley Forth, but only for so long as he remains a director of Investor, and only during the period from the Closing Date until the date eighteen (18) months thereafter, and (ii) thereafter, a majority of the directors that are independent in accordance with Nasdaq standards and who are also not an Affiliate or Immediate Family of any Founder Member (other than any Person who serves as trustee of any Founder Member, who shall qualify as a Required Independent Director so long as he is a director that is independent in accordance with Nasdaq standards), any holder of Class B Units of the Company, Christian Zugel, Laureen Lim, Sonia Zugel or any of their respective Affiliates.

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10.14.     Representation.

(a)          The Parties acknowledge and agree that Bingham McCutchen LLP (“Bingham”) has acted as legal counsel only to Investor in connection with the negotiation of this Agreement and the matters contemplated herein. Bingham has not represented or advised any other Party with respect to such matters, including the Founder Members or the Company.

(b)          In any dispute or proceeding arising under or in connection with this Agreement following the Closing (other than any adversarial proceedings in court, arbitration or otherwise, which are expressly excluded from this waiver), the Founder Members, the Company and Investor agree that Bingham may represent any of Investor’s Affiliates, directors, officers or stockholders in such matter against any of the Founder Members or the Company, and each Founder Member, the Company and Investor on behalf of itself and for its Affiliates, successors and assigns, hereby irrevocably waives any purported conflicts and consents to any such representation in any such matter.

[Next page is a signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ZAIS GROUP PARENT, LLC

By:	/s/ Christian Zugel
Name:
Title:

[Signature pages continue on the next page]

[Signature Page to Investment Agreement]

HF2 FINANCIAL MANAGEMENT INC.

By:	/s/ R. Bruce Cameron
Name: R. Bruce Cameron
Title: Chairman & CEO

[Signature pages continue on the next page]

[Signature Page to Investment Agreement]

Zugel Family Trust

By: Fiduciary Trust International of Delaware, as Trustee

By:	/s/ Christian Zugel
Name: Christian Zugel
Title: President
/s/ Mark Mahoney
Mark Mahoney, as Trustee

[Signature pages continue on the next page]

[Signature Page to Investment Agreement]

Family Trust u/a Christian M. Zugel 2005 GRAT

By: Fiduciary Trust International of Delaware, as Trustee

By:	/s/ Dorothy K. Scarlett
Name: Dorothy K. Scarlett
Title: President

/s/ Mark Mahoney, Trustee
Mark Mahoney, as Trustee

[Signature pages continue on the next page]

[Signature Page to Investment Agreement]

/s/ Christian Zugel
Christian Zugel

[Signature pages continue on the next page]

[Signature Page to Investment Agreement]

/s/ Sonia Zugel
Sonia Zugel

[Signature pages continue on the next page]

[Signature Page to Investment Agreement]

/s/ Laureen Lim
Laureen Lim

[Signature Page to Investment Agreement]

EXHIBIT A

FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ZAIS GROUP PARENT, LLC

Effective [__________, 20___]

THE LIMITED LIABILITY COMPANY INTERESTS IN ZAIS GROUP PARENT, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED (EACH, A “TRANSFER”) AT ANY TIME EXCEPT IN COMPLIANCE WITH: (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (AS AMENDED FROM TIME TO TIME, THE “LLC AGREEMENT”); AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER.  SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS LLC AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER.  THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ZAIS GROUP PARENT, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (including the Schedules and Exhibits attached hereto, and as it may be amended, restated or otherwise modified from time to time, this “Agreement”) of ZAIS Group Parent, LLC, a Delaware limited liability company (the “Company”), is entered into as of [____________, 20___] (the “Effective Date”), by and among each of the Members, and such other Persons as may become parties to this Agreement and be admitted as Members in accordance with the provisions hereof from time to time (each, a “Member,” and collectively, the “Members”). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Act pursuant to the filing of the Certificate of Formation with the Secretary of State on July 8, 1997;

WHEREAS, the then-members of the Company entered into a Limited Liability Company Agreement of the Company, dated as of October 28, 1997 to reflect and set forth their respective rights and obligations with respect to the Company, which was amended and restated on June 18, 2004 (as so amended and restated, the “Prior Operating Agreement”); and

WHEREAS, the Company and the Members have entered into that certain Investment Agreement, dated as of [_________], 2014 (the “Investment Agreement”) with ZAIS Group Holdings, Inc., a Delaware corporation formerly known as HF2 Financial Management Inc. (“Holdings”), and in connection with the transactions contemplated thereby, among other things, the parties hereto desire to amend and restate the Prior Operating Agreement in its entirety as set forth herein, including to convert all outstanding limited liability company interests in the Company into Class A Units and to admit Holdings as the sole Managing Member of the Company;

WHEREAS, prior to the Effective Date, Christian Zugel was the managing member of the Company; and

WHEREAS, the Members desire to continue Christian Zugel’s managing control of the Company on and after the Effective Date and, accordingly, in connection with the admission of Holdings as the sole Managing Member of the Company, the Managing Member caused the Control Shares to be Transferred to the Founder Members, and the Founder Members in turn deposited the Control Shares into the Control Shares Trust.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Prior Operating Agreement as follows:

Article I

Defined Terms

1.1.          Defined Terms. The following capitalized terms shall have the meanings specified in this Section 1.1. Other terms are defined in the text of this Agreement, and such terms shall have the respective meanings ascribed to them herein.

“1st Value Determination Event” means the first time the Total Class A Share Value is equal to or exceeds $12.50 per share of Class A Common Stock during the Additional Unit Period.

“2nd Value Determination Event” means the first time the Total Class A Share Value is equal to or exceeds $15.00 per share of Class A Common Stock during the Additional Unit Period.

“3rd Value Determination Event” means the first time the Total Class A Share Value is equal to or exceeds $18.00 per share of Class A Common Stock during the Additional Unit Period.

“4th Value Determination Event” means the first time the Total Class A Share Value is equal to or exceeds $21.50 per share of Class A Common Stock during the Additional Unit Period.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Founder Units” means the Class A Units set forth opposite the name of each Founder Member on Exhibit A attached hereto with respect to each Value Determination Event.

“Additional Unit Period” means the period commencing on the Effective Date and ending on the fifth (5th) anniversary thereof.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year or other relevant period, after (i) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations (or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations) and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)          Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and

(ii)         Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or, with respect to any Person that is an individual, such Person’s Family Member. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. For purposes of the definition of “control,” a general partner, managing member or trustee of a Person shall always be considered to control such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Members or their Affiliates, solely by virtue of being Members of the Company, shall be considered Affiliates of any other Members or the Company; provided that the Managing Member shall be deemed to be an Affiliate of the Company.

“Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           the initial Asset Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset, as agreed to by the contributing Member and the Managing Member;

(ii)          the Asset Value of all Company assets shall be adjusted to equal their respective Fair Market Values, as determined in good faith by the Managing Member in connection with: (a) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or a portion of such Member’s Interest; (b) the acquisition of any additional Interest (or increase in its Interest) by any new or existing Member in exchange for more than a de minimis Capital Contribution; (c) the grant of an Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member; and (d) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, that, except as otherwise provided herein, adjustments pursuant to subparagraphs (a), (b) and (c) hereof shall be made solely if and to the extent the Managing Member determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members; and

 (iii)        the Asset Value of any Company asset distributed to any Member shall be the Fair Market Value of such asset on the date of distribution, as determined in good faith by the Managing Member;

If the Asset Value of an asset has been determined or adjusted pursuant to clause (i) or clause (ii) of this definition, such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

“Assumed Tax Rate” means the applicable highest effective marginal combined federal, state and local income tax rate for an individual resident (or corporate resident, if greater) in New York City, taking into account the character of the income as ordinary income or (long-term or short-term) capital gains, as appropriate, and the year in which the taxable net income is recognized by the Company, and the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon.

“Business” means the business of providing Investment Services.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by Law or executive order to close.

“Capital Account” means the account maintained by the Company with respect to a Member in accordance with Section 4.6.

“Capital Contribution” means any contribution of cash or other assets to the Company by a Member.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership or other Person (other than a corporation), and any and all securities, warrants, options or other rights to purchase or acquire or that are convertible into any of the foregoing.

“Certificate of Formation” means the certificate of formation of the Company as in effect on the Effective Date, as the same may be amended or restated from time to time.

“Change of Control” has the meaning set forth in the Exchange Agreement.

“Change of Control Event” means any transaction or series of related transactions that: (i) if and when consummated, would result in a Change of Control (excluding a Change of Control described in clause (ii) of the definition of Change of Control that was not approved by the Board prior to the occurrence of such Change of Control); or (ii) involves (A) the Transfer of all or substantially all of the property, rights or assets of the Company (including a transfer of ZAIS Group, LLC or substantially all of its Operating Subsidiaries), excluding any such Transfer to an Affiliate of the Managing Member or any Founder Member; (B) a transfer of all or substantially all of the Units; (C) a recapitalization of the Company; (D) a merger, consolidation or other form of reorganization of the Company; or (E) any combination of any of the foregoing events described in clauses (A) through (D), and solely in the case of each of clauses (B) through (E), after which the Company is no longer an Affiliate (without giving effect to the proviso of the last sentence of the definition Affiliate) of the Managing Member or any Founder Member.

“Class A Common Stock” means Class A Common Stock, par value $0.0001 per share, of the Managing Member.

“Class A Unit” means a Class A Unit of the Company.

“Class B Member” means a Person who holds Class B Units.

“Class B Unit” means a Class B Unit of the Company.

“Client” means Persons to whom the Company or any of its Subsidiaries provides Investment Services, including any institutional clients (including insurance companies, pension funds and endowments, but expressly excluding any collateralized loan obligation transaction purchasers), on a managed account basis or otherwise, hedge funds, fund of funds, and other pooled investment vehicles, real estate investment trust or business development company.

“Closing Price” means, as of any particular date: (a) the closing price of the Class A Common Stock for such day on NASDAQ, or if the Class A Common Stock is not listed on NASDAQ, the principal national securities exchange on which the Class A Common Stock may at the time be listed; (b) if there have been no sales of the Class A Common Stock on such exchange on any such day, the average of the highest bid and lowest asked prices for the Class A Common Stock on such exchange at the end of such day; (c) if on any such day the Class A Common Stock is not listed on a domestic securities exchange, the closing sales price of the Class A Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Class A Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Class A Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day. If at any time the Class A Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Closing Price” of the Class A Common Stock shall be the fair market value per share as determined jointly by Managing Member, the Founder Member Representative (so long as the Founder Member Ownership Threshold is met) and the Required Independent Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding Law.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Property” means all interests in properties, whether real or personal, and rights of any type owned thereon or held by the Company or any Subsidiary.

“Competitive Investment Services” means Investment Services with respect to mortgage, government, corporate or other credit products, including residential whole loans, residential mortgage-based securities, asset-based securities, commercial real estate, commercial whole loans, commercial mortgage-based securities, investment grade government or corporate credit, high yield government or corporate credit or structured government or corporate credit vehicles or with respect to other products that compete with the Business in the United States, Asia or Europe.

“Confidential Information” means any confidential, non-public or proprietary information (whether received before or after the Effective Date and whether transmitted orally or in writing or stored electronically) relating to the business or the affairs of the Managing Member, the Company, the Subsidiaries or its or their respective clients, officers, directors, Members or Principals of Members and identified (orally or in writing), or otherwise known by (or should reasonably be known by) the recipient, as being confidential. The following information (which list is not intended to be exhaustive) shall be considered “Confidential Information” without the need for identification as such: the information provided to a Member pursuant to Article XI, future transactions (regardless of whether such transactions are consummated), customer lists, employee lists, salary and other compensation or benefits of employees, financial data, financial or strategic plans, forecasts, records and other business information, plans, reports or data, client lists, information encompassed in drawings, designs, plans, proposals, reports, research, marketing and sales plans, costs, quotations, specification sheets, recording media, information which relates, directly or indirectly, to the computer systems and computer technology, including source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installation or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases, and any other form or compilation of computer-related information and other confidential, non-public or proprietary information relating to the business or the affairs of the Managing Member, the Company, the Subsidiaries or its or their respective clients, directors, officers, Members or Principals of Members. Confidential Information shall not, however, include any information that: (i) is or becomes generally available to the public other than as a result of a disclosure by any Member or officer in breach of this Agreement; (ii) was or becomes available on a non-confidential basis from a source other than the Company or any Member, officer or director; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Managing Member, the Company or any other Person with respect to such information; (iii) is or was developed by the receiving Person independently of, or was known by the receiving Person prior to, any disclosure of such information made by the disclosing Person, other than disclosures by any Member or any Affiliate of a Member in connection with its employment by or provision of services to the Managing Member, the Company or any of the Company’s Subsidiaries; (iv) to the extent it is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any Law, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Company or the disclosing Person (except as prohibited by Law) and the Company or the disclosing Person has had a reasonable opportunity to oppose such disclosure; or (v) is disclosed with the written consent of the Person for which such Confidential Information relates or, with respect to any Confidential Information concerning the Company or any Subsidiary, the consent of the Managing Member.

“Control Shares” means the twenty million (20,000,000) shares of Class B Common Stock, par value $0.000001 per share, of the Managing Member, having no economic value but entitling the holder thereof to ten (10) votes per share.

“Control Shares Trust” means The ZGH Class B Voting Trust that was established solely to hold the Control Shares.

“Covered Person” means: (i) a current or former Member (excluding the Class B Members); or (ii) if so determined by the Managing Member, any employee, advisor, representative or agent of the Company or Managing Member.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange” has the meaning set forth in the Exchange Agreement.

“Exchange Agreement” means the Exchange Agreement, dated on or about the Effective Date, among the Company, Managing Member and the Company Unitholders (as defined therein) from time to time party thereto, as the same may be further amended or restated from time to time.

“Exchange Rate” shall have the meaning set forth for such term in the Exchange Agreement.

“Exchange Ratio” means the quotient of (x) one (1) divided by (y) the Exchange Rate, as defined in the Exchange Agreement.

“Fair Market Value” means, except as otherwise provided for herein, as of any given date of determination, the cash price, as determined in good faith by the Managing Member using any reasonable method of valuation and taking into account any relevant facts and circumstances then prevailing and in accordance with this Agreement at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such assets or properties in an arm’s-length negotiated transaction with an unaffiliated third party without time constraints.

“Family Member” means, with respect to an individual: (i) such individual; (ii) such individual’s spouse, parent, sibling, grandparent or descendant (whether by marriage or adoption, if adopted under age 21); (iii) former and current spouses of the individuals described in clause (i) or (ii), (iv) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in (i), (ii) or (iii) above; and (v) any corporation, partnership, limited liability company or other business or investment organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more persons and entities named or described in (i), (ii), (iii), or (iv) above.

“Fiscal Year” means the taxable year of the Company, which shall be the twelve (12) month period commencing on January 1 and ending on December 31, or such other period as may be required by the Code or the Regulations.

“Founder Member Majority-in-Interest” means Founder Members holding more than fifty percent (50%) of all Percentage Interests held by all Founder Members.

“Founder Member Ownership Threshold” means any time when the Founder Members, collectively, hold at least ten percent (10%) of the Capital Stock of the Managing Member, whether directly through ownership of Capital Stock of the Managing Member or indirectly through ownership of Units exchangeable or convertible into Capital Stock of the Managing Member.

“Founder Members” means Christian M. Zugel, Laureen Lim, Family Trust u/ Christian M Zugel 2005 GRAT, Sonia Zugel and Zugel Family Trust and any transferee of a permitted Transfer by any of the foregoing pursuant to Section 9.1, in each case that beneficially owns one or more Class A Units.

“Founder Member Percentage” means, with respect to a Founder Member, such Founder Member’s Percentage Interest divided by the aggregate Percentage Interest of all Founder Members.

“Fund” means any investment company, mutual fund, business development company, partnership, fund, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, special purpose vehicle, hedge fund or other pooled investment vehicle, including any pooled investment vehicle that invests in real estate or interests in real estate, whether or not registered, or, as applicable, whether or not its shares are registered, under the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended or the Securities Act (or similar provisions of applicable Law of any jurisdiction other than the United States).

“GAAP” means generally accepted accounting principles in the United States.

“Immediate Family” means, with respect to any individual Person, (a) such Person’s spouse, parent, grandparent, children, grandchildren and siblings (in each case, whether by marriage or adoption), (b) such Person’s former spouses and current spouses of the individuals described in clause (a), and (c) estates, trusts, partnerships and other entities of which a material portion of the interest are held directly or indirectly by any of the foregoing individuals described in clause (a) or (b).

“Incentive Plan” means that certain [name of Equity Incentive Plan of Managing Member approved by stockholders of Managing Member to be inserted].

“Interest” means a limited liability interest in the Company, represented by the ownership of Units, which represents, to the extent applicable, such Member’s rights in and to Net Income, Net Losses, and other items of Company income, gain, loss, expense or deduction, distributions of Company assets, voting rights and such other rights to which a Member is entitled under the Act and that are not inconsistent with the provisions of this Agreement.

“Investment Services” means any investment advisory or subadvisory services, including (a) the management of an investment account or Fund (or portions thereof or a group of investment accounts or Funds); (b) the giving of advice with respect to the investment or reinvestment of assets or funds (or any group of assets or funds); (c) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended; (d) rendering investment advice for a fee or other compensation, directly or indirectly, within the meaning of Section 3(21)(A)(ii) of ERISA or Section 4975 of the Code; or (e) acting as a trustee, general partner, manager, or managing member of any Person that is an Affiliate of the provider of the services described in items (a) through (d), including any institutional clients (including insurance companies, pension funds and endowments), on a managed account basis or otherwise, hedge funds, fund of funds, and other pooled investment vehicles, real estate investment trust or business development company.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“Managing Member” means Holdings and any permitted assignee to which such entity Transfers a majority of the Units and other Capital Stock in the Company it then holds, which assignee shall be automatically admitted to the Company as the “Managing Member” thereof.

“Member” has the meaning set forth in the introduction to this Agreement and shall include any additional Person admitted as a Member of the Company pursuant to the terms of this Agreement and who holds Units.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” under Section 1.704-2(i)(2) and 1.704-2(i)(3) of the Regulations.

“Net Income” or “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i)           any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(ii)          any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)         in the event the Asset Value of any Company asset is adjusted in accordance with Paragraph (ii) or Paragraph (iii) of the definition of “Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)         gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;

(v)          in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above; and

(vi)         notwithstanding any other provision of this definition, any items or amounts that are specially allocated pursuant to Sections 5.3 through 5.7, Sections 5.9 and 5.10, and Section 5.18 hereof shall not be taken into account in computing Net Income or Net Loss. Nevertheless, such items shall be taken into account in adjusting Capital Accounts pursuant to Section 4.6.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Operating Subsidiary” means each Subsidiary of the Company excluding hedge funds, fund of funds, and other pooled investment vehicles or any Subsidiaries of such Person unless a majority of the economic interests of such Person are owned by the Company or any of its Subsidiaries.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Percentage Interest” means, with respect to any Member, as of a given date of determination, a fraction (expressed as a percentage), (x) the numerator of which is the number of Units held by such Member and (y) the denominator of which is the total number of Units held by all Members, excluding in each case of (x) and (y): (i) all unreleased Additional Founder Units; and (ii) all Unvested Class B Units.

“Person” means and includes any individual, bank, savings association, corporation, partnership (limited, general, exempted or otherwise), limited liability company, limited company, company, exempted company, société anonyme, unit trust, joint-stock company, trust or unincorporated organization.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Principal” means, with respect to a specified Person that is not an entity whose securities are publicly traded, any manager, officer, partner or trustee of such Person or any other Person that owns directly more than twenty percent (20%) of the Capital Stock of such specified Person.

“Quarterly Estimated Tax Periods” means the two, three, and four calendar month periods with respect to which federal quarterly estimated tax payments are made. The first such period begins on January 1 and ends on March 31. The second such period begins on April 1 and ends on May 31. The third such period begins on June 1 and ends on August 31. The fourth such period begins on September 1 and ends on December 31.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the Effective Date, among the Managing Member and the Holders (as defined therein) party thereto from time to time, as the same may be further amended or restated from time to time.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Required Independent Directors” means (i) R. Bradley Forth, but only for so long as he remains a director of the Managing Member, and only during the period from the Effective Date until the date eighteen (18) months thereafter, and (ii) thereafter, a majority of the directors that are independent in accordance with Nasdaq standards and who are also not an Affiliate or Immediate Family of any Founder Member (other than a Person who serves as trustee of any Founder Member, who shall qualify as a Required Independent Director so long as he is a director that is independent in accordance with Nasdaq standards), any holder of Class B Units of the Company, Christian Zugel, Laureen Lim, Sonia Zugel or any of their respective Affiliates.

“Restricted Period” means with respect to any Class B Member, the period starting from the date such Class B Member becomes Member and ending one year after such Class B Member’s or such Class B Member’s Principal’s employment with the Company and its Subsidiaries is terminated for any reason.

“Restricted Unit Agreement” means an agreement executed by the Company and a holder of Class B Units upon the issuance of Class B Units to such Person, providing for any vesting and forfeiture of such Class B Units, and other terms and conditions relating to such Class B Units, in each case in such form approved by the Managing Member and, so long as the Founder Member Ownership Threshold is met, the Founder Member Representative.

“Secretary of State” means the Secretary of State of the State of Delaware.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company, (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Company or any director or indirect Subsidiary is a managing member or manager.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated on or about the Effective Date, among the Company, Managing Member and the Non-Holdings Members (as defined therein) from time to time party thereto, as the same may be further amended or restated from time to time.

“Total Class A Share Value” means the sum of (i) the average Closing Price of one share of Class A Common Stock during any period of twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which the Total Class A Share Value is being determined (provided, that if the Class A Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading) (such period, a “Measurement Period”), and (ii) the cumulative amount of dividends paid by Managing Member on each share of Class A Common Stock during the period beginning on the Effective Date and ending on the day prior to such Measurement Period. References to any particular Total Class A Share Value herein are subject to adjustment pursuant to Section 3.3, as applicable.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, hypothecation, mortgage, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily or involuntarily to sell, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise.

“Undistributed Eligible Account” has the meaning set forth for such term in the Investment Agreement.

“Unit” means a Class A Unit, Class B Unit (including each sub-class of Class B Unit) or a Unit of any other class or series of Interests authorized by the Managing Member pursuant to the terms of this Agreement.

“Unvested Class B Unit” means any Class B Units (whether granted or available to be granted hereunder) which are not Vested Class B Units.

“Value Determination Event” means each of the 1st Value Determination Event, the 2nd Value Determination Event, the 3rd Value Determination Event and the 4th Value Determination Event.

“Vested Class B Unit” means the Class B Units which have vested in accordance with the terms set forth in Section 3.1(c), or to the extent such vesting terms are different, the applicable Restricted Unit Agreement.

“Vested Units” means, collectively, the Class A Units and the Vested Class B Units.

1.2.          Terms Defined Elsewhere. The following terms have been defined in the locations set forth below:

Defined Term	Section
Additional Member	8.7(a)
Agreement	Preamble
Budget	11.2
Company	Preamble
Co-Sale Exercise Notice	9.5(b)
Effective Date	Preamble
ERISA	9.3(b)(iii)
Founder Member Representative	13.17
HSR Act	10.3
Indemnifiable Losses	6.1(d)
Investment Agreement	Recitals
Liquidator	13.6(a)
Managing Member Transfer Notice	9.5(a)
Measurement Period	1.1 (definition of Total Class A Share Value)
Notice	13.3
Prior Operating Agreement	Recitals
Rule 144	8.5(e)
Schedule of Members	3.1(g)
Tax Advances	5.14(c)
Tax Audit	11.5(e)
Tax Distribution	5.10(b)(i)
Tax Matters Person	11.5(c)

Article II

Formation and Name; Office; Purpose; Term

2.1.          Organization. The Company was organized as a limited liability company pursuant to the Act and the provisions of the Prior Operating Agreement, and the Certificate of Formation was executed and filed with the Secretary of State on July 8, 1997. This Agreement supersedes and replaces in its entirety the Prior Operating Agreement. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2.          Name of the Company. The name of the Company shall be “ZAIS Group Parent, LLC.” The Company may do business under that name and under any other name or names which the Managing Member may select from time to time. If the Company does business under a name other than that set forth in the Certificate of Formation, the Company shall comply with any requirements of the Act or applicable Law.

2.3.          Purpose. The business and purpose of the Company will be to (a) either directly or indirectly through its Subsidiaries, serve as an investment advisor to or manager of accounts, investment funds and pooled investment vehicles established from time to time that invest in or pursue credit strategies with respect to mortgage, government, corporate or other credit products, including residential whole loans, residential mortgage-based securities, asset-based securities, commercial real estate, commercial whole loans, commercial mortgage-based securities, investment grade government or corporate credit, high yield government or corporate credit or structured government or corporate credit vehicles, (b) conduct such other businesses as determined by the Managing Member from time to time, and (c) engage in any and all lawful acts or activities for which a limited liability company may be organized under the Act and engage in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

2.4.          Term. The term of the Company began upon the acceptance of the Certificate of Formation by the Secretary of State and shall continue in existence until terminated pursuant to Article X.

2.5.         Registered Office; Principal Place of Business; Other Offices.

(a)          The registered office of the Company is as set forth in the Certificate of Formation or at any other place within the State of Delaware that the Managing Member selects. The principal office and principal place of business of the Company shall be located at 2 Bridge Avenue, Red Bank, NJ 07701 or at such other place as the Managing Member may determine.

(b)          The Company shall establish and maintain such offices from time to time as the Managing Member may determine.

(c)          Any authorized Person of the Company may execute, deliver and file any certificates (and any amendments or restatements thereto) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.6.         Registered Agent. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person as the Managing Member may designate from time to time in the manner provided by Law.

Article III

Units

3.1.         Units; Capitalization; Schedule of Members.

(a)          Interests in the Company shall be represented by Units, such other Capital Stock of the Company, or such other securities of the Company, in each case as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions hereof. As of the Effective Date, the Units are comprised of two classes: Class A Units and Class B Units. The total number of Class A Units that are authorized for issuance is 180,000,000, and the Managing Member may increase the number of Class A Units authorized for issuance.

(b)          The Membership Interests (as defined in the Prior Operating Agreement) issued and outstanding immediately prior to the Effective Date are hereby converted into Class A Units as set forth with respect to each Member on the Schedule of Members, and substantially concurrently with such conversion and in connection therewith, the Managing Member has caused to be Transferred to the Founder Members the Control Shares issued and outstanding as of the Effective Date, which Control Shares the Founder Members have deposited into the Control Shares Trust. Notwithstanding anything contained herein or in any document, agreement or instrument to the contrary, no Member (other than the Managing Member) shall be entitled to any information concerning any other Member, including the number of Units held by such Member, the Capital Account of such Member or other information concerning such Member.

(c)          The total number of Class B Units that are authorized for issuance is 6,800,000, which shall be divided into the following sub-classes:

(i)          1,600,000 of the Class B Units shall be designated as “Class B-0 Units”;

(ii)         1,200,000 of the Class B Units shall be designated as “Class B-1 Units,” and the Value Determination Event associated with the Class B-1 Units shall be the 1st Value Determination Event;

(iii)        1,200,000 of the Class B Units shall be designated as “Class B-2 Units,” and the Value Determination Event associated with the Class B-2 Units shall be the 2nd Value Determination Event;

(iv)        1,400,000 of the Class B Units shall be designated as “Class B-3 Units,” and the Valuation Determination Event associated with the Class B-3 Units shall be the 3rd Value Determination Event; and

(v)         1,400,000 of the Class B Units shall be designated as “Class B-4 Units,” and the Value Determination Event associated with the Class B-4 Units shall be the 4th Value Determination Event.

Except as otherwise provided in the Restricted Unit Agreement granting the Class B Unit, (i) each grant of Class B-0 Units pursuant to Section 3.1(d) shall vest upon the later of the date of grant of such Units and the second anniversary of the Effective Date and (ii) each grant of Class B-1 Units, Class B-2 Units, Class B-3 Units and Class B-4 Units pursuant to Section 3.1(d) shall vest one-third upon the occurrence of the Value Determination Event associated with such Unit, one-third upon the first anniversary of the occurrence of such Value Determination Event and one-third upon the second anniversary of the occurrence of such Value Determination Event. After the termination of the Additional Unit Period, if one or more Value Determination Events has not occurred during such period, the sub-class of Class B Units associated with such Value Determination Event shall be automatically cancelled and any holder of such Class B Units shall have no rights or benefits with respect thereto. The determination of whether a Valuation Determination Event has occurred shall be made in accordance with Section 2.05(b) of the Investment Agreement.

(d)          (i) So long as the Founder Member Ownership Threshold is met, the Founder Member Representative or its designee (which may be an officer of ZAIS Group, LLC) may, and (ii) after the Founder Member Ownership Threshold is not met, the Managing Member may, from time to time, cause the Company to make grants of Class B Units to such employees of the Company or its Subsidiaries as it determines, in its sole discretion, up to the maximum authorized number of Class B-0 Units, Class B-1 Units, Class B-2 Units, Class B-3 Units and Class B-4 Units set forth in Section 3.1(c). Each such recipient of Class B Units shall, as a condition to receiving such Class B Units, enter into a Restricted Unit Agreement with respect to such Class B Units and any other documents required by Managing Member in connection therewith, including, without limitation, a joinder agreement required pursuant to Section 8.7(b). Any Class B Units cancelled or forfeited pursuant to the terms of the applicable Restricted Unit Agreement or Section 9.7 of this Agreement shall be available for reissuance on such terms and conditions as the Founder Member Representative or Managing Member, as applicable, determines. The Schedule of Members shall be automatically revised from time to time to reflect the grant, cancellation or forfeiture of Class B Units in accordance with this Section 3.1(d).

(e)          During the Additional Unit Period, the number of Unvested Class B Units shall be subject to adjustment in the same manner as the unreleased Additional Founder Units are pursuant to Section 3.3.

(f)          In the event of a dividend, split, recapitalization, reorganization, merger, consolidation, combination, exchange of all or any class of Units or other Capital Stock of the Company, liquidation, spin-off, or other change in organizational structure affecting the Units (including any conversion of the Company to a corporation, whether by merger, filing of a certificate of conversion or otherwise), the number and class of Units shall be proportionately increased or decreased, as the case may be, by the Managing Member. In the event of a dividend, split, recapitalization, reorganization, merger, consolidation, combination, exchange of the Capital Stock of the Managing Member, liquidation, spin-off, or other change in organizational structure affecting the Class A Common Stock, the Managing Member may, in lieu of an adjustment to the Exchange Rate pursuant to Section 2.2 of the Exchange Agreement, proportionately increase or decrease, as the case may be, such number and class of Units. Notwithstanding the foregoing, during the Additional Unit Period, Section 3.3 instead of this Section 3.1(f) shall govern the adjustment of the number of Unvested Class B Units and unreleased Additional Founder Units.

(g)          The aggregate number of outstanding Units and the aggregate amount of cash Capital Contributions that have been made by the Members and the Fair Market Value of any property other than cash contributed by the Members with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) shall be set forth on a schedule maintained by the Company. The Company shall also maintain a schedule setting forth the name and address of each Member, the number and class of Units owned by such Member and the aggregate Capital Contributions that have been made by such Member with respect to such Member’s Units (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit or other Capital Stock of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units or other Capital Stock of the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units or other Capital Stock of the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(h)          The Schedule of Members and the Capital Accounts of the Members shall be automatically revised from time to time upon the occurrence of events described in Sections 2.03, 2.04 and 9.08 of the Investment Agreement.

3.2.         Release of Additional Founder Units. The Members hereby agree and acknowledge that pursuant to Section 2.05 of the Investment Agreement, during the Additional Unit Period, the Company will issue to the Founder Members up to 2,800,000 Additional Founder Units, subject to the conditions set forth in Section 2.05 of the Investment Agreement.

3.3.         Certain Adjustments to Unreleased Additional Founder Units. During the Additional Unit Period, the following shall apply with respect to any unreleased Additional Founder Units:

(a)          Adjustments to Unreleased Additional Founder Units upon Dividend, Subdivision or Combination. If the Company shall, at any time or from time to time after the Effective Date, (i) make any distribution upon any Units or any other Capital Stock of the Company payable in Units or in any other Capital Stock of the Company, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding Units into a greater number of Units, then the number of unreleased Additional Founder Units available to be released pursuant to Section 2.05 of the Investment Agreement as of immediately prior to any such distribution or subdivision shall be proportionately increased. If the Company combines (by combination, reverse stock split or otherwise) an outstanding class of Units into a smaller number of Units, then the number of unreleased Additional Founder Units available to be released pursuant to Section 2.05 of the Investment Agreement as of immediately prior to any such combination shall be proportionately decreased. Any adjustment under this Section 3.3(a) shall become effective at the close of business on the date such dividend, subdivision or combination becomes effective.

(b)          Adjustments to Total Class A Share Value upon Dividend, Subdivision or Combination of Class A Common Stock. If the Managing Member shall, at any time or from time to time after the Effective Date, (A) make any distribution upon the Class A Common Stock or any other Capital Stock of the Managing Member payable in Class A Common Stock or in any other Capital Stock of the Company, or (B) subdivide (by any stock split, recapitalization or otherwise) its outstanding Class A Common Stock into a greater number of shares of Capital Stock of the Managing Member, then the stated amount of the Total Class A Share Value in the definition of each Value Determination Event shall be proportionately decreased. If the Managing Member combines (by combination, reverse stock split or otherwise) the outstanding Class A Common Stock into a smaller number of shares of Capital Stock of the Managing Member, then the stated amount of the Total Class A Share Value in the definition of each Value Determination Event shall be proportionately increased. Any adjustment under this Section 3.3(b) shall become effective at the close of business on the date such dividend, subdivision or combination becomes effective.

(c)          Adjustments upon Reorganization or Reclassification. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the Capital Stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or (iii) other similar transaction, in each case which entitles the holders of any Units to receive (either directly or upon subsequent liquidation) stock or securities or assets with respect to or in exchange for such Class A Units, each Founder Member entitled to unreleased Additional Founder Units shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, be entitled to receive thereafter upon the occurrence of a Value Determination Event, in lieu of the number of unreleased Additional Founder Units to be released with respect to such Value Determination Event, securities exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which such Founder Member would have been entitled had such Additional Founder Units been released immediately prior to such reorganization, reclassification, or similar transaction; and, in such case, appropriate adjustment (in form and substance reasonably satisfactory to the Founder Member Representative) shall be made with respect to the Founder Members’ rights to receive the unreleased Additional Founder Units to ensure that the provisions of this Section 3.3(c) hereof shall thereafter be applicable, as nearly as possible, in relation to any shares of stock, securities or assets thereafter available to be released pursuant to Section 2.05 of the Investment Agreement.

(d)          Adjustments upon Merger or Sale. In the event of any (i) consolidation or merger of the Company with or into another Person, (ii) sale of all or substantially all of the assets of the Company to another Person or (iii) other similar transaction, in each case which entitles the holders of Class A Units to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for such Class A Units, the Total Class A Share Value shall be deemed to be equal to the Fair Market Value of the consideration per share of Class A Common Stock that is being paid with respect to such transaction. Each Member entitled to unreleased Additional Founder Units shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, be entitled to receive thereafter, in lieu of the number of unreleased Additional Founder Units then available to be released where the Value Determination Event has been satisfied by such Total Class A Share Value, the same per share consideration multiplied by the Exchange Rate and any Additional Founder Units issuable with respect to Value Determination Events with thresholds in excess of such per share consideration amount, shall be cancelled and not issuable upon the occurrence of such event.

(e)          No Double Counting. For each particular event requiring any adjustment pursuant to this Section 3.3 for the benefit of any Member, there shall only be one adjustment made pursuant to this Section 3.3; provided, that nothing in this Section 3.3(e) shall limit or prevent any adjustments hereunder with respect to any other particular event.

3.4.         Authorization and Issuance of Additional Units.

(a)          The Managing Member is authorized to (i) issue and create additional classes of Units or issue and create any Capital Stock, (ii) subdivide the Units or Capital Stock of any such class into one or more series, (iii) fix the designations, powers, preferences and rights of the Units or Capital Stock of each such class or series and any qualifications, limitations or restrictions thereof, (iv) admit new Members and (v) subject to Article XII, amend this Agreement to reflect such actions and the resulting designations, powers, and relative preferences and rights of all the classes and series thereafter authorized under this Agreement; provided, however, that so long as the Founder Member Ownership Threshold is met, the Managing Member shall not issue additional Units or any other Capital Stock of the Company to any Person (other than to the Managing Member pursuant to Section 3.4(c), Section 3.4(f), the Exchange Agreement or the Investment Agreement) without the prior written consent of the Founder Member Representative.

(b)          The authority of the Managing Member with respect to each such class and series created in accordance with this Section 3.3 shall include establishing the following: (i) the number of Units or securities constituting that class or series and the distinctive designation thereof; (ii) whether or not that class or series shall have voting rights and, if so, the terms of such voting rights; (iii) whether or not the Units or securities of such class or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per Unit or security payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (iv) the rights and preferences of the Units or securities of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company; (v) the relative rights of priority, if any, of allocations of income or loss or of payment with respect to Units or securities of that class or series; and (vi) any other relative rights, preferences and limitation of that class or series.

(c)          At any time that the Managing Member issues a share of Class A Common Stock or a share of other Capital Stock of the Managing Member (other than Class B Common Stock and other than Class A Common Stock issued in connection with an Exchange (as defined in the Exchange Agreement)) for cash or other consideration (including Capital Stock or assets of another Person), the net proceeds received by the Managing Member with respect to such share, if any, shall be concurrently transferred to the Company, and (i) with respect to issuances of Class A Common Stock, the Company shall issue to the Managing Member, for each share of Class A Common Stock issued, a number of Class A Units registered in the name of the Managing Member that is equal to the Exchange Ratio, or (ii) with respect to issuances of Capital Stock of the Managing Member (other than Class A Common Stock or Class B Common Stock), the Company shall issue to the Managing Member, for each such share of such Capital Stock issued by the Managing Member, one (1) unit of Capital Stock of the Company registered in the name of the Managing Member on substantially equivalent terms.

(d)          Any issuance of Units to the Managing Member after the Effective Date (other than pursuant to Section 3.1(f), Section 3.4(c) or Section 3.4(f) or transfers of Units to the Managing Member pursuant to the Exchange Agreement or the Investment Agreement) (each, a “Dilutive Issuance”) shall be at a purchase price equal to the Fair Market Value of such Unit; provided, however, that with respect to any Dilutive Issuance of Class A Units, such Fair Market Value shall be equal to (i) the average Closing Price of the Class A Common Stock for each of the consecutive ten (10) trading days ended on the second Business Day prior to such issuance of Units, multiplied by (ii) the then-applicable Exchange Ratio.

(e)          Concurrently with each Dilutive Issuance, so long as the Founder Member Ownership Threshold is met, each Founder Member shall have the right to purchase, at the same price and on the same terms on which the Managing Member is purchasing Units in such Dilutive Issuance, up to (at the discretion of such Member) such number of the same type of Units as would be necessary for such Founder Member to own the same percentage of all such Units outstanding immediately after such Dilutive Issuance as such Member owned immediately prior to such Dilutive Issuance.

(f)          At any time the Managing Member issues a share of Class A Common Stock pursuant to the Incentive Plan (whether pursuant to the exercise of a stock option or otherwise), the following shall be deemed to occur in accordance with Treasury Regulations Sections 1.83-6(d)(1) and 1.1032-3: (i) the Managing Member shall be deemed to contribute to the capital of the Company as a Capital Contribution an amount of cash equal to the Closing Price on the date such share is issued (or, if earlier, the date the related option is exercised) in exchange for a Class A Unit (and such Class A Unit in fact shall be issued); (ii) the Company shall be deemed to purchase such share of Class A Common Stock from the Managing Member for the amount of such deemed cash Capital Contribution; and (iii) the Company shall be deemed to Transfer such share of Class A Common Stock to the recipient of such Class A Common Stock pursuant to the Incentive Plan.

3.5.          Member’s Interest. A Member’s Units shall for all purposes be personal property. A Member has no interest in specific Company Property.

3.6.          Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a)          Units shall not be certificated unless otherwise determined by the Managing Member. If the Managing Member determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer and any other officer designated by the Managing Member, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Managing Member may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law.

(b)          If Units are certificated, the Managing Member may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Managing Member of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Managing Member may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)          Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Managing Member may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

3.7.          Transfer Agent, Exchange Agent and Registrar. The Managing Member may appoint one or more transfer agents, one or more exchange agents and one or more registrars, and may require all certificates representing one or more Units, if any to bear the signature of any such transfer agents, exchange agents or registrars.

3.8.          Interest as a Security. An Interest in the Company shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Delaware or any other applicable jurisdiction. Delaware law shall constitute the local law of the Company’s jurisdiction in its capacity as the issuer of Interests.

3.9.          Spousal Consent. Notwithstanding anything contained herein to the contrary, except as otherwise determined by the Managing Member, it shall be a condition precedent for admittance (and continued admittance) of any natural person as a Member of the Company that the spouse of such natural person, if any, execute and deliver to the Company a spousal consent in the form provided by the Managing Member.

Article IV

Capital Contributions; Capital Accounts

4.1.          Capital Accounts. The Schedule of Members sets forth the Capital Accounts, as determined on the Effective Date, of the Managing Member and Founder Members. Subject to Section 3.4(c) and Section 3.4(f), no Member shall be required to make any additional Capital Contributions without such Member’s consent.

4.2.          No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions or amounts attributable to their respective Capital Accounts.

4.3.          Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution until the Company has been dissolved or terminated, and then only in accordance with Section 10.2.

4.4.          Redemption of Class A Common Stock. If, at any time, any shares of Class A Common Stock are redeemed (whether by exercise of a put or call, automatically, through a repurchase or by means of another arrangement) by the Managing Member for cash, the Company shall, unless the Managing Member elects to instead allow such redemption to result in an adjustment of the Exchange Rate (as defined in the Exchange Agreement) pursuant to Section 2.2(b) of the Exchange Agreement, immediately prior to or concurrently with such redemption of Class A Common Stock, redeem a number of Class A Units held by the Managing Member equal to the number of shares of Class A Common Stock so redeemed multiplied by the Exchange Ratio, upon the same terms and for the same aggregate price, as such shares of Class A Common Stock are redeemed.

4.5.         Withdrawal of Funds or Loans.

(a)          No Member shall be permitted to make a loan to the Company without the prior approval of the Managing Member. Any loan made by a Member to the Company shall not be considered a Capital Contribution, shall not result in any increase in the amount of the Capital Account of such Member and the amounts of any such loan shall be returned to the Member in accordance with the terms of such loan.

(b)          Without the prior approval of the Managing Member, no Member shall be entitled to borrow or withdraw any amount from the Company.

4.6.         Capital Accounts.

(a)          A separate Capital Account shall be maintained for each Member on the books of the Company, and adjustments to such Capital Accounts shall be made as follows:

(i)          A Member’s Capital Account shall be credited with any amounts of money contributed by the Member to the Company, the Asset Value of any other property contributed to the Company (net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code), the amount of any Company liabilities assumed by the Member (other than liabilities that are secured by any Company assets distributed to such Member), and the Member’s allocable share of any Net Income and items of income or gain specially allocated to such Member;

(ii)         A Member’s Capital Account shall be debited with the amount of money distributed to the Member, the Asset Value of other Company assets distributed to the Member (net of liabilities secured by such property that the Member is considered to assume or take subject to under Section 752 of the Code), the amount of any liabilities of the Member assumed by the Company (other than liabilities that are secured by property contributed by such Members), and the Member’s allocable share of Net Losses and items of loss, expense, or deduction specially allocated to that Member;

(iii)        Upon the occurrence of a Value Determination Event resulting in the release of Additional Founder Units, such release shall be deemed to result in a revaluation of the Company’s assets pursuant to the definition of “Asset Value”, and any appreciation in Asset Value since the Effective Date or the most recent Value Determination Event, as applicable, shall be allocated among the Members so as to cause, as closely as possible, the Capital Accounts of the Members to be equal, on a proportional basis, to their relative Percentage Interests (determined prior to any issuance of Class B Units occurring on such Value Determination Event) multiplied by the aggregate Asset Value of the Company’s assets. The Company and the Members intend that the release of any Additional Founder Units shall reflect an adjustment to the Percentage Interests of the Members and the Asset Values of the Company’s assets, which were preliminarily determined on the Effective Date in connection with the Managing Member’s Capital Contribution, and a determination as to how such aggregate Asset Value should be shared by the Members. The Company and the Members agree that the release of any Additional Founder Units are not intended to give rise to any taxable income or gain for the Founder Members or deduction or capital expense of the Company or any Member for applicable income tax purposes, and neither the Company nor the Members shall take any contrary position for income tax purposes unless required pursuant to a final determination within the meaning of Section 1313 of the Code; and

(iv)        Following the earlier of the date of the 4th Value Determination Event or the end of the Additional Unit Period, upon the vesting of a previously Unvested Class B Unit, there shall be a revaluation of the Company’s assets pursuant to the definition of Asset Value, and the Capital Accounts associated with all Class A Units and previously Vested Class B Units (if any) shall be reduced, pro rata in proportion to their then Percentage Interests, and the Capital Accounts of the newly-vested Class B Units shall be increased so that, as nearly as possible, the Capital Accounts of the Members (including Members holding released Additional Founder Units and Vested Class B Units) will equal, on a proportional basis, their relative Percentage Interests multiplied by the aggregate Asset Value of the Company’s assets. No revaluations of the Company’s assets shall occur with respect to the issuance or vesting of a Class B Unit other than as specifically set forth in this Section 4.6(a); and

(v)         The parties intend that any deduction or expense generated in connection with the vesting of Class B Units (including Class B Units which vest immediately upon issuance) shall be specially allocated to the Members holding Class A Units and Vested Class B Units prior to the vesting (or issuance, in the case of Class B Units which vest immediately upon issuance) of such Class B Units, pro-rata in proportion to their respective Percentage Interests immediately prior to such vesting (or issuance, in the case of Class B Units which vest immediately upon issuance).

(b)          Upon the Transfer of Units after the Effective Date, so much of the Capital Account of the Transferor Member as is attributable to the Transferred Interest will be carried over to the Transferee Member.

(c)          The foregoing provisions of this Section 4.6 and Sections 5.1 through 5.7 are intended to comply with Section 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Managing Member, with the advice of the Company’s tax advisors and in consultation with the Founder Member Representative, shall determine that it is necessary to modify the manner in which the Capital Accounts are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Regulations, the Managing Member may make such modification; provided that the Members are notified in writing of such modification prior to its effective date; provided, further, that the Managing Member shall have no liability to any Member for any exercise of or failure to exercise any such discretion to make any modifications permitted under this Section 4.6.

Article V

Allocations and Distributions

5.1.         Allocations of Net Income and Net Losses. Except as otherwise provided in Sections 5.2 through 5.7, Net Income and Net Losses for any Fiscal Year (or other applicable period) shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such Fiscal Year (or other applicable period) pursuant to Section 5.14(a) and Section 5.18, based on the assumptions that (i) the Company is dissolved and terminated, (ii) its affairs are wound-up and each asset of the Company is sold for cash equal to its Asset Value, (iii) all Company liabilities are satisfied (limited with respect to each nonrecourse liability to the Asset Value of the asset(s) securing such liability) and (iv) the net assets of the Company are distributed in accordance with Section 5.14(a) and Section 5.18 to the Members immediately after giving effect to such allocation (taking into account distributions made during such Fiscal Year or other applicable period).

5.2.         Book/Tax Disparities. For federal income tax purposes and Section 1.704-3 of the Regulations, items of income, gain, loss, deduction and credit shall be allocated in a manner consistent with the requirements of Section 704(c) of the Code to take into account the difference between the “book value” of such property and its adjusted tax basis. Subject to Section 11.5(a), the method under Section 704(c) of the Code and the Regulations thereunder shall be determined by the Managing Member; provided, however, that the Managing Member shall not select a method other than the “traditional method” of Section 1.704-3(b) of the Regulations. Items of taxable income or gain attributable to and in the amount of any Undistributed Eligible Accounts shall be allocated to the Members entitled to receive special distributions in an amount equal to such Undistributed Eligible Accounts pursuant to Section 5.18 hereof in accordance with Applicable Law (to the extent not otherwise or previously includible in the income of such Members for income tax purposes). Allocations pursuant to this Section 5.2 are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, other items, or (other than as set forth in Section 5.18 hereof) distributions pursuant to any provision of this Agreement.

5.3.          Allocation of Nonrecourse Deductions. Nonrecourse deductions, within the meaning of Section 1.704-2(b)(1) of the Regulations and as determined under Section 1.704-2(d) of the Regulations, shall be allocated to the Members in accordance with their respective Percentage Interests.

5.4.          Allocation of Partner Nonrecourse Deductions. Any “partner nonrecourse deductions,” within the meaning of Section 1.704-2(i) of the Regulations, shall be allocated to the Members as provided in Section 1.704-2(i) of the Regulations in accordance with the ratios in which they bear the economic risk of loss under Section 1.752-2 of the Regulations for the Member Nonrecourse Debt to which such partner nonrecourse deductions relate.

5.5.          Minimum Gain Chargeback. If there is a net decrease in the Company’s Minimum Gain during a taxable year of the Company, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Regulations shall apply.

5.6.          Member Minimum Gain Chargeback. Except as otherwise required by Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined under Section 1.704-2(i)(5) of the Regulations) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of such net decrease in accordance with Section 1.704-2(i) of the Regulations.

5.7.          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 5.7 shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.7 were not in the Agreement

5.8.          Excess Nonrecourse Liabilities. Pursuant to, and to the extent relevant under, Section 1.752-3(a)(3) of the Regulations, Members’ interests in the Company profits for purposes of determining the Members’ proportionate shares of the excess nonrecourse liabilities (as defined in Section 1.752-3(a)(3) of the Regulations) of the Company shall be determined in accordance with their respective Percentage Interests.

5.9.          Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704 2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.9 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.7 and this Section 5.9 were not in the Agreement.

5.10.       Section 754 Elections. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.11.       Regulatory Allocations. The allocations set forth in Sections 5.3 through 5.10 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.11. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.1. In exercising its discretion under this Section 5.11, the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

5.12.       Loss Limitation. Losses allocated pursuant to Section 5.1 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1, the limitation set forth in Section 5.12 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

5.13.       Allocations and Distributions to Transferred Units and Class B Units.

(a)          If any Vested Units in the Company are Transferred, increased or decreased during a Fiscal Year, all items of income, gain, loss, deduction and credit recognized by the Company for such Fiscal Year shall be allocated among the Members to take into account their varying interests during the Fiscal Year in any manner approved by the Managing Member, as then permitted by the Code.

(b)          Distributions under Sections 5.14, 5.18 and 10.2 shall be made only to Members and assignees that, according to the books and records of the Company, are Members or assignees on the actual date of distribution. Neither the Company nor the Managing Member shall incur any liability for making distributions in accordance with this Section 5.13(b).

(c)          In the event that any Class B Units are issued to employees of the Company or any of its Subsidiaries, any deduction generated in respect of the issuance or vesting of such Units shall be allocated among the Members holding Units immediately prior to such issuance or vesting, pro-rata in proportion to their respective Percentage Interests as of such time.

5.14.       Distributions.

(a)          Distributions shall be made to the Members, after distributions are made pursuant to Sections 5.14(b) and 5.18, as and when determined by the Managing Member in its sole discretion, in accordance with their respective then-outstanding Percentage Interests.

(b)          Tax Distributions.

(i)          Subject to Section 5.12 and the terms of any credit, financing and warehousing or similar agreement entered into in compliance with the terms of this Agreement, and subject to Section 5.18, no later than the tenth (10th) day following the end of each Quarterly Estimated Tax Period of each calendar year, the Company shall make a distribution in cash (each, a “Tax Distribution”), pro rata in accordance with the Percentage Interests in effect with respect to such Quarterly Estimated Tax Period, in an amount equal to the excess of (i) the product of (x) the cumulative positive taxable income of the Company measured from the Effective Date through such Quarterly Estimated Tax Period (for the avoidance of doubt, after taking into account any losses recognized in prior Quarterly Estimated Tax Periods and prior Fiscal Years, if any), based upon (I) the information returns filed by the Company, as amended or adjusted to date, and (II) estimated amounts, in the case of periods for which the Company has not yet filed information returns, multiplied by (y) the Assumed Tax Rate, over (ii) cumulative prior distributions made by the Company pursuant to this Section 5.14(b). The Managing Member shall use conventions similar to those adopted pursuant to Section 5.9(a) to determine the Percentage Interests of the Members with respect to a Quarterly Estimated Tax Period for purposes of applying this Section 5.14(b). For purposes of the computations required by clause (i)(x) above, the taxable income of the Company shall be determined by disregarding (A) any adjustment to the taxable income of any Member that arises under Section 743(b) of the Code and is attributable to the acquisition by such Member of an interest in the Company in a transaction described in Section 743(a) of the Code and (B) any taxable income or gain attributable to any Undistributed Eligible Accounts that is allocated pursuant to Section 5.2 hereof.

(ii)         Tax Distributions pursuant to this Section 5.14(b), if any, shall be made in respect of a Quarterly Estimated Tax Period only to the extent that all previous distributions from the Company in respect of the applicable Fiscal Year and prior Fiscal Years (as determined by the Managing Member) to such Member pursuant to this Section 5.14(b) are less than the Tax Distributions that such Member would otherwise be entitled to receive for such Quarterly Estimated Tax Period and all prior Quarterly Estimated Tax Periods and Fiscal Years pursuant to Section 5.14(b)(i).

(iii)        For the avoidance of doubt, all Tax Distributions shall be made to the Members pro rata in accordance with each Member’s Percentage Interest as determined on the date of such distribution.

(c)          Tax Withholding. To the extent the Company is required by applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (“Tax Advances”), the Managing Member is hereby authorized to withhold such amounts and make such tax payments as so required. All amounts withheld pursuant to applicable Law with respect to any Member (and not paid to the Company by such Member pursuant to the immediately following sentence) shall be treated as distributed to such Member pursuant to Section 5.14(a), Section 5.14(b) or Section 5.18, as reasonably determined by the Managing Member, for all purposes of this Agreement and shall reduce amounts such Member would otherwise be entitled to receive under Section 5.14(a), Section 5.14(b), Section 5.18 or Section 10.2, as applicable. To the extent that at any time any such withheld amounts exceeds the distributions that such Member would have received but for such withholding, such Member shall, upon demand by the Company, as determined by the Managing Member, promptly pay to the Company the amount of such excess. Each Member hereby agrees, severally and not jointly, to indemnify and hold harmless the Company and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax or interest) with respect to any income attributable to or distributions or other payments to such Member and in the case of a Class B Member, the issuance of Class B Units to such Member (or the vesting of such Units).

(d)          Conventions and Special Rules. For purposes of calculating allocations for GAAP book purposes and amounts to be distributed under Section 5.14, all Vested Units shall participate in allocations for GAAP book purposes and distributions of such income only for each interim fiscal period that during which such Vested Units were outstanding at the end of such interim fiscal period (it being understood that the forfeiture of any Vested Units to or buy back of any Vested Units by the Company shall mark the beginning of a new fiscal period and amounts payable with respect to Vested Units redeemed by the Company shall be determined as the amount payable if such Vested Units were redeemed by the Company as of the last day of the month immediately prior to the date of the redemption), and such obligation shall continue as to a Person who ceases to be a Member. No Class B Member shall be entitled to receive any distributions pursuant to this Section 5.14 with respect to any Unvested Class B Units.

5.15.         Distributions In-Kind. If any distribution of the Company’s assets is to be made in-kind, as determined by the Managing Member, such assets shall be valued on the basis of their Fair Market Value. No Member shall be entitled to the distribution of any specific Company Property, and the Managing Member may liquidate any Company Property, within its sole discretion, for the purpose of making a cash distribution in lieu of an in-kind distribution.

5.16.         Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of such Member’s Interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable Law.

5.17.         No Recourse. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and shall have no recourse, upon dissolution or otherwise, against any Member or the Managing Member, except to the extent provided in this Agreement.

5.18.         Special Distribution to Founder Members. The Company shall make one or more special distributions to the Founder Members, pro rata in accordance with each Founder Member’s Founder Member Percentage, in an aggregate amount equal to the Undistributed Eligible Accounts as amounts attributable to such Undistributed Eligible Accounts are received by the Company.

Article VI

Exculpation; Indemnification

6.1.          Exculpation and Indemnification.

(a)          Liability. Except as otherwise provided by the non-waivable provisions of the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)          Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement; provided that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of (i) acts or omissions by such Covered Person not in good faith or that involve intentional misconduct or a knowing violation of Law, or (ii) any transaction from which such Covered Person derived an improper personal benefit. For the avoidance of doubt, this Section 6.1 shall not exculpate a Member from a breach of this Agreement or the Investment Agreement by such Member or any other agreement between such Member and the Company or any Affiliates of the Company.

(c)          Advancement of Expenses. To the fullest extent permitted by applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person defending any claim, demand, action, suit or proceeding for which the indemnification provisions under this Section 6.1 are applicable shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Article VI.

(d)          Indemnification. In addition to the advancement of expenses pursuant to Section 6.1(c), to the fullest extent permitted by applicable Law, the Company agrees to indemnify, pay and hold each Covered Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including any interest and penalties, out-of-pocket expenses and the reasonable fees and disbursements of counsel for such Covered Person in connection with any investigative, administrative or judicial proceedings, whether or not such Covered Person shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims (collectively, “Indemnifiable Losses”), which may be imposed on, incurred by, or asserted against any such Covered Person, in any manner relating to or arising out of any act or omission performed or omitted by such Covered Person on behalf of the Company in its capacity as a Member; provided that no Covered Person shall be entitled to be indemnified in respect of any Indemnifiable Losses incurred by such Covered Person by reason of (i) acts or omissions by such Covered Person not in good faith or that involve intentional misconduct or a knowing violation of Law, or (ii) any transaction from which such Covered Person derived an improper personal benefit; provided, further, that any indemnity payment under this Section 6.1(d) shall be provided out of and to the extent of Company assets only (including available insurance), and no Member shall have any personal liability on account thereof. For the avoidance of doubt, this Section 6.1(d) shall not provide indemnification to a Member resulting from a breach of this Agreement or the Investment Agreement by such Member or any other agreement between such Member and the Company or any Affiliates of the Company or with respect to any action or proceeding brought by such Covered Person against the Company, its Members, Affiliates or officers without the consent of the Managing Member (other than a proceeding to enforce the rights of such Covered Person under Section 6.1).

(e)          Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(f)          Severability. To the fullest extent permitted by applicable Law, if any portion of this Section 6.1 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person and may indemnify each employee or agent of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, in each case to the fullest extent permitted by applicable Law.

(g)          Survival. The provisions of this Section 6.1 shall survive any termination of this Agreement and shall continue as to a Person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Covered Person.

(h)          Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.1 shall not be deemed exclusive of any other rights to which a Covered Person may be entitled at Law or in equity, including common law rights to indemnification or contribution (if any). Nothing in this Section 6.1 shall affect the rights or obligations of any Covered Person (or the limitations on those rights or obligations) under any other agreement or instrument to which such Covered Person is a party. Notwithstanding anything in this Article VI to the contrary (including this Section 6.1(h)), to the extent a Covered Person is indemnified by the Managing Member in his capacity as a director, officer, employee, representative or agent of the Managing Member or any of its Affiliates pursuant to the Managing Member’s certificate of incorporation, bylaws or any other agreement to which the Managing Member is a party, the indemnification and exculpation provisions of the Managing Member’s certificate of incorporation, bylaws or other agreement shall apply to such Covered Person in such capacity and the Covered Person shall not be entitled to exculpation or indemnification under this Article VI in such capacity.

(i)          Payment of Certain Indemnification Obligations of Managing Member. Notwithstanding anything in this Article VI to the contrary, to the extent the Managing Member is required to indemnify its directors, officers, employees, advisors, representatives or agents pursuant to its certificate of incorporation, bylaws or any other agreement to which the Managing Member is a party, all such costs, fees, expenses or other amounts shall be paid by the Company or, if advanced by Managing Member prior to the Company’s payment thereof, reimbursed to Managing Member.

6.2.         Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Members, shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) in its capacity as a Member to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement; provided that nothing contained in this Section 6.2 shall eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, any Member has duties (including fiduciary duties) in its capacity as Member and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member otherwise existing at law, in equity or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members relating thereto. For the avoidance of doubt, this Section 6.2 does not waive any fiduciary duties a Member may have to the Company, the Managing Member or any of their Affiliates in his capacity as a director, officer, employee, agent or representative.

6.3.         D&O Insurance. The Company shall at all times maintain or cause to be maintained a customary “directors’ and officers’ insurance” policy in respect of the Covered Persons who are directors, officers or managers of the Company or the Managing Member in a face amount determined by the Managing Member.

Article VII

Management and Officers

7.1.         Management of the Company.

(a)          Subject to the provisions of this Agreement (including Section 7.1(c)), the business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to officers or to others to act on behalf of the Company. Subject to the provisions of this Agreement, in all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. The Managing Member shall conduct all of its business activities through the Company and the Subsidiaries.

(b)          The Managing Member is an agent of the Company for the purpose of its business, and any act of the Managing Member, or any officer or employee to whom the Managing Member has delegated such authority, taken in its or his capacity as such, including the execution in the name and on behalf of the Company of any contract, agreement or instrument or the making in the name and on behalf of the Company of any expenditures or the incurrence in the name and on behalf of the Company of any indebtedness shall bind the Company unless such act is in contravention of the Certificate of Formation or this Agreement or unless the Managing Member or such other Person otherwise lacks the authority to act for the Company in respect of such matter and the Person with whom the Managing Member or such other Person is dealing has knowledge of the fact that it or he does not have such authority.

(c)          Notwithstanding any provision contained in this Agreement, so long as the Founder Member Ownership Threshold is met, the Company shall not take, and the Managing Member shall not cause or permit the Company to take, any of the following actions:

(i)	entering into any transaction with the Managing Member which is not on arm’s-length terms, unless such transaction is otherwise expressly contemplated by this Agreement, the Investment Agreement, the Exchange Agreement, the Registration Rights Agreement or the Tax Receivable Agreement;

(ii)	converting the legal form of the Company into a corporation or take any other action that would cause the Company to be treated as a corporation for tax purposes;

(iii)	dissolving, liquidating or otherwise winding up the Company pursuant to Article X (other than in connection with a Change of Control Event); or

(iv)	entering into any agreement or otherwise committing to take any of the actions set forth in clauses (i) through (iii) above.

(d)          Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not, and the Managing Member shall not cause or permit the Company or its Subsidiaries to enter into any transaction with Christian Zugel, any Family Member of Christian Zugel or any of their Affiliates which is not on arm’s-length terms, or enter into any agreement or otherwise commit to do so, without the prior consent of the individuals described in clause (ii) of the definition of “Required Independent Directors”; provided, that compliance with the terms of this Agreement and compliance with any employment, consulting or retention agreement with Christian Zugel existing as of the Effective Date shall not require consent.

7.2.         Officers.

(a)          Designation and Appointment. The Managing Member may, from time to time, employ and retain Persons as the Managing Member deems necessary or appropriate for the conduct of the Company’s business, including employees, agents and other Persons (any of whom may be a Member) who may be designated as officers of the Company, with such titles as and to the extent authorized by the Managing Member. Any number of offices may be held by the same Person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any officers so designated shall have such authority and perform such duties as the Managing Member may from time to time delegate to them. Unless otherwise determined by the Managing Member, officers shall have such authority and perform such duties customarily held by a person holding the comparable office in a Delaware corporation. Each officer shall hold office until his successor shall be duly designated and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Managing Member. Designation of an officer shall not of itself create any right of employment.

(b)           Resignation and Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. All employees, agents and officers shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer may be suspended by or altered the Managing Member from time to time, in each case in the discretion of the Managing Member.

(c)          Duties of Officers. The officers, in the performance of their duties as such, shall owe to the Company and the Members fiduciary duties of the type owed by officers of a Delaware corporation pursuant to the laws of the State of Delaware.

7.3.         Certain Costs and Expenses. The Company shall (a) pay or cause to be paid (i) all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, (ii) all costs, fees or expenses incurred by the Managing Member in connection with the transactions contemplated by the Investment Agreement and the related purchase of Class A Units by the Managing Member in connection therewith, (iii) all costs, fees or expenses incurred by the Managing Member in connection with the Registration Rights Agreement, (iv) all costs, fees, expenses or transfer taxes incurred by the Managing Member in connection with the Exchange Agreement and (v) all costs, fees or expenses incurred by the Managing Member in connection with the Tax Receivable Agreement other than the payment obligations of the Managing Member under Articles 3, 4 and 5 and Section 7.9 of the Tax Receivable Agreement, and (b) bear or reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. The Managing Member shall cause the Company to pay or bear all expenses of the Managing Member, including costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, proxy statements, costs and expenses related to satisfying the Managing Member’s obligations under federal securities laws, litigation costs and damages arising from litigation, accounting and legal costs and the Delaware franchise tax, costs of proxy solicitors and costs of transfer agents, provided that the Company shall not pay or bear any obligations of the Managing Member for any gross or net income tax or non-Delaware franchise tax or other tax in the nature of, or imposed in lieu of, an income tax.

7.4.         Affiliate Loans. Notwithstanding anything herein to the contrary, following the Effective Date, neither any Member nor any Affiliate or related Person of any Member (i) shall be a lender to the Company or any subsidiary of the Company or (ii) shall enter into any undertaking causing such Person to have any liability (as guarantor, indemnitor, surety, pledgor or otherwise) in respect of debt or any other obligation of the Company or any subsidiary of the Company constituting indebtedness for federal income tax purposes without the prior written consent of the Managing Member and, so long as the Founder Member Ownership Threshold is met, the Founder Member Representative.

Article VIII

Members

8.1.         Limitations. Subject to the terms of this Agreement, no Member who is not also the Managing Member, in its capacity as such, shall participate in or have any control over the business of the Company. Except as required by law or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall have any right, authority or power to act for or on behalf of or bind the Company in its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member.

8.2.         No Voting Rights. Except as expressly provided in this Agreement, no Member who is not also the Managing Member shall have any right to vote on any matter involving the Company. In no manner limiting the foregoing, the Members acknowledge that no Member shall be permitted to vote on the removal or replacement of the Managing Member.

8.3.         Liability. Subject to the provisions of the Act, and except as set forth herein, no Member shall be personally liable for any obligations or liabilities of the Company or any other Member solely by reason of being a Member. Prior to the dissolution and winding up of the Company, no Member may resign or withdraw from the Company without the consent of the Managing Member except pursuant to a Transfer in accordance with Article IX or a redemption by the Company of all of such Member’s Units.

8.4.         Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no distribution to any Member pursuant to Article V shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

8.5.         Representations and Warranties. Each Member (as to itself only) upon its execution of this Agreement and upon becoming a Member, represents and warrants to the Company and each other Member, individually (on a several and not joint basis), as follows:

(a)          such Member has full power and authority to execute and deliver this Agreement, to become a Member of the Company as provided in this Agreement and to perform its obligations hereunder as a Member, and the execution, delivery and performance by such Member of this Agreement has been duly authorized by all necessary action (including all necessary notices, consents, approvals and filings);

(b)          this Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member, enforceable against such Member in accordance with its terms;

(c)          the execution, delivery and performance by such Member of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment, or decree applicable to such Member, (iii) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation, limited liability company agreement or trust agreement, as applicable, or (iv) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Member is a party, which conflict, breach or default would have a material adverse change in, or effect upon, the financial condition or results of operation on the Member or the Company;

(d)          such Member: (i) is acquiring its Interests solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof; (ii) agrees not to, directly or indirectly, Transfer any of the Interests (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Interests) or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, all applicable state securities or “blue sky” laws and this Agreement; and (iii) acknowledges that any attempt, directly or indirectly, to Transfer, or offer to Transfer, any Interests or any interest therein or any rights relating thereto without complying with the provisions of this Agreement shall be void and of no effect;

(e)          such Member acknowledges that: (i) the Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws; (ii) it is not anticipated that there will be any public market for the Interests; (iii) the Interests must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Interests unless the Interests are subsequently registered under the Securities Act and such state laws or an exemption from registration is available; (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future; (v) when and if the Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made, if at all, only in accordance with the terms and conditions of Rule 144 (which may include limitations in the amount of Interests that may be Transferred) and the provisions of this Agreement; (vi) if the exemption afforded by Rule 144 is not available, public sale of the Interests without registration will require the availability of an exemption under the Securities Act; (vii) restrictive legends shall be placed on any certificate representing the Interests; and (viii) a notation shall be made in the appropriate records of the Company indicating that the Interests are subject to restrictions on transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Interests;

(f)          such Member’s financial situation is such that such Member can afford to: (i) bear the economic risk of holding the Interests for an indefinite period; and (ii) suffer the complete loss of such Member’s investment in the Interests;

(g)          such Member: (i) is familiar with the business and financial condition, properties, operations and prospects of the Company and has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the acquisition of the Interests and to obtain any additional information that such Member deems necessary to evaluate whether or not to make an investment in the Company; (ii) has the knowledge and experience in financial and business matters (or has relied upon the advice of an advisor who qualifies as a “Purchaser Representative” pursuant to Regulation D of the Securities Act who is not an Affiliate of the Company) to be able to evaluate the merits and risk of the investment in the Interests; and (iii) has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein and therein; provided that this Section 8.5(g) shall not limit the Managing Member’s rights and remedies under the Investment Agreement, or the representations of the other Members thereunder;

(h)          such Member: (i) has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company; and (ii) will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company; provided that this Section 8.5(h) shall not limit the Managing Member’s rights and remedies under the Investment Agreement, or the representations of the other Members thereunder;

(i)          such Member is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Managing Member may request; and

(j)          such Member’s principal place of business or principal residence is as set forth on such Member’s signature page hereto.

8.6.         No State Law Partnership.

(a)          The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purpose other than federal and state tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

(b)          Each of the Managing Member and the Company covenants and agrees that neither shall take or cause or permit to be taken any action that would cause interests in the Company to not meet the requirements of Treasury Regulation Section 1.7704-1(h). Notwithstanding anything to the contrary herein or in the Exchange Agreement, if the Managing Member, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that, despite adherence by the Managing Member and the Company to the foregoing, additional restrictions must be imposed on Exchanges (as such term is defined in the Exchange Agreement) in order for the Company not to be treated as a “publicly traded partnership” under Section 7704 of the Code, the Managing Member may impose such restrictions on Exchanges, as the Managing Member may reasonably determine to be necessary or advisable.

8.7.         Additional Members.

(a)          Except as otherwise provided herein (including Article IX), the Company, if approved by the Managing Member, may admit one or more additional Members (each an “Additional Member”) to be treated as a “Member” for all purposes under this Agreement.

(b)          Each Person shall be admitted as an Additional Member at the time such Person (i) executes a joinder agreement to this Agreement in a form provided by the Managing Member, (ii) except with respect to any Transfer pursuant to Section 9.1, complies with any requirements imposed by the Managing Member with respect to such admission and (iii) complies with any other provision of this Agreement applicable to the admittance of a Person as a Member.

(c)          Each Additional Member shall have the rights and obligations hereunder as apply generally to holders of the type or types of Units or other Interests issued to such Member.

(d)          The Managing Member is authorized (without the consent of any Member) to amend the Schedule of Members and any other relevant provision of this Agreement to reflect any such admission and the Transfer of any such rights.

8.8.         Class B Member Restrictive Covenants.

(a)          Acknowledgements. As a condition to admission as a Member of the Company, each Person becoming a Class B Member acknowledges that: (1) he has knowledge of confidential information, proprietary information and trade secrets relating to the Company, its Subsidiaries, the Business and the Clients; (2) the products and services comprising the Business are, or may be, marketed throughout the United States and internationally; (3) the Business competes with other businesses that are or could be located in any part of the United States or internationally; (4) Managing Member has required the covenants set forth in this Section 8.8 as a condition to Managing Member entering into the Investment Agreement and this Agreement and the issuance of Units to the Member pursuant to this Agreement; (5) the covenants set forth in this Section 8.8 are reasonable and necessary to protect and preserve the Business and to protect the goodwill of the Company and its Subsidiaries that are being acquired by Managing Member; and (6) the Company and the Managing Member will be irreparably harmed and damaged if the covenants in this Section 8.8 are breached.

(b)          Restrictive Covenants. During the Restricted Period, each Class B Member shall not, and shall cause its Principals and Affiliates to not, directly or indirectly, without in each instance the prior written consent of the Managing Member:

(i)          invest in, own, manage, operate, finance, control, be employed by, or participate in the ownership, management, operations, financing or control of, lend its name or a similar name to, lend its credit to, render services or advice to, or otherwise assist, any Person (other than to the Company or a Subsidiary of the Company) that engages in, owns, invests in, operates, manages or controls, any venture, business, or enterprise engaged in providing Competitive Investment Services in North America, Europe or Asia; provided, however, that a Class B Member may (A) own no more than 3% of any class of securities of any Person traded on any national securities exchange and no more than 5% of any class of securities of any Person whose securities are not traded on any national securities exchange (so long as such securities do not constitute more than 5% of the overall equity or voting power of such Person) and (B) may provide investment advice for managing the assets of himself or members of his Immediate Family; provided, further, that in the event a Class B Member’s employment is terminated by the Company or any of its Subsidiaries thereof other than a termination For Cause (as such term is defined in the Amended and Restated Operating Agreement of ZAIS Group, LLC, as such is in effect from time to time), the provisions of this Section 8.8(b)(i) shall automatically terminate with respect to, and no longer be applicable to, such Class B Member;

(ii)         solicit, hire or employ, or otherwise engage (or assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor or otherwise, any employee of the Company or any of its Subsidiaries who was employed or engaged by the Company or any of its Subsidiaries, or in any way interferes with any such person’s contractual arrangements or relationship with any of the Company or its Subsidiaries;

(iii)        solicit (or assist any other Person in soliciting) the business of any current, former or prospective Client of any of the Company or any of its Subsidiaries (excluding any Person that has not been a Client or prospective Client of the Company or any of its Subsidiaries within one year prior to such solicitation); provided, however, that a Class B Member shall not be deemed to be in violation of this Section 8.8(b)(iii) solely by virtue of such Class B Member’s employment by or association with a Person that such Class B Member does not control (even if such Person solicits any such current former, or prospective Client of the Company or any of its Subsidiaries), so long as the Class B Member is not engaged in, does not participate in or encourage and is not directly or indirectly in any way responsible for such solicitation or persuasion efforts;

(iv)        otherwise induce or attempt to induce (or assist any other Person in inducing) any current, former or prospective Client to cease doing business with a the Company or any of its Subsidiaries, or in any way interfere with the relationship between any current, former or prospective Client and the Company or any of its Subsidiaries;

(v)         issue, disseminate or otherwise make public any written or oral statements likely to disparage or harm the business or reputation of the Company or any of its Subsidiaries or the reputation of any executive or employee of the Company or its Subsidiaries; or

(vi)        breach its covenants under Section 13.1.

(c)          Severability of Covenants. If any of the covenants set forth in this Section 8.8 is held by a court of competent jurisdiction to be unreasonable, unenforceable, arbitrary or against public policy, such covenants will be interpreted or deemed to be reformed to provide for the maximum activity, duration, geographical area or other limitations permitted by applicable Law. The covenants set forth in this Section 8.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other.

(d)          Remedies. Each Class B Member acknowledges that in the event of a breach of Section 8.8 by such party, money damages would be inadequate and Investor would have no adequate remedy at law. Accordingly, each such Class B Member agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor with respect to any such breach, to enforce its rights and such Member’s obligations under this Agreement not only by a claim for damages but also by an action or actions for specific performance, injunction or other equitable relief, without posting any bond or security. Without limiting the foregoing, in the case of a breach or threatened breach of this Section 8.8, in addition to a claim for damages, the Company shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach, or otherwise to enforce specifically the provisions, of this Section 8.8.

(e)          Survival. The covenants set forth in this Section 8.8 shall survive the termination of this Agreement and shall continue to be binding on a Class B Member in its, his or her personal capacity after such Class B Member ceases to hold any Interests. The provisions of this Section 8.8 shall be subject to, and not in any way affect the enforceability of, any separate agreement entered into by any Class B Member or officer or employee of the Company or its Subsidiaries restricting or prohibiting certain business activities of such Person. With respect to each Class B Member that is not an individual, such Member shall cause each Principal of such Member to execute and deliver an agreement in favor of the Company pursuant to which such Principal agrees to the restrictions set forth in this Section 8.8.

Article IX

Transfer of Interests

9.1.         Restrictions on Transfers of Interests.

(a)          Except pursuant to Section 9.6, so long as the Founder Member Ownership Threshold is met, the Managing Member shall not Transfer, directly or indirectly, all or any portion of its Interests (economic or otherwise) to any other Person without the prior written consent of the Founder Member Representative, excluding Transfers to a controlled Affiliate of the Managing Member; provided that any change of ownership or beneficial ownership of Managing Member, a Change of Control or a pledge or providing a security interest in the Interests in connection with incurrence of indebtedness by the Company or the Managing Member shall not be considered a Transfer.

(b)          Except pursuant to Sections 9.5 or 9.6 or the terms of the Exchange Agreement, no Member (other than the Managing Member) shall Transfer, directly or indirectly, all or any portion of its Interests or any rights therein (economic or otherwise) to any other Person without the prior written consent of the Managing Member and, in the case of a Transfer by a Founder Member, the Required Independent Directors. Notwithstanding the foregoing, the prior written consent of the Managing Member (and, if so required, the Required Independent Directors) shall not be required in connection a Transfer by a Member to any Affiliate or to any Family Member (including for estate planning purposes) or a Transfer pursuant to Section 9.5 or Section 9.6.

9.2.         Effect of Assignment. The Company shall, from the effective date of any permitted Transfer of an Interest (or part thereof), thereafter pay all further distributions on account of the Interest (or part thereof) so Transferred to the assignee of such Interest (or part thereof).

9.3.         Overriding Transfer Provisions.

(a)          Any Transfer in violation of this Article IX shall be null and void ab initio, and the provisions of Section 9.2 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of Article IX shall not become a Member, and any Person to whom a Transfer is made or attempted in violation of Section 9.1(b) shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. In addition, at the Managing Member’s option, the Company may redeem any Unit that was invalidly Transferred by a Member (excluding the Managing Member) at a price of $0.01 per Unit. Upon the Company providing notice of such redemption to the Member, the Member shall deliver within 30 days of such notice the Units being redeemed to the Company free and clear of any lien or encumbrance by delivering any certificates representing such Units and any transfer documents requested by the Company, and the Company shall pay the redemption price; provided that regardless of whether such Member delivers such Units, once the Company has delivered payment of such price for such Units to such Member in accordance with any of the delivery methods set forth in Section 13.3, the Units shall be deemed automatically redeemed and cancelled and such Member shall have no rights with respect thereto. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Managing Member shall promptly amend the Schedule of Members to reflect any permitted Transfer of Interests pursuant to this Article IX.

(b)          Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 9.1), in no event shall any Member Transfer any Interests to the extent such Transfer would:

(i)	result in the violation of the Securities Act, or any other applicable federal, state or foreign laws;

(ii)	be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any note, mortgage, loan agreement or similar instrument or document to which the Company or the Managing Member is a party;

(iii)	result in or create a “prohibited transaction” or cause the Company or a Member to be or become a “party in interest”, as such terms are defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any successor law (“ERISA”), or a “disqualified person”, as defined in Section 4975 of the Code, with respect to any “plan,” as defined in Section 3(14) of ERISA or Section 4975 of the Code; or result in or cause the Company or any Member to be liable for tax under Chapter 42 of the Code;

(iv)	be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors);

(v)	cause the Company or any Member (other than the transferee) to be subject to any excise tax pursuant to Chapter 42A of Subtitle D of the Code;

(vi)	cause the Company to be taxed as a corporation pursuant to Section 7704 of the Code; or

(vii)	result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

Subject to Section 2.1(f) of the Exchange Agreement, the Managing Member may, in its sole discretion, waive any of the conditions set forth in clauses (i) through (vii) above or otherwise require that the Member Transferring its Interests deliver evidence in form and substance satisfactory to the Managing Member (which may include an opinion of counsel), that Transfer does not violate any of the provisions in clauses (i) through (vii) above.

(c)          In connection with any Transfer hereunder, the Member Transferring its Interests shall provide any information reasonably requested by the Managing Member in connection with, or related to, an election made (or to be made) by the Company pursuant to Section 754 of the Code.

9.4.         Substitute Members. If a Member Transfers any Interests in compliance with the other provisions of this Agreement, the transferee shall have the right to become a substitute Member, but only upon satisfaction of the following: (a) execution of such instruments as the Managing Member deems reasonably necessary or desirable to effect such substitution; and (b) acceptance and agreement in writing by the transferee of the Member’s Interest to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement (including any breaches hereof) applicable to the transferor; provided that such transferee shall not be deemed to assume the obligations of the transferor relating to the period prior to such assignment if such obligations are agreed in writing between the transferor and the transferee to remain the obligations of the transferor and the Managing Member consents in writing to such allocation of obligations.

9.5.         Co-Sale Right.

(a)          If at any time the Managing Member determines to Transfer some or all of its Interest in a Change of Control Event (other than in a Transfer to an Affiliate of the Managing Member and excluding, for the avoidance of doubt, any Transfer of Capital Stock of the Managing Member) and does not exercise its rights under Section 9.6, the Managing Member shall provide the Founder Members with at least thirty (30) days’ prior written notice of such Transfer, together with a reasonable description of the terms of the offer to Transfer such Interest, including the price thereof (the “Managing Member Transfer Notice”).

(b)          Each Founder Member shall have the right, by delivering to the Managing Member a written notice within ten (10) days after receipt of the Managing Member Transfer Notice (each, a “Co-Sale Exercise Notice”), to Transfer on the same terms and conditions as the Transfer by the Managing Member, a percentage of such Founder Member’s Interest equal to proportion of the Managing Member’s Units (relative to the number of Units held by the Managing Member) being transferred by the Managing Member. Notwithstanding the foregoing, the obligations of the Founder Members under this Section 9.5 are subject to the following conditions: (i) the consideration payable upon consummation of such Transfer to the Founder Members participating in such Transfer in respect of their Units shall be allocated with respect to each Unit being Transferred in accordance with Section 10.2 (provided that for purposes of Section 5.14(a), the reference to then-outstanding Percentage Interests shall be deemed to refer to the Percentage Interests sold by the Members); (ii) the expenses incurred by the Managing Member or any additional escrow for post-closing expenses established by the Managing Member shall be borne by the Members participating in such Transfer in accordance with the Percentage Interest being sold by such Founder Member relative to the Percentage Interests being sold by all of the Members, and (iii) no Founder Member participating in such Transfer shall be obligated to execute and deliver any document that would require such Founder Member to (1) make any representations or warranties about the Company (other than, for the avoidance of doubt, representations or warranties with respect to such Founder Member’s title to and ownership of such Founder Member’s Membership Interest (the “Permitted Representations”)), or (2) assume any indemnification obligation or liability of any kind, other than (i) an obligation to indemnify for any breach of such Founder Member’s representations, warranties and covenants and (ii) an obligation to indemnify on a several (and not joint) basis for the breach of any other representations, warranties and covenants relating to the Company (whether made by the Company or the Managing Member on behalf of the Company), which liability shall not in any event exceed the value of the consideration received by such Founder Member in such sale (other than liability resulting from such Founder Member’s fraud or intentional misconduct).

(c)          In the event that a Founder Member does not deliver to the Managing Member a Co-Sale Exercise Notice within ten (10) days after delivery of the Managing Member Transfer Notice, such Founder Member shall be deemed to have waived its rights under this Section 9.5 with respect to such Transfer by the Managing Member, and the Managing Member may thereafter consummate the transaction without such Founder Member’s participation therein within ninety (90) days after expiration of the foregoing ten day period. In the event Managing Member does not consummate such transaction during such ninety (90) day period, it shall be required to give the Founder Members a new Managing Member Transfer Notice, and the provisions of this Section 9.5 shall again apply.

9.6.         Approved Sale. Upon the approval of a Change of Control Event by (x) the Managing Member and (y) so long as the Founder Member Ownership Threshold is met, the Founder Member Representative (an “Approved Sale”), the Company shall provide each Member at such time other than the Managing Member (each, an “Other Member”) with prompt written notice of the material terms of the Approved Sale. Each Other Member agrees to consent to and raise no objections to the Approved Sale and take all other actions reasonably necessary or desirable to effect the Approved Sale, including, without limitation:

(a)          if the Approved Sale is structured as a sale of Units or shares of Capital Stock of the Managing Member, each Other Member shall agree to sell all Units and Capital Stock of the Managing Member held by such Other Member on the terms and conditions approved by the Managing Member and, so long as the Founder Member Ownership Threshold is met, the Founder Member Representative, and shall execute all agreements, instruments, certificates and other documents reasonably required in connection with such Approved Sale; and

(b)          to the extent that the Other Member has any appraisal or dissenters’ rights under applicable laws with respect to the Units held by such Other Member or any shares of Capital Stock of the Managing Member held by such Other Member in connection with such Approved Sale, each Other Member shall waive, and shall not exercise or perfect, such appraisal or dissenters’ rights with respect to such Approved Sale.

Notwithstanding the foregoing, the obligations of the Other Members under this Section 9.6 are subject to the following conditions: (i) the consideration payable upon consummation of such Approved Sale to all of the Members in respect of their Units shall be allocated among the Members in accordance with Section 10.2; (ii) the expenses incurred by the Managing Member or the Company or any additional escrow for post-closing expenses established by the Managing Member shall be borne by the Members in accordance with each Member’s Percentage Interest, and (iii) no Other Member participating in an Approved Sale shall be obligated to execute and deliver any document which would require such Other Member to (1) make any representations or warranties about the Company (other than, for the avoidance of doubt, Permitted Representations with respect to such Other Member’s Units or shares of Capital Stock of the Managing Member, as applicable), or (2) assume any indemnification obligation or liability of any kind, other than (i) an obligation to indemnify for any breach of such Other Member’s representations, warranties and covenants and (ii) an obligation to indemnify on a several (and not joint) basis for the breach of any other representations, warranties and covenants relating to the Company (whether made by the Company or the Managing Member on behalf of the Company), which liability shall not in any event exceed the value of the consideration received by such Other Member in such sale (other than liability resulting from such Other Member’s fraud or intentional misconduct).

9.7.         Class B Unit Forfeiture.

(a)          Unvested Class B Units. Except as the Company may otherwise agree in the Restricted Unit Agreement granting such Class B Units, upon (x) any termination of the employment of a Class B Member (or former Class B Member) by the Company or any of its Subsidiaries or any resignation thereof of a Class B Member (or former Class B Member) or (y) such Class B Member’s (or former Class B Member’s breach) of Section 8.8 of any other non-competition, non-solicitation (including of Clients or employees), non-hire, confidentiality or non-disparagement covenant of a Class B Member (or former Class B Member), the Unvested Class B Units held by such Class B Member or originally issued to such former Class B Member but held by one or more Transferees of such former Class B Member shall automatically be forfeited, terminated and cancelled.

(b)          Vested Class B Units. Upon the breach of Section 8.8 or any other non-competition, non-solicitation (including of Clients or employees), non-hire, confidentiality or non-disparagement covenant of a Class B Member (or former Class B Member), (i) such Class B Member (or the Transferees of such former Class B Member) shall cease to have any rights or benefits (including any tag-along rights or rights under Article XII) under this Agreement other than the right to receive distributions and allocations pursuant to Section Article V (subject to the following clause (ii)), and (ii) the Company may redeem all or any portion of such Class B Member’s (or former Class B Member’s) Class B Units at a price per Unit of $0.01 per Class B Unit. The Company may exercise such redemption right by providing written notice to such Class B Member stating the number of Class B Units it is electing to redeem and the aggregate redemption price for such Class B Units. Within 30 days of the Company’s delivery of the redemption notice, the holder of the Class B Units shall deliver the Class B Units being redeemed to the Company free and clear of any lien or encumbrance by delivering any certificates representing such Class B Units and any transfer documents requested by the Company, and the Company shall pay the redemption price; provided that regardless of whether the Class B Member delivers such Class B Units, if the Company delivers payment of such redemption price for such Class B Units to such Member in accordance with any of the delivery methods set forth in Section 13.3, the Units shall be deemed automatically redeemed and cancelled and such Member shall have no rights with respect thereto.

(c)          Capital Account Matters. Upon the forfeiture or repurchase of a Vested Unit, the Capital Account associated with such Unit shall be apportioned among the Members, pro-rata in proportion to their then-Percentage Interests.

Article X

Dissolution, Liquidation, and Termination of the Company

10.1.        Events of Dissolution. The Company shall be dissolved and its affairs wound up upon earliest to occur of: (a) subject to Section 7.1(c)(iii), the determination of the Managing Member; or (b) any other event which under applicable Law would cause the dissolution of the Company, provided that unless required by applicable Law, the Company shall not be wound up as a result of such event and the business of the Company shall be continued. The bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company, shall not cause a dissolution of the Company, and the Company thereafter shall continue in existence subject to the terms and conditions of this Agreement.

10.2.          Procedure for Winding Up and Dissolution. If the Company is dissolved, the Managing Member shall direct the winding up of the Company’s affairs. On winding up of the Company, the assets of the Company shall be distributed in the following order of priority: (a) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company; (b) second, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by applicable Law, in satisfaction of the liabilities of the Company; (c) third, to establish reserves reasonably adequate to meet any and all other obligations of the Company imposed pursuant to this Agreement and contingent or unforeseen liabilities or obligations of the Company (including to purchase customary tail coverage on customary terms for any officers or errors and omissions coverage maintained by the Company as of immediately prior to such dissolution and other obligations of the Company imposed pursuant to this Agreement); and (d) fourth, the balance to the Members in accordance with the provisions of Sections 5.14(a) and 5.18.

10.3.          Hart Scott Rodino. Notwithstanding anything to the contrary in this Agreement, in the event the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is applicable to any Member by reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the distribution of any assets of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

10.4.          Deficit Capital Accounts. Notwithstanding anything to the contrary in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that there exists a deficit in the Capital Account of any Member, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

10.5.          Termination. The Company shall terminate when all assets of the Company have been sold or distributed and all affairs of the Company have been wound up.

10.6.          Filing of Certificate of Cancellation. If the Company is dissolved or terminated, an officer appointed by the Managing Member to act as attorney-in-fact shall promptly file a certificate of cancellation as provided in Section 18-203 of the Act with the Secretary of State. If there is no such officer, then a certificate of cancellation shall be filed by the Managing Member; if there is no Managing Member, the certificate of cancellation shall be filed by the last Person to be a Member; if there are no officers, Managing Member or a Person who last was a Member and is willing to sign, a certificate of cancellation shall be filed by the legal successor or personal representative of the Person who last was a Member.

Article XI

Books, Records, Information Rights, Accounting and Tax Matters

11.1.       Books and Records.

(a)          An officer of the Company, at the direction of the Managing Member, shall keep or cause to be kept separate, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the Company’s business. The records shall include, but not be limited to, (i) true and correct information regarding the state of the business and financial condition of the Company and in compliance with past custom and practice, (ii) a copy of the Certificate of Formation and this Agreement and all applicable amendments to the Certificates of Formation and this Agreement, (iii) a current list of the names and last known business, residence or mailing addresses of all Members, (iv) copies of all Member consents and approvals of the Members and (v) the Company’s federal, state and local tax returns.

(b)          In addition to any other method that the Managing Member may deem appropriate, the books and records shall be maintained in accordance with, and for such length of time as is required by, applicable state and federal tax laws and regulations (including the Regulations under Section 704(b) of the Code). The books and records shall be available at the Company’s principal office for examination by any Member, or any Member’s duly authorized representative, at all reasonable times during normal business hours.

(c)          Each Member (other than the Managing Member) shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.

11.2.       Budget. The Company shall prepare a draft budget for the Company’s upcoming Fiscal Year (the “Budget”), including projected income statements, cash flows and balance sheets, on a quarterly basis for the ensuing Fiscal Year, together with underlying assumptions and a qualitative description of the Company’s business plan by the Managing Member in support of the Budget. The Budget will also include the aggregate amount of employee and member compensation. Each Founder Member shall be entitled to receive, upon written request to the Company, a copy of the Budget.

11.3.       Financial Reports.

(a)          Each Founder Member shall be entitled to receive, after written request to the Company specifying the information they wish to receive, within ninety (90) days after the end of each Fiscal Year (or such longer period of time approved by the Managing Member and Founder Member Representative, but not in excess of one hundred eighty (180) days after the end of the Fiscal Year), an audited balance sheet as of the end of such Fiscal Year and the related income statement, statement of members’ equity, and statement of cash flows for such fiscal year prepared in accordance with GAAP, consistently applied and a signed audit letter from the Company’s auditors who shall be selected by the Audit Committee from among the “Big 4” nationally recognized accounting firms, or another firm approved by the Managing Member. In lieu of providing audited financial statements of the Company, the Company may provide audited consolidated financial statements of the Managing Member.

(b)          Notwithstanding Section 18-305 of the Act and subject to Section 13.1, no Member (other than the Managing Member) shall have any rights to obtain information from the Company, including any right to access, review or copy the books or records of the Company, other than pursuant to Section 11.1, Section 11.2 and Section 11.3; provided that the Company shall provide the Members with information relating to the Company that is reasonably necessary to enable each Member to prepare its federal, state and local income tax returns.

(c)          The rights of the Founder Members under this Section 11.3 and under Section 11.2 shall terminate at such time as the Founder Member Ownership Threshold is no longer met.

11.4.       Annual Accounting Period; Accounting Method. The annual accounting period of the Company shall be its Fiscal Year. The Company shall use the accrual method of accounting applied in a consistent manner using GAAP.

11.5.       Tax Matters.

(a)          If no such election otherwise already is in effect, the Company shall make, and thereafter keep in effect, a valid election under Section 754 of the Code beginning in the taxable year of the Company that includes any Exchange or Transfer of an Interest constituting a sale or exchange for federal income tax purposes hereafter occurring, and shall cause any direct or (to the extent held through one or more entities treated as a partnership or disregarded entity for federal income tax purposes) indirect Operating Subsidiary that is a partnership for federal income tax purposes, to make, and keep in effect, a valid election under Section 754 of the Code beginning with such taxable year. If the Company acquires an interest in an entity that is treated as a partnership for federal income tax purposes, either directly or indirectly through one or more entities treated as a partnership or disregarded entity for federal income tax purposes, the Company shall use its best efforts to cause such entity to file a valid election under Section 754 of the Code effective for such entity’s taxable year in which such acquisition occurs, unless such entity already has an election under Section 754 of the Code in effect, and shall not cause such entity to revoke such election.

(b)          Subject to paragraph (a) and Section 11.5(d), the Managing Member shall have the authority to make any and all tax elections and other decisions relating to tax matters for federal, state and local purposes, provided that the Managing Member shall make no such tax elections or such other decisions having a potentially material and adverse bearing on any of the Founder Members without the prior written consent of the Founder Member Representative.

(c)          The Managing Member shall act as the “tax matters partner” of the Company under the Code (the “Tax Matters Person”) and in any similar capacity under state or local law. The Tax Matters Person shall have the power and authority to perform in such capacity those duties as may be required to be performed by a “tax matters partner” under the Code. The Tax Matters Person shall take such reasonable steps as are necessary to make the Founder Members “notice partners” within the meaning of Section 6231(a)(8) of the Code. Except as otherwise provided in or as would otherwise be inconsistent with other provisions of this Section 11.5, each Member agrees to execute, certify, deliver, file and record at appropriate public offices or deliver to the Tax Matters Person such documents as may be requested by the Tax Matters Person to facilitate the handling of any tax matter as the Tax  Matters  Person  deems necessary. The Tax Matters Person shall be indemnified by the Company with respect to any action taken by him in his capacity as Tax Matters Person by applying, mutatis mutandis, the provisions of Section 6.1.

(d)          The Company shall prepare or cause to be prepared all federal, state and local income and other tax returns that the Company is required to file. The Company shall use commercially reasonable efforts to send or deliver to each Person who was a Member at any time during a taxable year of the Company such tax information (including Schedule K-1’s) within ninety (90) days after the end of such taxable year as shall be reasonably necessary for the preparation by such Person of such Person’s federal income tax return and state income and other tax returns. Notwithstanding the foregoing, the Founder Member Representative shall, on behalf of the Company and at the Company’s expense, prepare or cause to be prepared all federal, state and local income and other tax returns that the Company is required to file for the Fiscal Year of the Company that includes the Effective Date and all prior periods.  The Company shall provide the Founder Member Representative its full cooperation in connection therewith. For all other Fiscal Years of the Company, the Tax Matters Partner shall, in consultation with the Founder Member Representative and giving effect to all reasonable comments of the Founder Member Representative, prepare or cause to be prepared all federal, state and local income and other Tax returns that the Company is required to file.

(e)          If the Company becomes the subject of any audit, assessment or other examination relating to Taxes by any tax authority or any judicial or administrative proceedings relating to taxes (a “Tax Audit”), the Managing Member shall promptly notify the Members of the existence of, and the issues involved in, such Tax Audit, and, if requested by the Managing Member, the Members shall cooperate in good faith to resolve any issues that arise during the course of such Tax Audit. The Members shall keep each other reasonably informed of all material matters arising in connection with such Tax Audit and each Member may participate in such Tax Audit at its own expense. In the case of any Tax Audit with respect to a Fiscal Year of the Company that includes the Effective Date, if the Founder Member Representative shall so request, to the fullest extent legally permissible, the Managing Member shall relinquish to the Founder Member Representative control of the nature and content of all actions to be taken by the Company in response to, and the defense of, such Tax Audit and shall reasonably cooperate with the Founder Member Representative in connection with the defense of such Tax Audit; in such event the Company shall reimburse the Founder Member Representative for all expenses incurred by the Founder Member Representative in connection with the response to, and the defense of, such Tax Audit. In the case of any Tax Audit with respect to a Fiscal Year of the Company prior to the Fiscal Year of the Company that includes the Effective Date, the Founder Member Representative shall control the nature and content of all actions to be taken by the Company in response to, and the defense of, such Tax Audit in such Founder Member Representative’s capacity as Tax Matters Person for such Fiscal Year and the Company shall reimburse the Founder Member Representative for all expenses incurred by the Founder Member Representative in connection with the response to, and the defense of, such Tax Audit. In the case of a Fiscal Year of the Company subsequent to the Fiscal Year that includes the Effective Date, the Managing Member shall control the nature and content of all actions to be taken by the Company in response to, and the defense of, such Tax Audit for such Fiscal Year, in consultation with the Founder Member Representative. In no event shall the Founder Member Representative settle any Tax Audit with respect to the Fiscal Year of the Company that includes the Effective Date without the consent of the Managing Member, which consent shall not be unreasonably conditioned, withheld or delayed. In no event shall the Managing Member settle any Tax Audit with respect to a Fiscal Year of the Company subsequent to the Fiscal Year that includes the Effective Date without the prior written consent of the Founder Member Representative, which consent shall not be unreasonably conditioned, withheld or delayed. The Founder Member Representative shall have the right to settle any Tax Audit with respect to any Fiscal Year of the Company ended prior to the Fiscal Year of the Company that includes the Effective Date, provided, that if the settlement of such Tax Audit would materially adversely impact the Managing Member for any Fiscal Year including, or ending after, the Effective Date, the Founder Member Representative shall have obtained the prior written consent of the Managing Member, such consent not to be unreasonably conditioned, withheld or delayed.

Article XII

Amendments

12.1.        Approval of Amendments. Except as otherwise provided in this Agreement or as otherwise required by Law, any amendment to this Agreement hereto may be made only pursuant to an agreement in writing signed by (x) the Company and (y) the Managing Member (after obtaining approval of the Required Independent Directors); provided, however, that, notwithstanding the foregoing:

(a)          as long as the Founder Member Ownership Threshold is met, any amendments to this Agreement shall require the approval of the Founder Member Representative; provided that the foregoing clause (a) shall not apply with respect to (x) any issuance of new Interests made in compliance with the terms of this Agreement or (y) any amendments to the Schedule of Members to reflect any change in the Members, Interests or the Capital Accounts of the Members in accordance with the terms of this Agreement.

(b)          any amendment which would materially and adversely affect the rights or duties of a Member on a discriminatory and non-pro rata basis shall require the consent of such Member; provided that the foregoing clause (b) shall not apply with respect to (x) any disproportionate effect on a Member of any issuance of new Interests made in compliance with the terms of this Agreement resulting solely from the number or type of Units held by such Member compared to the number or type of Units held by other Members or (y) any amendments to the Schedule of Members to reflect any change in the Members, Interests or the Capital Accounts of the Members in accordance with the terms of this Agreement.

12.2.        Amendment of Certificate of Formation. If this Agreement shall be amended pursuant to this Article XII, an officer approved by the Managing Member shall, to the extent necessary, cause the Certificate of Formation to be amended to reflect such change.

Article XIII

General Provisions

13.1.        Confidentiality.

(a)          Confidential Information of the Company. Each Member (excluding the Managing Member) agrees (as to itself only) that such Member will, and will cause its Affiliates and Principals to, at all times:

(i)	hold in the strictest confidence and shall neither use in any manner detrimental to the Managing Member, Company or any Subsidiary, or disclose, publish, divulge or make accessible, directly or indirectly, to any Person, any Confidential Information of the Managing Member, the Company or any Subsidiary, without the prior written consent of the Managing Member;

(ii)	exercise all reasonable efforts to prevent third parties from gaining access to such Confidential Information of the Managing Member, the Company or any Subsidiary;

(iii)	inform all other employees and agents, to whom such Member discloses Confidential Information of the Managing Member, the Company or any Subsidiary, of the proprietary interest and nature of such Confidential Information and of the recipient’s obligations under Company policy to keep such information confidential; and

(iv)	take such other protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information of the Managing Member, the Company or any Subsidiary.

(b)          Confidential Information of Members. Each Member (excluding the Managing Member) and each Principal of a Member (excluding the Managing Member) agrees at all times not to disclose, publish, divulge or make accessible, directly or indirectly, to any Person, any Confidential Information of any Member or any Affiliate of such Member to any Person without the prior written consent of such Member.

(c)          Exceptions to Disclosure of Confidential Information. Notwithstanding subsections (a) and (b) of this Section 13.1, each Member (and each Principal or Affiliate of a Member) may divulge or communicate Confidential Information: (i) to officers, directors, stockholders, partners, members, interest holders or employees of the Managing Member or the Company or such Member or Principals (or their respective Affiliates), and to auditors, counsel and other professional advisors to such Persons and the Company or the Managing Member; provided, however, that such Persons have a need to know and have been informed of the confidential nature of the information, and, in any event, the Person disclosing such information shall be liable for any failure by such Persons to abide by the provisions of this Section 13.1; or (ii) to the extent the disclosure of Confidential Information is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any Law, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, in which case the disclosing party will (except as prohibited by Law) provide the Company or the Person whose Confidential Information is required to be disclosed, as applicable, with prompt, prior written notice of such compelled disclosure and the opportunity to prevent or limit such disclosure; provided, however, that such Person either (x) agrees to keep such Confidential Information confidential in accordance with this Section 13.1 and such transferring Member shall be liable for such Person’s compliance with the provisions of this Section 13.1, or (y) signs a confidentiality agreement with the Company with respect to any such Confidential Information.

(d)          Performance Records. Each Member (other than the Managing Member) agrees that the performance records and financial results of the Company and its Subsidiaries are the exclusive property of the Company and its Subsidiaries, and each such Member shall have no ownership, attribution or other rights with respect thereto. Each Member (other than the Managing Member) hereby assigns to the Company the performance and financial results generated in connection with such Member’s (or such Member’s Principal’s) employment by the Managing Member, the Company or their Affiliates.

(e)          Survival. The covenants set forth in this Section 13.1 shall survive the termination of this Agreement and shall continue to be binding on a Member in its, his or her personal capacity after such Member ceases to hold any Interests.

13.2.       Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Managing Member or an officer of the Company reasonably deems appropriate to comply with the requirements of Law for the formation and operation of the Company and to comply with any Laws relating to the acquisition, operation or holding of the Company Property, including (a) any documents that the Managing Member deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or any Subsidiary conducts or plans to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

13.3.        Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed: (a) if to a Member, to such Member’s last known address as set forth on such Member’s signature page hereto or at such other address as such party may designate from time to time by written notice to the Company; and (b) if to the Company, to the Managing Member. A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

13.4.        Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party which may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

13.5.        Complete Agreement. This Agreement, together with the Investment Agreement, the Exchange Agreement, the Tax Receivable Agreement and the Registration Rights Agreement, constitutes the entire agreement and understanding among the Members with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty among the Company and the Members relating to the subject matter hereof and thereof, including, without limitation, the Prior Operating Agreement.

13.6.       Power of Attorney.

(a)          Each Member other than the Managing Member hereby irrevocably constitutes and appoints the Managing Member or any Person elected by the Managing Member to oversee the winding up and dissolution of the Company (such Person, a “Liquidator”), and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful representative and attorney-in-fact, with full power and authority in its name, place and stead to make, sign, file, swear to, seal, acknowledge, deliver and record: (a) all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof; (b) all instruments, documents and certificates to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business; (c) all conveyances and other instruments or documents that the Managing Member or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; (d) all conveyances and other instruments or documents that the Managing Member deems appropriate or necessary to reflect the distribution or exchange of assets of the Company pursuant to the terms of this Agreement; (e) all instruments relating to the admission, acceptance, withdrawal, removal or substitution of any Member pursuant to the terms of this Agreement; (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Units; and (g) all agreements, instruments, certificates and other documents reasonably required in connection with an Approved Sale.

(b)          The foregoing power of attorney is a special power coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall not be affected by the disability or incapacity of such Member or the Transfer of such Member’s Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Managing Member or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Member hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing Member or the Liquidator, taken in good faith under such power of attorney. Each such Member shall execute and deliver to the Managing Member or the Liquidator, within fifteen (15) days after receipt of the Managing Member’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the Managing Member or the Liquidator (as the case may be) deems necessary to effectuate this Agreement and the purposes of the Company.

13.7.       Applicable Law; Venue; Waiver of Jury Trial.

(a)          The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the Laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

(b)          Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  13.7(c).

13.8.        References to this Agreement; Headings. Unless otherwise indicated, “Articles,” “Sections,” “subsections”, “clauses”, “Exhibits” and “Schedules” mean and refer to designated Articles, Sections, subsections, clauses, Exhibits and Schedules of or to this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

13.9.        Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns.

13.10.      Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. Any reference to the Act, Code or other statutes, laws, or regulations (including the Regulations), forms or schedules shall include any amendments, modifications, or replacements thereof. Any reference to any agreement, contract, certificate of incorporation, document or schedule, unless otherwise stated, shall include any amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive unless the context requires otherwise, “any” shall mean “one or more,” and “including” shall mean “including without limitation.” “Member” or “members” and “limited liability company” or “limited liability companies” shall be substituted in and for references to “partner” or “partners” and “partnership” or “partnerships,” respectively, in the Code, Regulations and any pronouncements by the Internal Revenue Service.

13.11.      Severability. It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable and necessary for the purpose of, among other things, preserving the goodwill, proprietary rights and going concern value of the Company, if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by Law so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

13.12.      Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

13.13.      No Third Party Beneficiaries. Except for Covered Persons, who shall be intended third party beneficiaries of Section 6.1 with the right to directly enforce the provisions thereof as if signatories hereto, this Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns. Without limiting the foregoing, this Agreement shall not be construed as conferring any benefit upon any creditor of the Company or any creditor of a Member (and no such creditor shall be a third party beneficiary of this Agreement).

13.14.      Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

13.15.      Waiver of Partition. No Member or any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have any Company assets partitioned or to seek judicial dissolution pursuant to Section 18-802 of the Act, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such rights. It is the intention of the Members that during the term of this Agreement the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the rights of any Member or successor-in-interest to Transfer of any interest in the Company shall be subject to the limitations and restrictions of this Agreement.

13.16.      Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by Law, statute, ordinance or otherwise. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

13.17.      Founder Member Representative

(a)          Each Founder Member hereby irrevocably constitutes and appoints Christian M. Zugel as “Founder Member Representative” for all purposes of this Agreement, and in such capacity to act as such Founder Member’s agent and attorney for and on behalf of each Founder Member, with full power of substitution, in the name, place and stead of such Founder Member with respect to all matters under this Agreement, and to do (or refrain from doing) all such acts and things, and to execute all such documents, as the Founder Member Representative shall deem necessary or appropriate hereunder. So long as Christian M. Zugel is alive and not incapacitated, he shall be the Founder Member Representative. In the event of Christian M. Zugel’s death or incapacity, a successor Founder Member Representative may be appointed by the consent of a Founder Member Majority-in-Interest. The Founder Member Representative may, on behalf of all of the Founder Members or any Class B Member, waive any rights of the Founder Members or a Class B Member under this Agreement.

(b)          Notwithstanding anything herein to the contrary, upon the material breach by Christian Zugel of any non-competition, non-solicitation (including of Clients or employees), non-hire, confidentiality or non-disparagement agreement, which material breach is not cured within thirty (30) days of Christian Zugel’s receipt of notice thereof from the Managing Member (or the Required Independent Directors, as the case may be), the Founder Member Representative shall have no further consent or approval rights under this Agreement; provided, however, that no other rights or privileges of the Founder Members shall be limited or restricted hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

THE COMPANY:

ZAIS GROUP PARENT, LLC

By: ZAIS Group Holdings, Inc., its Managing Member

By:
Name:
Title:

PARENT MEMBER:

ZAIS GROUP HOLDINGS, Inc.

By:
Name:
Title:

[Signature pages continue on the next page]

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of
ZAIS Group Parent, LLC]

FOUNDER MEMBERS:

Zugel Family Trust

By: Fiduciary Trust International of Delaware, as Trustee

By:
Name:
Title:

Mark Mahoney, as Trustee

Family Trust u/a Christian M. Zugel 2005 GRAT

By: Fiduciary Trust International of Delaware, as Trustee

By:
Name:
Title:

Mark Mahoney, as Trustee

[Signature pages continue on the next page]

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of
ZAIS Group Parent, LLC]

Christian Zugel

Sonia Zugel

Laureen Lim

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of
ZAIS Group Parent, LLC]

EXHIBIT B

FORM OF

SECOND AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION
OF
HF2 FINANCIAL MANAGEMENT INC.

HF2 FINANCIAL MANAGEMENT INC., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.          The name of the Corporation is “HF2 Financial Management Inc.”

2.          The Corporation was originally incorporated under the name “H2 Financial Acquisition Corp.” The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on October 5, 2012, and was amended by the Company by the filing of Certificates of Amendment on October 10, 2012, November 9, 2012 and February 13, 2013, and an Amended and Restated Certificate of Incorporation on March 21, 2013 in the office of the Secretary of State of the State of Delaware (collectively, the “Original Certificate”).

3.          This Second Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) amends, restates and integrates the provisions of the Original Certificate.

4.          This Amended and Restated Certificate was duly approved and adopted by the [written consent] of the board of directors of the Corporation (the “Board”) and stockholders of the Corporation in accordance with the applicable provisions of Sections [141(f)], 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5.          The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

First: The name of the corporation is ZAIS Group Holdings, Inc. (the “Corporation”).

Second: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at that address is Corporation Service Company.

Third: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 202,000,000 of which 180,000,000 shares shall be Class A common stock of the par value of $.0001 per share (“Class A Common Stock”), 20,000,000 shares shall be Class B common stock of the par value of $.000001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 2,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A.           Preferred Stock. The Board is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.           Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and the Class B Common Stock are as follows:

(i)          Voting. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate or the bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(ii)         Dividends. Subject to any other provisions of this Amended and Restated Certificate, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. Dividends consisting of shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock and only proportionally with respect to each outstanding share of Class A Common Stock. Except as otherwise provided in this Amended and Restated Certificate, holders of shares of Class B Common Stock shall not be entitled to receive any dividends or distributions.

2

(iii)        Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors and to the holders of any Preferred Stock that may at the time be outstanding, the holders of shares of Class B Common Stock shall be entitled to receive an amount per share of Class B Common Stock equal to the par value thereof, following which the holders of shares of Class A Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution in proportion to the number of shares held by them.

(iv)        Amendments. Any amendment or modification to or waiver of this Amended and Restated Certificate that would alter or change the powers, preferences or special rights of the holders of shares of Class A Common Stock or the Class B Common Stock so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class. Any amendment to this Amended and Restated Certificate to increase or decrease the authorized shares of Class A Common Stock or Class B Common Stock must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class.

(v)         No Preemptive Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive rights.

(vi)        Transfer Restrictions. The shares of Class B Common Stock are subject to the transfer restrictions set forth in the agreement, dated as of [ ], by and between Christian M. Zugel, as trustee, the Corporation and the other parties thereto, and a copy of such agreement is available for inspect at the offices of the Corporation.

Fifth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.           The number of directors of the Corporation (exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock which may at any time be outstanding, voting separately as a class or classes) shall be fixed from time to time solely by resolution of the Board, acting by not less than a majority of the directors then in office.

B.           Directors shall be elected on an annual basis. Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation or removal.

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C.           Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, shall be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director.

D.           Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

E.           The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

F.           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

G.           In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

H.           Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board.

Sixth: The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:

A.           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

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B.           The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C.           The indemnification rights provided in this Article SIXTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SIXTH.

D.           The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee, or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

E.           If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article SIXTH with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the date of such merger or consolidation.

F.           Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

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Seventh: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

Eighth: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Ninth:The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be duly executed by the undersigned as of this the [ ] day of [ ], 2014.

[ ]
[ ]

Signature Page to Second Amended and Restated Certificate of Incorporation

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EXHIBIT C

FORM OF

VOTING TRUST AGREEMENT

This AGREEMENT (the “Agreement”) is made this ___ day of ________, 2014, by and between (i) Christian M. Zugel, (ii) Laureen Lim, (iii) Sonia Zugel, (iv) Family Trust u/ Christian M. Zugel 2005 GRAT, (v) Zugel Family Trust (collectively, the “Depositors”), (vi) Christian M. Zugel, as trustee (the “Trustee”) and (vii) ZAIS Group Holdings, Inc. (“Holdings”).

The Depositors, together with any subsequent Holders (as defined below), the Trustee and Holdings are referred to collectively as the “Parties”.

RECITALS

A.            Christian M. Zugel was the owner and holder of 47.5% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction (as defined below).

B.            Laureen Lim was the owner and holder of 20% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction.

C.           Mark Mahoney and Fiduciary Trust International of Delaware, as trustees of the Family Trust u/ Christian M. Zugel 2005 GRAT, were the owners and holders of 15% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction.

D.           Sonia Zugel was the owner and holder of 10% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction.

E.           Mark Mahoney and Fiduciary Trust International of Delaware, as trustees of the Zugel Family Trust, were the owners and holders of 7.5% of the membership interests of ZAIS Group Parent, LLC prior to the Investment Transaction.

F.           The Depositors entered into a Limited Liability Company Agreement of ZAIS Group Parent, LLC (formerly known as River Rain, LLC), dated as of October 28, 1997, as amended, to reflect and set forth their respective rights and obligations with respect to ZAIS Group Parent, LLC.

G.           The Depositors and ZAIS Group Parent, LLC have entered into an Investment Agreement, dated as of [          ], 2014 (the “Investment Agreement”) with Holdings wherein Holdings has made an investment in ZAIS Group Parent, LLC and has become the managing member of ZAIS Group Parent, LLC (the “Investment Transaction”).

H.           In connection with the Investment Transaction, Holdings caused 20,000,000 shares of Class B common stock, par value $0.000001 per share, of Holdings (the “Stock”) to be transferred to the Depositors.

I.           Notwithstanding the appointment of Holdings as managing member of ZAIS Group Parent, LLC as required under the Investment Agreement, the Depositors desire that Christian M. Zugel indirectly continue to have significant influence over ZAIS Group Parent, LLC on and after the effective date of the Investment Transaction, both directly and indirectly through Holdings, by controlling the Stock through a voting trust.

J.           The Depositors desire to enter into this Agreement to, among other things, create a voting trust pursuant to Section 218 of the Delaware General Corporation Law and to deposit the Stock into such voting trust and to grant the Trustee the power to transfer and surrender the stock to Holdings in accordance with the terms of this Agreement and the Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and between Holdings, ZAIS Group Parent, LLC and the Depositors.

K.          The Trustee has consented to act as Trustee hereunder upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, promises and undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.          Creation of Voting Trust. Subject to the terms and conditions of this Agreement, a voting trust (this “Trust”) is hereby created and established in accordance with Section 218 of the Delaware General Corporation Law. The Depositors and the Trustee agree and acknowledge that this Trust is not limited to the voting of the Stock and also governs the transfer of the Stock. The Trustee accepts the trust created by this Agreement and agrees to the Trustee’s appointment as Trustee with all attendant rights and duties hereunder.

2.          Name of Trust. The Trust created by this Agreement and any amendments hereto may be referred to as the “ZGH Class B Voting Trust”.

3.          Voting Trust Agreement. Upon the execution of this Agreement by all the Parties hereto, the Trustee shall file an executed counterpart of this Agreement (and of every supplemental or amendatory agreement) at Holdings’ principal office in Two Bridge Avenue, Suite 322, Red Bank, NJ 07701. The copy of this Agreement so filed shall be open to inspection daily during business hours by any stockholder of Holdings and by any Holder, in person or by agent or attorney, as provided in Section 218 of the Delaware General Corporation Law.

4.          Transfers of Stock to the Trustee. Upon the execution of this Agreement by the Parties hereto, the Depositors shall deposit the Stock, representing all of the Class B Common Stock of Holdings then owned directly or beneficially by the Depositors and all of the Class B Common Stock of Holdings authorized, issued and outstanding, with the Trustee. The certificates evidencing such shares of Stock shall be accompanied by such instruments of transfer, duly endorsed in blank or to the Trustee, sufficient to enable the Trustee to cause such certificates to be transferred into the Trustee’s name, as Trustee under this Agreement. Upon receipt by the Trustee of the certificates for such shares of Stock and the transfer of the same into the name of the Trustee, the Trustee shall hold such Stock subject to the terms of this Agreement.

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5.          Uncertificated Shares. Because Holdings’ [Amended and Restated Bylaws] provide that all ownership of Class B Common Stock of Holdings shall hereinafter be uncertificated, the Trustee shall surrender the certificates evidencing the Stock to Holdings and no certificate representing the Stock shall be issued to the Trustee, but the Trustee’s record ownership of the Stock shall be recorded on Holdings’ books and records. The interest of the Depositors in the Stock deposited by them shall also be uncertificated. The Trustee hereby agrees with the Depositors that such interest shall be recorded in an ownership ledger maintained by the Trustee. The Depositors and any other owner of the Stock permitted pursuant to this Agreement and that becomes a party to this Agreement is referred to herein individually as a “Holder” and collectively the “Holders.”

6.          Transfer or Exchange of Shares of Stock. Interests in shares of Stock are transferable on the ownership ledger of the Trustee by a Holder in person or by authorized attorney only with the written consent of the Trustee (according to the rules, if any, established for that purpose by the Trustee). Any transfer by any Holder of any interest in the shares of Stock in violation of this Agreement shall be null and void ab initio. Without prejudice to the foregoing, this Agreement shall continue in full force and effect notwithstanding any attempted transfer in violation of this Agreement or operation by any statute of distribution or descent by reason of the death of a Holder. Every permitted transferee of shares of Stock hereunder shall be required to become a party to this Agreement by executing a joinder agreement in the form of Exhibit A hereto, with the same force and effect as if such transferee had signed this Agreement, and such transferee shall for all purposes be considered a Holder hereunder.

7.          Trustee to Vote Stock. During the term of this Agreement, the Trustee shall have full power and authority, and the Trustee is hereby fully empowered and authorized, to represent, and act in the name and stead of, the Holders of the Stock, including, but not limited to, such Trustee having the right to vote in person or proxy or to act by written consent or waiver with respect to said Stock in the sole discretion of the Trustee, at all meetings of the shareholders of Holdings, in the election of directors and upon any and all matters in question of any character whatsoever which may be brought before such meetings or require the consent of the shareholders of Holdings, as fully as any Holder might do if personally present, including but not limited to, the removal of any director or the entire Board of Directors and the approval of a merger or consolidation, the sale, lease or exchange of all or substantially all of the assets of Holdings, the mortgage or pledge of Holdings’ assets and the dissolution of Holdings, or any other major corporate transaction and such Trustee having the right to surrender or transfer the Stock in accordance with Section 10 and the Exchange Agreement. The Trustee shall not be required to poll any Holder or otherwise to act in accordance with any Holder’s instructions before voting such Stock.

8.          Distributions. If applicable, it is agreed that all cash or property distributions, the value of which per share shall not exceed the Stock’s par value ($0.000001) per share, shall be the property of the registered holders of interests of the Stock upon which such distributions are made; and the Trustee for itself and its successors in the Trust, covenants and agrees that it will promptly pay or cause to be paid to or upon the written order of the registered holders from time to time of interests of the Stock, their proportionate amounts of any such cash or property distributions collected by the Trustee or its successor upon the Stock with respect to which such interests of the Stock are held.

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If applicable, all distributions to be made by the Trustee hereunder shall be distributed to those persons who shall be registered holders of interests of the Stock on the date which determines as to shareholders the ownership of such distributions. From time to time the Trustee shall execute and deliver or cause to be delivered to Holdings, and/or its disbursing agent, if any, proper orders authorizing and directing Holdings to pay as aforesaid any and all distributions that may from time to time become due and payable upon the Stock, to or upon the order of the registered holders respectively of such interests of the Stock entitled to receive the same. Upon the delivery by the Trustee to Holdings of any order as aforesaid, all further obligation or duty of the Trustee with respect to distributions referred to in such order shall terminate.

9.          Admission of Additional Holder. A prospective Holder may only be added if (i) the prospective Holder is a permissible transferee of shares of Stock pursuant to this Agreement, (ii) the prospective Holder shall have first executed a copy of this Agreement, agreeing to be bound by all of the terms hereof, with such execution occurring by signing and delivering to the Trustee an executed joinder agreement as set forth in Exhibit A to this Agreement and (iii) the Trustee agrees and accepts such joinder agreement as provided therein. Following the execution of such joinder agreement and acceptance by the Trustee, the prospective Holder shall be deemed to be a Holder within the meaning of this Agreement, shall be added to the books and records of Holdings and shall be entitled to all of the rights and benefits and subject to all of the duties and liabilities arising pursuant thereto.

10.         Surrender of Stock; Transfer of Stock. Pursuant to the Exchange Agreement, if the Trustee is required to surrender to Holdings any or all shares of Stock, the Holders and the Trustee hereby agree that the Trustee shall surrender to Holdings such shares of Stock without any action or consent of the Holders and such Stock shall be deemed released from the Trust. Upon surrendering any shares of Stock, the Trustee shall instruct Holdings to cancel the Stock and to update Holdings’ Class B Common Stock ledger to reflect such cancellation and the Trustee shall update the ownership ledger maintained by the Trustee to reflect the reduction in the interest of the Stock still held by such Holders on a proportional basis among the Holders based on each Holder’s ownership of Class A Units of ZAIS Group Parent, LLC immediately after such surrender and release of the Stock. Trustee agrees that it shall not directly or indirectly transfer, sell, assign, hypothecate, pledge or grant a proxy (other than a revocable proxy in connection with a meeting of the stockholders of Holdings) with respect to the Stock (or any interest therein), whether by operation of law or otherwise (each, a “Stock Transfer”), other than a surrender of the Stock to Holdings in accordance with this Section 10 and the Exchange Agreement. Any Stock Transfer in violation of the prior sentence shall be null and void ab initio.

11.         Successor Trustees.

(a)          Designation of Successor Trustees. If Christian M. Zugel by reason of his death or legal incompetency fails or ceases to act as trustee on or before such date that is eighteen months from the date of this Agreement, Bruce Cameron shall be trustee. If Christian M. Zugel for any reason fails or ceases to act as trustee after such date that is eighteen months from the date of this Agreement, or if Bruce Cameron for any reason fails or ceases to act as trustee at any time, Sonia Zugel shall be trustee. In the event that Sonia Zugel is unable or unwilling to act as trustee pursuant to this Agreement or for any reason fails or ceases to act as a trustee, a successor trustee shall be appointed by consent of at least two of the following individuals: Michael Szymanski, Mark Mahoney and Howard Steinberg; provided that if any such individual dies or becomes incompetent, then the successor trustee shall be appointed by agreement of such remaining individual(s) that are alive and not incompetent.

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12.         Trustee’s Liability. The Trustee shall vote the Stock transferred to the Trust in the Trustee’s sole and absolute discretion and shall not be liable for any vote cast or not cast, or consent given or not given by the Trustee.

13.         Trustee’s Indemnity. Except to the extent prohibited by law, the Trustee shall be held harmless and indemnified fully by the Holders against all costs, charges, expenses and other liabilities, including reasonable attorney’s fees, incurred by the Trustee in the exercise of any power conferred upon the Trustee by this Agreement or arising or relating to this Agreement (excluding actions or omissions of the Trustee in bad faith).

14.         Term of Trust. The Trust created by this Agreement is expressly declared to be irrevocable and shall commence upon the date of this Agreement and shall terminate upon the date on which the Trust no longer holds any Stock. At any time within 20 days after the termination of this Agreement, the Trustee shall instruct Holdings to cancel any remaining shares of Stock listed as outstanding on Holdings’ Class B Common Stock ledger. Upon such cancellation all further liability of the Trustee shall cease, and the Trustee shall not be required to take any further action hereunder.

15.         Information. The Trustee shall deliver to the Holders all notices, reports, statements, and other communications received by the Trustee from Holdings which are intended for Holdings’ shareholders.

16.         Compensation and Reimbursement of Trustee. The Trustee shall serve without compensation.

17.         Books and Records. The Trustee shall maintain, or cause to be maintained, such books and records as are necessary or appropriate to enable the Trustee to carry out the terms and provisions of this Agreement.

18.         Other Interests in Holdings. Nothing herein shall disqualify or incapacitate a Trustee or a Trustee’s employees or agents from serving Holdings or any of its subsidiaries or affiliates as an officer or director, or in any other capacity, and receiving compensation in any such capacity or voting for himself or herself in any such capacity. A Trustee, a Trustee’s employees and agents and any company or other entity of which any of the foregoing individuals may be a member, agent, employee, trustee, depositor, director, or officer may contract with or be or become pecuniarily interested, directly or indirectly, in any matter or transaction to which Holdings, any subsidiary or affiliate may be a party or in which it may be concerned, as fully and freely as though such Trustee were not a Trustee hereunder. Any Trustee may as an individual or as trustee for another or others, be interested in the purchase or sale of the capital stock of Holdings or any of its subsidiaries, or of interests in the Stock or of any property owned by Holdings or any of its subsidiaries. The Trustee may appoint and employ agents and attorneys as in its discretion may be convenient and advisable in the administration of any of its powers and duties hereunder and may remove them at pleasure. The Trustee may delegate to a proxy or proxies the right to vote and act for it at any meeting of stockholders of Holdings; provided that such proxy shall be revocable and terminate immediately after such stockholder meeting.

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19.         Deliveries to Parties. Unless otherwise provided herein, any notices, requests, demands, consents, instructions, or other communications required or contemplated by this Agreement to be given to the Trustee, Holdings, or any Holder shall be in writing and shall be sufficiently given if sent by United States mail, postage prepaid, by certified or registered mail, or by facsimile, or if delivered by Federal Express, UPS, or other commercial delivery service, to such party at such party’s address as set forth in the registration and transfer books maintained by the Trustee, and shall be deemed delivered on the date delivered to such address. All distributions of cash, shares of Stock, or other property by the Trustee to the Holders may be made, in the discretion of the Trustee, by mail (regular or registered mail, as the Trustee deems advisable), in the same manner as provided for the giving of notices to the Holders.

20.         Severability. In the event that any portion or portions of this Agreement shall be held, ruled, or deemed to be void or unenforceable, all parties consent and agree that such portion or provision shall be thereby deemed stricken from this Agreement or amended to the extent necessary so as to be valid and enforceable, and that the remainder of this Agreement shall continue in full force and effect.

21.         Merger; Amendment. This Agreement and the Exchange Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein. This Agreement shall not be amended, altered, or modified except by a written instrument that expressly refers to this Agreement, is signed by each Party and is filed with Holdings’ principal office in Two Bridge Avenue, Suite 322, Red Bank, NJ 07701 and registered office within the State of Delaware.

22.         Specific Enforcement. Each Party shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each Party may in his, her, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief, without posting a bond or other security, in order to enforce or prevent any violation of the provisions of this Agreement.

23.         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

24.         Miscellaneous Provisions.

(a)          Incorporation. The foregoing recitals are incorporated into this Agreement.

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(b)          Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

(c)          Gender. Where the context so requires, the singular shall include the plural, and the masculine gender shall be deemed to include the feminine and the neuter and vice versa.

(d)          Headings. The headings of the sections are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

(e)          Counterparts. This document may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution and delivery by one party of a facsimile or a .pdf file of this document to the other party with a facsimile or a .pdf file of such party’s signature hereon shall be deemed a delivery of an originally executed agreement for all purposes, and be fully binding.

(f)          Representations. Each Party severally and not jointly, represents and warrants that, as of the date hereof (i) if it is not a natural person, it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Party, (iv) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (v) the execution, delivery and performance of this Agreement by such Party and the consummation by such party of the transactions contemplated hereby will not (A) if it is not a natural person, result in a violation of the certificate of incorporation, bylaws, trust agreement or other organizational documents of such Party or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Party is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable such Party, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such Party of this Agreement.

*                                                         *                                                     *

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Depositors	Trustee

Christian M. Zugel

Christian M. Zugel, Member

Laureen Lim, Member

Mark Mahoney, as trustee of the
Family Trust u/ Christian M. Zugel
2005 GRAT and as trustee of the
Zugel Family Trust, Members

Fiduciary Trust International of
Delaware, as trustee of the
Family Trust u/ Christian M. Zugel
2005 GRAT and as trustee of the
Zugel Family Trust, Members

Sonia Zugel, Member

THE UNDERSIGNED ALSO HEREBY ACKNOWLEDGES RECEIPT OF A COUNTERPART OF THE WITHIN AGREEMENT, WHICH HAS BEEN DEPOSITED WITH HOLDINGS, THIS ___ DAY OF _________, 2014.

ZAIS Group Holdings, Inc.

By:
Its:

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EXHIBIT A

The undersigned having read the ZGH Class B Voting Trust Agreement dated _____________, 2014, as amended and attached hereto, by and between the Depositors and the Trustee (each as defined therein), hereby agrees to be bound by all of the terms of that Voting Trust Agreement, as from time to time amended.

Dated _______________, 20___.

SAMPLE

Agreed to and Accepted

on _______________, 20__.

By:
Its:

EXHIBIT D

FORM OF

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [_________], 2014, is entered into by and among ZAIS Group Holdings, Inc. a Delaware corporation (the “Corporation”), ZAIS Group Parent, LLC, a Delaware limited liability company (the “Company”), the Company Unitholders (as defined herein) and Christian M. Zugel, as trustee (solely in his capacity as the trustee, the “Trustee”) of the ZGH Class B Voting Trust (the “Control Shares Trust”) that is established solely to hold the Control Shares (as defined below).

WHEREAS, the parties hereto desire to provide for the exchange of Company Units (as defined herein) for, at the Corporation’s option, shares of Class A Common Stock (as defined herein), cash or a combination of both, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms shall have the meanings specified in this Section 1.1. Other terms are defined in the text of this Agreement, and those terms shall have the meanings respectively ascribed to them therein.

“Affiliate” has the meaning set forth in the LLC Agreement.

“Board” means the board of directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.

“Capital Stock” has the meaning set forth in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i)	there is consummated, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all Class A Units held by the Corporation, to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto), excluding a group of Persons which includes Christian M. Zugel or his Affiliates or the Control Shares Trust;

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(ii)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities, excluding a group of Persons which includes Christian M. Zugel or his Affiliates or the Control Shares Trust;

(iii)	there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Voting Securities immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)	the stockholders of the Corporation and the Board approve a plan of complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Capital Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (B) the Corporation is the surviving entity and its shares of Class A Common Stock continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class A Unit” has the meaning set forth in the LLC Agreement.

“Class B Member Tax Obligation” means the sum of (i) an amount equal to the product of the amount of compensation income includible in the income of a Class B Member arising as a result of the issuance or vesting of Class B Units, multiplied by the highest effective marginal federal, state and local (and non-U.S., if any) income tax rates applicable to such Class B Member, for the applicable taxable year, taking into account the deductibility of state and local (and non U.S., if any) income taxes as applicable for federal income tax purposes and any limitations thereon, plus (ii) applicable employment taxes attributable to the issuance or vesting of such Class B Units borne by such Class B Member.

“Class B Member” has the meaning set for in the LLC Agreement.

“Class B Unit” has the meaning set forth in the LLC Agreement.

“Closing Price” has the meaning set forth in the LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Unit” means (i) each Class A Unit issued as of the date hereof, (ii) each Class A Unit, Vested Class B Unit or other vested interest in the Company issued or released by the Company in the future or for which any such interest has been converted or exchanged; or (iii) any other Unit (as defined in the LLC Agreement) as shall otherwise be specified by the Managing Member.

“Company Unitholder” means each holder of one or more Company Units that is a party hereto as of the date hereof or which becomes a party to this Agreement pursuant to Section 4.1 other than, in any such case, the Corporation.

“Control Shares” means the 20 million shares of Class B Common Stock, par value $0.000001 per share, of the Corporation having no economic value but entitled to ten (10) votes per share.

“Control Shares Trust” has the meaning set forth in the Preamble.

“Exception Units” means, with respect to a Company Unitholder, the number of Company Units exchanged by such Company Unitholder pursuant to Section 2.1(a)(iii).

“Exchange” means a Quarterly Exchange or Change of Control Exchange, as the case may be.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the number of shares of Class A Common Stock for which 1 Company Unit is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate shall be 1, subject to adjustment pursuant to Section 2.2.

“Fair Market Value” means the average of the Closing Price of one (1) share of Class A Common Stock during the period of ten (10) consecutive Business Days ending on the measurement date; provided, that if the Class A Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Founder Member Five Percent Ownership Threshold” means the Founder Member Ownership Percentage is at least five (5%).

“Founder Member Ownership Percentage” means, as of any time, the percentage ownership of the Founder Members of Capital Stock in the Corporation, whether directly through ownership of Capital Stock in the Corporation or indirectly through ownership of Units exchangeable or convertible into Capital Stock of the Corporation.

“Founder Member Representative” has the meaning set forth in the LLC Agreement.

“Founder Member Twenty Percent Ownership Threshold” means the Founder Member Ownership Percentage is at least twenty percent (20%).

“Founder Members” has the meaning set forth in the LLC Agreement.

“Investment Agreement” means the Investment Agreement, dated [ ], 2014, by and among the Company, the Corporation and the Founder Members.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as the same may be further amended or restated from time to time.

“Member” has the meaning set forth in the LLC Agreement.

“Person” means and includes any individual and any legal entity, including a corporation, partnership, association, limited liability company, trust, joint stock company or estate.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Corporation.

“Quarterly Exchange Date” means the date that is the first Business Day of any Quarter.

“Subsidiary” has the meaning given to such term in the LLC Agreement.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated on or about the date hereof, among the Corporation, the Company and the Non-Holdings Members (as defined therein).

“Trustee” has the meaning set forth in the Preamble.

“Vested Class B Unit” has the meaning set forth in the LLC Agreement.

“Voting Securities” shall mean any securities of the Corporation which are entitled to vote generally in matters submitted for a vote of the Corporation’s stockholders or generally in the election of the Corporation’s board of directors.

ARTICLE II

exchanges

Section 2.1           Exchange of Company Units for Class A Common Stock.

(a)          Quarterly Elective Exchanges.

(i)          Beginning with the first Quarter following the date that is two years after the date of this Agreement, and subject to adjustment as provided in this Agreement, each Company Unitholder shall be entitled on any Quarterly Exchange Date to surrender all or a portion of the Company Units held by such Company Unitholder to the Company (or, at the option of the Corporation, directly to the Corporation) in exchange for either (at the option of the Corporation) (A) the delivery by the Corporation to the exchanging Company Unitholder of a number of shares of Class A Common Stock that is equal to the product of the number of Company Units surrendered multiplied by the Exchange Rate (the “Class A Exchange Shares”); (B) cash in an amount equal to the Fair Market Value of the Class A Exchange Shares; or (C) a combination of (x) Class A Common Stock not to exceed the Class A Exchange Shares and (y) cash in an amount equal to the Fair Market Value of a number of shares of Class A Common Stock equal to the Class A Exchange Shares minus the number of shares the Corporation elects to provide pursuant to clause (x) (any such exchange, a “Quarterly Exchange”). Notwithstanding the foregoing, subject to Sections 2.1(a)(ii) and 2.1(a)(iii), during any twelve (12) month period commencing on or following the second anniversary of the date of this Agreement:

(1)         a Founder Member may only exchange a number of Class A Units in an amount not to exceed twenty-five percent (25%) of the aggregate number of Class A Units held by such Founder Member as of the first day of such twelve (12) month period in which the applicable Quarterly Exchange occurs, which twenty-five percent (25%) annual limit shall expire immediately after the first Quarterly Exchange Date at which time a Founder Member’s current holdings of Class A Units no longer exceeds ten percent (10%) of the maximum number of Class A Units previously held by such Founder Member; and

(2)         a Class B Member may only exchange a number of Vested Class B Units in an amount not to exceed an amount equal to (u) twenty-five percent (25%) multiplied by (v) an amount equal to (A) the aggregate number of Vested Class B Units held by such Class B Member as of the first day of such twelve (12) month period in which the applicable Quarterly Exchange occurs minus (B) the cumulative number of Exception Units exchanged by such Class B Member; such twenty-five percent (25%) annual limit shall expire immediately after the first Quarterly Exchange Date at which time a Class B Member’s current holdings of Class B Units no longer exceeds (w) ten percent (10%) multiplied by (x) an amount equal to (C) the maximum number of Class B Units previously held by such Class B Member minus (D) the cumulative number of Exception Units previously exchanged by such Class M Member.

(ii)         Notwithstanding Section 2.1(a)(i), commencing on the two-year anniversary of the date of this Agreement, the Chairman of the Board or the Compensation Committee of the Board may permit any Company Unitholder to exchange Company Units in an amount exceeding that described in Section 2.1(a)(i), which permission may be withheld, delayed, or granted on such terms and conditions as the Chairman of the Board or the Compensation Committee of the Board may determine in his or its sole discretion; provided that with respect to any exchanges in an amount exceeding that described in Section 2.1(a)(i)(1), such exchanges may be approved only by the Compensation Committee of the Board.

(iii)        Notwithstanding Section 2.1(a)(i), commencing on the date hereof, upon the vesting of any Class B Units or upon the issuance of any Class B Units which are immediately vested upon issuance (the “Subject Class B Units”) granted to such Class B Member, within twelve (12) months of such vesting date, in the event that the Class B Member Tax Obligation of such Class B Member exceeds the net proceeds such Class B Member could receive upon a sale of the shares of Class A Common Stock issuable to such Class B Member in exchange for Vested Class B Units to the extent permitted pursuant to Section 2.1(a)(i)(2), the limitation set forth in Section 2.1(a)(i)(2) shall not apply and such Class B Member shall instead be entitled to immediately Exchange a number of Vested Class B Units such that the net proceeds from the sale of such Class A Common Stock into which such Vested Class B Units are exchangeable would be sufficient to enable such Class B Member to satisfy the Class B Member Tax Obligation with respect to such Subject Class B Units.

(iv)        A Company Unitholder shall exercise its right to exchange Company Units pursuant to this Section 2.1(a) by delivering to the Company, with a contemporaneous copy delivered to the Corporation, in each case during normal business hours at the principal executive offices of the Company and the Corporation, respectively, (A) a written election of exchange in respect of the Company Units to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”), at least thirty (30) days prior to the Quarterly Exchange Date for the applicable Quarter or within such shorter period of time as may be agreed upon by the Corporation and the exchanging Company Unitholder, duly executed by such holder, (B) any certificates representing such Company Units on the Quarterly Exchange Date, together with a written assignment and acceptance agreement with respect to such Company Units, in a form reasonably acceptable to the Corporation, and (C) if the Corporation or the Company requires the delivery of the certification contemplated by Section 2.4(b), such certification or written notice from such Company Unitholder that it is unable to provide such certification on the Quarterly Exchange Date. At least five (5) Business Days prior to the Quarterly Exchange Date, the Corporation shall give written notice (the “Option Notice”) to the exchanging Company Unitholder of its intended settlement method; provided that, if the Corporation does not timely deliver an Option Notice, the Corporation shall be deemed to have elected to pay the consideration entirely in Class A Common Stock.

(v)         Upon a Company Unitholder exercising its right to a Quarterly Exchange, the Corporation and the Company shall take such actions as may be required to ensure that such Company Unitholder receives the shares of Class A Common Stock and/or cash that such exchanging Company Unitholder is entitled to receive in connection with such Quarterly Exchange pursuant to this Section 2.1(a). Unless the Corporation elects to directly acquire the Company Units such Company Unitholder is requesting to be exchanged in connection with a Quarterly Exchange, (i) the Corporation shall be deemed to have transferred the Class A Common Stock and/or cash to be delivered to the exchanging Company Unitholder to the Company and the Company shall issue to the Corporation a number of Company Units in the Company equal to the number of Company Units exchanged by the Company Unitholder and (ii) the Company shall be deemed to have transferred such Class A Common Stock and/or cash received from the Corporation to the exchanging Company Unitholder in exchange for the Company Units surrendered by such Company Unitholder in the Quarterly Exchange. If an exchanging Company Unitholder receives the shares of Class A Common Stock and/or cash that it is entitled to receive in connection with a Quarterly Exchange pursuant to this Section 2.1(a) directly from the Corporation, the Company Unitholder shall have no further right to receive shares of Class A Common Stock and/or cash from the Company in connection with that Quarterly Exchange, and the Corporation and the Company shall be deemed to have satisfied their obligations under the first sentence of this Section 2.1(a)(v). On the Quarterly Exchange Date, all rights of the exchanging Company Unitholder as a holder of the Company Units that are subject to the Quarterly Exchange shall cease, and such Company Unitholder shall be treated for all purposes as having become the record holder of any shares of Class A Common Stock to be received by the exchanging Company Unitholder in respect of such Quarterly Exchange.

(vi)        The parties hereto acknowledge and agree that the Corporation’s determination under this Agreement of the settlement method (i.e., stock, cash or a combination thereof) and whether to elect to acquire the Company Units directly from a Company Unitholder for any Quarterly Exchange shall be made by the Audit Committee of the Corporation (or another committee of the Corporation consisting solely of independent directors).

(b)          Exchanges upon a Change of Control.

(i)          Notwithstanding anything in Section 2.1(a) to the contrary, immediately prior to the occurrence of any Change of Control, each Company Unitholder shall be entitled to surrender all or a portion of the Company Units held by it to the Company (or, at the option of the Corporation, directly to the Corporation) in exchange for the delivery by the Corporation to the exchanging Company Unitholder of a number of shares of Class A Common Stock that is equal to the product of the number of Company Units surrendered multiplied by the Exchange Rate (any such exchange, a “Change of Control Exchange”).

(ii)         To the extent practicable, the Corporation shall deliver to each Company Unitholder at least fifteen (15) Business Days’ prior written notice of any event resulting in a Change of Control, and the expected date on which such Change of Control shall be deemed to occur (the “Change of Control Exchange Date”). A Company Unitholder shall exercise its right to exchange Company Units pursuant to this Section 2.1(b) by delivering to the Company, with a contemporaneous copy delivered to the Corporation, in each case during normal business hours at the principal executive offices of the Company and the Corporation, respectively, (A) an Exchange Notice at least five (5) Business Days prior to the Change of Control Exchange Date duly executed by such holder, (B) any certificates representing such Company Units on the Change of Control Exchange Date, together with a written assignment and acceptance agreement with respect to such Company Units, in a form reasonably acceptable to the Corporation, and (C) if the Corporation or the Company requires the delivery of the certification contemplated by Section 2.4(b), such certification or written notice from such Company Unitholder that it is unable to provide such certification on the Change of Control Exchange Date.

(iii)        Upon a Company Unitholder exercising its right to a Change of Control Exchange, the Corporation and the Company shall take such actions as may be required to ensure that such Company Unitholder receives the shares of Class A Common Stock that such exchanging Company Unitholder is entitled to receive in connection with such Change of Control Exchange pursuant to this Section 2.1(b). Unless the Corporation elects to directly acquire the Company Units such Company Unitholder is requesting to be exchanged in connection with a Change of Control Exchange, (i) the Corporation shall be deemed to have transferred the Class A Common Stock to be delivered to the exchanging Company Unitholder to the Company and the Company shall issue to the Corporation a number of Company Units in the Company equal to the number of Company Units exchanged by the Company Unitholder and (ii) the Company shall be deemed to have transferred such Class A Common Stock received from the Corporation to the exchanging Company Unitholder in exchange for the Company Units surrendered by such Company Unitholder in the Change of Control Exchange. If an exchanging Company Unitholder receives the shares of Class A Common Stock that it is entitled to receive in connection with a Change of Control Exchange pursuant to this Section 2.1(b) from the Corporation, the Company Unitholder shall have no further right to receive shares of Class A Common Stock from the Company in connection with that Change of Control Exchange, and the Corporation and the Company shall be deemed to have satisfied their obligations under the first sentence of this Section 2.1(b)(iii). Immediately prior to the occurrence of the Change of Control, all rights of the exchanging Company Unitholder as a holder of the Company Units that are subject to the Change of Control Exchange shall cease, and such Company Unitholder shall be treated for all purposes as having become the record holder of any shares of Class A Common Stock to be received by the exchanging Company Unitholder in respect of such Change of Control Exchange.

(c)          Issuance of Class A Common Stock. As promptly as practicable following satisfaction of such Company Unitholder’s obligations under Section 2.1(a)(iv) or Section 2.1(b)(ii), as applicable, and in any event no later than three (3) Business Days after such obligations are satisfied, the Corporation or the Company, as applicable, shall deliver or cause to be delivered to such Company Unitholder, at the address set forth on such Unitholder’s signature page to the LLC Agreement (or at such other address as such party may designate to the Corporation), the number of shares of Class A Common Stock deliverable to such Company Unitholder upon such Exchange, if any, registered in the name of the relevant exchanging Company Unitholder, subject to the Company Unitholder’s execution of any letter of transmittal or other document required to be executed by the holders of Class A Common Stock. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Corporation or the Company, as applicable, will upon the written instruction of an exchanging Company Unitholder, deliver the shares of Class A Common Stock deliverable to such exchanging Company Unitholder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Company Unitholder in the Exchange Notice. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Class A Common Stock shall be issued as a result of any Exchange. In lieu of any fractional share of Class A Common Stock to which a Company Unitholder would otherwise be entitled in any Exchange, the Company or the Corporation, as applicable, shall pay to such Company Unitholder cash equal to such fraction multiplied by the Fair Market Value.

(d)          Expenses. The Corporation, the Company, and each exchanging Company Unitholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes as well as any other expenses incurred by the Corporation in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Company Unitholder that requested the Exchange, then such Company Unitholder or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(e)          Publicly Traded Partnership. Each of the Corporation and the Company covenants and agrees that neither shall take or cause or permit to be taken any action that would cause interests in the Company to not meet the requirements of Treasury Regulation Section 1.7704-1(h). Notwithstanding anything to the contrary herein, if the Board or the board of managers of the Company, as applicable, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that, despite adherence by the Corporation and the Company to the foregoing, additional restrictions must be imposed on Exchanges in order for the Company not to be treated as a “publicly traded partnership” under Section 7704 of the Code, the Corporation or the Company, as applicable, may impose such restrictions on Exchanges, as the Corporation or the Company, as applicable, may reasonably determine to be necessary or advisable.

(f)          Other Prohibitions on Exchange. For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Company Unitholder shall not be entitled to exchange Company Units to the extent that the Corporation or the Company reasonably determines in good faith that the Exchange (i) would be prohibited by law or regulation or would violate any injunction, order or decree of any nature or (ii) would not be permitted under any other agreement with the Corporation, its subsidiaries, the Company or the Subsidiaries to which such Company Unitholder is then subject (including the LLC Agreement). For the avoidance of doubt, no Exchange shall be deemed to be prohibited by any law or regulation pertaining to the registration of securities if such securities have been so registered or if any exemption from such registration requirements is reasonably available, and the parties hereto believe that there is currently no law, regulation, injunction, order or decree of any nature and acknowledge that there is no agreement of the type referred to in clause (ii) of the preceding sentence, that would, in either case, restrict the ability of a Company Unitholder to exchange Company Units.

(g)          Surrender of Control Shares. If the Founder Member Twenty Percent Ownership Threshold is no longer satisfied, then the Control Shares shall, immediately after the date the Founder Member Twenty Percent Ownership Threshold is no longer satisfied and at any time thereafter that a Founder Member ceases to own Class A Common Stock or Class A Units previously owned by such Founder Member or the Corporation provides notice to the Trustee that the Founder Member Ownership Percentage has been reduced, be deemed released from the Control Shares Trust and surrendered to the Corporation in an amount equal to (x) (i) twenty percent (20%) minus the Founder Member Ownership Percentage (where the first time the Founder Member Twenty Percent Ownership Threshold is no longer satisfied) or (ii) for each subsequent transfer or reduction in ownership, the reduction in the Founder Member Ownership Percentage due to such transfer or reduction in ownership divided by (y) twenty percent (20%) multiplied by (z) the number of Control Shares held by the Control Shares Trust as of the date of this Agreement. If the Founder Member Five Percent Ownership Threshold is no longer satisfied or Section 6.08 of the Investment Agreement is breached, all of the Control Shares then held by the Control Shares Trust shall, immediately after the date the Founder Member Five Percent Ownership Threshold is no longer satisfied or Section 6.08 of the Investment Agreement is breached, as applicable, be deemed released from the Control Shares Trust and surrendered to the Corporation. To effect such surrenders, the Trustee shall instruct the Corporation on the applicable Control Shares surrender date to cancel the Control Shares and to update the Corporation’s Class B Stock ledger to reflect such cancellation. Once so surrendered, such Control Shares shall automatically be deemed cancelled without any action on the part of any Person. Any such cancelled Control Shares shall no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

Section 2.2 Adjustments.

(a)          The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Company Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock; or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Company Units. For example, if there is a 2 for 1 stock split of Class A Common Stock and no corresponding split with respect to the Company Units, the Exchange Rate would be adjusted to be 2. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Company Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging Company Unitholder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, this Section 2.2 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(b)          Each time that the Corporation (i) acquires Company Units other than in connection with a corresponding issuance by the Corporation of the same number of shares of Class A Common Stock (whether as a result of an Exchange or otherwise) or a concurrent recapitalization of the Company that causes the number of Company Units held by the Corporation to equal the number of shares of Class A Common Stock outstanding immediately following such purchase of Company Units (subject, in any such case, to prior applications of this Section 2.2(b)), or (ii) repurchases shares of Class A Common Stock without a corresponding redemption by the Company of Class A Units held by the Corporation pursuant to Section 4.4 of the LLC Agreement, the Exchange Rate shall be adjusted immediately following such transaction, without any further action by the Corporation or any Company Unitholder, as follows: the Exchange Rate shall first be set at a ratio, the numerator of which shall be the number of shares of Class A Common Stock of the Corporation then-outstanding and the denominator of which shall be the number of Company Units then-owned by the Corporation, in each case after giving effect to the transaction that gave rise to such Exchange Rate adjustment and prior to giving effect to any event that has occurred which would give rise to an adjustment to the Exchange Rate pursuant to Section 2.2(a), and then that ratio shall be adjusted as set forth in Section 2.2(a) for each event (if any) giving rise to such Section 2.2(a) adjustment assuming that such event had occurred after the transaction that gave rise to the Exchange Ratio adjustment being made hereby.

(c)          The Corporation shall not pay a dividend or otherwise make a distribution of cash or other property in respect of shares of Class A Common Stock if such cash or other property was not received by the Corporation as a distribution from the Company.

Section 2.3           Class A Common Stock to be Issued.

(a)          In the case of any Exchange, to the extent settled in the form of Class A Common Stock, the Corporation and the Company, as applicable, covenant and agree to deliver shares of Class A Common Stock that have been registered under the Securities Act with respect to any Exchange to the extent that a registration statement is effective and available for such shares. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any such registration has not become effective or otherwise is unavailable, the Corporation shall use its commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. When and if the Class A Common Stock is registered under the Securities Act of 1933, as amended (the “Securities Act”), the Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon Exchange prior to such delivery on each national securities exchange or inter-dealer quotation system on which the outstanding Class A Common Stock may be listed or traded at the time of such delivery. Nothing contained herein shall be construed to preclude the Corporation or the Company from satisfying their obligations in respect of the exchange of the Company Units by delivery of Class A Common Stock which are unregistered under the Securities Act or held in the treasury of the Corporation or the Company or any of their subsidiaries. Nothing herein shall be construed as a requirement for the Corporation or the Company to settle the exchange for cash. The Corporation shall not be required to comply with this Section 2.3(a) in an Exchange in connection with a Change of Control.

(b)          The Corporation reserves the right to cause certificates evidencing such Class A Common Stock to be imprinted with legends as to restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable U.S. federal or state securities laws or other legal or contractual restrictions, and may require any Company Unitholder to which Class A Common Stock are to be issued to agree in writing (A) that such shares of Class A Common Stock will not be transferred except in compliance with such restrictions and (B) to such other matters as the Corporation may deem reasonably necessary or appropriate in light of applicable law and existing agreements.

(c)          The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Exchange by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation or any subsidiary thereof).

(d)          Prior to the date of this Agreement, the Corporation has taken all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Corporation (including derivative securities with respect thereto) and any securities which may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Corporation who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Corporation upon the registration of any class of equity security of the Corporation pursuant to Section 12 of the Exchange Act (with the authorizing resolutions specifying the name of each such officer or director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(e)          The Corporation covenants that all Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Corporation or to any right of first refusal or other right in favor of any Person.

Section 2.4          Withholding; Certification of Non-Foreign Status.

(a)          If the Corporation or the Company shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Exchange, the Corporation or the Company, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including at its option withholding shares of Class A Common Stock with a fair market value equal to the minimum amount of any taxes which the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange, or requiring as a condition of any Exchange that the exchanging Unit holder tender to the Company an amount equal to the minimum amount of any taxes which the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld by the Company or Corporation and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Company Unitholder. The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to an Exchange by any Company Unitholder who is a “United States person” within the meaning of Section 7701(a)(30) of the Code and who, if required, has properly certified that such holder is not subject to federal backup withholding.

(b)          Notwithstanding anything to the contrary herein, each of the Corporation and the Company may, in the reasonable exercise of its discretion, require as a condition to the effectiveness of an Exchange that an exchanging Company Unitholder deliver to the Corporation or the Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b). In the event the Corporation or the Company has required delivery of such certification but an exchanging Company Unitholder is unable to comply, the Corporation or the Company, as the case may be, shall nevertheless deliver or cause to be delivered to the exchanging Company Unitholder the Class A Common Stock in accordance with Section 2.1, but subject to withholding as provided in Section 2.4(a).

ARTICLE III

REPRESENTATIONS and WARRANTIES

Section 3.1       Representations and Warranties of the Company Unitholders. Each Company Unitholder, severally and not jointly, represents and warrants that, as of the date hereof and as of each Quarterly Exchange Date or Change of Control Exchange Date, as the case may be, upon which a Member is issued Class A Common Stock, (i) if it is not a natural person, that it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Company Unitholder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Company Unitholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (v) the execution, delivery and performance of this Agreement by such Company Unitholder and the consummation by such Company Unitholder of the transactions contemplated hereby will not (A) if it is not a natural person, result in a violation of the certificate of incorporation, bylaws, trust agreement or other organizational documents of such Company Unitholder or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Company Unitholder is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable such Company Unitholder, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such Company Unitholder of this Agreement, (vi) it is acquiring the Class A Common Stock issued in accordance with this Agreement for its own account with the present intention of holding such Class A Common Stock for purposes of investment, and that it has no intention of selling Class A Common Stock in a public distribution in violation of any federal or state securities laws, (vii) it is a sophisticated party for purposes of applicable federal and state securities laws and regulations, (viii) such Company Unitholder has knowledge and experience in financial and business matters such that such Company Unitholder is capable of evaluating the merits and risks of an investment in the Corporation, (ix) it is able to bear the economic risks of an investment in the Class A Common Stock and could afford a complete loss of such investment and (x) if the Company Unitholder is a partnership, “S corporation”, “grantor trust” or other flow-through entity, the interest of such Company Unitholder in the Company does not represent “substantially all” of the value of its assets, and it was not a “principal purpose” of such Company Unitholder to avoid the “100 partner” limitation applicable under section 7704 of the Code.

Section 3.2       Representations and Warranties of the Corporation and the Company. Each of the Corporation and the Company, severally and not jointly, represents and warrants that, as of the date hereof (i) it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such party, (iv) this Agreement constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (v) the execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby will not (A) result in a violation of the certificate of incorporation, bylaws, trust agreement or other organizational documents of such party or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such party is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such party, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such party of this Agreement.

Section 3.3       Representations and Warranties of Christian M. Zugel, as Trustee. Christian M. Zugel, solely in his capacity as Trustee, represents and warrants that (i) this Agreement constitutes a legal, valid and binding obligation of the Trustee enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (ii) the execution, delivery and performance of this Agreement by the Trustee and the consummation by the Trustee of the transactions contemplated hereby will not (A) result in a violation voting trust agreement to which it is a party or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Trustee is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Trustee, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such party of this Agreement.

ARTICLE IV

miscellaneous provisions

Section 4.1    Additional Company Unitholders. To the extent a Company Unitholder validly transfers any or all of such holder’s Company Units to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such Permitted Transferee shall become a Company Unitholder hereunder. If the Company issues any Class B Units following the date hereof, in accordance with, and not in contravention of, the LLC Agreement, then any holder of Class B Units (each, a “Class B Holder”) shall have the right to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such Class B Holder shall become a Company Unitholder hereunder, but solely with respect to such Class B Holder’s Class B Units which constitute Company Units hereunder, if any. If the Company issues any other Units (as defined in the LLC Agreement) in the future, then the Corporation shall have the right to permit the holder of such Units to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such holder shall become a Company Unitholder hereunder, but solely with respect to such holder’s Units which constitute Company Units hereunder, if any. Except as set forth in this Section 4.1, a Company Unitholder may not assign or transfer any of its rights or obligations under this Agreement.

Section 4.2    Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

(a)           If to the Corporation, the Company or the Trustee at:

ZAIS Group Parent, LLC

2 Bridge Avenue

Red Bank, NJ 07701

Fax: (732) 747-7619

E-mail: Christian.Zugel@zaisgroup.com
Attention: Christian Zugel

with copies to:

ZAIS Group Parent, LLC

2 Bridge Avenue

Red Bank, NJ 07701

Fax: (732) 747-7619

E-mail: Howard.Steinberg@zaisgroup.com
Attention: Howard Steinberg, Esq.

and

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173

Fax: (646) 390-3386

E-mail: tgiegerich@mwe.com
Attention: Thomas Giegerich

and

McDermott Will & Emery LLP

500 North Capitol Street, N.W.

Washington, DC 20001

Fax: (212) 756-8087

E-mail: tconaghan@mwe.com
Attention: Thomas Conaghan

(b)           If to any Company Unitholder, to the address and other contact information set forth in the records of the Company from time to time.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by written notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 4.3         Complete Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof.

Section 4.4          Applicable Law; Venue; Waiver of Jury Trial.

(a)          The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

(b)          Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.4.

Section 4.5          References to this Agreement; Headings. Unless otherwise indicated, “Articles,” “Sections,” “Subsections”, “Clauses”, “Exhibits” and “Schedules” mean and refer to designated Articles, Sections, Subsections, Clauses, Exhibits and Schedules of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

Section 4.6          Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns.

Section 4.7          Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. Any reference to any statute, law, or regulation, form or schedule shall include any amendments, modifications, or replacements thereof. Any reference to any agreement, contract or schedule, unless otherwise stated, shall include any amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive unless the context requires otherwise, “any” shall mean “one or more,” and “including” shall mean “including without limitation.”

Section 4.8        Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 4.9        Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 4.10       No Third Party Beneficiaries. This Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 4.11       Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 4.12      Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 4.13       Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Corporation (as approved by, in the case of any material amendment, the Required Independent Directors (as defined in the LLC Agreement)), (ii) the Company and (iii) as long as the Company Unitholders collectively hold any Class A Units, the Founder Member Representative; provided that, without the consent of any Person, a Person who becomes a Company Unitholder after the date hereof pursuant to Section 4.1 shall execute and deliver a joinder to this Agreement to become a party to this Agreement.

Section 4.14       Tax Treatment. This Agreement shall be treated as part of the partnership agreement of Company as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. Notwithstanding anything to the contrary in this Agreement, for federal, state and local tax purposes, the Corporation, the Company and the Company Unitholders shall report each Exchange consummated pursuant to this Agreement, whether directly to the Corporation or to the Company, as a taxable transfer of an interest in the Company to the Corporation eligible to give rise to a Basis Adjustment (as such term is defined in the Tax Receivable Agreement) and none of the Corporation, the Company or any Company Unitholder shall take a contrary position on any tax return or otherwise unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Code.

Section 4.15       Further Action. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

Section 4.16       Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party which may be injured (in addition to any other remedies which may be available to that party) shall be entitled (without the need to post any bond, surety, or other security) to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.17       Independent Nature of Company Unitholders’ Rights and Obligations. The obligations of each Company Unitholder hereunder are several and not joint with the obligations of any other Company Unitholder, and no Company Unitholder shall be responsible in any way for the performance of the obligations of any other Company Unitholder under hereunder. The decision of each Company Unitholder to enter into to this Agreement has been made by such Company Unitholder independently of any other Company Unitholder. Nothing contained herein, and no action taken by any Company Unitholder pursuant hereto, shall be deemed to constitute the Company Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Company Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the Company Unitholders are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

ZAIS GROUP HOLDINGS, INC.

By:
Name:
Title:

ZAIS GROUP PARENT, LLC

By:
Name:
Title:

COMPANY UNITHOLDERS:

[INSERT SIGNATURE BLOCKS]

ZGH Class B Voting Trust

By: Christian M. Zugel, as Trustee

Exhibit A

FORM OF ELECTION OF EXCHANGE

ZAIS Group Holdings, Inc.

[                 ]

[                 ]

Attention: [                 ]

Reference is hereby made to the Exchange Agreement, dated as of [___________], 2014 (the “Exchange Agreement”), among ZAIS Group Holdings, Inc., a Delaware corporation, ZAIS Group Parent, LLC, a Delaware limited liability company, and the holders of Company Units (as defined herein) from time to time party thereto.  Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Company Unitholder hereby transfers to the Corporation or the Company, as applicable, the number of Company Units set forth below in Exchange for shares of Class A Common Stock to be issued in its name as set forth below and/or cash, as set forth in the Exchange Agreement.

Legal Name of Company Unitholder:

Address:

Number of Company Units to be Exchanged:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Company Units subject to this Election of Exchange are being transferred to the Company free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Company Units subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such Company Units to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Corporation or the Company, as applicable, the Company Units subject to this Election of Exchange and to deliver to the undersigned the shares of Class A Common Stock to be delivered in Exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

EXHIBIT E

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [_____________], 2014, is entered into by and among ZAIS Group Holdings, Inc., a Delaware corporation (the “Corporation”), and the Holders (as defined herein).

WHEREAS, the Holders are holders of Company Units (as defined herein), which are exchangeable pursuant to terms and conditions of the Exchange Agreement, dated as of the date hereof, among the Corporation, the Company (as defined herein) and the Holders that are a party thereto (the “Exchange Agreement”), for shares of Class A Common Stock, par value $0.0001 per share, of the Corporation (the “Class A Common Stock”); and

WHEREAS, the Corporation desires to provide the Holders with registration rights with respect to the shares of Class A Common Stock that are issued upon such exchange of Company Units pursuant to the Exchange Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND OTHER MATTERS

Section 1.1           Definitions. The following capitalized terms shall have the meanings specified or otherwise referenced in this Section 1.1.

“Adverse Effect” has the meaning set forth in Section 2.1(e).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. For purposes of the definition of “control,” a general partner or managing member of a Person shall always be considered to control such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Holders or their Affiliates, solely by virtue of being members of the Company, shall be considered Affiliates of any other member of the Company, the Company or the Corporation; provided that the Corporation shall be deemed to be an Affiliate of the Company and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership or other Person (other than a corporation), and any and all securities, warrants, options or other rights to purchase or acquire or that are convertible into any of the foregoing.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Corporation” has the meaning set forth in in the Preamble.

“Company” means ZAIS Group Parent, LLC,1 a Delaware limited liability company.

“Company Unit” has the meaning given to such term in the Exchange Agreement.

“Corporation Indemnified Persons” has the meaning set forth in Section 2.6(b).

“Corporation Registrable Securities” has the meaning set forth in Section 2.1(c).

“Covered Company Units” means, with respect to a Holder, such Holder’s Company Units.

“Custody Agreement and Power of Attorney” has the meaning set forth in Section 2.2(g).

“Demanding Holders” has the meaning set forth in Section 2.1(c).

“Demand Registrable Securities” has the meaning set forth in Section 2.1(c).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Demand Registration Notice” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any national, local or foreign (including U.S. federal, state or local) or supranational (including European Union) governmental, judicial, administrative or regulatory (including self-regulatory) agency, commission, department, board, bureau, entity or authority of competent jurisdiction.

[1]	Note to draft: ZAIS Group Parent, LLC is former River Rain, LLC.

“Holder” means each holder of one or more Company Units that is a party hereto as of the date hereof or which becomes a party to this Agreement pursuant to Section 3.1(b).

“indemnified party” has the meaning set forth in Section 2.7(c)(i).

“indemnifying party” has the meaning set forth in Section 2.7(c)(i).

“Initiating Holder” has the meaning set forth in Section 2.1(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Company, dated as of the date hereof, as the same may be further amended or restated from time to time.

“Losses” has the meaning set forth in Section 2.7(a).

“Member Registrable Securities” has the meaning set forth in Section 2.1(c).

“notice” has the meaning set forth in Section 3.2.

“Other Holders” has the meaning set forth in Section 2.1(c).

“Other Holder Registrable Securities” has the meaning set forth in Section 2.1(c).

“Partner Distribution” has the meaning set forth in Section 2.1(j).

“Permitted Transferee” means any transferee of a Company Unit, the transfer of which was permitted by the LLC Agreement, or share of Class A Common Stock after the date hereof.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Piggyback Notice” has the meaning set forth in Section 2.2(a).

“Piggyback Registration” has the meaning set forth in Section 2.2(b).

“Prospectus” mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means an underwritten public offering pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means shares of Class A Common Stock that may be delivered in exchange for Company Units pursuant to the Exchange Agreement or any securities issued or issuable with respect to such shares because of stock splits, stock dividends, reclassifications, recapitalizations, mergers, consolidations, or similar events. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) they cease to be outstanding, (iv) they have been sold in a private transaction in which the transferor’s rights hereunder are not assigned to the transferee of the securities in accordance with the terms herein or (v) with respect to any Holder, they first become eligible for resale pursuant to Rule 144 (or any similar rule then in effect under the Securities Act) without regard to volume or manner of sale limitations or current public information requirement set forth therein or are otherwise saleable under an effective registration statement. No Registrable Securities may be registered under more than one Registration Statement at any one time.

“Registration Notice” has the meaning set forth in Section 2.1(c).

“Registration Statement” means any registration statement of the Corporation under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions herein, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration” has the meaning set forth in Section 2.1(b).

“Stockholder Indemnified Persons” has the meaning set forth in Section 2.7(a).

“Third Party Holder” has the meaning set forth in Section 2.2(a).

“Underwritten Offering” means a registered, public offering in which securities of the Corporation are sold to one or more underwriters on a firm-commitment basis for reoffering to the public.

“WKSI” shall mean a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1           Demand Registrations.

(a)          Subject to the provisions and limitations of this Section 2.1, if the Corporation shall receive a written request (a “Demand Registration Notice”) from any Holder (an “Initiating Holder”) that the Corporation effect a Registration Statement under the Securities Act of the Registrable Securities held by such Initiating Holder on the date thereof (a “Demand Registration”), then the Corporation shall, subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that such Initiating Holder requests to be registered.

(b)          A Demand Registration Notice shall specify (i) the number of Registrable Securities requested to be registered, (ii) the anticipated per share price range for such offering (which range may be revised from time to time by the Initiating Holder by written notice to the Corporation to that effect), (iii) the intended methods of disposition and the name of the lead underwriter, if available, and (iv) subject to Section 2.1(f), whether such registration shall be a “shelf” registration pursuant to Rule 415 under the Securities Act (a “Shelf Registration”).

(c)          Within 10 days after receipt of a Demand Registration Notice, the Corporation shall give written notice (a “Registration Notice”) of the requested registration to all other Holders that are holders of Registrable Securities (the “Other Holders” and, together with the Initiating Holder, the “Demanding Holders”) and shall include in such registration all Registrable Securities with respect to which the Corporation has received written requests from Other Holders (each of which requests shall specify the Other Holder, the number of Registrable Securities that such Other Holder elects to include in such registration and the intended method of disposition of such Registrable Securities) within 10 days after the receipt of the Registration Notice. The Corporation shall, as promptly as practicable, and in any event within 90 days after the date of the Demand Registration Notice, file a Registration Statement under the Securities Act covering (i) all Registrable Securities that the Initiating Holder requested to be registered (the “Demand Registrable Securities”), (ii) any additional Registrable Securities requested to be included in such registration by any Other Holders, as specified by notice given timely by each such Other Holders to the Corporation (the “Member Registrable Securities”), (iii) any newly issued or treasury securities of the Corporation which the Corporation seeks to have included in such registration (the “Corporation Registrable Securities”), and (iv) any securities of the Corporation proposed to be included in such registration by holders of registration rights granted other than pursuant to this Agreement (the “Other Holder Registrable Securities”).

(d)          A Demand Registration Notice (other than a Demand Registration Notice with respect to a Demand Registration that constitutes a Shelf Registration on Form S-3) shall only be binding on the Corporation if the sale of all Registrable Securities requested to be registered (pursuant to such Demand Registration Notice and in response to the Demand Registration Notice) is reasonably expected to result in aggregate gross proceeds in excess of $20,000,000.

(e)          If registration pursuant to this Section 2.1 involves an Underwritten Offering and the managing underwriter or underwriters advise the Corporation, in writing, that in its or their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the Corporation or the marketability of the offering (an “Adverse Effect”), the Corporation shall include in such registration (i) first, subject to the following paragraph, all Demand Registrable Securities, (ii) second, subject to the following paragraph, all Member Registrable Securities, (iii) third, subject to the following paragraph, all Company Registrable Securities, and (iv) fourth, subject to the following paragraph, all Other Holder Registrable Securities. If such managing underwriter or underwriters advise the Corporation that only a portion of the Registrable Securities or shares of Class A Common Stock in any of clauses (a) through (d) above may be included in such registration without such Adverse Effect, the Corporation shall include the Registrable Securities and shares of Class A Common Stock from the holders of Registrable Securities in such clause on a pro rata basis based on the relative number of Registrable Securities requested to be so included in a registration (provided that any such amount thereby allocated to any such holder that exceeds such holder’s request shall be reallocated among the remaining requesting holders in a like manner). Any Person (other than Holders of Registrable Securities) that participates in Demand Registrations which are not at the Corporation’s expense must pay their share of any Registration Expenses.

Notwithstanding anything herein to the contrary, if the managing underwriter or managing underwriters (if any) determine that the inclusion of the number of Registrable Securities proposed to be included in any such offering would have an Adverse Effect, the Corporation may exclude such number of Registrable Securities as necessary or desirable to negate such Adverse Effect.

(f)          Notwithstanding any other provisions of this Section 2.1, in no event shall any Holder be permitted to (i) request more than one (1) Demand Registration in any twelve (12)-month period; provided that in no event shall the Corporation be obligated to file a Registration Statement relating to any registration request under this Section 2.1 within a period of 180 days after the effective date of any other Registration Statement relating to any registration request under this Section 2.1 or to any registration effected under Section 2.2; or (ii) request a Demand Registration if, at the time such request is made, a Shelf Registration is effective and both includes all of the Registrable Securities of such Holder and permits an Underwritten Offering of such Registrable Securities.

(g)          The Corporation shall be entitled to postpone (but not more than once in any twelve-month period), for a reasonable period of time not in excess of 75 days, the filing of a Registration Statement (including a Shelf Registration) if the Corporation delivers to the Holders requesting registration a resolution of the Board that, in the good faith judgment of the Board, such registration and offering would reasonably be expected to materially adversely affect any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation or would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect the Corporation. Such Board resolution shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The Holders receiving such resolution shall keep the information contained in such resolution confidential. If the Corporation shall so postpone the filing of a Registration Statement, the Initiating Holder shall have the right to withdraw the request for registration by giving written notice to the Corporation within 20 days of the anticipated termination date of the postponement period, as provided in such resolution delivered to the Holders, and in the event of such withdrawal, such request shall not be counted for purposes of the number of Demand Registrations to which such Holder is entitled pursuant to the terms herein. In addition, a Holder of Registrable Securities may not use a Shelf Registration Statement to effect the sale of any such securities unless such Holder has given the Corporation at least two (2) Business Days advance written notice of the date or dates of a proposed sale of such securities by such Holder pursuant to such Registration Statement (which notice may be given as often as such Holder desires), and upon receipt of such a notice, the Corporation agrees to provide prompt written notice to such Holder if such Shelf Registration Statement is not then usable (whether for reasons described above or otherwise).

(h)          If the Corporation has filed a Shelf Registration Statement and has included Registrable Securities therein, the Corporation shall be entitled to suspend (but not more than an aggregate of 90 days in any twelve-month period), for a reasonable period of time not in excess of 90 days, the offer or sale of Registrable Securities pursuant to such Registration Statement by any Holder of Registrable Securities if (i) a “road show” is not then in progress with respect to a proposed offering of Registrable Securities by such Holder pursuant to such Registration Statement and such Holder has not executed an underwriting agreement with respect to a pending sale of Registrable Securities pursuant to such Registration Statement and (ii) the Corporation delivers to the Holders included in such Registration Statement a resolution of the Board that, in the good faith judgment of the Board, such offer or sale would reasonably be expected to materially adversely affect any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation or would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect the Corporation. Such Board resolution shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The Holders receiving such resolution shall keep the information contained in such certificate confidential.

(i)          The Corporation shall be required to maintain the effectiveness of a Registration Statement (except in the case of a Shelf Registration) with respect to any Demand Registration for a period of at least 180 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the Holder of Registrable Securities refrains from selling any securities included in such registration at the request of (x) an underwriter or (y) the Corporation pursuant to the provisions herein. The Corporation shall be required to maintain the effectiveness of a Registration Statement that is a Shelf Registration with respect to any Demand Registration at all times after the effective date thereof until all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that any Holder of Registrable Securities whose shares have been included in such Shelf Registration may request that such Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement if the shares of Class A Common Stock of such Holder are the only shares of Class A Common Stock still covered by such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(j)          Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that (i) each Demand Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities to allow for a distribution to, and resale by, the direct and indirect partners, members or stockholders of a Holder of Registrable Securities (a “Partner Distribution”) and (ii) the Corporation shall, at the reasonable request of any Holder of Registrable Securities seeking to effect a Partner Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by such Holder to effect such Partner Distribution.

(k)          At the election of the Initiating Holder, a requested registration pursuant to this Section 2.1 may involve an Underwritten Offering and, in such case, the Initiating Holder, in consultation with the Other Holders, shall have the right to select the investment banker and manager to administer the offering relating to such Demand Registration, subject to the approval of the Board, which shall not be unreasonably withheld, delayed or conditioned.

(l)          For purposes of this Section 2.1, a registration shall not be counted as “effected” and shall not be considered a Demand Registration:

(i)	unless a Registration Statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act until the earlier of (x) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition thereof set forth in such Registration Statement or (y) 120 days after the effective date of such Registration Statement; provided, however, that if the failure of any such Registration Statement to become or remain effective in compliance with this Section 2.1(l) is due solely to acts or omissions of the applicable Initiating Holder, such registration requested pursuant to this Section 2.1 will be deemed to have been effected;

(ii)	if, after it has become effective, the Registration Statement is subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority prohibiting the sale of Demand Registrable Securities pursuant to such Registration Statement, other than by reason of an act or omission on the part of the Initiating Holder; or

(iii)	if, as a result of an exercise of any cutback, a majority of the total number of Registrable Securities that the Initiating Holder has requested to be included in such Registration Statement are not included.

Section 2.2           Piggyback Registration.

(a)          If the Corporation proposes to file a registration statement under the Securities Act (i) with respect to an offering of shares of Capital Stock by and for the account of the Corporation (other than a registration statement filed on Form S-4, Form S-8 or any successor forms thereto or filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan or filed pursuant to Section 2.1 hereof), or (ii) pursuant to registration rights of another stockholder of the Corporation (a “Third Party Holder”), then, each such time, the Corporation shall give prompt written notice of such proposed filing at least 15 Business Days before the anticipated filing date (the “Piggyback Notice”) to all of the Holders holding Registrable Securities.

(b)          The Piggyback Notice shall offer such Holders the opportunity to include in such registration statement the number of Registrable Securities as each such Holder may request (a “Piggyback Registration”). Subject to Section 2.2(d), the Corporation shall include in each such Piggyback Registration all Registrable Securities with respect to which the Corporation has received written requests for inclusion therein within ten (10) days after notice has been given to the applicable Holder. The Holders exercising their rights under Section 2.2(b) shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration. The Corporation shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (i) 180 days after the effective date therefore and (ii) the date on which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that any Holder of Registrable Securities that has been included in such Shelf Registration may request that such Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement if the shares of Class A Common Stock of such Holder are the only shares of Class A Common Stock still covered by such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(c)          The Corporation shall use its reasonable best efforts to cause the managing underwriter of a proposed Underwritten Offering to permit Holders of Registrable Securities requested to be included in the Piggyback Registration to include all such Registrable Securities on the same terms and conditions as any other shares of Capital Stock, if any, of the Corporation included therein.

(d)          Notwithstanding Sections 2.2(b) and (c), if registration pursuant to this Section 2.2 involves an Underwritten Offering and if the managing underwriter or underwriters of such Underwritten Offering have informed the Corporation, in writing, that in its or their view the total number or dollar amount of shares of Capital Stock that the Holders, the Corporation and any other Persons having rights to participate in such registration, intend to include in such offering is such as to have an Adverse Effect on such offering, then the number of shares of Capital Stock that in the opinion of such managing underwriter or underwriters can be sold without adversely affecting such offering shall be included in the following order:

(i)	first, shares of Capital Stock for the account of the Corporation if the Corporation initiated the filing of the Registration Statement with respect to an offering for its own account as referenced under Section 2.2(a)(i) or a Third Party Holder;

(ii)	second, Registrable Securities requested hereunder by the Holders to be included in such Piggyback Registration, in each case pro rata based on the amount of all such shares of Registrable Securities requested to be included by such Holders;

(iii)	third, shares of Capital Stock for the account of the Corporation if the Corporation did not initiate the filing of the Registration Statement as referenced under Section 2.2(a)(i); and

(iv)	fourth, shares of Capital Stock for the account of any other Persons, pro rata based on the number of shares of Capital Stock requested to be included by the holders thereof;

provided, however, that with respect to any Piggyback Registration pursuant to the registration rights of a stockholder of the Corporation that is not a Holder, such order shall be determined in accordance with the terms of the registration rights agreement between such stockholder and the Corporation; and provided, further, that for so long as a Holder holds at least five percent (5%) of the Class A Units (as defined in the LLC Agreement) outstanding immediately following the closing of the Investment Transaction (as defined in the LLC Agreement) or shares of Class A Common Stock into which such Class A Units have been exchanged pursuant to the Exchange Agreement, the Corporation shall not grant registration rights to another stockholder of the Corporation on terms more favorable than this Agreement (and any such registration rights shall not conflict with this Agreement) without the consent of such Holder.

(e)          Notwithstanding anything contained herein to the contrary, if the Corporation has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 2.1 or pursuant to this Section 2.2, and if such previous registration has not been withdrawn or abandoned, the Corporation shall not be obligated to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 90 days has elapsed from the date such previous registration became effective.

(f)          Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that (i) any Piggyback Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities to allow for a Partner Distribution and (ii) the Corporation shall, at the reasonable request of any Holder of Registrable Securities seeking to effect a Partner Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by such Holder to effect such Partner Distribution. Notwithstanding anything herein to the contrary, if the managing underwriter or managing underwriters (if any) determine that the inclusion of the number of Registrable Securities proposed to be included in any such offering would have an Adverse Effect, the Corporation may exclude such number of Registrable Securities as necessary or desirable to negate such Adverse Effect.

(g)          Upon delivering a request under this Section 2.2, a Holder will, if requested by the Corporation, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Corporation with respect to such Holder’s Registrable Securities to be registered pursuant to this Section 2.2 (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will provide, among other things, that the Holder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such Registrable Securities (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Holder’s behalf with respect to the matters specified therein. Such Holder also agrees to execute such other agreements as the Corporation may reasonably request to further evidence the provisions of this Section 2.2.

(h)          The Corporation shall have the right to terminate or withdraw any registration initiated by it as referenced under Section 2.2(a)(i).

Section 2.3           Form S-3 Registration.

(a)          Notwithstanding the provisions of Sections 2.1 and 2.2, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, in case the Corporation shall receive from any Holder a written request or requests that the Corporation effect a registration on Form S-3 with respect to all or a part of the Registrable Securities held by such Holder, which request shall (a) specify the number of Registrable Securities intended to be sold or disposed of and the holders thereof and (b) the intended method of distribution, including the name of the lead underwriter, if available, the Corporation will use its commercially reasonable efforts to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request; provided, however, that the Corporation shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(i)	if the requesting Holder proposes to sell Registrable Securities and such other securities (if any) that would result in aggregate gross proceeds of less than $10,000,000;

(ii)	if within 30 days of receipt of a written request from the Holder pursuant to this Section 2.3, the Corporation gives notice to such Holder of the Corporation’s intention to make a public offering within 90 days, other than pursuant to a Registration Statement relating to any employee benefit plan or with respect to any reorganization or other transaction under Rule 145 of the Securities Act (or successor rule thereto);

(iii)	if a Shelf Registration is then effective and includes all of the Registrable Securities of such Holder and permits an Underwritten Offering of such Registrable Securities;

(iv)	if the Corporation has already effected 3 registrations on Form S-3 for the requesting Holders in the immediately preceding 12-month period; or

(v)	in any particular jurisdiction in which the Corporation would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(b)          To the extent the Corporation is a WKSI at the time that the Shelf Registration Statement is to be filed, the Corporation shall file an automatic Shelf Registration Statement which covers such Registrable Securities.

(c)          Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registrations effected pursuant to Section 2.1.

Section 2.4           Holdback Agreements; Notice Requirements. Each Holder agrees that if requested in writing in connection with an Underwritten Offering made pursuant to a Registration Statement for which such Holder has registration rights pursuant to this Article II by the managing underwriter or underwriters of such Underwritten Offering, such Holder will not effect any public sale or distribution, including any sale pursuant to Rule 144, of any of the securities being registered or any securities convertible or exchangeable or exercisable for such securities (except as part of such Underwritten Offering) or give any Demand Notice during the period beginning 30 days prior to, and ending 90 days after, the effective date of any such underwritten registration, except as part of any such underwritten registration (or for such shorter period as to which the managing underwriter or underwriters may agree, provided that such shorter period or longer period as required by applicable Law applies equally to all Holders).

Section 2.5           Registration Procedures. If and whenever the Corporation is required to effect the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Corporation shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Corporation shall cooperate in the sale of the securities and shall, as expeditiously as possible:

(a)          Prepare and file with the SEC a Registration Statement on any form which shall be available for the sale of the Registrable Securities by the Holders thereof or the Corporation in accordance with the intended method or methods of distribution thereof (including a Partner Distribution), and use its commercially reasonable efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided that no later than 10 days before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Corporation shall furnish or otherwise make available to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents shall be subject to the review and comments of such Holders, counsel and managing underwriters. With respect to a Demand Registration that covers the Registrable Securities of a Holder, such Holder and its counsel shall have the opportunity to object to any information pertaining to such Holder that is contained in such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) before it is filed with the SEC, and the Corporation will make the corrections reasonably requested by such Holder prior to such filing with the SEC.

(b)          Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; provided that any Holder of Registrable Securities that has been included on a Shelf Registration may request that such Holder’s Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(c)          Notify each selling Holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing:

(i)	when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective;

(ii)	of any notice from the SEC that there will be a review of a Registration Statement and, to the extent requested by a Holder, promptly provide such Holders, their counsel and the managing underwriters, if any, with a copy of any SEC comments received by the Corporation in connection therewith;

(iii)	of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information;

(iv)	of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;

(v)	if at any time the representations and warranties of the Corporation contained in any agreement (including any underwriting agreement) contemplated by Section 2.5(o) cease to be true and correct;

(vi)	of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and

(vii)	of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)          Use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction.

(e)          If requested by the managing underwriters, if any, or any Holder of Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Corporation has received such request.

(f)          Furnish or make available to each selling Holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least five conformed copies of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits, unless requested by such Holder, counsel or underwriter).

(g)          Deliver to each selling Holder of Registrable Securities, its counsel and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request in connection with the distribution of the Registrable Securities; and the Corporation, subject to the last paragraph of this Section 2.5, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto.

(h)          Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such Holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.

(i)          Unless the Registrable Securities to be sold are uncertificated, cooperate with the selling Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each Holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or Holders may request at least two Business Days prior to any sale of Registrable Securities in a firm commitment public offering, but in any other such sale, within ten Business Days prior to having to issue the securities.

(j)          Use its commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of such selling Holder’s business, in which case the Corporation will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities.

(k)          Upon the occurrence of any event contemplated by Section 2.5(c)(vii), prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)          Prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities.

(m)          Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.

(n)          Use its commercially reasonable efforts to cause all shares of Registrable Securities covered by such Registration Statement to be authorized to be listed on a national securities exchange if shares of that particular class of Registrable Securities are at that time listed on such exchange.

(o)          In connection with an Underwritten Offering, enter into such customary agreements (including an underwriting agreement in form, scope and substance as is customary in Underwritten Offerings) and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection:

(i)	make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in Underwritten Offerings, and, if true, confirm the same if and when requested;

(ii)	use its commercially reasonable efforts to furnish to the selling Holders of such Registrable Securities opinions of counsel and a negative assurance letter from counsel to the Corporation and updates thereof (which counsel, opinions and letter (in form, scope and substance, in the case of such opinions and such letter) shall be reasonably satisfactory to the selling Holders of such Registrable Securities, the managing underwriters, if any, and counsels to the selling Holders of the Registrable Securities), addressed to each selling Holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions and negative assurance letters requested in Underwritten Offerings and such other matters as may be reasonably requested by such Holders, counsel and underwriters;

(iii)	use commercially reasonable efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Corporation (and, if necessary, any other independent certified public accountants of any subsidiary of the Corporation or of any business acquired by the Corporation for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling Holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with Underwritten Offerings, which form and substance shall be acceptable to the selling Holders of the Registrable Securities;

(iv)	if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 2.7 with respect to all parties to be indemnified pursuant to Section 2.7; and

(v)	deliver such documents and certificates as may be reasonably requested by any Holder of Registrable Securities being sold, such Holder’s counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 2.5(o)(i) and to evidence compliance with the conditions contained in the underwriting agreement or other agreement entered into by the Corporation. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

(p)          To the extent not prohibited by applicable Law, make available for inspection by the selling Holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by such selling Holders or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Corporation and its subsidiaries, and cause the officers, directors and employees of the Corporation and its subsidiaries to supply all information in each case reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement; provided that if (1) the Corporation believes after consultation with counsel for the Corporation, that to do so would cause the Corporation to forfeit an attorney-client privilege that was applicable to such information or (2) either (x) the Corporation has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (y) the Corporation reasonably determines in good faith that such records are confidential and so notifies the Persons requesting the records in writing, the Corporation shall not be required to provide such information unless prior to furnishing any such information with respect to (1) or (2) such Person requesting the records in writing agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that any information that is not publicly available at the time of delivery of such information shall be kept confidential by such Persons (other than disclosure by such Persons to such Persons’ respective affiliates) unless:

(i)	disclosure of such records is necessary to avoid or correct a misstatement or omission in the Registration Statement;

(ii)	disclosure of such information is required by court or administrative order or other legal process;

(iii)	disclosure of such information is required by Law; or

(iv)	such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person.

In the case of a proposed disclosure pursuant to (ii) or (iii) above, such Person shall be required to give the Corporation written notice of the proposed disclosure prior to such disclosure and, if requested by the Corporation, assist the Corporation in seeking to prevent or limit the proposed disclosure.

(q)          Comply with all applicable rules and regulations of the SEC and make available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, or any similar rule promulgated under the Securities Act, no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts Underwritten Offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Corporation after the effective date of a Registration Statement, which statements shall cover one of said 12-month periods.

(r)          Cause its officers to be reasonably available to provide customary due diligence sessions in connection with any offering and to participate in customary “road show” presentations in connection with any Underwritten Offerings.

Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that any Demand Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities.

Each Holder of Registrable Securities agrees if such Holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Sections 2.5(c)(iii), 2.5(c)(iv), 2.5(c)(v), 2.4(c)(vi) or 2.5(c)(vii), such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder is advised in writing by the Corporation that the disposition may be resumed and, if applicable, has received copies of the supplemented or amended Prospectus contemplated by Section 2.5(k), together with any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided that the Corporation shall extend the time periods under Section 2.1 with respect to the length of time that the effectiveness of a Registration Statement must be maintained by the amount of time the Holder is required to discontinue disposition of such securities.

Section 2.6           Registration Expenses.

(a)          All reasonable fees and expenses incident to the performance of or compliance with the provisions of this Agreement by the Corporation, including:

(i)	all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Financial Industry Regulatory Authority and the SEC, (B) of compliance with securities or “blue sky” laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 2.5(h) and (C) of listing and registration with a national securities exchange or national market interdealer quotation system);

(ii)	printing expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Corporation and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the Holders of a majority of the Registrable Securities included in any Registration Statement);

(iii)	messenger, telephone and delivery expenses of the Corporation;

(iv)	fees and disbursements of counsel for the Corporation;

(v)	expenses of the Corporation incurred in connection with any road show;

(vi)	reasonable fees and disbursements of all independent certified public accountants referred to in Section 2.5(o)(iii) (including the expenses of any “cold comfort” letters required herein) and any other Persons, including special experts retained by the Corporation;

(vii)	rating agency fees; and

(viii)	reasonable fees and disbursements of one counsel for the Holders of Registrable Securities whose shares are included in a Registration Statement (which counsel shall be selected by the Holders of a majority of the Registrable Securities included in such Registration Statement);

shall be borne by the Corporation whether or not any Registration Statement is filed or becomes effective. In addition, the Corporation shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Corporation are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Corporation.

(b)          The Corporation shall not be required to pay (i) fees and disbursements of any counsel retained by any Holder of Registrable Securities or by any underwriter (except as set forth in Sections 2.7(a)(i)(B) and 2.7(a)(viii)), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Corporation) or (iii) any other expenses of the Holders of Registrable Securities not specifically required to be paid by the Corporation pursuant to Section 2.7(a). Notwithstanding anything in this Agreement to the contrary, all costs, expenses and indemnification obligations of the Corporation under this Agreement shall be reimbursed by (or borne by) ZAIS Group Parent, LLC.

Section 2.7           Indemnification.

(a)          Indemnification by the Corporation. The Corporation shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by Law, each Holder whose Registrable Securities are covered by a Registration Statement or Prospectus, the affiliates, officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each such controlling person (collectively, the “Stockholder Indemnified Persons”), from and against any and all losses, claims, damages, liabilities, costs (including reasonable out-of-pocket costs of preparation and reasonable attorneys’ fees and any legal or other reasonable out-of-pocket fees or expenses incurred by such party in connection with any investigation or proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon:

(i)	any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) incident to any such registration, qualification, or compliance;

(ii)	any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(iii)	any violation by the Corporation of the Securities Act or state securities or “blue sky” laws or, in each case, any rule or regulation thereunder applicable to the Corporation and relating to action or inaction required of the Corporation in connection with any such registration, qualification, or compliance, and will reimburse each such Stockholder Indemnified Person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action;

provided that the Corporation will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) by such Holder or underwriter, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) in reliance upon and in conformity with written information furnished to the Corporation by such Holder or underwriter specifically for use in connection with the preparation of such Registration Statement, Prospectus, offering circular, or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like).

It is agreed that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld). The Corporation also agrees to indemnify any underwriter of Registrable Securities and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, on substantially the same basis as that provided to the Stockholder Indemnified Persons in this Section 2.7(a).

(b)          Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Corporation in writing such information as the Corporation reasonably requests for use in connection with any Registration Statement or Prospectus and agrees to indemnify, to the fullest extent permitted by Law, severally and not jointly, the Corporation, its directors, officers, managers, accountants, attorneys, agents and employees, each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, partners, members, managers, stockholders, accountants, attorneys, agents or employees of such controlling persons (collectively, the “Corporation Indemnified Persons”), from and against all Losses arising out of or based upon: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) incident to any such registration, qualification, or compliance; or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such Corporation Indemnified Person for any legal and any other expenses reasonably incurred in connection with investigating or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by such Holder specifically for use in connection with the preparation of such Registration Statement, Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like); provided that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of each selling Holder of Registrable Securities hereunder shall be limited to the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such Registration Statement. Each such Holder also agrees to indemnify any underwriter of Registrable Securities and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, on substantially the same basis as that provided to the Corporation Indemnified Persons in this Section 2.7(b).

(c)          Conduct of Indemnification Proceedings.

(i)	If any Person shall be entitled to indemnity under this Section 2.7 (an “indemnified party”), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the “indemnifying party”) of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure.

(ii)	The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to, unless in the indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the indemnifying party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided that an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless:

(A)	the indemnifying party agrees to pay such fees and expenses;

(B)	the indemnifying party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party (in which case the indemnified party shall have the right to employ counsel and to assume the defense of such claim or proceeding);

(C)	the indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party; or

(D)	the named parties to any such claim or proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (which may include that the indemnified party shall have reasonably concluded that there may be one or more legal or equitable defense available to such indemnified party which conflict with those available to the indemnifying party); provided, further, that the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable.

(iii)	Whether or not such defense is assumed by the indemnifying party, such indemnified party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

(d)          Contribution.

(i)	If the indemnification provided for in this Section 2.7 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

(ii)	The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.

(iii)	Notwithstanding the provisions of this Section 2.7(d), an indemnifying party that is a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the Registrable Securities sold by such indemnifying party exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(iv)	No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(v)	The obligation of each selling Holder of Registrable Securities to contribute pursuant to this Section 2.7(d) is several, and not joint, in proportion to the net proceeds of the offering received by such selling Holder in relation to the total net proceeds of the offering received by all of the selling Holders.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 2.8           Participation in Public Offering. No Holder may participate in any Public Offering hereunder unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements approved by the Holders entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.9           Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Corporation and the registering Holder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or Governmental Authority other than the Securities Act.

Section 2.10         Rule 144. At all times after the Corporation has filed a Registration Statement with the SEC pursuant to the requirements of either the Securities Act or the Exchange Act, the Corporation will timely file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time, to enable such Holder to sell, without registration, Registrable Securities pursuant to Rule 144 or any similar rule or regulation hereafter adopted by the SEC, including furnishing to any Holder of Registrable Securities, so long as such Holder owns any Registrable Securities, forthwith upon request:

(a)          a written statement by the Corporation that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act (at any time after the Corporation has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Corporation so qualifies);

(b)          a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation; and

(c)          such other information as may be reasonably requested in availing any such Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Corporation has become subject to the reporting requirements under the Exchange Act) or pursuant to such Form S-3 (at any time after the Corporation so qualifies to use such form).

Section 2.11         Parties in Interest. Each Holder shall be entitled to receive the benefits of this Agreement and shall be bound by the terms and provisions of this Agreement by reason of such Holder’s election to participate in a registration under this Article II. To the extent Company Units are effectively transferred in accordance with the terms of the LLC Agreement, the Permitted Transferee of such Company Units shall be entitled to receive the benefits of this Agreement and shall be bound by the terms and provisions of this Agreement upon becoming bound hereby pursuant to Section 3.1(b).

ARTICLE III

MISCELLANEOUS

Section 3.1           Term of this Agreement; Termination of Certain Provisions.

(a)          The term of this Agreement shall continue until such time as no Holder holds any Covered Company Units or Registrable Securities. This Agreement may be amended only with the consent of the Corporation and the Holders of all Covered Company Units.

(b)          Any Permitted Transferee of a Holder or any holder of one or more Class B Units (as defined in the Exchange Agreement) following the date hereof (an “Additional Holder” ) shall be entitled to become a party to this Agreement as a Holder; provided that such Permitted Transferee or Additional Holder, as applicable, shall first sign an agreement in the form reasonably approved by the Corporation acknowledging that such Permitted Transferee or Additional Holder is bound by the terms and provisions of this Agreement. Except as set forth in this Section 3.1(b), a Holder may not assign or transfer any of its rights or obligations under this Agreement.

Section 3.2           Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

(a)           If to the Corporation at:

ZAIS Group Parent, LLC

2 Bridge Avenue

Red Bank, NJ 07701

Fax: (732) 747-7619

E-mail: Christian.Zugel@zaisgroup.com

Attention: Christian Zugel

with copies to:

ZAIS Group Parent, LLC

2 Bridge Avenue

Red Bank, NJ 07701

Fax: (732) 747-7619

E-mail: Howard.Steinberg@zaisgroup.com

Attention: Howard Steinberg, Esq.

and

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173

Fax: (646) 390-3386

E-mail: tgiegerich@mwe.com

Attention: Thomas Giegerich

and

McDermott Will & Emery LLP

500 North Capitol Street, N.W.

Washington, DC 20001

Fax: (202) 756-8087

E-mail: tconaghan@mwe.com

Attention: Thomas Conaghan

and

Bingham McCutchen LLP

355 Grand Street, Suite 4400

Los Angeles, CA 90071-3106

Fax: (213) 830-8770

E-mail: Janice.liu@bingham.com

Attention: Janice Liu

and

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022

Fax: (212) 702-3625

E-mail: Floyd.wittlin@bingham.com

Attention: Floyd Wittlin

(b)          If to any Holder, to the address and other contact information set forth in the records of the Corporation from time to time.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 3.3           Complete Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the Holders shall be subject to limitations on exchange of Company Units for Class A Common Stock pursuant to the Exchange Agreement.

Section 3.4           Applicable Law; Venue; Waiver of Jury Trial.

(a)          The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

(b)          Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.4.

Section 3.5           References to this Agreement; Headings. Unless otherwise indicated, “Articles,” “Sections,” “Subsections”, “Clauses”, “Exhibits” and “Schedules” mean and refer to designated Articles, Sections, Subsections, Clauses, Exhibits and Schedules of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

Section 3.6           Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns.

Section 3.7           Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. Any reference to any statute, law, or regulation, form or schedule shall include any amendments, modifications, or replacements thereof. Any reference to any agreement, contract or schedule, unless otherwise stated, shall include any amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive unless the context requires otherwise, “any” shall mean “one or more,” and “including” shall mean “including without limitation.”

Section 3.8           Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 3.9           Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 3.10         No Third Party Beneficiaries. Except as provided in Section 2.6, this Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 3.11        Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 3.12        Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 3.13        Amendments. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Corporation and (ii) Holders collectively holding more than fifty percent (50%) of all issued and outstanding (A) Registrable Securities and (B) other securities which are exchangeable into Registrable Securities, including, without limitation, the Class A Units, in each case taken together on an as-exchanged basis.

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Agreement as of the date indicated.

ZAIS Group Holdings, Inc.

By:
Name:
Title:

HOLDERS:

[INSERT SIGNATURE BLOCKS]

EXHIBIT F

FORM OF

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (the “Agreement”) dated as of [____________________], 2014 (the “Effective Date”) is hereby entered into by and among ZAIS Group Holdings, Inc., a Delaware corporation (“Holdings”), and each of the undersigned parties hereto or hereafter identified as Non-Holdings Members (as such term is defined below), and each of their respective successors and assigns.

RECITALS

WHEREAS, prior to the Effective Date, the Founder Members (as such term is defined below) owned 100% of the membership interests in ZAIS Group Parent, LLC, a Delaware limited liability company (“ZGP”), which is treated as a partnership for United States federal income tax purposes;

WHEREAS, on the Effective Date, pursuant to that certain Investment Agreement by and between Holdings and the Founder Members, concurrently with the recapitalization of ZGP into membership interests denominated as “Units,” pursuant to which Units were issued to the Founder Members, Holdings contributed cash to ZGP in exchange for Units and became the sole managing member of ZGP (the “Investment Transaction”);

WHEREAS on the Effective Date, Holdings and the Founder Members entered into that certain Second Amended and Restated Limited Liability Company Agreement of ZGP, dated as of the Effective Date (the “LLC Agreement”);

WHEREAS, pursuant to the Investment Agreement, additional Units may be released to the Founder Members through the period ending five years after the Effective Date (“Additional Founder Units”);

WHEREAS, ZGP, Holdings and the Founder Members have entered into that certain Exchange Agreement, dated as of the Effective Date (the “Exchange Agreement”);

WHEREAS, under the LLC Agreement, additional Units (denominated as Class B Units in the LLC Agreement) hereafter may be issued to certain key employees of ZGP or its Subsidiaries (the “Employee Members”) in consideration for their services and the holders of Class B Units hereafter may become parties to the Exchange Agreement;

WHEREAS, pursuant to the Exchange Agreement and the LLC Agreement and as and to the extent specified therein, the Units held by Non-Holdings Members (including, for the avoidance of doubt, any Additional Founder Units and Vested Class B Units) may be exchanged with Holdings for (i) shares of Class A common stock of Holdings, par value $0.0001 per share (“Class A Shares”), or (ii) at the option of Holdings, (A) cash or (B) a combination of Class A Shares and cash, and, in each case, the right to certain payments under this Agreement (each, an “Exchange”);

WHEREAS, ZGP and each of its direct and (to the extent owned through a chain of pass-through entities) indirect subsidiaries (if any) which is treated as a partnership for United States federal income tax purposes (ZGP, such subsidiaries, and any direct or (to the extent owned through a chain of pass-through entities) indirect subsidiary that is disregarded as an entity separate from its owner, together, the “ZGP Group”) have, or will have, in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as such term is defined below) in which an Exchange occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the ZGP Group (solely with respect to Holdings) at the time of an Exchange (such time, the “Exchange Date”);

WHEREAS, the income, gain, loss, deduction and other Tax (as such term is defined below) items of Holdings may be affected by (i) the Basis Adjustments (as such term is defined below) and (ii) the Imputed Interest (as such term is defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of Holdings and certain other matters.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Additional Founder Units” is defined in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the introductory paragraph.

“Amended Schedule” is defined in Section 2.4(b).

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset, whether as reported on a Tax Return or as a result of a Determination, under sections 732, 734(b), 743(b) and 1012 of the Code, as applicable, and any other similar or successor provisions of the Code (both in situations where, as a result of one or more Exchanges, ZGP becomes an entity that is disregarded as separate from its owner for tax purposes and in situations where, following an Exchange, ZGP remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of foreign, state and local income and franchise tax laws, arising by reason of the Investment Transaction or the Exchange Agreement (or any Exchange thereunder) and all payments under this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security means a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Holdings.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i)	there is consummated, in accordance with the Holdings’ certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Holdings’ assets (determined on a consolidated basis), including a sale of all Class A Units (as defined in the LLC Agreement) held by Holdings, to any Person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or any successor provisions thereto), excluding a group of Persons which includes Christian M. Zugel or his Affiliates or the Control Shares Trust;

(ii)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Holdings representing more than fifty percent (50%) of the combined voting power of the Holdings’ then outstanding Voting Securities (as defined in the Exchange Agreement), excluding a group of Persons which includes Christian M. Zugel or his Affiliates or the Control Shares Trust;

(iii)	there is consummated a merger or consolidation of Holdings with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Voting Securities immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)	the stockholders of Holdings and the Board approve a plan of complete liquidation or dissolution of Holdings.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Capital Stock (as defined in the LLC Agreement) of Holdings immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Holdings immediately following such transaction or series of transactions or (B) Holdings is the surviving entity and its Class A Shares continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

“Change of Control Termination Date” means the date of a Change of Control Termination Notice for purposes of determining the Change of Control Termination Payment.

“Change of Control Termination Effective Date” is defined in Section 4.2.

“Change of Control Termination Notice” is defined in Section 4.2.

“Change of Control Termination Payment” is defined in Section 4.3(b).

“Change of Control Termination Schedule” is defined in Section 4.2.

“Class A Shares” is defined in the Recitals.

“Code” is defined in the Recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Control Shares Trust” means the ZGH Class B Voting Trust.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means, with respect to each Non-Holdings Member, the cumulative amount of Realized Tax Benefits for all Taxable Years of Holdings, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment with respect to each Non-Holdings Member for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination, or, if applicable, the Early Termination Schedule, Change of Control Termination Schedule, or amendments thereto.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of foreign, state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax. A Determination shall include the expiration of all periods of limitations relating to the assessment of Tax for a Taxable Year.

“Dispute” has the meaning set forth in Section 7.8(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2.

“Exchange” is defined in the Recitals.

“Exchange Agreement” is defined in the Recitals.

“Exchange Basis Schedule” is defined in Section 2.2.

“Exchange Date” is defined in the Recitals.

“Expert” is defined in Section 7.9.

“Founder Member” means each holder of Units of ZGP who is a party to this Agreement as of the Effective Date, other than Holdings.

“Founder Member Representative” has the meaning set forth in the LLC Agreement.

“Holdings” is defined in the opening paragraph.

“Holdings Return” means the United States federal, and/or foreign, and/or state and/or local Tax Return, as applicable, of Holdings filed with respect to Taxes for any Taxable Year.

“Hypothetical Tax Liability” means, for purposes of determining a payment hereunder by Holdings to a Non-Holdings Member in respect of a Taxable Year, the amount that would constitute the liability for Taxes of Holdings and, without duplication, the ZGP Group Members (but only with respect to Taxes imposed on the ZGP Group Members and allocable to Holdings, or to the other members of the consolidated group of which Holdings is the parent, for the Taxable Year), in each case using the same methods, elections, conventions and similar practices as are used on the relevant Holdings Return, if there were excluded, in making such determination, (1) any aggregate increase or decrease in Tax liability for the Taxable Year attributable to Basis Adjustments arising as a result of Exchanges by or otherwise relating to such Non-Holdings Member, including by reason of any payments under this Agreement to such Non-Holdings Member (other than payments of Imputed Interest); and (2) any deductions attributable to Imputed Interest with respect to payment obligations under this Agreement to such Non-Holdings Member for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to such Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under section 1272, 1274 or 483 or any other provision of the Code and any similar provision of foreign, state, and local tax law, as applicable, with respect to Holdings’ payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.1(b).

“Investment Transaction” is defined in the Recitals.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two (2) days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” is defined in the Recitals.

“Market Value” means the average of the Closing Price (as defined in the LLC agreement) of one Class A Share during the period of ten (10) consecutive Business Days ending on the measurement date; provided, that if the Class A Shares are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” is defined in Section 3.1(b).

“Non-Holdings Members” means each Founder Member, each Employee Member that executes a Joinder Agreement in the form attached hereto as Exhibit A and any other Person that is issued Units from time to time and, with the consent of Holdings and the Founder Member Representative, becomes entitled to the benefits of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means and includes any individual, bank, savings association, corporation, partnership (limited, general, exempted or otherwise), limited liability company, limited company, company, exempted company, société anonyme, unit trust, joint-stock company, trust, estate or unincorporated organization.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Non-Holdings Member) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which section 743(b) or 734(b) of the Code applies.

“Qualified Tax Advisor” means KPMG LLP, or any other law or accounting firm that is internationally recognized as being expert in Tax matters and that is reasonably acceptable to Holdings.

“Realized Tax Benefit” means, for purposes of determining a payment hereunder by Holdings to a Non-Holdings Member in respect of a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability determined with reference to such Non-Holdings Member in respect of the Taxable Year over (b) the “actual” liability for Taxes of (i) Holdings and (ii) without duplication, the ZGP Group Members (but only with respect to Taxes imposed on the ZGP Group Members that are allocable to Holdings or to the other members of the consolidated group of which Holdings is the parent for such Taxable Year), in each case using the same methods, elections, conventions and similar practices used on the relevant Holdings Return, such “actual” liability to be computed with the adjustments described in this Agreement (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the actual tax liability of Holdings (or the ZGP Group Members, as described above) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for purposes of determining a payment hereunder by Holdings to a Non-Holdings Member in respect of a Taxable Year, the excess, if any, of (a) the “actual” liability for Taxes of (i) Holdings and (ii) without duplication, the ZGP Group Members (but only with respect to Taxes imposed on the ZGP Group Members that are allocable to Holdings or to the other members of the consolidated group of which Holdings is the parent for such Taxable Year), in each case using the same methods, elections, conventions and similar practices used on the relevant Holdings Return, over (b) the Hypothetical Tax Liability determined with reference to such Non-Holdings Member in respect of the Taxable Year, such “actual” liability to be computed with the adjustments described in this Agreement (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the actual tax liability of Holdings (or the ZGP Group Members, as described above) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a).

“Reference Asset” means an asset that is held by any member of ZGP Group at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Required Independent Directors” has the meaning set forth for such term in the LLC Agreement.

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, (c) the Early Termination Schedule, or (d) the Change of Control Termination Schedule.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or if there are no such voting interests, 50% or more of the equity interests of such Person); provided that no hedge fund, fund of fund, or other pooled investment vehicle or any Subsidiaries of such Person shall be deemed to be a Subsidiary of Holdings unless a majority of the economic interests of such Person are owned by Holdings or any of its Subsidiaries.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of Holdings as defined in Section 441(b) of the Code or comparable section of foreign, state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date.

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to any income or profits, or that are imposed in lieu of or are in the nature of an income tax, including any franchise taxes, imposed by any federal, foreign, state or local Taxing Authority, and any interest related to such Tax (but excluding, for the avoidance of doubt, any Interest Amount).

“Taxing Authority” shall mean any domestic, federal, national, foreign, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final and temporary regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, subject to Section 4.1(b), as of an Early Termination Date or Change of Control Termination Date, the assumptions that:

(a)          in each Taxable Year ending on or after such Early Termination Date, Holdings will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(b)          the United States federal income tax rates, and any foreign, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on such date;

(c)          all taxable income of Holdings will be subject to the maximum applicable Tax rates throughout the relevant period;

(d)          any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by Holdings on a pro rata basis from the date of such schedule through the scheduled expiration date of such loss carryovers;

(e)          any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary); and

(f)          if, as of the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares payable in respect thereof under the Exchange Agreement and the amount of cash that would be transferred to the applicable Non-Holdings Member under this Agreement if the Exchange occurred on the Early Termination Date. For the avoidance of doubt, the term “Exchange” as used herein shall include any Exchange deemed to have occurred under this subsection.

“ZGP” is defined in the Recitals.

“ZGP Group” is defined in the Recitals.

“ZGP Group Members” means any entity included in the ZGP Group.

Section 1.2           Other Definitional and Interpretative Provisions. The words “hereof’, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1           Basis Adjustment. The parties hereto acknowledge that an Exchange constitutes a transfer of an interest in ZGP giving rise to a Basis Adjustment. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2           Basis Schedule. Within forty-five (45) calendar days after the filing of the United States federal income tax return of Holdings for each Taxable Year in which any Exchange has been effected, Holdings shall deliver to each Non-Holdings Member a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each such Non-Holdings Member, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of any Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. The Exchange Basis Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

Section 2.3           Tax Benefit Schedule.

(a)          Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the United States federal income tax return of Holdings for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Holdings shall provide to each Non-Holdings Member a schedule showing, in reasonable detail and, at the request of a Non-Holdings Member, with respect to each separate Exchange by such Non-Holdings Member, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year with respect to such Member (each a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)          Applicable Principles. Subject to Sections 3.3 and 3.4, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of Holdings for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of each Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by Holdings for the Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of foreign, state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for Holdings and (B) have the effect of creating additional Basis Adjustments to Reference Assets for Holdings in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.4           Procedures, Amendments.

(a)          Procedure. Every time Holdings delivers to a Non-Holdings Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule, Change of Control Termination Schedule, amended Early Termination Schedule or amended Change of Control Termination Schedule, Holdings shall also (i) deliver to the Non-Holdings Member schedules and work papers, as reasonably determined by Holdings or reasonably requested by such Non-Holdings Member, providing reasonable detail regarding the preparation of the Schedule and (ii) allow such Non-Holdings Member reasonable access at no cost to the appropriate representatives at Holdings, as determined by Holdings or requested by the Non-Holdings Member in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on Holdings and a Non-Holdings Member thirty (30) calendar days from the first date on which the Non-Holdings Member received the applicable Schedule or amendment thereto unless the Non-Holdings Member (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides Holdings with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Holdings. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by Holdings of an Objection Notice, Holdings and the Non-Holdings Member shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b)          Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by Holdings (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to any Taxable Year after the date the Schedule was provided to the Non-Holdings Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). For the avoidance of doubt, no Non-Holdings Member shall have any obligation to make any payment to Holdings, or to reimburse Holdings for amounts previously paid pursuant to this Agreement.

ARTICLE 3

TAX BENEFIT PAYMENTS

Section 3.1           Payments.

(a)          Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a Non-Holdings Member becomes final in accordance with Section 2.4, Holdings shall pay to such Non-Holdings Member for the applicable Taxable Year the Tax Benefit Payment with respect to such Non-Holdings Member for such Taxable Year, as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Non-Holdings Member to Holdings or as otherwise agreed by Holdings and the Non-Holdings Member. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b)          A “Tax Benefit Payment” for a Taxable Year means, with respect to each Non-Holdings Member, an amount, not less than zero, equal to the sum of the Non-Holdings Member’s Net Tax Benefit and the Interest Amount for such Taxable Year. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest, but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law. Subject to Sections 3.3 and 3.4, the “Net Tax Benefit” with respect to each Non-Holdings Member for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit with respect to such Non-Holdings Member for such Taxable Year over the total amount of payments previously made to such Non-Holdings Member under this Section 3.1 (excluding payments attributable to Interest Amounts). The “Interest Amount” with respect to each Non-Holdings Member for a Taxable Year shall equal the interest on the Net Tax Benefit with respect to such Non-Holdings Member for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing Holdings’ Return with respect to Taxes for such Taxable Year until the Payment Date of the portion of the Net Tax Benefit to which such Interest Amount relates.

(c)          Additional Payment. Pursuant to the LLC Agreement, as Additional Founder Units (if any) are released to the Founder Members, Holdings and the Founder Members have agreed to report the release of such Additional Founder Units to the Founder Members as a non-taxable adjustment to the relative Percentage Interests of Holdings and the Founder Members.  In the event that a release of Additional Founder Units is characterized as resulting in a recognition of taxable income or gain to any Founder Member for applicable income Tax purposes, Holdings shall pay to such Founder Member, if and as received or realized by Holdings, as applicable, and in all events within five (5) days of such receipt or realization, an amount equal to one-hundred percent (100%) of any refund of Taxes received by Holdings (including in the form of a credit or offset in lieu of a refund and together with any interest thereon or received with respect thereto) and of any reduction in Taxes otherwise due and payable by Holdings, in either case due to such characterization (any such Tax refund or reduction in Taxes, a “Tax Savings”), taking into account, without limitation, any Holdings or ZGP Group level Taxes payable as a result of, or in respect of, the relevant release of Additional Founder Units.  The provisions of this Section 3.1(c) shall be given effect before application of Sections 3.1(a) and (b) for purposes of determining amounts payable under this Agreement. To the extent that a Basis Adjustment or other Tax item arises concomitant to such recognition of income or gain by such Founder Member, such Basis Adjustment or other Tax item shall not be taken into account for purposes of calculating the amount of a Tax Benefit Payment to such Founder Member.  For audit and verification purposes, Holdings shall provide the Founder Members the details of its calculations of amounts payable hereunder and, upon request with reasonable advance notice, access to its books and records (including Tax returns, schedules and workpapers).  Disputes under this Section 3.1(c), including as to the occurrence of a Tax Savings as well as Holdings’ calculations of any amount payable hereunder shall generally be governed by principles similar to those set forth in Section 2.4 hereof, and, if not resolved by the Parties within thirty (30) days of provision of notice of a dispute by a Founder Member to Holdings shall be subject to the provisions of Section 7.9.

Section 3.2           No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement, apart from Section 3.1(c), provide that eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit with respect each Non-Holdings Member will be paid to such Non-Holdings Member pursuant to this Agreement. The provisions shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3           Pro Rata Payments. Notwithstanding anything in Section 3.1(a) or (b) to the contrary, and subject to Section 3.4 hereof, to the extent that the aggregate tax benefit of Holdings’ deduction with respect to the Basis Adjustments or Imputed Interest under this Agreement is limited in a particular Taxable Year because Holdings does not have sufficient taxable income or to the extent that Holdings lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due with respect to a particular Taxable Year, the limitation on the tax benefit for Holdings, or the payments under this Agreement that may be made, as the case may be, shall be taken into account or made for each Person entitled to receive a payment pursuant to Section 3.1(a) on a pro rata basis by comparing the amount of such Person’s share of the tax benefits or amounts payable (as the case may be) with respect to the applicable Taxable Year to the aggregate amount of the tax benefits or amounts payable to all Persons entitled to receive a payment pursuant to Section 3.1(a) with respect to the applicable Taxable Year.

Section 3.4           Coordination. If for any reason Holdings does not fully satisfy its obligations to make all payments due under this Agreement in respect of a particular Taxable Year, then no payments under Section 3.1(a) shall be made under this Agreement in respect of any Taxable Year until all payments in respect of prior Taxable Years have been made in full, including any additional amounts due under Section 5.2.

ARTICLE 4

TERMINATION

Section 4.1           Termination and Breach of Agreement.

(a)          With the written approval of the Required Independent Directors, Holdings may terminate this Agreement with respect to all amounts payable to the Non-Holdings Members at any time by paying to them the Early Termination Payments in cash; provided, however, that this Agreement shall only terminate under this Section 4.1(a) effective upon the receipt of the Early Termination Payments by the Non-Holdings Members; and provided, further, that Holdings may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which all or any portion of any Early Termination Payment has been paid. Upon payment in full of the Early Termination Payments by Holdings, Holdings shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Early Termination Notice; (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in Early Termination Payments); and (iii) any payments required pursuant to Section 3.1(c). If an Exchange occurs after Holdings has made all Tax Benefit Payments to the Non-Holdings Members in full as specified above, Holdings shall have no obligations under this Agreement with respect to such Exchange.

(b)          Upon the occurrence of a Change of Control, Holdings shall be obligated to terminate this Agreement effective as of the Change of Control Termination Date by paying to the Non-Holdings Members the Change of Control Termination Payments, substituting Change of Control Termination Date for Early Termination Date each time Early Termination Date appears in the definition of Valuation Assumptions and substituting Change of Control Termination Schedule for Early Termination Schedule each time Early Termination Schedule appears in the definition of Valuation Assumptions, and following the procedures set forth in Sections 4.2 and 4.3, as applicable to a Change of Control; provided, however, that this Agreement shall only terminate under this Section 4.1(b) effective upon the receipt of all of the Change of Control Termination Payments by the Non-Holdings Members. Upon payment in full of the Change of Control Termination Payments by Holdings, Holdings shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Change of Control Termination Notice; (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Change of Control Termination Notice (except to the extent that the amount described in clause (ii) is included in Change of Control Termination Payments); and (iii) any payments required pursuant to Section 3.1(c). If an Exchange occurs by a Non-Holdings Member after Holdings has made all Tax Benefit Payments to the Non-Holdings Members in full as specified above, Holdings shall have no obligations under this Agreement with respect to such Exchange.

(c)          In the event that Holdings breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to: (i) Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach; (ii) any Tax Benefit Payments due and payable but unpaid as of the date of a breach; (iii) any Tax Benefit Payments due for the Taxable Year ending with or including the date of a breach; and (iv) any payments required pursuant to Section 3.1(c). Notwithstanding the foregoing, in the event that Holdings breaches this Agreement, the Non-Holdings Members shall each separately be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days after the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes hereof, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement thirty (30) days after the date such payment is due.

Section 4.2           Termination Notice. If Holdings chooses to exercise its right of early termination under Section 4.1 above, or within thirty (30) days of a Change of Control, Holdings shall deliver to each of the Non-Holdings Members notice of such intention to exercise such right or of such occurrence (“Early Termination Notice” or “Change of Control Termination Notice”, as applicable) and a schedule (the “Early Termination Schedule” or “Change of Control Termination Schedule”, as applicable) specifying Holdings’ intention to exercise such right or of such occurrence and showing in reasonable detail the calculation of the Early Termination Payments or the Change of Control Termination Payments, as applicable, for the Non-Holdings Members. Holdings shall, along with such notice and schedule, (i) deliver to the Non-Holdings Members schedules and work papers, as reasonably determined by Holdings or reasonably requested by a Non-Holdings Member providing reasonable detail regarding the preparation of the Schedule and (ii) allow the Non-Holdings Members reasonable access, at no cost, to the appropriate representatives at Holdings, as reasonably determined by Holdings or reasonably requested by a Non-Holdings Member, in connection with a review of such schedule. The Early Termination Schedule or Change of Control Termination Schedule, as applicable, shall become final and binding on Holdings and a Non-Holdings Member thirty (30) calendar days from the first date on which such Non-Holdings Member received such schedule or amendment thereto unless such Non-Holdings Member (i) within thirty (30) calendar days after receiving such schedule, provides Holdings with notice of a material objection to such schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such schedule becomes binding on the date the waiver is received by Holdings (the “Early Termination Effective Date” or “Change of Control Termination Effective Date”). If for any reason the parties are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Holdings of the Material Objection Notice, Holdings and such Non-Holdings Member shall engage in the Reconciliation Procedures.

Section 4.3           Payment upon Termination.

(a)          Within three (3) Business Days after the Early Termination Effective Date, Holdings shall pay to each Non-Holdings Member an amount equal to the Early Termination Payment with respect to such Non-Holdings Member. Within three (3) Business Days after the Change of Control Termination Effective Date, Holdings shall pay to each Non-Holdings Member an amount equal to the Change of Control Termination Payment with respect to such Non-Holdings Member. Such payments shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each of the Non-Holdings Members or as otherwise agreed by Holdings and each of the Non-Holdings Members.

(b)          “Early Termination Payment” for a Non-Holdings Member shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Holdings to the Non-Holdings Member hereunder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. “Change of Control Termination Payment” for a Non-Holdings Member shall equal the present value, discounted at the Early Termination Rate as of the Change of Control Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Holdings to the Non-Holdings Member hereunder beginning as of the Change of Control Termination Date and assuming that the Valuation Assumptions are applied, as amended by Section 4.1(b).

Section 4.4           Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange after the sixtieth (60th) anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this Agreement shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as when all Tax Benefit Payments due and payable hereunder have been paid and the Determinations have been made with respect to all such payments.

ARTICLE 5

SUBORDINATION AND LATE PAYMENTS

Section 5.1           Subordination. Notwithstanding any other provision to the contrary, any payment required to be made by Holdings under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Holdings and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Holdings that are not Senior Obligations.

Section 5.2           Late Payments by Holdings. The amount of all or any portion of any payment not made by Holdings when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due.

ARTICLE 6

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1           Election to be Filed. As the sole managing member of ZGP, Holdings shall cause ZGP and each ZGP Group member that is treated as a partnership for United States federal income tax purposes to file an election under Section 754 of the Code commencing no later than with its first Taxable Year which includes an Exchange, unless such entity already has a Section 754 election in effect, and shall not cause any such entity to revoke such election until this Agreement is no longer in effect for any Non-Holdings Member. If ZGP acquires an interest in an entity that is treated as a partnership for United States federal income tax purposes, either directly or indirectly through one or more entities treated as a partnership or disregarded entity for Federal Tax purposes, Holdings shall use its best efforts to cause such entity to file an election under Section 754 of the Code effective for each such entity’s Taxable Year in which such acquisition occurs, unless such entity already has an election under Section 754 of the Code in effect, and shall not cause such entity to revoke such election until this Agreement is no longer in effect.

Section 6.2           Participation in Holdings’ and ZGP’s Tax Matters.

(a)          Except as otherwise provided herein, Holdings shall have full responsibility for, and sole discretion over, all Tax matters concerning Holdings. Notwithstanding the foregoing, Holdings shall notify each applicable Non-Holdings Member of, and keep each applicable Non-Holdings Member reasonably informed with respect to, the portion of any audit of Holdings by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of such Non-Holdings Member under this Agreement, and shall provide to such Non-Holdings Member reasonable opportunity to provide information and other input to Holdings and its advisors concerning the conduct of any such portion of such audit; provided, however, that Holdings shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

(b)          The rights and responsibilities of Holdings and the Non-Holdings Members with respect to Tax matters concerning ZGP and its Subsidiaries shall be as set forth in the LLC Agreement.

Section 6.3           Consistency. Holdings and the Non-Holdings Members agree to report and cause to be reported for all purposes, including federal, foreign, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by Holdings in any Schedule required to be provided by or on behalf of Holdings under this Agreement, provided Holdings prepares each such Schedule in accordance with the terms hereof, unless otherwise required by a Determination.

Section 6.4           Cooperation. Each applicable Non-Holdings Member shall (a) furnish to Holdings in a timely manner such information, documents and other materials as Holdings may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Holdings and its representatives to provide explanations of documents and materials and such other information as Holdings or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Holdings shall reimburse any such Non-Holdings Member for any reasonable third-party costs and expenses incurred pursuant to this Section 6.4.

ARTICLE 7

MISCELLANEOUS

Section 7.1           Notices. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

If to Holdings, to:	ZAIS Group Holdings, Inc.
c/o ZAIS Group, LLC
Two Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attention: Christian Zugel and Howard Steinberg
Facsimile: (732) 747-7619
Email: christian.zugel@zaisgroup.com and howard.steinberg@zaisgroup.com

If to any Non-Holdings Member:	The address set forth on the books and records of ZGP.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by written notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 7.2           Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 7.3           Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Investment Agreement, the LLC Agreement, the Exchange Agreement and the Registration Rights Agreement, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof. This Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 7.4           Governing Law. The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

Section 7.5           Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 7.6           Successors; Assignment; Amendments; Waivers.

(a)          No Non-Holdings Member may assign any of its rights under this Agreement to any person without the prior written consent of Holdings; provided, however, that (i) to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring Non-Holdings Member shall have the option to assign to the transferee of such Units the transferring Non-Holdings Member’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to become a “Non-Holdings Member” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Non-Holdings Member pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, and acknowledging specifically the terms of Section 7.6(b). For the avoidance of doubt, if a Non-Holdings Member transfers Units but does not assign to the transferee of such Units such Non-Holdings Member’s rights under this Agreement with respect to such transferred Units, such Non-Holdings Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units.

(b)          No provision of this Agreement may be amended unless such amendment is approved in writing by Holdings and the Non-Holdings Members; provided, that, the definition of Change of Control cannot be amended and no material amendment of this Agreement may be made without the written approval of the Required Independent Directors, Holdings and the Non-Holdings Members. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)          All of the terms and provisions shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Holdings shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Holdings, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Holdings would be required to perform if no such succession had taken place.

Section 7.7           Titles and Subtitles. The titles of the sections and subsections are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8           Resolution of Disputes.

(a)          Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(b)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9           Reconciliation. In the event that Holdings and a Non-Holdings Member are unable to resolve a disagreement with respect to the matters governed by Section 2.4, Section 3.1(c) or Section 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Holdings and the Non-Holdings Member agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Holdings or the Non-Holdings Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the Qualified Tax Advisor. The Expert shall resolve any matter relating to an Exchange Basis Schedule, or an amendment thereto, the Early Termination Schedule, or an amendment thereto, the Change of Control Termination Schedule, or an amendment thereto or Section 3.1(c), within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Holdings, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert, amending any Tax Return and the proceeding shall be borne by Holdings except as provided in the next sentence. Holdings and the Non-Holdings Member shall bear their own costs and expenses of such proceeding, unless the Non-Holdings Member has a prevailing position that is more than 10% of the payment at issue, in which case Holdings shall reimburse the Non-Holdings Member for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on Holdings and the Non-Holdings Member which is a party to such Dispute and may be entered and enforced in any court having jurisdiction.

Section 7.10         Withholding. Holdings shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Holdings is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Holdings, such withheld amounts shall be treated for all purposes as having been paid to the applicable Non-Holdings Member. The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to any holder of Units who is a “United States person” within the meaning of Section 7701(a)(30) of the Code and who properly certified that such holder is not subject to federal backup withholding.

Section 7.11         Admission of Holdings into a Consolidated Group; Transfers of Corporate Assets.

(a)          If Holdings is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, Change of Control Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)          If Holdings transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which it does not file a consolidated tax return pursuant to Section 1501 of the Code, then, for purposes of calculating the amount of any Tax Benefit Payment, Early Termination Payment, or Change of Control Termination Payment due hereunder, Holdings shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by Holdings shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11, a transfer of a partnership or limited liability company interest shall be treated as a transfer of the transferring partner’s or member’s share of each of the assets and liabilities of that partnership or limited liability company

Section 7.12         Confidentiality.

(a)          Each Non-Holdings Member and assignee acknowledges and agrees that the information of Holdings and of its Affiliates is confidential and, except in the course of performing any duties as necessary for Holdings and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of Holdings and its Affiliates and successors, concerning ZGP and its Affiliates and successors or the other Non-Holdings Members, learned by the Non-Holdings Member heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by Holdings or any of its Affiliates, becomes public knowledge (except as a result of an act of such Non-Holdings Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Non-Holdings Member to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns.

(b)          If a Non-Holdings Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of Section 7.12(a), Holdings shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Holdings or any of its Subsidiaries or the other Non-Holdings Members and the accounts and funds managed by Holdings and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, Holdings and the Non-Holdings Members have duly executed this Agreement as of the date first written above.

HOLDINGS:

ZAIS GROUP HOLDINGS, INC.

By:
Name:
Title:

NON-HOLDINGS MEMBERS:

Christian M. Zugel

Sonia Zugel

Laureen Lim

[___________], in [his/her] capacity as Trustee of Family Trust u/ Christian M Zugel 2005 GRAT

[___________], in [his/her] capacity as Trustee of Zugel Family Trust

Exhibit A

Form of Joinder Agreement

[______________________] does hereby agree to the terms and conditions of the Tax Receivable Agreement, dated as of [_______], 2014 (the “Agreement”), a copy of which is attached hereto, and for all purposes thereunder shall be and hereby is a Non-Holdings Member, as defined in the Agreement, and is bound by all terms and conditions thereof.

Non-Holdings Member

By:

Date:___________________, 20___

Agreed and acknowledged as of the

___ day of ______________________, 20__ by:

ZAIS GROUP HOLDINGS, INC.

By:
Name:
Title: